  As filed with the Securities and Exchange Commission on August 3, 2001


                                                 Registration No. 333-64386


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1


                                    TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------
                             CARDIAC SCIENCE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                              3845                            33-0465681
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)        Classification Code Number)            Identification No.)

                             16931 Millikan Avenue
                            Irvine, California 92606
                                 (949) 587-0357
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------
                               Roderick de Greef
                            Chief Financial Officer
                             Cardiac Science, Inc.
                             16931 Millikan Avenue
                            Irvine, California 92606
                                 (949) 587-0357
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                With copies to:

        John R. Brintnall               Shivbir S. Grewal, Esq.           Michael J. McDonnell, Esq.
     Survivalink Corporation        Stradling Yocca Carlson & Rauth            Dorsey & Whitney
         5420 Feltl Road                660 Newport Center Drive            220 South Sixth Street
  Minneapolis, Minnesota 55343                 Suite 1600             Minneapolis, Minnesota 55402-1498
         (952) 939 4181             Newport Beach, California 92660             (612) 340-2600
                                             (949) 725-4000

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 Proposed maximum  Aggregate      Amount of
              Title of each class                Amount to be     offering price   offering      registration
         of securities to be registered           registered      per share (2)      price         fee (3)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...................  18,150,000(1)       $.0033       $59,895.00(2)     $14.97
-------------------------------------------------------------------------------------------------------------
10% Senior Secured Promissory Notes............. $25,800,000      Not applicable  $25,800,000     $6,450.00


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (Securities Act), and calculated pursuant to Rule 457(f) under the Securities Act.


(2) Survivalink is a privately held corporation and there is no market for its securities. Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the proposed maximum offering price of the registrant's common stock was calculated as one-third of the par value of the Survivalink securities being received in the transaction.


(3) Fees paid previously.


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of the merger of Survivalink with and into a wholly owned subsidiary of the registrant, which shall occur as soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all conditions to the closing of such merger.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this proxy statement/prospectus is not complete and may be + +changed. We may not offer or sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. + +This proxy statement/prospectus is not an offer to sell these securities, and + +it is not soliciting an offer to buy these securities in any state where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, Dated August 3, 2001


                   [ LETTERHEAD OF SURVIVALINK CORPORATION ]

Dear Survivalink Shareholder:

  I am pleased to forward this proxy statement/prospectus regarding an opportunity for Survivalink Corporation to merge with Cardiac Science Acquisition Corp., and thereby to become a wholly-owned subsidiary of Cardiac Science, Inc. We believe that the proposed merger has many strategic benefits and synergies for the customers, employees and shareowners of both Survivalink Corporation and Cardiac Science, Inc.


  In the merger, your shares of Survivalink common stock and/or Survivalink preferred stock will be converted into the right to receive a portion of the total merger consideration, consisting of a combination of cash, notes and shares of common stock of Cardiac Science.

  The aggregate consideration payable to Survivalink shareholders by Cardiac Science will be approximately:



                                                           Consideration
       Non Stock Consideration                                Amount
       --------------------------------------------------- -------------
       Cash...............................................  $10,500,000
       10% Senior Secured Promissory Notes................  $25,800,000
                                                            -----------
       Total Non Stock Merger Consideration...............  $36,300,000
                                                            ===========
                                                              Number of
       Stock Consideration                                      Shares
       ------------------------------------------------------ ----------
       Common Stock, par value $0.001 per share.............. 18,150,000


  If the price of Cardiac Science common stock on the closing date of the merger is less than $2.00 per share, the aggregate consideration payable to Survivalink shareholders by Cardiac Science will be adjusted to preserve the status of the merger as a tax-free reorganization. The enclosed proxy statement/prospectus describes how such an adjustment, if made, will affect the merger consideration payable to Survivalink shareholders.


  Five percent (5%) of the total merger consideration will be withheld in escrow for one year to cover any indemnification claims of Cardiac Science under the terms of the merger agreement.


  Cardiac Science common stock is traded on the Nasdaq National Market under the trading symbol "DFIB," and on August 2, 2001, Cardiac Science common stock closed at $2.30 per share. There will be no established trading market for the Notes, and they will not be listed on any securities exchange or automated quotation system.


  Before we can merge, the shareholders of Survivalink must vote on the specific proposal that will allow the merger to take place. This proposal involves the approval of the merger and adoption of the merger agreement. Only shareholders of Survivalink who hold shares of Survivalink common stock and/or
Survivalink preferred stock at the close of business on              , 2001,
will be entitled to vote at the special meeting.

  Your Board of Directors has carefully considered the terms and conditions of the merger and unanimously agrees that the terms are fair to, and in the best interests of, our shareholders. Your Board of Directors has unanimously approved the merger agreement and merger and recommends that you vote to approve the merger agreement and merger.


  This proxy statement/prospectus provides you with detailed information concerning Cardiac Science and the merger. Please give all of the information contained in this proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 12 of this proxy statement/prospectus.


  Your vote is very important. To vote your shares, you may use the enclosed proxy card or attend a special shareholders meeting that will be held for this
important vote. The special meeting will be held on            ,              ,
2001, at [meeting time] a.m., at [meeting location], Minnesota.


  Accompanying this proxy statement/prospectus is a shareholders agreement. Your Board of Directors recommends that you execute the shareholders agreement and return it with your proxy card.


  To approve the merger and adopt the merger agreement, you must vote "for" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the proposal.


                            Sincerely,

                            Mark T. Wagner
                            Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Cardiac Science common stock to be issued in the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is unlawful.


This proxy statement/prospectus is dated                     , 2001, and was
first mailed to Survivalink shareholders on or about                 , 2001.

                      REFERENCE TO ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates important business and financial information about Cardiac Science from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Cardiac Science, as the case may be, at the following address and telephone number:

  Cardiac Science, Inc.
  16931 Millikan Avenue
  Irvine, California 92606
  Telephone Number: (949) 587-0357

If you would like to request documents, please do so by [5 business days prior to meeting], 2001 in order to receive them before the special meeting.

   See "Where You Can Find More Information" on page 111.

                            SURVIVALINK CORPORATION
                                5420 Feltl Road
                          Minnetonka, Minnesota 55343
                                 (952) 939-4181

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON            , 2001

To the Shareholders of Survivalink Corporation:

   We will hold a special meeting of shareholders of Survivalink Corporation at
[time], local time, on         ,                , 2001 at [meeting location],
Minnesota, for the following purposes:

  1. To consider and vote on a proposal to approve an amendment to the articles of incorporation of Survivalink Corporation, which will decrease the number of authorized shares of Series A preferred stock and Series B preferred stock.


  2. To consider and vote on a proposal to approve and adopt the Second Amended and Restated Agreement and Plan of Merger among Cardiac Science, Inc., Cardiac Science Acquisition Corp., and Survivalink Corporation, dated as of August 3, 2001, which is referred to as the merger agreement in the enclosed documents. Under the merger agreement, Survivalink Corporation will merge with and into Cardiac Science Acquisition Corp., and become a wholly owned subsidiary of Cardiac Science. Each outstanding share of Survivalink common stock and Survivalink preferred stock will be converted into the right to receive a combination of cash, notes and shares of Cardiac Science common stock.


  3. To consider and vote on a proposal to approve any payments to executive officers of Survivalink in connection with the merger that separately or in the aggregate could or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

  4. To transact such other business as may properly come before the special meeting.

   We describe these items of business more fully in the proxy statement/prospectus attached to this notice. You are encouraged to read the entire document carefully.

   Only holders of record of Survivalink common stock and Survivalink preferred
stock at the close of business on               , 2001 are entitled to notice
of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof.

   Approval of the amendment to the articles of incorporation requires: (i) the affirmative vote of the holders of the greater of: (A) a majority of the voting power of shares of Survivalink common stock and Survivalink preferred stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis) present and entitled to vote at the special meeting or
(B) a majority of the voting power of shares of Survivalink common stock and Survivalink preferred stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis) necessary to constitute a quorum at the special meeting (ii) the affirmative vote of the holders of 80% of the shares of Survivalink series A preferred stock outstanding voting as a single group; and (iii) the affirmative vote of the holders of 70% of the shares of Survivalink series B preferred stock outstanding voting as a single group.


   Approval of the merger and adoption of the merger agreement requires (i) the affirmative vote of the holders of a majority of the shares of Survivalink capital stock outstanding voting together as a single class (with shares of Survivalink preferred stock counted on an as-converted basis) and (ii) the affirmative vote of the holders of 55% of the shares of Survivalink preferred stock outstanding, voting as a single group (with shares of Survivalink preferred stock counted on an as-converted basis).


   Approval of the payments to executive officers that may be deemed "excess parachute payments" under Section 280G of the Internal Revenue Code requires the affirmative vote of more than 75% of the voting power of all outstanding shares of Survivalink capital stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis), excluding those shares held or constructively owned by the executive officers whose compensation is being considered.


   Your vote is important. To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person.

   You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. If you attend the special meeting you may vote in person even if you returned a proxy.

   Please do not send your stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Cardiac Science common stock to be issued in the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is unlawful.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          John R. Brintnall
                                          Secretary

Minnetonka, Minnesota
      , 2001

   Cardiac Science is a Delaware corporation and its shares of common stock trade on the Nasdaq National Market under the symbol "DFIB." This proxy statement/prospectus incorporates by reference important business and financial information about Cardiac Science that is not included in, or delivered with, this proxy statement/prospectus. Cardiac Science will provide you with copies of the information relating to Cardiac Science that has been incorporated by reference, without charge, upon written or oral request to:

                             Cardiac Science, Inc.
                             16931 Millikan Avenue
                            Irvine, California 92606
                              Tel: (949) 587-0357

   For additional information concerning how you can obtain additional information on Cardiac Science, see "Where You Can Find More Information" on page 111.


   If you would like to request documents, please do so by [          ], 2001
in order to obtain them before the special meeting of Survivalink shareholders.

   Survivalink is a privately held corporation with fewer than 325 shareholders that is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore does not incorporate information in this proxy statement/prospectus by reference unless such information appears in an Annex to this proxy statement/prospectus.

                                CARDIAC SCIENCE

                                 ------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Summary...................................................................    1

Summary Selected Financial Information....................................    6

Risk Factors..............................................................   12

The Companies.............................................................   21

The Special Meeting of Survivalink Shareholders...........................   23

Proposal 1--Amendment to the Articles of Incorporation of Survivalink to
 Decrease the Number of Authorized Shares of Series A Preferred Stock and
 Series B Preferred Stock.................................................   26

Proposal 2--The Merger....................................................   28

Opinion of Financial Advisor..............................................   46

The Merger Agreement......................................................   60

Description of Cardiac Science Capital Stock..............................   74

Description of Senior Secured Promissory Notes............................   75

Comparison of Certain Rights of Common Stockholders of Cardiac Science and
 Shareholders of Survivalink..............................................   80

Certain Information Concerning Survivalink................................   88

Proposal 3--Approval of 280 G Payments....................................   91

Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   93

Pro Forma Financial Information...........................................   97

Comparative Market Price and Dividend Information.........................  108

Experts...................................................................  108

Special Note Regarding Forward-Looking Statements.........................  110

Where You Can Find More Information.......................................  111

Index to Financial Statements.............................................  F-1



Annexes
-------

Annex A--Second Amended and Restated Agreement and Plan of Merger......... A-1

Annex B--Opinion of William Blair and Company, LLC........................ B-1

Annex C--Sections 302A.471 and 302A.473 of the Minnesota Business
 Corporation Act.......................................................... C-1

Annex D--Proposed Amendment to Survivalink's Articles of Incorporation.... D-1

Annex E--Opinion of SunTrust Robinson Humphrey............................ E-1


                                      (i)

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, and for a more complete description of the legal terms of the transaction, you should read this entire proxy statement/prospectus and the Annexes hereto carefully, as well as those additional documents to which we refer you. In particular, you should read the documents attached to this proxy statement/ prospectus, including the merger agreement which is attached as Annex A (and including the form of shareholders' agreement and escrow agreement that are exhibits to the merger agreement), the opinion of William Blair and Company, LLC, which is attached as Annex B, the opinion of SunTrust Robinson Humphrey, which is attached as Annex E and a description of your appraisal rights under Minnesota law, which are attached as Annex C. Also, see "Where You Can Find More Information" on page 111. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.


What You Will Receive in the Merger(see page 60)


   Based on the liquidation preference of Survivalink's preferred stock,


  . If you are a common stock shareholder, you will receive estimated merger consideration, of approximately $0.23 in cash, approximately $0.57 in senior secured promissory notes issued by Cardiac Science and approximately 0.4 shares of Cardiac Science common stock for each share of common stock that you hold at the effective time of the merger.


  . If you are a Series A preferred shareholder, you will receive estimated merger consideration (based on the current conversion ratio of one share of Series A preferred stock into approximately 4.653 shares of common stock), of approximately $1.07 in cash, approximately $2.65 in senior secured promissory notes issued by Cardiac Science and approximately 1.86 shares of Cardiac Science common stock for each share of Series A preferred stock that you hold at the effective time of the merger.


  . If you are a Series B preferred shareholder, you will receive estimated merger consideration (based on the current conversion ratio of one share of Series B preferred stock into 20 shares of common stock) of approximately $4.60 in cash, approximately $11.40 in senior secured promissory notes issued by Cardiac Science and approximately 8 shares of Cardiac Science common stock for each share of Series B preferred stock that you hold at the effective time of the merger.


  . If you are an option or warrant holder, you will receive merger consideration equal to the merger consideration payable per share of Survivalink common stock less the exercise price applicable to such option or warrant.


   The amount of the notes issued to you may be adjusted downward and the number of shares of Cardiac Science common stock issued to you may be adjusted upward in the event that the price of Cardiac Science common stock at the effective time is less than $2.00. Any such adjustment will only be made to the extent necessary to preserve the treatment of the merger as a tax-free reorganization under IRS regulations. It will not be known until the effective time of the merger whether any adjustment will be made. See "The Merger Agreement--Merger Consideration".


   On August 2, 2001, the closing price of Cardiac Science common stock was $2.30. It cannot be predicted what the price of Cardiac Science common stock will be in the future, and there is no assurance as to the value of the shares of Cardiac Science common stock at the effective date or after the merger.


   The aggregate consideration that Cardiac Science will pay in the merger consists of $10.5 million in cash, $25.8 million in senior secured promissory notes and 18.15 million shares of Cardiac Science common stock. Five percent (5%) of the total merger consideration will be withheld in escrow for one year to cover any indemnification claims of Cardiac Science under the terms of the merger agreement.


Terms of the Notes (see page 63)


   Cardiac Science will issue senior secured promissory notes to Survivalink's shareholders in the principal amount of $25,800,000, with simple interest payable upon maturity at the rate of 10% per annum. The maturity date of the notes will be eighteen (18) months from the date of issue, subject to an automatic extension for six (6) months upon payment of an extension fee of five percent (5%) of the outstanding principal and interest due at the time of extension. The notes will be subject to a mandatory repayment in the event Cardiac Science raises aggregate additional capital in excess of $45,000,000. Ninety three percent (93%) of any capital raised by Cardiac Science in excess of $45,000,000 shall be used to repay the notes and any accrued and unpaid interest.


The notes will be senior in rank so that they must be paid back prior to Cardiac Science's existing debts and other debts Cardiac Science may incur in the future. The notes also will be secured by Cardiac Science's assets. This means that if Cardiac Science does not pay off the notes on time, the holders of the notes may foreclose on Cardiac Science's assets and sell them in order to satisfy the debt.


Shareholders Agreement (see page 72)


   The shareholders agreement to be entered into by the parties prior to the effective time of the merger will impose restrictions on transfer of the Cardiac Science common stock issued to Survivalink shareholders in the merger, such that former Survivalink shareholders may only sell or transfer a limited percentage of the Cardiac Science shares issued to them in the merger within specified time periods subsequent to the effective time of the merger. In addition, under the shareholders agreement you will grant authority to the shareholders' representative to act on your behalf on matters relating to the merger consideration held in escrow. A copy of the shareholders agreement accompanies this proxy statement/prospectus. The board of directors of Survivalink recommends that you return an executed copy of the shareholders agreement with your proxy card.


The Merger (see page 28)


   It is proposed that Survivalink merge with and into Cardiac Science Acquisition Corp., a wholly owned subsidiary of Cardiac Science formed for the purpose of the merger. As a result, Survivalink will cease to exist and Cardiac Science Acquisition Corp. will survive as a wholly owned subsidiary of Cardiac Science, Inc.


   Attached as Annex A to this proxy statement/prospectus is the merger agreement, which is the legal document that governs the merger. You are encouraged to read the merger agreement. Other related agreements have been filed as exhibits to Cardiac Science's registration statement on Form S-4 containing this proxy statement/prospectus. Please see the section titled "Where You Can Find More Information" on page 111 for instructions on how to obtain copies of these exhibits.


   Please note that, although we plan to close the merger transaction as soon as possible after the vote, there may be a delay between the vote and the effective time. We currently anticipate that this delay would be no more than five (5) business days.


The Companies (see page 21)


Cardiac Science, Inc.
16931 Millikan Avenue
Irvine, California 92606
(949) 587-0357

   Cardiac Science develops, manufactures and markets life-saving external cardiac defibrillator devices and proprietary software that monitors and automatically treats patients who suffer life-threatening heart rhythms. Cardiac Science's technology platform consists of proprietary arrhythmia detection and discrimination software called RHYTHMx ECD(TM) and defibrillation hardware and electrode technology, which are combined to create a line of fully automatic external cardioverter defibrillator devices. These devices are designed to be prophylactically attached to patients at temporary risk of sudden cardiac arrest, and are designed to:


  . continuously monitor a patient's heart rhythms,

  . instantly and accurately detect the onset of any life-threatening arrhythmias, and

  . when appropriate and without the aid of hospital staff, automatically deliver potentially life saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.

   Cardiac Science's technology platform has multiple applications, including use in external and wearable defibrillators and with standard patient monitors widely used in hospitals throughout the world. The growth of the Company's installed base provides a potential recurring revenue stream from the sale of proprietary disposable defibrillator electrodes. Cardiac Science believes its proprietary technology will help create a new standard of care by significantly increasing the survival rate of patients suffering sudden cardiac arrest.

Survivalink Corporation
5420 Feltl Road
Minneapolis, Minnesota 55343
(952) 939 4181

   Survivalink is a privately held company that develops, manufactures, markets and supports automated external defibrillator products and related accessories. Survivalink's products are intended for use by minimally trained rescuers in the treatment of sudden cardiac arrest. Survivalink sells its products through a direct sales force and a network of distributors in the United States and internationally.


Risk Factors (see page 12)


   See "Risk Factors" for a discussion of certain risks that should be considered by Survivalink shareholders in evaluating whether to approve the merger and the merger agreement and thereby become holders of Cardiac Science common stock and notes.


The Survivalink Special Meeting (see page 23)


   The special meeting of the Survivalink shareholders will be held on
[          ], [          ], 2001, at [          ] a.m., local time, at
             , Minnesota      . At the special meeting, Survivalink
shareholders will be asked:

  . to approve the amendment to the articles of incorporation decreasing the number of authorized shares of Series A preferred stock and Series B preferred stock;


  . to approve the merger agreement and the merger;


  . to approve payments to executive officers that may be deemed "excess parachute payments" under Section 280G of the Internal Revenue Code; and

  . to act on other matters that may be properly submitted to a vote at the Survivalink special meeting.

Record Date; Shareholders Entitled to Vote (see page 23)


   You can vote at the special meeting if you owned Survivalink shares at the
close of business on [          ], 2001, the record date.





Recommendation of the Survivalink Board of Directors (see page 25)


   The Survivalink board of directors has unanimously approved the merger agreement, the merger and the transactions contemplated in the merger agreement and recommends that Survivalink shareholders vote "FOR" approval of the merger agreement. The Survivalink board of directors also recommends that Survivalink shareholders vote "FOR" approval of the amendment to its articles of incorporation and "FOR" approval of payments to executive officers that may be deemed "excess parachute payments" under Section 280G of the Internal Revenue Code.


Opinion of Financial Advisor to Survivalink (see page 46)


   On August 2, 2001, William Blair & Company rendered its written opinion to the Survivalink board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be received by Survivalink's shareholders in the merger was fair to Survivalink's shareholders from a financial point of view. The full text of William Blair's opinion to the Survivalink board of directors dated as of August 2, 2001 is attached to this proxy statement/prospectus as Annex B and incorporated herein by reference and should be read in its entirety in connection with this proxy statement/prospectus.

Regulatory Matters (see page 38)


   The merger requires notification of The Nasdaq National Market. Cardiac Science will register the shares and promissory notes to be issued in the merger by filing this proxy statement/prospectus as part of a registration statement on Form S-4 with the Securities and Exchange Commission. If registered by an effective Form S-4, subject to restrictions in the shareholders agreement, Cardiac Science's stock and notes issued pursuant to the merger will generally be transferable under the Securities Act. There will be no active trading market for the notes.






Interests of Survivalink Officers and Directors in the Merger (see page 39)


   When considering the merger agreement and the merger, Survivalink's board of directors was aware that certain of the officers and directors of Survivalink may have interests and arrangements that are different from your interests as shareholders. These include rights under common stock options, preferred stock options and severance arrangements. In addition, Survivalink officers and directors have customary rights to indemnification against certain liabilities.


Material Federal Income Tax Consequences of the Survivalink Merger (see page
40)


   For federal income tax purposes, Cardiac Science and Survivalink intend (i) the merger to qualify as a reorganization under the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and (ii) that neither Cardiac Science or Survivalink should recognize any gain or loss for federal income tax purposes as a result of the merger.


Statutory Appraisal Rights (see page 43)


   Appraisal rights are provided for under Minnesota law. Survivalink shareholders who do not vote for the merger and who satisfy certain other conditions described on pages 43-45 and in Annex C to this proxy statement/prospectus are entitled to statutory dissenters' appraisal rights. Since appraisal rights are only available to Survivalink shareholders who satisfy certain conditions, you should carefully review the section of this proxy statement/prospectus titled "The Merger-- Dissenters' Rights of Appraisal" beginning on page 43 and the copy of the Minnesota Business Corporation Act appraisal rights statute attached as Annex C to this proxy statement/prospectus.


Ownership of Shares after the Merger

   After giving effect to the merger, the former Survivalink shareholders will hold less than 45% of the outstanding Cardiac Science common stock as a result of the merger, based upon the number of issued and outstanding shares of Cardiac Science stock as of July 25, 2001.


Registration of Offer and Sale of Cardiac Science Common Stock and Promissory Notes (see page 72)


   Cardiac Science is seeking a declaration of effectiveness of this registration statement on Form S-4 to register the offer and sale of the notes and the shares of its common stock that Cardiac Science will issue in the merger.


Conditions to the Merger (see page 69)


   The completion of the merger depends on the satisfaction of a number of conditions, including, but not limited to, the following:

  . approval by Cardiac Science stockholders of proposals authorizing the issuance of shares of Cardiac Science common stock in connection with the merger and authorizing the issuance of Cardiac Science securities in connection with the proposed financing transaction;

  . approval by Cardiac Science stockholders of a proposal to amend Cardiac
    Science's restated certificate of incorporation, as amended;


  . consummation of a financing transaction by Cardiac Science to raise a maximum of $35 million, a portion of the proceeds of which will be used to finance the cash portion of the consideration to be paid in the merger;


  . the filing with and declaration of effectiveness by the Securities and Exchange Commission of a registration statement on Form S-4 containing this proxy statement/prospectus to register the shares and notes Cardiac Science will issue in the merger; and


  . approval of the merger agreement by the shareholders of Survivalink.


Termination (see page 70)


   The merger agreement may be terminated under certain conditions. Additionally, each party must meet certain conditions before the other party is obligated to close the transaction. Failure to meet certain of these obligations by one party may result in an obligation of that party to deliver to the other party a "Break-Up Fee" of $3,500,000 in cash.




Escrow Agreement (see page 72)


   Pursuant to an escrow agreement to be entered into by the parties prior to the effective time of the merger approximately five percent (5%) of the total merger consideration to be paid in the merger by Cardiac Science to Survivalink shareholders and holders of options and warrants to purchase Survivalink common stock will be withheld in escrow. The notes and stock will be withheld on a pro rata basis in an escrow account by an escrow agent selected by Cardiac Science. This amount will be available until one year following the effective date of the merger to compensate Cardiac Science for claims it may have under the indemnification provisions of the merger agreement.


Tax Escrow Fund (see page 73)


   Cardiac Science will enter into an agreement with Survivalink's shareholder representatives and an escrow agent to establish a tax escrow fund prior to the effective time of the merger. The fund will be used to make loans to employees of Survivalink who hold options to purchase Survivalink common stock to help them meet their tax obligations arising from the exercise of their employee stock options at the effective time. Cardiac Science will deposit a maximum of $2,200,000 in cash into this fund at closing. Each loan from the fund will be documented by an individual secured tax note. The tax notes will be secured by any amounts payable to the Survivalink employee under Cardiac Science's promissory notes issued to the employee in the merger. The tax escrow will terminate upon the earlier of (i) full repayment by Cardiac Science of its promissory notes, or (ii) December 31, 2003.


Material Differences in the Rights of Shareholders (see page 80)


   The rights of Cardiac Science stockholders are governed by Delaware law and Cardiac Science's certificate of incorporation and bylaws. The rights of Survivalink shareholders are governed by Minnesota law and Survivalink's articles of incorporation and bylaws. Upon completing the merger, Survivalink shareholders will become stockholders of Cardiac Science, and the rights of Survivalink shareholders, including the elimination of certain rights of minority shareholders and a narrowing of dissenters' rights and class voting rights, will be governed by Delaware law and Cardiac Science's certificate of incorporation and bylaws. See "Comparison of Certain Rights of Common Stockholders of Cardiac Science and Shareholders of Survivalink."

                     SUMMARY SELECTED FINANCIAL INFORMATION

Cardiac Science Selected Consolidated Financial Data

   The following selected financial information is derived from Cardiac Science's consolidated financial statements. You should read this summary financial information in conjunction with the Consolidated Financial Statements and related notes and Cardiac Science's Management's Discussion and Analysis of Financial Condition and Results of Operations in its Form 10-K for the year ended December 31, 2000 and in its Form 10-Q and 10-Q/A, for the quarter ended March 31, 2001, incorporated here by reference.


   The consolidated statement of operations data for the three months ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2001 are unaudited but have been prepared on the same basis as Cardiac Science's audited financial statements and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of Cardiac Science's operating results and financial condition. The historical results are not necessarily indicative of results to be expected for any future period.

                   Consolidated Statement of Operations Data:
                     (in thousands, except per share data)

                                                                        For the Three
                                                                        Months Ended
                              For the Year Ended December 31,             March 31,
                          -------------------------------------------  ----------------
                           1996    1997     1998     1999      2000     2000     2001
                          ------  -------  -------  -------  --------  -------  -------
Sales...................  $  --   $   --   $   --   $   103  $  4,242  $   625  $ 1,758
                          ------  -------  -------  -------  --------  -------  -------
Gross profit............     --       --       --         5       417       50      141
                          ------  -------  -------  -------  --------  -------  -------
Operating expenses:
 Research and
  development...........     422      757    2,210    4,406     8,248    1,138    2,150
 Sales and marketing....     --       252      341    1,370     4,371      925    1,520
 General and
  administrative........     405      767    1,171    1,853     5,159      717    1,536
 Acquired in-process
  research and
  development...........     --       --       --       --     13,587      --       --
 Amortization of
  goodwill and
  intangibles...........     --       --       --       --      1,063      --       331
 Amortization of
  restricted stock......     --       --       --       --      1,551      --       --
                          ------  -------  -------  -------  --------  -------  -------
                             827    1,776    3,722    7,629    33,979    2,780    5,537
                          ------  -------  -------  -------  --------  -------  -------
Interest income
 (expense), net.........      36       (4)     (65)      21       618       12      131
Loss in unconsolidated
 affiliate..............     --       --       --      (115)      --       --       --
Provision for income
 taxes..................      (1)      (1)      (1)      (2)       (2)      (2)      (2)
                          ------  -------  -------  -------  --------  -------  -------
                              35       (5)     (66)     (96)      616       10      129
                          ------  -------  -------  -------  --------  -------  -------
Loss from continuing
 operations.............    (792)  (1,781)  (3,788)  (7,720)  (32,946)  (2,720)  (5,267)
Loss from discontinued
 operations.............     --       (44)    (651)     --        --       --       --
                          ------  -------  -------  -------  --------  -------  -------
Net loss................  $ (792) $(1,825) $(4,439) $(7,720) $(32,946) $(2,720) $(5,267)
                          ======  =======  =======  =======  ========  =======  =======
Basic and diluted loss
 per share:
 Continuing operations..  $(0.23) $ (0.46) $ (0.69) $ (0.85) $  (1.82) $ (0.22) $ (0.21)
 Discontinued
  operations............     --     (0.01)   (0.12)     --        --       --       --
                          ------  -------  -------  -------  --------  -------  -------
Net loss per share......  $(0.23) $ (0.47) $ (0.81) $ (0.85) $  (1.82) $ (0.22) $ (0.21)
                          ======  =======  =======  =======  ========  =======  =======
Weighted average shares
 used in
 computing net loss per
 share..................   3,395    3,876    5,460    9,113    18,080   12,152   24,739
                          ======  =======  =======  =======  ========  =======  =======

Other Financial Data:
Ratio of earnings to
 fixed charges (1)......     --       --       --       --        --       --       --

--------
(1) For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $5.3 million and $2.7 million for the three months ended March 31, 2001 and 2000, respectively and $32.9 million, $7.7 million, $3.8 million, $1.8 million and $791,000 in 2000, 1999, 1998, 1997 and 1996, respectively.

                   Consolidated Selected Balance Sheet Data:
                                 (in thousands)

                                            December 31,
                                  ----------------------------------- March 31,
                                  1996  1997    1998    1999   2000     2001
                                  ---- ------  ------  ------ ------- ---------
Cash and cash equivalents.......  $413 $  561  $1,248  $5,902 $13,537  $7,498
Marketable securities available-
 for-sale.......................   --     --      --      --    5,004   4,330
Working capital (deficit).......   241    (.3)   (550)  4,384  18,022  11,752
Total assets....................   453  1,784   1,556   7,044  33,336  27,964
Long term debt, net of current
 portion........................   --     --       16     104     192     157
Total stockholders' equity
 (deficit)......................   269    697    (288)  4,822  28,985  23,460

Selected Unaudited Pro Forma Combined Condensed Financial Data

   The following selected unaudited pro forma combined condensed financial data should be read in conjunction with Cardiac Science's unaudited pro forma combined condensed financial statements and related notes thereto included in this proxy statement/prospectus. You should also refer to Survivalink's financial statements and notes thereto included in this proxy statement/prospectus, and to Cardiac Science's and Artema's financial statements and notes thereto incorporated in this proxy statement/prospectus.

   The selected unaudited pro forma combined condensed statement of operations data gives effect to the following as if each event had occurred on January 1, 2000:

  .  the merger;

  .  Cardiac Science's planned acquisition of Artema;

  . Cardiac Science's acquisition of Cadent Medical Corporation, which closed July 1, 2000; and

  . the consummation of the financing transaction which Cardiac Science assumes for purposes of this presentation to raise $25.0 million, with $10.5 million used to partially finance the merger and the remaining proceeds used for general corporate purposes and working capital.


   The selected unaudited pro forma combined condensed balance sheet data gives effect to the following, as if each event had occurred as of March 31, 2001:

  .  the merger;

  .  Cardiac Science's planned acquisition of Artema;

  . the consummation of the financing transaction which Cardiac Science assumes for purposes of this presentation to raise $25.0 million, with $10.5 million used to partially finance the merger and the remaining proceeds used for general corporate purposes and working capital.

   You should read carefully the unaudited pro forma consolidated financial data included herein and the accompanying notes.


                                              Year Ended     Three Months Ended
                                           December 31, 2000   March 31, 2001
                                           ----------------- ------------------
                                             (in thousands, except per share
                                                         amounts)
                                                       (unaudited)
Pro Forma Combined Condensed Statement of
 Operations Data(1):
Net sales................................     $ 49,342.9         $ 9,350.6
Net loss.................................     $(46,444.5)        $(9,781.1)
Basic and diluted net loss per share.....     $    (0.97)        $   (0.19)

                                            March 31, 2001
                                           -----------------
                                              (unaudited)
Pro Forma Combined Condensed Balance
 Sheet Data(1):
Cash and cash equivalents................     $ 22,575.5
Working capital..........................     $ 28,818.5
Total assets.............................     $136,176.5
Long-term obligations....................     $ 26,419.2
Total stockholders' equity...............     $ 93,898.7

                                              Year Ended     Three Months Ended
                                           December 31, 2000   March 31, 2001
                                           ----------------- ------------------
                                             (in thousands, except per share
                                                         amounts)
                                                       (unaudited)
Pro Forma Combined Condensed Statement of
 Operations Data(2):
Net sales................................     $ 21,381.8         $ 5,895.2
Net loss.................................     $(46,326.2)        $(8,298.4)
Basic and diluted net loss per share.....     $    (1.07)        $   (0.17)

                                            March 31, 2001
                                           -----------------
                                              (unaudited)
Pro Forma Combined Condensed Balance
 Sheet Data(2):
Cash and cash equivalents................     $ 22,009.1
Working capital..........................     $ 24,958.6
Total assets.............................     $119,549.9
Long-term obligations....................     $ 25,979.6
Total stockholders' equity...............     $ 84,009.8

--------
(1) Assuming that Cardiac Science completes its acquisition of Artema.

(2) Assuming that Cardiac Science does not complete its acquisition of Artema.

Comparative Per Share Data

   The following table reflects (a) the historical net income (loss) and book value per share of Cardiac Science common stock and the historical net income
(loss) and book value per share of the Survivalink shares in comparison with the unaudited pro forma net income (loss) and book value per share after giving effect to the merger and to Cardiac Science's proposed acquisition of Artema and the related financing transaction, and (b) the equivalent historical net income (loss) and book value per share attributable to 0.4003 shares of Cardiac Science common stock which will be received for each share of Survivalink.


   The historical book value per share is computed by dividing common stockholders' equity as of December 31, 2000 and March 31, 2001 by the actual common shares outstanding, respectively. The pro forma net income (loss) per share is computed by dividing the pro forma net income (loss) by the pro forma weighted average number of shares outstanding, assuming Cardiac Science had acquired Survivalink, Artema and Cadent and consummated the related financing transaction, all on January 1, 2000. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at December 31, 2000 and March 31, 2001, assuming the acquisition had occurred on that date, respectively. The Survivalink equivalent pro forma combined per share amounts are calculated by multiplying the Cardiac Science pro forma combined per share amounts by the exchange ratio of 0.4003.


   The following information should be read in conjunction with (a) the separate historical financial statements and related notes of Cardiac Science included in this proxy statement/prospectus, (b) the separate historical financial statements and related notes of Survivalink included in this proxy statement/prospectus, (c) the separate historical financial statements and related notes of Artema included in this proxy statement/prospectus, and
(d) the unaudited pro forma combined condensed financial information and related notes of Cardiac Science, and the selected historical and selected unaudited pro forma financial data and the unaudited pro forma financial information included in this proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated as of the assumed dates, nor is it necessarily indicative of the future operating results or financial position of the combined companies.


                                                                Year Ended     Three Months Ended
                                                             December 31, 2000   March 31, 2001
                                                             ----------------- ------------------
                                                                (unaudited)       (unaudited)
Historical Cardiac Science:
  Basic and diluted net loss per share.....................       $(1.82)            $(0.21)
  Book value per share at the end of the period............       $ 1.19             $ 0.95

Historical Survivalink:
  Basic and diluted net loss per share.....................       $(0.49)            $(0.24)
  Book value per share at the end of the period............       $(4.54)            $(4.78)

Pro Forma Combined:
  Pro forma basic and diluted net loss per
   Cardiac Science share...................................       $(0.97)            $(0.19)
  Pro forma basic and diluted net loss per
   Survivalink share.......................................       $(0.39)            $(0.08)
  Pro forma book value per Cardiac Science share...........          N/A             $ 1.79
  Pro forma book value per Survivalink share...............          N/A             $ 0.72

Cardiac Science and Survivalink Pro Forma Combined:
  Pro forma basic and diluted net loss per
   Cardiac Science share...................................       $(1.07)            $(0.17)
  Pro forma basic and diluted net loss per
   Survivalink share.......................................       $(0.43)            $(0.07)
  Pro forma book value per Cardiac Science share...........          --              $ 1.75
  Pro forma book value per Survivalink share...............          --              $ 0.70

Survivalink Selected Consolidated Financial Data

   The following selected financial information is derived from Survivalink's consolidated financial statements. This summary financial information should be read in conjunction with Survivalink's Consolidated Financial Statements and related notes.

   The consolidated statement of operations data for the three months ended March 31, 2000 and 2001 and the consolidated balance sheet data as of March 31, 2001 are unaudited but have been prepared on the same basis as the audited financial statements of Survivalink and, in the opinion of Survivalink management, contain all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of Survivalink's operating results and financial condition. The historical results are not necessarily indicative of results to be expected for any future period.

                         Statement of Operations Data:
                     (in thousands, except per share data)

                                                                           For the Three
                                                                           Months Ended
                               For the Year Ended December 31,               March 31,
                          ---------------------------------------------  -----------------
                           1996      1997      1998     1999     2000      2000     2001
                          -------  --------  --------  -------  -------  --------- -------
Sales...................  $ 1,583  $  4,002  $  9,021  $12,204  $17,139   $ 3,488  $ 4,137
                          -------  --------  --------  -------  -------   -------  -------
Gross profit............      155     1,652     4,251    6,726   10,044     1,916    2,435
                          -------  --------  --------  -------  -------   -------  -------
Operating expenses:
  Research and
   development..........    2,123     3,349     3,197    2,369    1,753       455      492
  Sales and marketing...    2,272     6,593     7,482    6,133    5,988     1,333    1,745
  General and
   administrative.......    1,706     1,754     2,060    1,595    1,710       368      720
                          -------  --------  --------  -------  -------   -------  -------
                            6,100    11,696    12,739   10,097    9,451     2,156    2,957
                          -------  --------  --------  -------  -------   -------  -------
Other income (expense)..       24        49       (91)    (143)    (277)      (80)     (47)
Income tax expense......      --        --         (3)      (5)     (18)      --       --
                          -------  --------  --------  -------  -------   -------  -------
                               24        49       (94)    (148)    (295)      (80)     (47)
                          -------  --------  --------  -------  -------   -------  -------
Net income (loss).......   (5,921)   (9,995)   (8,582)  (3,519)     298      (320)    (569)
                          -------  --------  --------  -------  -------   -------  -------
Less preferred stock
 accretion..............       --      (129)     (274)    (332)    (332)      (83)     (83)
Less preferred stock
 dividends..............       --      (650)   (1,623)  (2,484)  (2,838)     (674)    (770)
                          -------  --------  --------  -------  -------   -------  -------
Loss applicable to
 common shareholders....  $(5,921) $(10,774) $(10,479) $(6,335) $(2,871)  $(1,077) $(1,422)
                          =======  ========  ========  =======  =======   =======  =======
Net loss per share--
 basic and diluted......  $ (1.35) $  (1.96) $  (1.82) $ (1.09) $ (0.49)  $ (0.18) $ (0.24)
                          =======  ========  ========  =======  =======   =======  =======
Weighted average shares
 used in computing net
 loss per share.........    4,377     5,486     5,746    5,825    5,908     5,879    5,930
                          =======  ========  ========  =======  =======   =======  =======

                          Selected Balance Sheet Data:
                                 (in thousands)

                                        December 31,
                          ---------------------------------------------  March 31,
                           1996      1997      1998     1999     2000      2001
                          -------  --------  --------  -------  -------  ---------
Cash and cash
 equivalents............  $ 3,370  $  3,651  $  5,733  $ 3,421  $ 1,530   $ 1,761
Working capital.........    2,439     4,259     5,099    1,193    1,004       457
Total assets............    4,948     7,595     9,492    7,651    6,636     6,161
Long term debt, net of
 current portion........      --        997     1,255      663       29        23
Redeemable preferred
 stock..................      --     11,605    22,455   25,271   28,441    29,294
Total stockholders'
 equity (deficit).......    3,098    (7,323)  (17,780) (24,081) (26,947)  (28,369)

Market Price and Dividend Information

   The following table sets forth the historical high and low sale prices for a share of Cardiac Science common stock. To date, Cardiac Science has not declared or paid dividends on its common stock. The prices are as reported on the Nasdaq National Market, based on published financial sources.


                                                                    High   Low
                                                                    ----- -----
     Fiscal 1999:
       First Quarter............................................... $2.50 $1.63
       Second Quarter..............................................  4.00  2.13
       Third Quarter...............................................  5.31  3.81
       Fourth Quarter..............................................  5.13  3.81

     Fiscal Year 2000:
       First Quarter............................................... $8.19 $4.63
       Second Quarter..............................................  7.94  4.00
       Third Quarter...............................................  9.91  5.28
       Fourth Quarter..............................................  8.59  4.25

     Fiscal Year 2001:
       First Quarter............................................... $5.38 $3.00
       Second Quarter..............................................  4.05  2.04
       Third Quarter (through August 2, 2001)......................  2.99  2.04


   Cardiac Science common stock is currently traded on the Nasdaq National Market under the symbol "DFIB." As of July 25, 2001, there were approximately 24,862,787 issued and outstanding shares of Cardiac Science common stock.


   The market price of Cardiac Science common stock is subject to fluctuation, and Cardiac Science cannot accurately predict its market value. Survivalink shareholders are urged to obtain current market quotations for Cardiac Science common stock. Cardiac Science cannot give any assurance as to the future prices or markets for Cardiac Science common stock.

   On February 13, 2001, the last trading day prior to the public announcement of the execution of the Agreement and Plan of Merger, dated February 14, 2001, by and between, Survivalink, Cardiac Science and Cardiac Science Acquisition Corp., the closing sale price of Cardiac Science common stock on the Nasdaq National Market was $4.88 per share. On August 2, 2001, the last trading day prior to the execution of the merger agreement, the closing sale price of the Cardiac Science common stock on the Nasdaq National Market was $2.30 per share. On August 2, 2001, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price of a share of Cardiac Science common stock on the Nasdaq National Market was $2.30. You are urged to obtain current market quotations prior to making any decision with respect to the merger.


   Survivalink's capital stock is not listed for trading on any exchange or automated quotation service. As of the record date, there were approximately 300 holders of record of Survivalink capital stock. Survivalink has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends prior to the merger.

                                 RISK FACTORS

   You should carefully consider the following risk factors before you decide whether to vote in favor of the merger. You should also consider the other information in this proxy statement/prospectus and in the other documents incorporated by reference in this proxy statement/prospectus.

Risks Relating to the Merger

   Failure to complete the merger could have a negative effect on each company's stock price and business.

   Both Cardiac Science and Survivalink face a number of specific risks if the merger is not completed. For example, Survivalink may have to seek alternative financing sources. Any such financing may be available, if at all, on terms less favorable to Survivalink shareholders then the terms of the merger and may result in a significant dilution to Survivalink shareholders. Costs related to the merger, such as legal, accounting and financial adviser fees, must be paid even if the merger is not completed.

   The merger may result in a loss of customers.

   The completion of the merger could cause certain of Cardiac Science's or Survivalink's customers to either seek alternative sources of product supply, or delay or change orders due to potential uncertainty over the strategy of the business combination.

   In December 1998, Cardiac Science entered into a five-year exclusive distribution and licensing agreement with Medtronic Physio-Control ("MPC"), a subsidiary of Medtronic, Inc. Under the original agreement, MPC had the exclusive right to market Cardiac Science's Powerheart(TM) product in the United States and Canada. In May 1999, the agreement was expanded to include the United Kingdom, Germany, France, and certain Scandinavian countries. In the quarter ended March 31, 2001, MPC provided Cardiac Science with notice that, among other things, the planned acquisition of Survivalink, a significant competitor of MPC, places MPC at substantial risk of violating restrictions placed on Medtronic by the Federal Trade Commission in connection with Medtronic's acquisition of Physio-Control. In addition to concerns relating to the potential violation of Federal Trade Commission restrictions, MPC stated that the merger and Cardiac Science's planned acquisition of Artema would cause Cardiac Science to become a direct competitor, thereby fundamentally altering the existing relationship and eliminating the ability of MPC and Cardiac Science to work together in the future. MPC believes these restrictions, among other things, directly impact MPC's ability to continue its relationship with Cardiac Science. MPC has stated that in light of such fact, it believes it to be in the best interests of the parties to terminate the agreement. Cardiac Science is currently in discussions with MPC regarding the nature and extent, if any, of a commercial relationship going forward and expects to reach a definitive conclusion within the next several months.


   For the year ended December 31, 2000, MPC accounted for approximately 45% of Cardiac Science's revenue, and for the quarter ended March 31, 2001, MPC accounted for no revenue. Cardiac Science believes that the lack of revenue from MPC in the quarter ended March 31, 2001 is a result of the concerns raised by the merger and Cardiac Science's planned acquisition of Artema as previously discussed.

   Cardiac Science may not be able to complete the financing transaction necessary to fund the cash portion of the merger consideration.


   Cardiac Science plans to raise a maximum of $35 million in a financing transaction prior to the close of the merger. Some of the proceeds from this financing will be used to satisfy the cash portion of the merger consideration. If Cardiac Science is unable to consummate this financing, either in whole or in part, Cardiac Science may be unable to consummate the merger. Issuance of shares of Cardiac Science's common stock, at $2.00 per share, as currently contemplated in the financing transaction, may be dilutive to existing stockholders and may also be dilutive to the shares of Cardiac Science common stock that you will receive as partial merger consideration.

   Cardiac Science may have difficulty integrating the operations of both companies.

   Integrating Cardiac Science's operations and personnel with those of Survivalink will be a complex process, and Cardiac Science is uncertain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of Cardiac Science and Survivalink will require, among other things, integration of the respective finance, human resources and sales and marketing groups and coordination of development efforts. The diversion of the attention of Cardiac Science management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of Cardiac Science's business. Further, the process of combining Cardiac Science and Survivalink could negatively affect employee morale and Cardiac Science's ability to retain some of Cardiac Science's key employees after the merger.




   The notes that Cardiac Science will issue to Survivalink shareholders in the merger will be highly illiquid.


   The notes Cardiac Science will issue in the merger will not be listed for trading on any exchange or automated quotation service, and it is not anticipated that there will be an active trading market for the notes. Further, the notes will only be transferable upon surrender of the old instrument and the issuance of a new instrument by Cardiac Science to the new transferee. Accordingly, the notes will be highly illiquid, and you may have difficulty selling or transferring the notes, if you can at all.


   If Cardiac Science is unable to complete a subsequent financing in the future, Cardiac Science may be forced to default on the notes.


   Cardiac Science's ability to repay the principal and interest due on the notes will directly relate to Cardiac Science's ability to complete a subsequent financing transaction. There is no assurance as to whether Cardiac Science will be able to complete a subsequent financing to repay the notes on acceptable terms, if at all.



   Cardiac Science's stock price may decline as a result of the merger.

   The market price of Cardiac Science's common stock may decline as a result of the merger if:

  .  the integration of Cardiac Science and Survivalink is unsuccessful;

  . Cardiac Science does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

  . the effect of the merger on Cardiac Science's financial results is not consistent with the expectations of financial or industry analysts.

Risks Relating to Cardiac Science

   Cardiac Science has a limited operating history.

   Cardiac Science has a limited operating history and a history of losses, and it expects to incur losses in the future. Cardiac Science was formed in 1991 and has been engaged primarily in organizational activities, research and development, pre-clinical testing, human clinical trials, and capital raising activities, until the introduction of its first commercial product in December 1999.

   Cardiac Science has an accumulated capital deficit.

   Cardiac Science incurred net losses of $32.9 million for the year ended December 31, 2000, $7.7 million for the year ended December 31, 1999, and $4.4 million for the year ended December 31, 1998. As of March 31, 2001, Cardiac Science had an accumulated capital deficit of $57.2 million, which has since increased. The development and commercialization of Cardiac Science's products will require substantial expenditures for research and development, regulatory clearances, and the establishment of manufacturing, marketing, and sales capabilities. As a result, Cardiac Science anticipates that it will continue to incur losses for the foreseeable future.

   Cardiac Science may have difficulty raising necessary financing in the future.

   As of March 31, 2001, Cardiac Science had cash and cash equivalents of $7.5 million. Additional capital will be needed to ensure its viability. Cardiac Science is considering a number of alternatives to meet its working capital and acquisition financing needs, including additional equity offerings and corporate partnerships. Cardiac Science cannot assure you that any transactions will be available on terms acceptable to Cardiac Science, if at all, or that any financing transaction will not be dilutive to its shareholders. If Cardiac Science is not able to raise additional funds, Cardiac Science may be required to significantly curtail or cease its operating activities. If Cardiac Science has difficulty raising capital to satisfy the cash portion of the merger consideration, Cardiac Science's ability to consummate the merger will be jeopardized.

   Cardiac Science's accountants have expressed doubt about Cardiac Science's ability to continue as a going concern.

   Cardiac Science received a report on its consolidated financial statements from its independent accountants for the year ended December 31, 2000 that includes an explanatory paragraph expressing substantial doubt as to its ability to continue as a going concern without, among other things, obtaining additional financing to support expansion plans, manufacturing, research and development activities, or achieving a level of revenues adequate to support its cost structure.

   Cardiac Science's business is subject to factors outside its control.

   Cardiac Science's business may be affected by a variety of factors, many of which are outside its control. Factors that may affect its business include:

  .  the success of its new product development efforts;

  .  the success of its marketing campaigns;

  .  competition;

  .  its ability to attract and retain qualified personnel;

  . the amount and timing of operating costs and capital expenditures necessary to maintain its business, operations, and infrastructure;

  .  governmental regulation; and

  . general economic conditions as well as economic conditions specific to the medical industry.

   Cardiac Science's products under development may not function as intended.

   Cardiac Science currently has two products under development--the Cardiac Rhythm Module anticipated for release in 2001, and the Personal Wearable Defibrillator anticipated for release in 2002. Cardiac Science cannot assure you that the development of either product will be successfully completed by its anticipated release date, if at all, or that the products, if developed, will function properly. If Cardiac Science is unable to develop, market, and manufacture these products successfully, it will have an adverse affect on its ability to generate revenue.


   Cardiac Science's products, some of which are still under development, may not be readily accepted by the market.

   Although defibrillation techniques are well known within the medical community worldwide and are considered to be accepted and effective medical therapy, Cardiac Science cannot assure you that the market will recognize the benefits or the potential applications of its products. Even if Cardiac Science is able to demonstrate successfully to physicians and potential customers the benefits, safety, efficacy, and cost-effectiveness of its products, Cardiac Science cannot assure you that there will be sufficient market acceptance of and demand for its products to allow Cardiac Science to operate profitably.

   Cardiac Science has limited manufacturing experience.

   Cardiac Science has limited manufacturing experience, and has no direct experience in manufacturing products in the volumes that will be necessary for Cardiac Science to achieve significant commercial sales. Cardiac Science may encounter difficulties in establishing its production capabilities, including problems involving quality control and assurance, and shortages of qualified personnel. In addition, its manufacturing facilities will be subject to applicable United States Food and Drug Administration, or "FDA," regulations, international quality standards, and other regulatory requirements. Failure by Cardiac Science to maintain its facilities in accordance with FDA regulations, international quality standards, or other regulatory requirements may result in delays or termination of production, which could have a material adverse effect on its business, financial condition, and results of operations.

   Supply shortages can cause delays in manufacturing and delivering products.

   Cardiac Science relies upon unaffiliated suppliers for the material components and parts used to assemble its products. Most parts and components purchased from suppliers are available from multiple sources. Cardiac Science believes that it will be able to continue to obtain most required components and parts from a number of different suppliers, although there can be no assurance thereof. The lack of availability of certain components could require a major redesign of the products and could result in production and delivery delays.

   Cardiac Science must maintain and establish strategic alliances and other third party relationships to implement its business strategy.

   Cardiac Science's strategy for manufacturing, marketing, and distributing its products is dependent upon forming strategic alliances and relationships with joint venture partners, contract manufacturers, or other third parties, and upon the subsequent success of these parties in performing their responsibilities. Cardiac Science cannot assure you that its existing arrangements or those which it may establish in the future will be successful. There could be a material adverse effect on Cardiac Science if:

  . any of its existing arrangements are cancelled or are unsuccessful, and Cardiac Science is unable to secure new alliances in their place; or

  .  Cardiac Science is unable to secure additional strategic alliances.

   Cardiac Science must comply with governmental regulations and industry standards.

   Cardiac Science is subject to significant regulation by authorities in the United States and foreign jurisdictions regarding the clearance of its products and the subsequent manufacture, marketing, and distribution of its products once approved. The design, efficacy, and safety of its products are subject to extensive and rigorous testing before receiving marketing clearance from the FDA. The FDA also regulates the registration, listing, labeling, manufacturing, packaging, marketing, promotion, distribution, record keeping and reporting for medical devices. The process of obtaining FDA clearances is lengthy and expensive, and Cardiac Science cannot assure you that it will be able to obtain the necessary clearances for marketing its products on a timely basis, if at all. Failure to receive or delays in receiving regulatory clearances would limit Cardiac Science's ability to commercialize its products, which would have a material adverse effect on its business, financial condition, and results of operations. Even if such clearances are granted by the FDA, Cardiac Science's products will be subject to continual regulatory review. Later discovery of previously undetected problems or failure to comply with regulatory standards may result in product labeling restrictions, costly and time-consuming product recalls, withdrawals of clearances, or other regulatory or enforcement actions. Moreover, future governmental statutes, regulations, or policies, or changes in existing statutes, regulations, or policies, may have an adverse effect on the development, production, or distribution of its products.

   Any regulatory clearance, if granted, may include significant limitations on the uses for which Cardiac Science's products may be marketed. FDA enforcement policy strictly prohibits the marketing of cleared medical devices for unapproved uses. In addition, the manufacturing processes used to produce its products will be required to comply with the Good Manufacturing Practices or "GMP" regulations of the FDA. These regulations cover design, testing, production, control, documentation, and other requirements. Enforcement of GMP regulations has increased significantly in the last several years, and the FDA has publicly stated that compliance will be more strictly scrutinized. Cardiac Science facilities and manufacturing processes and those of certain of its third party contract manufacturers and suppliers, if any, will be subject to periodic inspection by the FDA and other agencies. Failure to comply with applicable regulatory requirements could result in, among other things:

  .  warning letters;

  .  fines;

  .  injunctions;

  .  civil penalties;

  .  recalls or seizures of products;

  .  total or partial suspension of production;

  . refusal of the government to grant pre-market clearance or pre-market approval for devices;

  .  withdrawal of clearances; and/or

  .  criminal prosecution.

   To market its products in certain foreign jurisdictions, Cardiac Science (or its distributors and agents) must obtain required regulatory clearances and approvals and otherwise comply with extensive regulations regarding safety and quality. Compliance with these regulations and the time required for regulatory reviews vary from country to country. Cardiac Science cannot assure you that it will obtain regulatory clearances and approvals in foreign countries, and Cardiac Science may be required to incur significant costs in applying for, obtaining, or maintaining foreign regulatory clearances and approvals.

   Cardiac Science faces intense competition.

   The domestic and international markets for external defibrillators are highly competitive. Cardiac Science's products will compete with a variety of existing external defibrillators that are presently in widespread use, including devices which are designed to automatically perform the diagnosis of the patient but with which therapy is manually initiated by a trained medical technician. The external defibrillation market is dominated by

  .  Medtronic Physio-Control, a wholly-owned subsidiary of Medtronic, Inc.;

  .  HeartStream, Inc. a subsidiary of Philips NV; and

  .  Zoll Medical, Inc.

   Other competitors in this market segment include GE Marquette and Laerdal Corporation. Many of the manufacturers of competing external devices:

  .  are well established in the medical device field;

  . have substantially greater experience than Cardiac Science in research and development, obtaining regulatory clearances, manufacturing, and sales and marketing; and

  . have significantly greater financial, research, manufacturing, and marketing resources than Cardiac Science.

   Other companies may develop invasive or non-invasive products capable of delivering comparable or greater therapeutic benefits than Cardiac Science's products or which offer greater safety or cost effectiveness than Cardiac Science's products. Furthermore, future technologies or therapies developed by others may render Cardiac Science's products obsolete or uneconomical, and Cardiac Science may not be successful in marketing its products against such competitors.

   Cardiac Science is exposed to numerous risks associated with international operations.

   Cardiac Science markets its products in international markets. International operations entail various risks, including:

  .  political instability;

  .  economic instability and recessions;

  .  exposure to currency fluctuations;

  .  difficulties of administering foreign operations generally;

  .  reduced protection for intellectual property rights;

  .  potentially adverse tax consequences; and

  . obligations to comply with a wide variety of foreign laws and other regulatory requirements.

   Cardiac Science has limited sales and marketing capabilities.

   Cardiac Science has limited sales and marketing resources. Although its executive management team has extensive marketing and sales experience in the cardiology field, Cardiac Science cannot assure you that its marketing and sales efforts will be successful. Cardiac Science is marketing the Powerheart via a direct sales force and through international distributors. Cardiac Science cannot assure you that it will be able to consummate additional distribution partnerships with other companies for the Powerheart, or with any companies for other products in development, or that distributors will devote adequate time or resources to selling Cardiac Science's products.

   Cardiac Science's business is dependent upon its executive officers, and its ability to attract and retain other key personnel.

   Cardiac Science's success is dependent in large part on the continued employment and performance of its President and Chief Executive Officer, Raymond W. Cohen, as well as other key management and operating personnel. The loss of any of these persons could have a material adverse effect on its business. Cardiac Science does not have key person life insurance on any of its employees other than Mr. Cohen.

   Cardiac Science's future success also will depend upon its ability to retain existing key personnel, and to hire and to retain additional qualified technical, engineering, scientific, managerial, marketing, and sales personnel. The failure to recruit such personnel, the loss of such existing personnel, or failure to otherwise obtain such expertise would have a material adverse effect on Cardiac Science's business and financial condition.

   Cardiac Science may face product liability claims.

   The testing, manufacturing, marketing and sale of medical devices subjects Cardiac Science to the risk of liability claims or product recalls. For example, it is possible that its products will fail to deliver an energy charge when needed by the patient, or that they will deliver an energy charge when it is not needed. As a result, Cardiac Science may be subject to liability claims or product recalls for products to be distributed in the future or products that have already been distributed. Although Cardiac Science maintains product liability insurance in the countries in which it conducts business, Cardiac Science cannot assure you that such coverage is adequate or will continue to be available at affordable rates. Product liability insurance is expensive and may not be available in the future on acceptable terms, if at all. A successful product liability claim could inhibit or prevent commercialization of Cardiac Science's products, impose a significant financial burden on Cardiac Science, or both, and could have a material adverse effect on its business and financial condition.

   Cardiac Science's technology may become obsolete.

   The medical equipment and health care industries are characterized by extensive research and rapid technological change. The development by others of new or improved products, processes, or technologies may make Cardiac Science's products obsolete or less competitive. Accordingly, Cardiac Science plans to devote continued resources, to the extent available, to further develop and enhance its existing products and to develop new products. Cardiac Science cannot assure you that these efforts will be successful.

  Cardiac Science depends on patents and proprietary rights.

   Cardiac Science's success will depend, in part, on its ability to obtain and maintain patent rights to preserve its trade secrets and to operate without infringing on the proprietary rights of third parties. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and therefore may be highly uncertain. Cardiac Science cannot assure you that:

  .  any additional patents will be issued to Cardiac Science;

  . the scope of any existing or future patents will exclude competitors or provide Cardiac Science with competitive advantages;

  .  any of its patents will be held valid and enforceable if challenged; or

  . others will not claim rights in or ownership to the patents and other proprietary rights held by Cardiac Science.

   Furthermore, others may have developed or could develop similar products or patent rights, may duplicate Cardiac Science's products, or design around its current or future patents. In addition, others may hold or receive patents which contain claims having a scope that covers products developed by Cardiac Science. Cardiac Science also relies upon trade secrets to protect its proprietary technology. Others may independently develop or otherwise acquire substantially equivalent know-how, or gain access to and disclose Cardiac Science's proprietary technology. Cardiac Science cannot assure you that it can ultimately protect meaningful rights to its proprietary technology.

  Cardiac Science may not be able to protect its intellectual property rights.

   There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Such litigation, if it occurs, could result in substantial expense to Cardiac Science and a diversion of its efforts, but may be necessary to

  .  enforce its patents;

  .  protect its trade secrets and know-how;

  . defend Cardiac Science against claimed infringement of the rights of others; or

  . determine the enforceability, scope, and validity of the proprietary rights of others.

   An adverse determination in any such litigation could subject Cardiac Science to significant liability to third parties or require Cardiac Science to seek licenses from third parties. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Moreover, Cardiac Science cannot assure you that necessary licenses would be available to Cardiac Science on satisfactory terms, if at all. If such licenses cannot be obtained on acceptable terms, Cardiac Science could be prevented from marketing its products. Accordingly, an adverse determination in such litigation could have a material adverse effect on Cardiac Science's business and financial condition.

  Cardiac Science's stock price may be volatile.

   The market prices of many publicly traded companies, including emerging companies in the health care industry, have been and can be expected to be highly volatile. The future market price of Cardiac Science's common stock could be significantly impacted by

  .  future sales of its common stock;

  .  general stock market conditions;

  . announcements of technological innovations for new commercial products by Cardiac Science's present or potential competitors;

  .  developments concerning proprietary rights;

  .  adverse results in its field or with clinical tests;

  .  adverse litigation;

  .  unfavorable legislation or regulatory decisions;

  .  public concerns regarding Cardiac Science's products;

  .  variations in quarterly operating results;

  .  general trends in the health care industry; and

  .  other factors outside of Cardiac Science's control.

  Cardiac Science's ability to issue preferred stock could adversely affect common stockholders.

   Cardiac Science's certificate of incorporation authorizes the issuance of preferred stock with such designations, rights, and preferences as may be determined from time to time by Cardiac Science's board of directors, without any further vote or action by its stockholders. Therefore, the Cardiac Science board of directors is empowered, without stockholder approval, to issue a class of stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of Cardiac Science's common stock.


  Anti-takeover provisions may discourage takeover attempts.

   Provisions of the Delaware General Corporation Law and Cardiac Science's certificate of incorporation may discourage potential acquisition proposals, or delay or prevent a change of control.

  Future issuances of Cardiac Science's common stock could cause its stock price to decline.

   Cardiac Science has reserved a significant number of shares of common stock for issuance upon the exercise of options that may be granted under its 1997 Stock Option/Stock Issuance Plan, and for issuance upon the exercise of currently outstanding warrants. The holders of these options or warrants may exercise them at a time when Cardiac Science would otherwise be able to obtain additional equity capital on terms more favorable to it. The exercise of these options or warrants and the sale of the common stock obtained upon exercise would have a dilutive effect on its stockholders and may have a material adverse effect on the market price of its common stock.

  Cardiac Science may not be able to successfully manage its growth.

   Cardiac Science intends to grow internally as well as through the acquisition of companies in the future, whenever feasible. Cardiac Science cannot predict whether suitable acquisition candidates will be available on reasonable terms, and Cardiac Science may not have access to adequate funds to complete any desired acquisitions. Once acquired, Cardiac Science cannot guarantee that it will successfully integrate the operations of the acquired companies. Combining organizations could interrupt Cardiac Science's activities and have a negative impact on its operations. If Cardiac Science fails to effectively manage its growth, its results could suffer.

   In addition to the merger described in this proxy statement/prospectus, Cardiac Science has tendered an offer to acquire all of the outstanding shares of Artema Medical. The Artema transaction is subject to the satisfaction of material conditions, and Cardiac Science cannot assure you that it will be consummated. If the Artema transaction is not consummated, it could have a material adverse effect on Cardiac Science's business.


Risks Relating to Survivalink

   Survivalink may have to pay a substantial "Break-Up Fee" if it fails to meet certain conditions of the merger agreement prior to closing, and Survivalink will incur other costs regardless of whether the transaction closes.


   If the merger does not close, Survivalink will still incur costs relating to the transaction, and Survivalink may be obligated to pay a "Break-Up Fee" to Cardiac Science, in a cash amount of $3,500,000, in the event Survivalink fails to meet certain conditions, including:

  . Survivalink shareholders fail to approve Proposals 2 or 3;

  . Survivalink breaches, in a material manner, any of the representations, warranties, obligations or covenants it has made under the merger agreement


  . Survivalink solicits a competing transaction during the pendency of the merger

  . Survivalink fails to execute and deliver the escrow agreement and the shareholders agreement.

                                 THE COMPANIES

Cardiac Science, Inc.

   Cardiac Science is a developer of proprietary arrhythmia detection and discrimination software called RHYTHMx ECD(TM) and defibrillation hardware and electrode technology, which are combined to create a line of fully automatic external cardioverter defibrillator devices. These devices are designed to be prophylactically attached to patients at temporary risk of sudden cardiac arrest, and will continuously monitor a patient's heart rhythms, instantly and accurately detect the onset of any life-threatening arrhythmias, and when appropriate and without the aid of hospital staff, automatically deliver potentially life saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.


   Cardiac Science believes its proprietary technology will help create a new standard of care by significantly increasing the survival rate of patients suffering sudden cardiac arrest.

   Cardiac Science's first AECD product, the Powerheart, was introduced into the United States in February 2000, and is the only FDA cleared, fully automatic non-invasive external cardioverter defibrillator device. Through its distribution agreements which cover 48 countries including the United States and Canada, Cardiac Science sold 734 Powerhearts and related accessories for revenues of $4.2 million in the year ended December 31, 2000. In addition, Cardiac Science is currently developing two additional AECD products:

     Cardiac Rhythm Module(TM)--formerly referred to as Cardiac Science's Automatic Defibrillator Module, the Cardiac Rhythm Module or "CRM" is a portable, fully automatic defibrillator module designed to work as a stand-alone defibrillator, or in conjunction with existing third party patient monitoring systems. Functionally, the CRM is designed to provide complete rhythm management capabilities, including fully automatic, semi-automatic and manual defibrillation therapy modes and external pacing; and

     Personal Wearable Defibrillator(TM)--the Personal Wearable Defibrillator or "PWD" is a small, wearable, fully automatic defibrillator designed to be worn by patients for a period of days or weeks, who are ambulatory within a hospital setting or home environment, and who are at temporary risk of sudden cardiac arrest.

   Cardiac Science owns four U.S. patents and has twelve patent applications pending. Cardiac Science intends to continue to file additional patent applications relating to its technology.


   Cardiac Science's business strategy is centered on rapidly building an installed base of AECD devices in order to maximize the potential recurring revenue associated from sales of its single use, disposable defibrillator electrodes. All of its AECD devices are designed to utilize its proprietary defibrillator electrodes, which for sanitary, safety and performance reasons, must be changed once every 24 hours. Cardiac Science's disposable defibrillator electrodes feature its proprietary "smart chip" technology, designed to ensure that only Cardiac Science electrodes will be used with devices utilizing its proprietary technology. Cardiac Science is now marketing its AECD devices directly to hospitals in the United States, and through country-specific distributors in the rest of the world. Cardiac Science intends to acquire or enter into strategic alliances with other defibrillator and patient monitoring equipment manufacturers in order to more rapidly increase the adoption of its AECD devices and technology.

   In January 2001, Cardiac Science tendered an offer to acquire all of the outstanding shares of Artema Medical AB of Stockholm, Sweden, a manufacturer of patient monitors and external cardiac defibrillator devices. Artema's class B stock is publicly traded on the OM Stockholm Exchange O-List (Symbol: ARTM B). As consideration, Cardiac Science will issue approximately 4,444,444 shares of Cardiac Science common stock valued at approximately $8.9 million for all of the issued and outstanding shares of Artema. Cardiac Science's offer is conditional upon the tender of at least 90% of the issued and outstanding shares of Artema, representing at least 90% of the voting power. The transaction is anticipated to close in September 2001.

Unaudited pro forma financial data which includes Cardiac Science's proposed acquisition of Artema is presented on page 97 and this proxy statement/prospectus includes Artema's audited financial statements beginning on page F-36.


   From May 20, 1991 (inception) through March 31, 2001, Cardiac Science incurred losses of approximately $57.2 million, including approximately $16.2 million of non-cash expenses related to the acquisition of Cadent Medical Corporation in 2000. Successful completion of Cardiac Science's development program and its transition to attaining profitable operations is dependent upon achieving a level of revenues which supports its cost structure. Cardiac Science intends to seek financing in order to fund the cash portion of the merger and to provide additional working capital. Cardiac Science cannot assure you that it will be successful in any of these areas.

   Cardiac Science's corporate offices are located at 16931 Millikan Avenue, Irvine, California 92606, and the telephone number is (949) 587-0357.

   Additional information regarding Cardiac Science is included in Cardiac Science's reports filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference to this document. See "Where You Can Find More Information" on page 111. Additional information concerning Cardiac Science can also be found at Cardiac Science's website at www.cardiacscience.com. The information on Cardiac Science's website is not a part of this proxy statement/prospectus.


Survivalink Corporation

   Survivalink Corporation is a privately-held company that designs, manufactures and markets automated external defibrillators and related products. These devices are portable, emergency medical defibrillators that are intended for use by minimally trained rescuers in the treatment of sudden cardiac arrest. Survivalink's principal product, the Survivalink FirstSave(R), is the first defibrillator with an escalating, variable energy biphasic waveform, demonstrating 100 percent effectiveness in clinical trials. It is the only defibrillator with easy to use one-button operation and pre-connected, interchangeable electrodes. FirstSave's exclusive RescueReady(R) self-testing feature allows an operator to ensure that the battery, circuitry and electrodes are functioning properly. Since Survivalink's first defibrillator received market clearance from the FDA in 1995, Survivalink estimates that its defibrillators have been used to save over 3,000 lives.


   Survivalink's primary customers include police and fire departments, as well as commercial corporations, airlines and public facilities. Survivalink sells its products through a direct sales force and a network of manufacturer representatives and distributors in the United States, as well as in Asia, Australia, Europe and Latin America. As of March 31, 2001, Survivalink had 66 full-time employees, of whom 26 were involved in sales and marketing, 9 in research and development, 5 in regulatory and quality control, 17 in manufacturing and 9 in administration and management. Survivalink's principal offices are located at 5420 Feltl Road, Minneapolis, Minnesota. Its telephone number is (952) 939-4181.

   Additional information concerning Survivalink can also be found at Survivalink's website at www.survivalink.com. The information on Survivalink's website is not part of this proxy statement/prospectus.

                THE SPECIAL MEETING OF SURVIVALINK SHAREHOLDERS

   This proxy statement/prospectus is furnished in connection with the solicitation of proxies from the holders of capital stock of Survivalink by the Survivalink board of directors for use at the special meeting of Survivalink shareholders.

Date, Time and Place of the Special Meeting

   The special meeting will be held on             ,                , 2001 at
        a.m., local time, at        , Minnesota.

Matters to be Considered at the Special Meeting

   At the special meeting, shareholders of Survivalink will be asked to consider and vote upon the following three proposals:

  . Proposal 1: Approval of the amendment to the articles of incorporation decreasing the number of authorized shares of Series A preferred stock and Series B preferred stock.


  .  Proposal 2: Approval of the merger and adoption of the merger agreement.

  . Proposal 3: Approval of payments to executive officers that may be deemed "excess parachute payments" under Section 280G of the Internal Revenue Code.

Record Date and Shares Entitled to Vote

   Survivalink's board of directors has fixed the close of business on
             , 2001, as the record date for determination of Survivalink shareholders entitled to notice of and to vote at the special meeting.

   As of the close of business on           , 2001,

  .  5,930,391 shares of Survivalink common stock were outstanding;

  . 3,717,037 shares of Survivalink Series A preferred stock were outstanding; and


  .  760,824 shares of Survivalink Series B preferred stock were outstanding.


   Each share of Survivalink common stock is entitled to one vote per share. Each share of Survivalink preferred stock is entitled to the number of votes equal to the number of shares of Survivalink common stock into which such Survivalink preferred stock may be converted. Each share of Survivalink Series A preferred stock is convertible into approximately 4.653 shares of Survivalink common stock, and each share of Survivalink Series B preferred stock is convertible into 20 shares of Survivalink common stock.


Voting of Proxies; Revocation of Proxies

   You are requested to complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Survivalink. If your shares are held in "street name" by your broker, your broker will vote your shares for you only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. All properly executed proxies received by Survivalink prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, in favor of each proposal. Survivalink's board of directors does not presently intend to bring any other business before the special meeting and, so far as is presently known to Survivalink's board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

   You may revoke your proxy at any time prior to its use by delivering to the Secretary of Survivalink a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy. In all cases, the latest dated proxy revokes an earlier dated proxy, regardless of which voting method is used to give or revoke a proxy or if different methods are used to give and revoke a proxy.

Vote Required

   Proposal 1: Approval of the amendment to the articles of incorporation is required by the Minnesota Business Corporation Act and the articles of incorporation of Survivalink. Such approval requires the following votes:

  . the affirmative vote of the holders of the greater of: (i) a majority of the voting power of shares of Survivalink common stock and Survivalink preferred stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis) present and entitled to vote at the special meeting or (ii) a majority of the voting power of shares of Survivalink common stock and Survivalink preferred stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis) necessary to constitute a quorum at the special meeting,


  . the affirmative vote of the holders of 80% of the shares of Survivalink series A preferred stock outstanding, voting as a single group, and


  . the affirmative vote of the holders of 70% of the shares of Survivalink series B preferred stock outstanding, voting as a single group.


   Proposal 2: Approval of the merger and adoption of the merger agreement by Survivalink shareholders is required by the Minnesota Business Corporation Act and the articles of incorporation of Survivalink. Such approval and adoption requires the following votes:


  . the affirmative vote of the holders of a majority of the shares of Survivalink capital stock outstanding voting together as a single class (with shares of Survivalink preferred stock counted on an as-converted basis), and


  . the affirmative vote of the holders of 55% of the shares of Survivalink preferred stock outstanding, voting as a single group (with shares of Survivalink preferred stock counted on an as-converted basis).

   Proposal 3: Approval of payments to executive officers that may be deemed "excess parachute payments" under Section 280G of the Internal Revenue Code is required under the Internal Revenue Code. Approval requires the affirmative vote of more than 75% of the voting power of all outstanding shares of Survivalink capital stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis), excluding those shares held or constructively owned by the executive officers whose compensation is being considered.


Quorum; Abstentions and Broker Non-Votes

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Survivalink capital stock (with Survivalink preferred stock counted on an as-converted basis). If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

   Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the proposals requires the affirmative vote of a certain amount of a class or series of capital stock, abstentions and broker non-votes will have the same effect as votes against the proposals. In addition, a failure of a Survivalink shareholder to return a proxy will have the effect of a vote against the proposals.

   You are urged to return the enclosed proxy card marked to indicate your vote.


Board Recommendation

   The Survivalink board of directors has unanimously approved each proposal and recommends that Survivalink shareholders vote for approval of each proposal.


   The matters to be considered at the special meeting are of great importance to the shareholders of Survivalink. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.


   You should not send any stock certificates with your proxy cards. A transmittal form with instructions for the surrender of stock certificates for Survivalink stock will be mailed to you as soon as practicable after completion of the merger.

    PROPOSAL 1--AMENDMENT TO THE ARTICLES OF INCORPORATION OF SURVIVALINK TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF SERIES A PREFERRED STOCK AND SERIES
                               B PREFERRED STOCK

   The Survivalink board of directors has approved an amendment to the articles of incorporation of Survivalink to decrease the number of shares of Survivalink Series A preferred stock to 3,782,714 shares and decrease the number of shares of Survivalink Series B preferred stock to 774,266 shares. Currently, 4,188,094 shares of Survivalink Series A preferred stock are authorized for issuance and 891,085 shares of Survivalink Series B preferred stock are authorized for issuance. As of the date of this proxy statement/prospectus, there are 3,717,037 shares of Survivalink Series A preferred stock outstanding and 760,824 shares of Series B preferred stock outstanding. A copy of the amendment to the articles of incorporation is attached to this proxy statement/prospectus as Annex D.


   Under the articles of incorporation, the shares of Series A preferred stock and Series B preferred stock are entitled to a dividend payable on a quarterly basis in the form of additional shares of preferred stock. To issue the dividend, Survivalink must have sufficient shares of preferred stock authorized under its articles of incorporation as well as a sufficient number of shares of common stock reserved to cover the conversion of any or all of the shares of preferred stock.


   As of August 1, 2001, the holders of preferred stock have been entitled under Survivalink's articles of incorporation to dividends in an amount of 1,283,603 shares of Series A preferred stock, convertible into 5,972,329 shares of Survivalink common stock, and 262,711 shares of Series B preferred stock, convertible into 5,254,220 shares of Survivalink common stock, that have not been issued because there is an insufficient number of shares of capital stock available for conversion of the preferred stock dividend. The maximum number of authorized shares of capital stock of Survivalink is 50,000,000. Currently, a total of 5,079,179 are designated as preferred stock. Shares not designated as preferred stock are deemed to be shares of common stock. Although the articles of incorporation have authorized sufficient shares of preferred stock to issue the preferred stock dividend, there are not sufficient shares of common stock authorized under the articles of incorporation to cover the conversion of all of the authorized shares of preferred stock. By reducing the number of shares of authorized preferred stock, there will be a sufficient number of shares of capital stock reserved for the conversion of the preferred stock into shares of common stock, thereby allowing Survivalink to issue an additional 65,677 shares of Series A preferred stock, which amounts to 305,576 shares of common stock calculated on an as-converted basis, and 13,442 shares of Series B preferred stock, which amounts to 268,840 shares of common stock calculated on an as-converted basis. The additional shares of preferred stock that will be issued constitute approximately 5% of the preferred stock dividend owed to the holders of preferred stock.


   If the additional shares of preferred stock are issued, the portion of the merger consideration that holders of common stock will receive will decrease. Survivalink estimates that the merger consideration per common share will decrease approximately as follows:



          Per Share Proceeds       Prior to Approval of Proposal After Approval of Proposal
     ----------------------------  ----------------------------- --------------------------
                 Cash                          $.23                         $.23
                Notes                          $.58                         $.57
     Cardiac Science Common Stock           .405 shares                 .400 shares


   Some of Survivalink's officers and directors, including the shareholders with which they are affiliated, have interests in this proposal that are different from the general interests of holders of preferred stock or common stock of Survivalink. Approval of this proposal will affect the number of shares of preferred stock that will be issued to holders of preferred stock, including some officers, directors and shareholders affiliated with directors, thereby increasing the portion of the merger consideration that is allocated to them. Because approval of the proposal will reduce the portion of the merger consideration allocated to holders of common stock, the portion of the merger consideration that is allocated to the officers and directors who hold common stock or options will be reduced. The following table shows the effect of approval of the transaction on each officer and director, including the shareholders with which they are affiliated.

                               Prior to Approval of        After Approval of
                                     Proposal                  Proposal
                             ------------------------- -------------------------
                               Shares of                 Shares of
                             Capital Stock             Capital Stock
                              (on fully-    Estimated  (on a fully-   Estimated
Director, Officer or            diluted     Aggregate     diluted     Aggregate
Shareholder                     basis)     Proceeds(1)    basis)     Proceeds(2)
--------------------         ------------- ----------- ------------- -----------
Excelsior Private Equity
 Fund II, Inc.(3)..........   10,733,523   $19,104,812  10,910,197   $19,173,253
CIBC WMV, Inc.(4)..........    5,655,644   $10,066,594   5,745,038   $10,096,157
Fidelity Investors II
 Limited Partnership and
 Fidelity Ventures
 Limited(5)................    8,146,018   $14,499,260   8,280,054   $14,551,118
The Spray Venture Fund,
 L.P. and
 Walnut Street Partners(6)..   4,803,916   $ 8,550,586   4,884,445   $ 8,583,777
Daniel Cole................      474,500   $   844,572     482,880   $   848,599
Dale Spencer...............      387,965   $   690,547     391,186   $   687,459
Byron Gilman...............      174,947   $   311,392     174,947   $   307,447
Mark Wagner................    1,816,766   $ 3,233,698   1,839,743   $ 3,233,109
John Brintnall.............      896,722   $ 1,596,093     908,210   $ 1,596,061
Michael Musich.............      449,161   $   799,471     454,905   $   799,436
John Nealon................      449,861   $   800,717     455,605   $   800,667
Kenneth Olson..............      533,273   $   949,183     533,273   $   937,158
Sew-Wah Tay................      448,361   $   798,047     454,105   $   798,031
Paul Emerson...............      240,000   $   427,181     240,000   $   421,769

--------

(1) Assuming 1) merger consideration per share of approximately $.23 in cash, $.58 in notes and .405 shares of Cardiac Science common stock, 2) a price of $2.39 per share for Cardiac Science common stock and 3) payment of the obligations under the preferred stock options.


(2) Assuming 1) merger consideration per share of approximately $.23 in cash, $.57 in notes and .400 shares of Cardiac Science common stock, 2) a price of $2.39 per share for Cardiac Science common stock and 3) payment of the obligations under the preferred stock options.


(3) David I. Fann, a director, is President and Chief Executive Officer of Excelsior Private Equity Fund II, Inc.


(4) David Shotland, a director, is an affiliate of CIBC WMV, Inc.


(5) Eric Lass, a director, is an affiliate of Fidelity Investors II Limited Partnership and Fidelity Ventures Limited.


(6) Daniel Cole, a director, is an affiliate of The Spray Venture Fund, L.P. and Walnut Street Partners.


   Authorization of the amendment of the articles of incorporation requires the following approvals:

  . the affirmative vote of the holders of a greater of: (i) a majority of the voting power of shares of Survivalink common stock and Survivalink preferred stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis) present and entitled to vote at the special meeting or (ii) a majority of the voting power of shares of Survivalink common stock and Survivalink preferred stock voting together as a single class (with Survivalink preferred stock counted on an as-converted basis) necessary to constitute a quorum at the special meeting,


  . the affirmative vote of the holders of 80% of the shares of Survivalink series A preferred stock outstanding voting as a single group, and


  . the affirmative vote of the holders of 70% of the shares of Survivalink series B preferred stock outstanding voting as a single group.


   The board of directors of Survivalink recommends that Survivalink shareholders vote FOR approval of the amendment to the articles of incorporation.

                             PROPOSAL 2--THE MERGER

   This section of the proxy statement/prospectus, as well as the next section titled "The Merger Agreement" beginning on page 60, describes certain aspects of the proposed merger. These sections highlight key information about the merger agreement and the merger, but they may not include all the information that a stockholder would like to or should know. The merger agreement is attached as Annex A to this proxy statement/prospectus. Shareholders are urged to read the merger agreement in its entirety.


Background of the Merger

   In 1998, Survivalink's two main competitors in the AED industry, HeartStream and Physio-Control, were acquired by large publicly-held companies with significant capital resources and well-established distribution channels. Due to this change in the industry, Survivalink engaged CIBC Oppenheimer in the fall of 1998 to assist Survivalink in identifying potential strategic partners or acquirors. CIBC Oppenheimer actively marketed Survivalink through early 1999 with no serious offers forthcoming.

   In late 1999 and early 2000, Survivalink received informal inquiries regarding possible partnerships, consolidations or acquisitions. In light of these inquiries, in May 2000, the board of directors of Survivalink authorized management to retain William Blair & Company, to act as financial advisor to Survivalink and to assist Survivalink in evaluating these inquiries. In April 2000, Mark Wagner, Chief Executive Officer of Survivalink, met with representatives of William Blair and provided William Blair with a list of companies that had contacted Survivalink.

   In the spring of 2000, Survivalink sent background information about Survivalink to seven interested buyers and had discussions with two of these parties, including limited due diligence by the parties. Management provided the board of directors with summaries of such discussions. In August 2000, Survivalink received a formal offer to purchase Survivalink from an industry buyer based in Europe. In late August, representatives of the European company met in Minneapolis with representatives of Survivalink for due diligence meetings. At that time, the European company offered to acquire Survivalink for an amount of consideration less than the aggregate consideration to be received by shareholders in the merger with Cardiac Science, subject to completion of its due diligence investigation of Survivalink. The offer was modified in early September, and Survivalink decided to continue to pursue alternative opportunities.


   In October 2000, Mr. Cohen, Cardiac Science's Chief Executive Officer, contacted Mark Wagner, the Chief Executive Officer of Survivalink, regarding a potential business combination between Cardiac Science and Survivalink. On November 1, 2000, Cardiac Science executed a confidentiality agreement with Survivalink in order to continue discussions.

   In late October 2000, a private financial buyer also contacted Survivalink regarding an acquisition. At the request of the private company and after execution of a confidentiality agreement, officers of Survivalink provided information about Survivalink to the private company. On October 31, 2000, the private company made an informal offer to acquire Survivalink, subject to a due diligence investigation of Survivalink and negotiation of a definitive agreement. On November 9, 2000, Survivalink and the private company signed a non-binding letter of intent to sell Survivalink. The letter of intent included a thirty day "no shop" clause, which prevented Survivalink from negotiating offers from other potential buyers.


   On November 13, 2000, Mr. Cohen approached Byron Gilman, a director of Survivalink, at a meeting of the American Heart Association regarding an acquisition of Survivalink by Cardiac Science. Mr. Gilman referred Mr. Cohen to Mr. Wagner.

   On November 17, 2000, the board of directors of Cardiac Science was made aware of and discussed the opportunity to potentially acquire Survivalink. The board of directors of Cardiac Science authorized Mr. Cohen to continue discussions with Survivalink and its financial advisor.

   During the last week of November 2000, representatives of the private company met in Minneapolis, Minnesota with Mr. Wagner, John Brintnall, the President and Chief Operating Officer of Survivalink, and Paul Emerson, the Vice President--Finance of Survivalink, and other officers of Survivalink and Survivalink's legal counsel to conduct due diligence on Survivalink and evaluate the potential acquisition. After these meetings, Survivalink provided the private company with an initial draft of a merger agreement with the expectation that an acquisition would close by the beginning of January 2001.

   On December 5, 2000, the board of directors of Survivalink had a telephonic meeting at which Mr. Wagner and Mr. Brintnall updated the directors on the status of negotiations with the private company. Mr. Wagner also informed the directors that Mr. Cohen had requested a meeting with Mr. Wagner to discuss a potential acquisition. At that meeting, Survivalink's legal counsel advised the board of directors of its fiduciary duties during business combination discussions. The board of directors authorized the officers of Survivalink to continue discussions with the private company and to initiate discussions with Cardiac Science upon expiration of the "no shop" obligation with the private company.

   On December 11, 2000, Mr. Wagner met with Mr. Cohen and Mr. Evers, a director of Cardiac Science, regarding the potential transaction. At the meeting, Mr. Cohen made an informal proposal to acquire Survivalink for approximately $45 million. Mr. Wagner told Mr. Cohen and Mr. Evers that the officers and board of directors of Survivalink would take the offer under consideration, but that the offer was significantly lower than the current offer from another company. Cardiac Science's closing stock price on December 11, 2000 was $5.81 per share.

   On December 18, 2000, Mr. Cohen contacted Mr. Wagner and notified him that Cardiac Science was interested in acquiring Survivalink for consideration in the range of $61 million to $67 million. After rejection of the offer by Mr. Wagner, on December 22, Cardiac Science increased is offer to a range of $67 million to $71 million, subject to completion of due diligence by Cardiac Science. At the request of Survivalink, the proposal included a mutual break up fee payable by one party to the other party in the event of a failure by one party to close the transaction. On December 22, 2000, Cardiac Science's closing stock price was $5.06 per share.

   During the first week of January 2001, representatives of Cardiac Science met with officers of Survivalink to evaluate the potential combination of the two companies. During that time, representatives of Cardiac Science conducted a due diligence investigation of Survivalink. With the assistance of counsel for both parties, Cardiac Science and Survivalink began negotiations of a definitive merger agreement.

   On January 17, 2001, representatives from Survivalink met with representatives of Cardiac Science in New York. At that meeting, Cardiac Science proposed an acquisition of Survivalink for a combination of cash and Cardiac Science stock.

   On January 23, 2001, the board of directors of Cardiac Science met to receive an update and discuss the status of the Survivalink transaction. During this meeting, the board of directors of Cardiac Science considered, among other things the proposed transaction structure and purchase price of $71 million. After review the board of directors of Cardiac Science voted to authorize Mr. Cohen to enter into a definitive agreement in order to consummate the transaction.


   On January 24, 2001, Mr. Wagner met with the President of the private company and discussed the form of consideration that the private company could provide to the shareholders of Survivalink. The President of the private company did not make a formal proposal, but intimated that the consideration would have to be a combination of cash and stock in a public shell company. Mr. Wagner informed the President of the private company that the total consideration that he was proposing was less than the total consideration offered by Cardiac Science.


   On February 6, 2001, the board of directors of Survivalink had a regular meeting by telephone and discussed the status of negotiations with the two potential buyers. In addition, the board of directors of

Survivalink reviewed its financial performance for the year ended December 31, 2000 and the operating plan for 2001. The board also discussed the potential for Survivalink to continue as an independent company and the possibility of raising additional capital in the next twelve months. At the meeting, the board of Survivalink authorized management of Survivalink to continue negotiations with each party.


   On February 6, 2001, Cardiac Science presented Survivalink with a letter of intent to purchase the company for an aggregate consideration of $71 million, consisting of a combination of $33 million in stock of Cardiac Science and $38 million in cash. In addition, the proposal included a mutual break up fee equal to 5% of the purchase price. Survivalink's counter proposal was for a combination of 50% stock and 50% cash due to the tax benefits of having at least 50% of the consideration consist of stock of Cardiac Science. This mix of consideration is intended to comply with certain of the requirements necessary to qualify the merger as a "reorganization," as defined in section 368 of the Internal Revenue Code of 1986, as amended. This qualification may provide a tax benefit to Survivalink's selling shareholders by deferring the recognition of a portion of the gain realized by such stockholders, resulting from the exchange of their Survivalink shares for Cardiac Science shares pursuant to the merger. During the next week, Mr. Wagner contacted the President of the private company regarding the signed letter of intent and the private company was unable to increase its prior offer. On February 6, 2000 Cardiac Science's closing stock price was $5.06 per share.


   On February 7, 2001, Mr. Cohen and Mr. Evers, an outside director of Cardiac Science, met with SunTrust Robinson Humphrey to discuss their qualifications as a financial advisor.


   From February 8, 2001 to February 13, 2001, representatives from each party negotiated and finalized the definitive merger agreement. On February 13, 2001, William Blair presented to Survivalink's board of directors its opinion that the amount and form of consideration and the terms of the proposed transaction were fair to the shareholders of Survivalink.


   On February 14, 2001, the parties executed the Agreement and Plan of Merger and publicly announced the transaction.

   In April 2001, representatives from each party had a number of discussions with regard to the status of the regulatory filings and Cardiac Science's progress in completing a financing transaction to raise the cash necessary for Cardiac Science to pay the cash portion of the merger consideration. In light of the anticipated regulatory timeline, and the state of the capital markets, it was determined that it would be advantageous to both parties to revise the terms of the merger agreement in order to close the transaction as quickly as possible.

   Pursuant to an engagement letter dated April 9, 2001, SunTrust Robinson Humphrey was retained by Cardiac Science to render a written opinion with respect to the fairness, from a financial point of view, to the common stockholders of Cardiac Science of the aggregate purchase price to be paid in the proposed acquisition of Survivalink.


   On April 27, 2001 the board of directors of Cardiac Science was advised of the ongoing discussions surrounding the Survivalink transaction. During that meeting it was agreed that lowering the amount of cash due at closing could allow Cardiac to reduce the size and regulatory complexity of its financing transaction, thereby potentially expediting the close of the acquisition. The board of directors of Cardiac Science authorized Mr. Cohen to negotiate revised terms to the merger agreement consistent with the objective of closing the transaction as quickly as possible.


   Throughout April 2001, Mr. Wagner advised Survivalink's board of directors about Cardiac Science's progress in raising the cash necessary for Cardiac Science to pay the cash portion of the merger consideration and informed the board of directors of the possibility that the terms of the merger agreement would have to be modified in order increase the likelihood that Cardiac Science would be able to complete the merger. The board of directors authorized Survivalink's officers to negotiate with Cardiac Science revised terms to the merger agreement.

   On May 3 and 4, 2001 officers of Cardiac Science and Survivalink met in Irvine, California, in order to negotiate the revised terms. Further negotiations took place on several conference calls held throughout the month of May. Based on these negotiations, the parties agreed on the revised terms of the merger.

   On May 31, 2001, William Blair also presented to Survivalink's board of directors its opinion that the proposed changes to the amount and form of consideration and the terms of the transaction were fair to the shareholders of Survivalink. On May 31, 2001, Survivalink's board of directors discussed the proposed changes to the merger agreement and unanimously approved the revised merger terms and the first amended and restated agreement and plan of merger and authorized the officers of Survivalink to execute it, subject to receipt from William Blair of an opinion that the merger consideration, as amended, is fair to the shareholders of Survivalink.


   Prior to the June 5, 2001 amendment to the merger agreement (described below), the merger consideration was structured as 50% cash and 50% stock. This structure was designed to facilitate tax-free treatment of the transaction under Internal Revenue Code section 368. However, subsequent developments in the capital markets, as well as the desire of Cardiac Science to conserve cash and expedite the transaction, led to a restructuring of the non-stock portion of the consideration to reduce the cash portion from approximately $36 million to $10 million, and to fund the balance of the non-stock purchase price with notes instead of cash. This revised structure meant that Cardiac Science could preserve its cash position while reducing the cash amount needed to be raised in the capital markets pursuant to the financing transaction.


   Treatment of Survivalink options and warrants was negotiated on an "all-in" basis to simplify the transaction and to provide certainty with regard to Survivalink outstanding warrants and options going forward. All Survivalink options and warrants will either be exchanged or cancelled at the effective time, and Cardiac Science would thereby be able to finally resolve treatment of these securityholders without the complexities inherent in an assumption of Survivalink's options and option plans. Holders of options and warrants with positive exercise values (i.e., "in the money" options and warrants) would be allocated consideration in the merger in accordance with the terms of their warrant and option instruments, the first amended and restated agreement and plan of merger, and Survivalink's articles of incorporation.


   The terms of the notes were negotiated with Survivalink at arm's length, with the goal of meeting the parties' economic objectives of the new consideration structure, while keeping the form of note as straightforward as possible. The nine month term, ten percent interest rate, and security interest were negotiated based on the need to balance Cardiac Science's desires for the new consideration structure with the needs of Survivalink's selling shareholders for adequate return on and security for their loans to Cardiac Science.


 Material Effects of the June 5, 2001 Amendment and Restatement of the Merger Agreement

   On June 5, 2001, the parties executed the first amended and restated agreement and plan of merger. This amendment to the merger agreement had the following material effects on the transaction:


 . Consideration Structure. The non-stock part of the merger consideration was changed from 100% cash to approximately 28% cash and 72% promissory notes, thereby reducing the amount of cash Cardiac Science would have to raise in the capital markets pursuant to the financing transaction. The notes would be issued in an aggregate principal amount of approximately $26,050,000, and would carry an interest rate of 10% and would mature at the earlier of nine months after the merger or upon a financing in which Cardiac Science raised $30,000,000 (but not including the financing transaction).




 . Tax Escrow Account. Because Survivalink shareholders will receive less cash consideration at the effective time of the merger based on the new consideration structure, some employees of Survivalink who hold options to purchase Survivalink common stock may be disadvantaged by an inability to pay taxes arising at the effective time of the merger due to a lack of cash they would have otherwise had under the old structure. Accordingly, prior to the effective time of the merger, Cardiac Science will enter into an agreement with the Survivalink shareholders' representatives and an escrow agent to establish a tax escrow fund, for the purpose of making loans to employees of Survivalink who hold options to purchase Survivalink common stock to facilitate satisfaction of their tax obligations in connection with the disposition or exercise of their employee options at the effective time. See page 74 for further information regarding the tax escrow account.


 . Termination Date. The parties have agreed that the termination date should be flexible in the event that the effective time of the merger is delayed due to circumstances beyond their control. Specifically, the parties cannot predict with certainty when the Securities and Exchange Commission will declare Cardiac Science's registration statement on Form S-4 effective, if ever. Therefore, the parties agreed to a revised definition of "termination date" to mean the earlier of (i) forty-five (45) calendar days after the SEC Effective Date, or (ii) August 24, 2001, if the SEC Effective Date is on or after August 24, 2001. The term "SEC Effective Date" is defined as the later of the dates on which (i) Cardiac Science's registration statement on Form S-4, which incorporates this prospectus, is declared effective by the SEC, or an exemption from such registration contained in
   Section 3(a)(10) of the Securities Act is confirmed by the appropriate securities regulatory authority, or (ii) the SEC concludes its examination of Cardiac Science's definitive proxy materials relating to the issuance of Cardiac Science common shares in connection with the merger. Accordingly, if the SEC has not declared Cardiac Science's Form S-4 effective by August 24, 2001 (or state regulatory authorities have not confirmed the availability of the Section 3(a)(10) exemption by then), the merger agreement will terminate. However, if either of these events occurs prior to August 24, 2001, the agreement will terminate if not consummated within forty-five days after the event. This latter provision is intended to give Survivalink sufficient time after the SEC Effective Date to obtain approval from Survivalink shareholders for the merger.


   On July 19, 2001, officers and directors from Survivalink and Cardiac Science discussed amending the first amended and restated agreement and plan of merger. Negotiations concerning this amendment continued over several conference calls subsequent to initial conversations on July 19, 2001.


   On July 23, 2001, Survivalink's board of directors met by teleconference and Mr. Wagner and Mr. Brintnall updated the directors on the proposed changes to the terms of the note. The board of directors authorized the officer of Survivalink to continue negotiations with Cardiac Science on the revised terms.


   On July 27, 2001, the board of directors of Cardiac Science met and authorized Mr. Cohen and Roderick de Greef, Cardiac Science's chief financial officer and executive vice president, to negotiate and execute the amended merger agreement.


   On August 1, 2001, Mr. Wagner and Mr. Brintnall met with Mr. de Greef by teleconference to negotiate the revised terms of the transaction. On August 1 and August 2, Mr. Wagner discussed the revised terms of the transaction with each member of Survivalink's board of directors. On August 2, William Blair presented to Survivalink's board of directors its opinion that, including the revised terms, the amount and form of consideration and the terms of the transaction were fair to the shareholders of Survivalink. On August 2, Survivalink's board of directors approved by written action the revised terms of the merger and the second amended and restated agreement and plan of merger and authorized the officers of Survivalink to execute the second amended and restated agreement and plan of merger.


   On August 3, 2001, the board of directors of Cardiac Science, by written consent, approved the new terms of the merger and the merger agreement and the parties executed the merger agreement.


 Material Effects of the August 3, 2001 Amendment and Restatement of the Merger Agreement


 . Extension of the Term of the Notes; Mandatory Repayment. The term of the senior secured promissory notes was extended from nine months to eighteen months, with a second automatic six month extension at that time if necessary, subject to an extension fee of 5% of the principal and interest owning at the time of the extension. Also, a mandatory repayment feature was added to the notes, which provides that Cardiac

   Science must repay the notes if they raise $45,000,000 (including the capital raised in the financing transaction related to the merger). Ninety-three cents of every dollar raised over $45,000,000 by Cardiac Science must be applied to pay down outstanding principal and interest on the notes, if any. The purpose of these changes was to provide Cardiac Science with flexibility relative to its financing activities while protecting the note holders by providing for mandatory repayment based on those activities.


 . Fixed Number of Shares. The number of shares included in the merger consideration is now fixed at 18,150,000 shares. The purpose of this change was to provide Cardiac Science with flexibility relative to the financing transaction related to the merger, and also to simplify the form of consideration offered.


 . Shareholders Agreement. The shareholders agreement was amended to accelerate the lock-up provision, so that Survivalink shareholders may now sell 34%, 67% and 100% of their shares at the end of respective 90 day periods after closing. The purpose of this amendment was to provide Survivalink shareholders with increased liquidity for the shares they receive in the merger.


Cardiac Science's Reasons for the Merger

   Cardiac Science's board of directors, having concluded that the merger is fair to, and in the best interests of, it and its stockholders, unanimously approved the merger and all transactions and documents necessary to its consummation. Cardiac Science's board of directors has received a written fairness opinion from SunTrust Robinson Humphrey that the proposed transaction is fair, from a financial point of view, to Cardiac Science's stockholders.

   The decision by Cardiac Science's board of directors was also based on an internal analysis of each company's strengths and weaknesses. This analysis allowed Cardiac Science's board of directors to identify several potential benefits to it and its stockholders that, if realized, could increase shareholder value. These reasons for the merger include:

  . gaining market share and a presence in the rapidly growing AED market. Survivalink currently holds a 14% market share in the $144 million per year worldwide AED market, which is projected to grow to over $650 million by 2006. This market share percentage reflects only AED revenues and does not take into account sales of non-automated and combination non-automated/automated external defibrillators. Survivalink's immediate contribution to Cardiac Science's top line sales growth is expected to help it achieve a level of critical mass necessary for profitability;

  . the integration of Cardiac Science's proprietary RHYTHMx ECD tachyarrhythmia detection and defibrillation software into Survivalink's line of AEDs, which is expected to provide Cardiac Science with a significant competitive advantage in the growing AED market;

  . an additional U.S. distribution channel, consisting of a 21-person direct sales team that markets principally to first responders, providing Cardiac Science with an opportunity to leverage cross-selling opportunities at both companies;

  . a manufacturing facility and an assembled and experienced manufacturing workforce that Cardiac Science expects will provide Cardiac Science with the expertise to manufacture its full range of current and in-development AECD devices; and

  . access to Survivalink's biphasic wave form defibrillation technology which can be embedded into Cardiac Science's existing and future products more efficiently than if developed by Cardiac Science internally. Survivalink also has other valuable intellectual property, including issued patents, which Cardiac Science expects will be useful in carrying out its business strategy.


   Cardiac Science's board of directors reviewed a number of additional factors in evaluating the merger, including, but not limited to the following:

  .  the terms and conditions of the merger;

  . information regarding Cardiac Science's and Survivalink's business focus, historical financial performance and condition, operations, technology and management;


  .  an analysis of comparable merger and acquisition transactions;

  .  a present value analysis;



  . the compatibility of the businesses, products, technologies, management and the administrative, sales and marketing and engineering technical organizations of Cardiac Science and Survivalink;

  . the requirements for a successful integration of Survivalink's operations with Cardiac Science's;

  . the expectation that the merger will be a tax-free reorganization for federal income tax purposes; and


  . results of Cardiac Science's due diligence review and analysis of Survivalink.



   Cardiac Science's board of directors also considered a number of countervailing factors that may pose a risk to the success of the combined entity including,

  . the possibility that the benefits anticipated from the acquisition might not be achieved or might not occur as rapidly or to the extent currently anticipated;

  . the risk that integration of the technologies, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated;

  . the risk that, despite the efforts of the combined company, key technical, management and sales personnel might not be retained by Cardiac Science;

  . the risk that the acquisition is not completed and the disruption in the business if the merger is abandoned; and

  . the risk that upon the completion of the acquisition, Medtronic-Physio Control ("MPC") may choose to terminate its relationship with Cardiac Science. For the year ended December 31, 2000, MPC accounted for approximately 45% of its revenue, and for the quarter ended March 31, 2001 MPC accounted for no revenue. In reviewing the potential ramifications of the planned acquisitions of Survivalink and Artema on the MPC relationship, the board reviewed MPC's past and projected performance under the exclusive distribution agreement. Based on conversations between Cardiac Science and MPC management early in the first quarter of 2001, Cardiac Science anticipated that MPC would fail to meet the minimum purchases required to maintain exclusivity under the distribution agreement, and the attendant transition to a non-exclusive distribution relationship as had been discussed between the companies, the board felt that the potential synergies and economic benefits associated with the merger and the planned acquisition of Artema outweighed the potential loss of MPC as a non-exclusive distributor in the future.


   For a discussion of the existing risk factors and their possible effect on the success of the merger, see "Risk Factors" on page 12.


   In the view of Cardiac Science's board of directors, these potentially countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.



   In addition to considering the aforementioned factors, the board of directors of Cardiac Science reviewed two fundamental financial analyses in order to assess whether Cardiac Science's planned purchase price for Survivalink was consistent with prices and multiples of reasonably comparable transactions and within a range of present values calculated using summary financial projections for Survivalink.


 Analysis of Comparable Merger and Acquisition Transactions


   In considering comparable mergers and acquisitions the board of Cardiac Science reviewed two recent transactions: Hewlett-Packard's purchase of Heartstream, Inc., and Medtronic's purchase of Physio-Control. Although neither transaction is identical to the merger, these transactions were deemed highly comparable and relevant to the merger. Both of the acquired companies were direct competitors of Survivalink in the AED market; their primary business was the sale of external defibrillators, and in the case of Heartstream, the AED was its sole product.

   In the analysis of these transactions, the purchase price of both companies was translated into multiples of (i) revenue, (ii) earnings before interest and taxes ("EBIT"), and (iii) earnings before interest, taxes, depreciation and amortization ("EBITDA"). The following table summarizes the multiples indicated by this analysis.



                                                          Price as Multiple of:
                                                         -----------------------
                                Effective    Purchase
 Acquirer         Target          Date    Price ($000's) LTM Revenue EBIT EBITDA
 --------         ------        --------- -------------  ----------- ---- ------
Hewlett-
 Packard      Heartstream, Inc.  3/17/98    $133,200        14.8      n/a   n/a
Medtronic,
 Inc.       PhysioControl, Inc.  9/30/98    $517,900         2.8     31.1  25.9


   The analysis then translated the planned purchase price of Survivalink into multiples of revenue, EBIT and EBITDA based on Survivalink's historical financial results for the annualized quarter ended December 31, 2000, the year ended December 31, 2000 and projected financial results for the year ending December 31, 2001. The following table summarizes the multiples indicated by this analysis.



                                                            Price as Multiple
                                                                   of:
                                                           -------------------
                Survivalink Financial Results              Revenue EBIT EBITDA
                -----------------------------              ------- ---- ------
   Annualized Actual Quarter ended December 31, 2000......   3.2   31.7  27.9
   Actual Year ended December 31, 2000....................   4.2    n/a   n/a
   Projected Year ending December 31, 2001................   2.9   22.4  20.5


   In reviewing the multiples derived from Cardiac Science's planned purchase price of Survivalink, the board of Cardiac Science observed that these multiples were within or very near the range of multiples generated by the comparable transactions. In addition, when the comparable transaction last twelve month ("LTM") revenue multiples were applied to Survivalink's LTM revenue of $17.1 million (as of December 31, 2000), a range of implied values for Survivalink was calculated between $47.9 million and $253 million. It should be noted that the two comparable transactions utilized in this analysis were not identical to the merger. All multiples for the comparable transactions were based on publicly available information, without taking into account differing market and other conditions at the time the transactions occurred.


 Present Value Analysis


   The board of Cardiac Science also reviewed a present value analysis based on summary financial projections of Survivalink for the period of 2001 to 2005. These projections were developed by Cardiac Science and utilized a third party, independent report of expected AED market growth, and internal cost projections based on a review of Survivalink's historical financial information which was projected into the future by Cardiac Science. The key assumption underlying the revenue projections was that the AED market would grow from an estimated 67,600 units in 2001 to a projected 206,500 units in 2005, and that Survivalink's market share would increase from an estimated 14% in 2001 to 19.1% in 2005 due to the anticipated advantages of integrating the Cardiac Science RHYTHMx ECD technology into the Survivalink AED. The cost of goods, gross margin and operating expense projections were based on actual results realized by Survivalink in the quarter ended December 31, 2000, adjusted to take into account future projected increases in revenue. The following table summarizes Cardiac Science's revenue and EBIT projections for the business of Survivalink for the years ending December 31st, 2001 through 2005.



                                           Years ending December 31,
                               -------------------------------------------------
                                 2001      2002      2003      2004      2005
                               --------- --------- --------- --------- ---------
                                                    (000's)
   Projected Revenue.......... $24,253.5 $33,120.0 $46,977.5 $62,738.3 $76,400.1
   Projected EBIT............. $ 3,165.3 $ 6,093.5 $ 9,663.6 $13,743.0 $17,163.5

   The analysis generated a range of present values for Survivalink based on discounting terminal values which were calculated using an 18x, 20x, and 22x projected EBIT in 2005, and discount rates of 25%, 30% and 35%.



                                                     Terminal Value Multiple
                                                  -----------------------------
                                                     18x       20x       22x
                                                  --------- --------- ---------
   Present Value of Survivalink ($000's) :
   25% Discount Rate............................. $80,987.6 $89,986.2 $98,984.8
   30% Discount Rate............................. $64,005.6 $71,117.4 $78,229.1
   35% Discount Rate............................. $51,035.9 $56,706.6 $62,377.2


   In reviewing the range of present values, Cardiac Science's board observed that high and low present values for Survivalink were $51 million to $99 million. It should be noted that the projections underlying the present value analysis represented a preliminary estimate of possible future results, and that depending on a variety of factors, the actual future results might vary materially from these preliminary projections (see "Risk Factors" on page 12).

Survivalink's Reasons for the Merger

   Survivalink's board of directors believes that the merger is fair to and in the best interests of its shareholders and unanimously approved the merger and all transactions and documents necessary for the consummation of the merger. The board of directors of Survivalink received an opinion from William Blair and Company, LLC on February 13, 2001 that the transaction as proposed in the Agreement and Plan of Merger dated February 14, 2001 was fair, from a financial point of view, to the shareholders of Survivalink and a subsequent opinion from William Blair on June 4, 2001 that the transaction as currently structured is fair, from a financial point of view, to the shareholders of Survivalink.


   The board of directors of Survivalink believes that the merger will substantially mitigate many significant challenges that Survivalink would face if it continued as an independent, privately-held company. In evaluating the merger, the board of directors considered a number of factors, including, but not limited to:




   Terms of the Merger Agreement. Survivalink's board of directors considered the terms and provisions of the merger agreement, including the representations and warranties, the covenants and the conditions of each party to closing the merger. In addition, the board considered the inclusion of a break up fee of $3,500,000 to be paid by one party to the other party in the event that the merger is not consummated due to failure of the party to fulfill certain conditions to closing.


   Form of Consideration. Survivalink's board of directors considered the form of consideration to be paid to its shareholders. The combination of cash, notes and Cardiac Science common stock provides shareholders with immediate liquidity on a portion of their shares of Survivalink stock and full liquidity on the remaining merger consideration within 18 months to 2 years after the merger is effective.


   Tax Aspects of the Merger. Survivalink's board of directors considered the benefit to Survivalink shareholders of the favorable tax treatment of the merger as a tax-free reorganization.

   Prospects of Remaining Independent. Survivalink's board of directors considered Survivalink's financial condition, results of operations and business and earnings, including its prospects for future financing, if it were to remain independent.

   Competition. Survivalink's board of directors considered the risks and constraints faced by Survivalink in the AED market, in light of the fact that two major competitors have been acquired by larger medical device companies (i.e. Medtronics and Phillips) with greater market presence and larger financial resources.

   Market for Survivalink's Stock. Survivalink's board of directors considered the fact that Survivalink's common stock remains unregistered. No public market currently exists for Survivalink's common stock and it is unlikely that the stock would become publicly-traded in the near future.

   Alternative Transactions. Survivalink's board of directors, with the assistance of management and the financial advisor, evaluated three potential buyers in 2000, a financial buyer, a domestic industry buyer and a European industry buyer. In addition, concurrently with the offer from Cardiac Science the board considered an offer from a private financial buyer. The board of directors believes that the transaction with Cardiac Science provides the best opportunity based on value to shareholders and strength of buyer.


   Financial Condition of Cardiac Science. Survivalink's board of directors considered the financial condition of Cardiac Science, particularly in comparison to the other potential buyers, and the likelihood of Cardiac Science obtaining adequate financing to complete the merger.

   Absence of Redundant Operations. Survivalink's board of directors considered the complementary business, assets, management and operations of Survivalink and Cardiac Science, including the likelihood that many of Survivalink's employees would continued to be employed after the merger.


   Advice from Survivalink's Financial Advisor. Survivalink's board of directors considered the advice and information provided by William Blair with respect to the merger and proposed consideration offered to Survivalink's shareholders and William Blair's opinion that the merger consideration was fair, from a financial point of view, to the Survivalink shareholders.



   The board of directors of Survivalink also considered a number of countervailing factors that may pose a risk to the success of the merger and the combined entities, including:


  . the risk that the merger is not completed and the disruption in Survivalink's business due to resources focused on completion of the merger;


  . the risk that the business of Cardiac Science, including the integrated business of Survivalink, may not realize the anticipated benefits of the merger, which would lead to a reduction in the price of Cardiac Science common stock, thereby decreasing the value of the transaction;


  . the restrictions on transferability of the Cardiac Science common stock after the merger;


  . the possible default by Cardiac Science on the notes issued to the shareholders of Survivalink in connection with the merger; and


  . the risk that, despite present expectations that Cardiac Science intends to retain many of Survivalink's employees, Cardiac Science may be required to terminate certain employees or may not otherwise be able to retain the former employees of Survivalink.


   In view of the board of directors of Survivalink, these potentially countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.


   Prior to approving the agreement and plan of merger in February 2001, approving the first amended and restated agreement and plan of merger in June 2001 and approving the merger agreement in August 2001, the board of directors also considered three financial analyses prepared by its financial advisor in order to evaluate the financial information of Survivalink against similar information with comparable public companies; to determine if the merger consideration per share was consistent with the price paid per share in comparable transactions; and to quantify a range of potential values of Survivalink.


   The first analysis compared financial information about Survivalink to corresponding financial information for 14 publicly traded companies in the medical technology industry. The board observed that the multiples of the market value of the common stock to net income and the multiples of market value plus book value of total debt less cash and cash equivalents to revenues, operating income, and EBITDA of Survivalink, implied by the terms of the merger, compared favorably to the median of the corresponding multiples of the selected publicly-traded companies.

   The second analysis involved a comparison of the consideration paid in comparable transactions in terms of the enterprise value as a multiple of revenues, operating income and EBITDA and in terms of equity purchase price as a multiple of net income. The multiples were then compared to the similar multiples for Survivalink based on the terms of the merger. Based on the comparison of the multiples the Survivalink board believed that the purchase price was favorable to Survivalink and its shareholders.


   The board also reviewed a discounted cash flow analysis prepared by its financial advisor based on summary five year financial projections for Survivalink prepared by management. The discounted cash flow analysis indicated a valuation of the equity of Survivalink of between $17 and $51 million. Based on this analysis, the Survivalink board believed that the purchase price was favorable to Survivalink and its shareholders.


   The foregoing discussion of the information and factors considered by Survivalink's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Survivalink's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and the individual directors may have given different weights to different factors.

Recommendation of the Survivalink Board of Directors

   After careful consideration, Survivalink's board of directors has unanimously determined that approval of the merger and the merger agreement is advisable and in the best interests of Survivalink and its shareholders, has unanimously determined that the merger is fair to, and in the best interests of its shareholders, and unanimously recommends that Survivalink shareholders vote "FOR" the approval of the merger and the adoption of the merger agreement. Some directors of Survivalink may be deemed to have a conflict of interest in the Survivalink board of directors' approval of the merger and its recommendation that the Survivalink shareholders approve the merger. See "The Merger-- Interests of Survivalink Officers and Directors in the Merger" on page 39.


Regulatory Matters

 Nasdaq Notification and Acceptance

   Due to the size and nature of the acquisition of Survivalink, Cardiac Science is required to notify the Nasdaq National Market prior to the issuance of shares of Cardiac Science common stock in the merger and the related financing transaction. Cardiac Science will also obtain acceptance of the notification, if and to the extent it is required.

 California Department of Corporations


   Although Cardiac Science originally sought to pursue an exemption from registration for the issuance of Cardiac Science common stock to be issued in the merger, under Section 3(a)(10) of the Securities Act pursuant to a Fairness Hearing with the California Department of Corporations, Cardiac Science has decided that it would be inefficient to pursue a Section 3(a)(10) fairness hearing exemption, now that it has filed a Form S-4 Registration Statement with the SEC. Cardiac Science received early comments from the California Department of Corporations in connection with its initial application for a fairness hearing, but a date for the hearing was never set, and Cardiac Science has received no subsequent correspondence from the Department. Accordingly, on July 25, 2001, Cardiac Science withdrew its application.



 Securities and Exchange Commission (SEC)

   Cardiac Science will seek a declaration of effectiveness of a registration statement on Form S-4 with the Securities and Exchange Commission to register the shares of its common stock and notes that Cardiac Science will issue in the merger. Please note that the SEC filing is not a regulatory review or approval, and the SEC does not provide approvals for these transactions.

   It is not anticipated that any additional regulatory approvals will be necessary. However, if it is later determined that such additional approvals must be sought, Cardiac Science will seek them as quickly as possible so that the merger may be consummated. Survivalink has agreed to cooperate in all regulatory approval processes.

Interests of Survivalink's Officers and Directors in the Merger

   Some of Survivalink's directors and officers have interests in the merger that are different from, or are in addition to, their interests as shareholders of Survivalink. Survivalink's board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:


   Common Stock Options. The officers and directors of Survivalink hold options and warrants to purchase Survivalink common stock that will be converted into the right to receive a portion of the merger consideration. Under the terms of the option agreements, the vesting of all of the common stock options will accelerate at the effective time of the merger and each common stock option will be fully exercisable.


   Preferred Stock Options. Six executive officers have previously entered into option agreements with some holders of Survivalink preferred stock under which the executive officers were granted an option to purchase shares of preferred stock. Under the terms of the preferred stock option agreements, the shares subject to the preferred stock options vest in four equal semi-annual installments beginning on May 30, 2000 (except for the option granted to Mr. Wagner which vests in 24 equal monthly installments beginning on December 1,
1999). However, upon completion of a transaction such as the merger, all unvested shares of preferred stock subject to a preferred stock option immediately vest and will be converted into the right to receive the amounts listed below in the description of the amounts payable to Survivalink's officers and directors. The payment by the holders of preferred stock to the executive officers will be in the same form and mix of consideration delivered by Cardiac Science in the merger.


   Severance Arrangements. Mark Wagner, the Chairman and Chief Executive Officer, John Brintnall, the President and Chief Operating Officer, and Paul Emerson, the Vice President-Finance, each have entered into agreements, which provide for severance payments to each of them if their employment is terminated after a change of control. Under his employment agreement, after the merger (i) if Mr. Brintnall voluntarily terminates his employment because his base salary or benefits have been reduced, or because he has been reassigned to a position of lesser rank or to an area outside the Minneapolis/St. Paul area, or (ii) if Mr. Brintnall is terminated other than due to his disability or death, a performance deficiency or "for cause" (as defined in his employment agreement), he will be entitled to continue to receive his salary, medical benefits and his bonus for a period of twelve months following the termination. Similarly, Mr. Emerson is entitled to a severance payment equal to his average salary for nine months under some cases of termination of his employment after the merger, and Mr. Wagner is entitled to a severance payment equal to $250,000 under some cases of termination after the merger.

   Partial-Year Bonus Payments. It is Survivalink's practice to pay annual performance bonuses to certain of its executive officers. In anticipation that the merger will close before the completion of Survivalink's current fiscal year, Survivalink has agreed to pay partial-year bonuses of approximately $59,000 and $46,375 to Messrs. Wagner and Brintnall, respectively. The amounts of the partial-year bonuses reflect pro-rata portions of the amounts that Survivalink estimates would have otherwise become payable to Messrs. Wagner and Brintnall under Survivalink customary bonus practices for the first six months of 2001. The partial-year bonuses become payable upon the completion of the merger and will become obligations of the surviving corporation.


   Indemnification. Survivalink's articles of incorporation and the merger agreement contain provisions regarding indemnification of the directors and officers of Survivalink. In addition, the merger agreement requires the surviving corporation to maintain directors' and officers' insurance for a period of six years after the effective time of the merger.

   The following paragraphs summarize the amounts payable to Survivalink's officers and directors pursuant to the interests described above. The amounts described below assume a price of $2.39 per share for Cardiac Science common stock and that Proposal 1 is approved.


   Mark Wagner. Mr. Wagner will receive a payment of approximately $2,643,261 pursuant to his common stock options, approximately $548,863 pursuant to his preferred stock option and a partial-year bonus of approximately $59,000. Mr. Wagner may also receive a severance payment of $250,000 plus one year of medical benefits in the approximate amount of $8,000 in the event of termination of his employment.


   John Brintnall. Mr. Brintnall will receive a payment of approximately $907,506 pursuant to his common stock options, approximately $688,555 pursuant to his preferred stock option and a partial-year bonus of approximately $46,375. Mr. Brintnall may also receive a severance payment of $285,500 plus one year of medical benefits in the approximate amount of $8,000 in the event of termination of his employment.


   John Nealon. Mr. Nealon will receive a payment of approximately $478,005 pursuant to his common stock options and approximately $320,026 pursuant to his preferred stock option.


   Mike Musich. Mr. Musich will receive a payment of approximately $321,071 pursuant to his common stock options and approximately $476,960 pursuant to his preferred stock option.




   Kenneth Olson. Mr. Olson will receive a payment of approximately $922,619 pursuant to his common stock options.


   Sew-Wah Tay. Ms. Tay will receive a payment of approximately $151,661 pursuant to her common stock options and approximately $646,370 pursuant to her preferred stock option.


   Paul Emerson. Mr. Emerson will receive a payment of approximately $421,768 pursuant to his common stock options. Mr. Emerson may receive a severance payment of $100,000 in the event of termination of his employment after the merger.


   Dale Spencer. Mr. Spencer will receive a payment of approximately $263,605 pursuant to his common stock options.


   You should also read the matters described under "Certain Information Concerning Survivalink" on page 88.


Material Federal Income Tax Considerations


   Assuming the merger incudes the appropriate combination of stock and non-stock merger consideration, the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, with the result that, for federal income tax purposes, no gain or loss will be recognized by any Survivalink shareholder upon the receipt of Cardiac Science common stock for Survivalink common stock and/or Survivalink preferred stock pursuant to the merger. Gain will be recognized as described below upon the receipt of cash pursuant to the merger, including cash received in lieu of fractional shares of Cardiac Science common stock and cash received by Survivalink shareholders who exercise their dissenters' appraisal rights. The Internal Revenue Service has not been asked to rule upon the tax consequences of the merger.


   This discussion is based upon the Internal Revenue Code of 1986, or the Code, Treasury Regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. This discussion is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more positions reflected herein, or that the positions reflected will be upheld by the courts if challenged by the IRS. Each holder of capital stock of Survivalink is urged to consult his or her own tax and financial advisors as to the federal income tax consequences of the merger based on his or her own particular facts and circumstances and also as to any state, local, foreign or other tax consequences arising out of the merger.

   The following federal income tax consequences will result from the merger as qualified as a reorganization under Section 368(a) of the Code:


     (i) No income, gain or loss will be recognized by Survivalink, Cardiac Science or Merger Sub as a result of the merger;

     (ii) No gain or loss will be recognized by a Survivalink shareholder (except in connection with the receipt of cash or notes) upon the receipt of Cardiac Science common stock for capital stock of Survivalink in the merger;

     (iii) Gain, if any, but not loss, will be recognized by a Survivalink shareholder upon the exchange of capital stock of Survivalink for cash and notes (including the notes held in escrow, as discussed below) in the merger. Such gain will be recognized, but not in excess of the amount of cash and fair market value of the notes received, in an amount equal to the difference, if any, between (a) the fair market value of the Cardiac Science common stock and the cash and fair market value of the notes received, and (b) the Survivalink shareholder's adjusted tax basis in the capital stock of Survivalink surrendered in the merger. If, as described below, the exchange has the effect of a distribution of a dividend for a particular shareholder, some or all of the gain recognized will be treated as a dividend. If the exchange does not have the effect of a distribution of a dividend for a particular shareholder, all of the gain recognized will be a capital gain (provided that the capital stock of Survivalink of such Survivalink shareholder was held as a capital asset at the effective time of the merger);


     (iv) The installment sale method, which could enable a shareholder to only recognize gain when payments are actually made on the notes, may be available to the shareholders receiving notes pursuant to the merger and such shareholders are advised to consult with their own tax advisors as to whether the installment method is available and also as to the desirability to elect out of using such method; provided, however, interest received by a shareholder as provided for in the notes, is ordinary income to such shareholder.


     (v) The basis of the Cardiac Science common stock received by a Survivalink shareholder who exchanges capital stock of Survivalink for Cardiac Science common stock, cash and notes will be the same as the basis of the capital stock of Survivalink surrendered in exchange for the merger consideration, decreased by the amount of cash and fair market value of the notes received by such shareholder, and increased by the amount of capital gain recognized by such shareholder (including gain recognized but deferred under the installment method) and the amount, if any, treated as a dividend to such shareholder;


     (vi) The holding period of the Cardiac Science common stock received by a Survivalink shareholder will include the period during which the capital stock of Survivalink surrendered in exchange therefor was held (provided that such capital stock of Survivalink was held as a capital asset at the effective time of the merger);

     (vii) Cash received by a Survivalink shareholder in lieu of a fractional share interest of Cardiac Science common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Cardiac Science common stock which such shareholder would otherwise be entitled to receive, and will generally qualify as capital gain or loss (assuming the Cardiac Science common stock was a capital asset in such shareholder's hands at the effective time of the merger); and

     (viii) Escrow shares of Cardiac Science common stock and notes deposited in the escrow fund on behalf of a Survivalink shareholder pursuant to the merger agreement will be treated as having been transferred to such shareholder as of the effective time of the merger.


     (ix) Shares of Cardiac Science common stock placed in the escrow will not be taxable to the Survivalink shareholder. At the effective time of the merger, the Survivalink shareholders will allocate a portion of their basis in Survivalink common stock to the Cardiac Science common stock held in escrow. This allocation will be made by reference to the maximum number of Cardiac Science common stock that may be distributed ultimately to the Survivalink shareholders. Upon final distribution of Cardiac Science common stock from escrow, the Survivalink shareholders will adjust the tax basis of their Cardiac Science common stock to reflect any escrowed shares not distributed due to indemnification obligations.

     (x) Since the terms of the escrow agreement provide that the Survivalink shareholders will be treated for U.S. federal income tax purposes as the owners of the escrow, the Survivalink shareholders may be required to recognize gain on the notes deposited in the escrow fund before the termination of the escrow.

   The determination of whether the exchange of capital stock of Survivalink for cash and notes in connection with the merger has the effect of a distribution of a dividend (or, in other words, will result in ordinary income to the exchanging shareholder rather than a capital gain) will be made on a shareholder by shareholder basis. To make the determination the IRS will compare the proportionate, percentage interest of a former Survivalink shareholder in Cardiac Science after the merger against the proportionate, percentage interest in Cardiac Science such shareholder would have had if such shareholder had received solely Cardiac Science common stock pursuant to the merger rather than a combination of cash, notes and common stock. This comparison is made as though Cardiac Science had issued in the merger to such shareholder solely Cardiac Science common stock and then Cardiac Science redeemed a portion of its common stock at the time of the merger for the amount of cash and the fair value of the notes the shareholder actually received. In making this comparison, (1) any other shares of Cardiac Science common stock or other shares of capital stock of Cardiac Science actually owned by such Survivalink shareholder, and (2) any such shares considered to be owned by such Survivalink shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code must be taken into account. The constructive ownership rules apply in specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.


   Under applicable Internal Revenue Service guidelines, a holder of a minority interest in Cardiac Science will not be deemed to have resulted in a distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code if:


  .  the shareholder's relative stock interest in Cardiac Science is minimal;


  . the shareholder's exercises no control over the affairs of Cardiac Science; and


  . the shareholder's experiences a reduction in the shareholder's proportionate interest in Cardiac Science, both directly and by application of the foregoing constructive ownership rules.


   Because the determination of whether cash and notes received pursuant to the merger will be treated as the distribution of a dividend will depend upon the facts and circumstances specific to each Survivalink shareholder, you are strongly advised to consult with your own tax advisors regarding the tax treatment of cash and notes received pursuant to the merger.


   The tax consequences described above are based upon the assumption that the merger will qualify as a reorganization under Section 368(a) of the Code. Qualification as a reorganization requires, among other things, that at least 50 percent of the value of Survivalink shareholders' proprietary interests in Survivalink will be preserved as proprietary interests in Cardiac Science received in exchange for capital stock of Survivalink. For purposes of this requirement, proprietary interests will not be preserved to the extent that, in connection with the merger:


  . an extraordinary distribution is made with respect to the stock of Survivalink before the effective date of the merger;


  . a redemption or acquisition of Survivalink stock is made by Survivalink or a person related to Survivalink before the effective date of the merger;

  . Cardiac Science or a person related to Cardiac Science acquires stock of Survivalink for consideration other than Cardiac Science stock; or


  .  Cardiac Science redeems its stock issued in the merger.


   If the merger does not qualify as a reorganization under Section 368(a) of the Code, a Survivalink shareholder generally will be required to recognize the full amount of such shareholder's gain or loss upon the exchange of capital stock of Survivalink for Cardiac Science common stock cash and notes in the merger. Such gain or loss will be equal to the difference between the fair market value of the Cardiac Science common stock cash and the fair value of the notes received by a Survivalink shareholder and such shareholder's tax basis in the capital stock of Survivalink surrendered in the merger. Any such gain or loss may be treated as capital gain or loss, if the capital stock of Survivalink was held as a capital asset at the effective time of the merger.

   The foregoing is only a general description of anticipated federal income tax consequences of the merger, without regard to the particular facts and circumstances of the tax situation of each Survivalink shareholder. It does not discuss all of the consequences that may be relevant to Survivalink shareholders entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to Survivalink shareholders who acquired their capital stock of Survivalink pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. No information is provided herein with respect to the tax consequences of the merger under estate, gift, state, local, foreign or other tax laws.


Dissenters' Rights of Appraisal

   Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of Survivalink the right to dissent from the merger and to obtain payment for the "fair value" of the shareholder's shares following the consummation of the merger.

   The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full texts of these sections attached as Annex C to this proxy statement/prospectus. Any shareholder who wishes to exercise dissenters' appraisal rights, or who wishes to preserve the right to do so, should review these sections carefully because failure to comply with the procedures set forth in the sections will result in the loss of dissenters' appraisal rights.

   Under Minnesota law, shareholders of Survivalink have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from Survivalink payment of the "fair value" of their shares after the merger is completed. The term "fair value" means the value of the shares immediately before the effective date of the merger without any appreciation or depreciation in anticipation of the merger.

   All references in sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares as to which dissenters' appraisal rights are asserted. A record holder is a shareholder who held
Survivalink capital stock at the close of business on            , 2001. A
person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect any dissenters' appraisal rights the beneficial owner may have.

   Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be mailed or delivered to the executive offices of Survivalink before the shareholder vote is taken to approve the merger agreement. This written demand must be in addition to and separate from any proxy or vote against approval of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

   Shareholders electing to exercise their dissenters' appraisal rights under Minnesota law must not vote for approval of the merger agreement. A shareholder's failure to vote against approval of the merger agreement will not constitute a waiver of dissenters' appraisal rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenters' appraisal rights will be waived.


   A shareholder must assert dissenters' appraisal rights with respect to all of the shares registered in the holder's name except where certain shares are beneficially owned by another person but registered in the holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of the shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of those shares who is not the record owner of such shares may assert dissenters' appraisal rights as to shares held on that person's behalf, provided that the beneficial owner submits a written consent of the record owner to Survivalink at or before the time the dissenters' appraisal rights are asserted.

   A shareholder who elects to exercise dissenters' appraisal rights must mail or deliver a written demand, before the vote is taken on approval of the merger agreement, to the Secretary of Survivalink at 5420 Feltl Road, Minnetonka, Minnesota 55343. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of its, his or her shares.


   After approval of the merger agreement by the shareholders at the special meeting, Survivalink will send a written notice to each shareholder who delivered a written demand for dissenters' appraisal rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received and other related information.


   In order to receive fair value for a dissenting shareholder's shares, the shareholder must, within 30 days after the date Survivalink gives the notice described in the preceding paragraph, demand payment and send the stock certificates, and all other information specified in the notice from Survivalink, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the merger. After a valid demand for payment and the related stock certificates and other information is received, or after the effective date of the merger, whichever is later, Survivalink will remit to each dissenting shareholder who has complied with the statutory requirements the amount that Survivalink estimates to be the fair value of the dissenting shareholder's shares, with interest starting five days after the effective date of the merger at a rate prescribed by statute. Survivalink will also send its closing balance sheet and statement of income for the fiscal year ending no more than 16 months before the effective date of the merger, together with the latest available interim financial statement, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate and a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment.

   If the dissenting shareholder believes that the amount remitted by Survivalink is less than the fair value of the holder's shares plus interest, the shareholder may mail or deliver written notice to Survivalink of the holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. This notice must be delivered to the executive office of Survivalink at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by Survivalink.

   Within 60 days after receipt of a demand for supplemental payment, Survivalink must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with Survivalink, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Survivalink. The court, after determining that the shareholder or shareholders in question have complied with all the statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by Survivalink or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' appraisal rights and did not agree with Survivalink as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Survivalink. The shareholders will not be liable to Survivalink for any amounts paid by Survivalink that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Survivalink, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to these shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

   Shareholders considering whether to exercise dissenters' appraisal rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.


   Consideration received pursuant to the exercise of dissenters' appraisal rights may be subject to federal or state income tax. Any holder who fails to comply fully with the statutory procedure summarized above will forfeit all rights of dissent and instead each outstanding share of Survivalink capital stock held by that holder will be canceled and converted into the right to receive the cash consideration and non-cash consideration under the terms of the merger agreement.


Accounting Treatment

   Cardiac Science will account for the merger as a purchase of a business, which means that the assets and liabilities of Survivalink, including intangible assets, will be recorded at their fair value with the remaining purchase price reflected as goodwill and the results of operations and cash flows of Survivalink will be included in Cardiac Science's results prospectively after the merger.

Resale of Cardiac Science Securities


   The issuance of Cardiac Science securities to Survivalink shareholders in the merger will have been registered under the Securities Act of 1933, as amended. Except as provided in the shareholders agreement, upon issuance, the Cardiac Science securities may be traded freely and without restriction by former Survivalink shareholders not deemed to be "affiliates" of Survivalink as that term is defined for purposes of Rule 145 under the Securities Act. An "affiliate" of Survivalink for this purpose is a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Survivalink. Any subsequent transfer by an affiliate of Survivalink must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of any persons who become affiliates of Cardiac Science) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors, executive officers and holders of 10% or more of the Survivalink shares (as well as to certain other related individuals or entities). The shareholders agreement also imposes restrictions on transfer of the common stock issued to Survivalink shareholders in the merger, such that each former Survivalink shareholder may only sell or transfer a limited percentage of his or her Cardiac Science shares within specified time periods subsequent to the effective time of the merger. See "Related Agreements--Shareholders Agreement."


   This proxy statement/prospectus does not cover resales of Cardiac Science common stock or notes to be received by the shareholders of Survivalink in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale. The notes will not be listed for trading on any securities exchange or automated quotation system, and it is anticipated that there will be no active trading market for the notes.


Management and Operations of Survivalink after the Merger

   Cardiac Science intends to fully integrate the operations of Survivalink into Cardiac Science after the merger. Cardiac Science expects to retain employees and key personnel of Survivalink after the merger. Cardiac Science intends to take advantage of cross-selling opportunities between the respective Survivalink and Cardiac Science sales organizations. It is expected that marketing activities will be centralized. Cardiac Science intends to take advantage of Survivalink's skilled workforce and manufacturing capability and shift production of Cardiac Science current and future products to Survivalink's facility in Minnesota. Cardiac Science also expects to combine research and development activities across both companies. Clinical and regulatory functions are also expected to be combined. Administrative functions are expected to be centralized at Cardiac Science's corporate headquarters in Irvine, California.

                          OPINION OF FINANCIAL ADVISOR

Opinion of William Blair to the Board of Directors of Survivalink

   Survivalink retained William Blair and Company, LLC to act as its financial advisor in connection with the merger. No limitations were imposed by the Survivalink board of directors upon William Blair with respect to the investigations made or the procedures followed by it in rendering its fairness opinion. William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Survivalink retained William Blair as its financial advisor on the basis of William Blair's experience and expertise in transactions similar to the merger and its reputation in the investment banking business.

   Survivalink has agreed to pay William Blair a transaction fee in connection with the merger. William Blair has earned fees to date in the amount of $200,000, which includes a fee of $50,000 for rendering its fairness opinion. William Blair will also be entitled to an additional fee of $50,000 upon the closing of the merger. Survivalink has also agreed to reimburse William Blair for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify William Blair against certain expenses and liabilities.


   On August 2, 2001, William Blair rendered its written opinion to the Survivalink board of directors, that as of such date and based upon and subject to the factors and assumptions set forth in such written opinion, the consideration to be received by Survivalink's shareholders in the merger was fair to Survivalink's shareholders from a financial point of view. The full text of William Blair's opinion to the Survivalink board of directors dated as of August 2, 2001 is attached hereto as Annex B and is incorporated herein by reference and should be read in its entirety in connection with this proxy statement/prospectus. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of William Blair's opinion. William Blair's opinion was addressed to the Survivalink board of directors for the purposes of its evaluation of the merger and does not constitute a recommendation to any Survivalink shareholder as to how such shareholder should vote at the special meeting.




   In connection with its opinion, William Blair performed the following:


  .  reviewed a final draft of the amended and restated merger agreement;


  . reviewed certain financial and other information that was publicly available or furnished to William Blair by Survivalink and Cardiac Science including certain internal financial analyses, financial forecasts, reports and other information prepared by the management of Survivalink;

  . held discussions with members of management of Survivalink concerning Survivalink's historical and current operations, financial condition and prospects;


  . held discussions with members of management of Cardiac Science concerning Cardiac Science's historical and current operations, financial conditions and prospects;


  . compared the financial position and operating results of Survivalink with those of publicly traded companies William Blair deemed relevant for its opinion, and


  . compared certain financial terms of the merger to certain publicly available financial terms of other selected business combinations William Blair deemed relevant for its opinion.


   In addition, William Blair conducted such other financial studies, analyses and investigations and reviewed such other factors as it deemed appropriate for the purposes of rendering its opinion.



   In rendering its opinion, William Blair relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources and that was provided to William Blair by Survivalink and Cardiac Science. With respect to the financial projections supplied to William Blair, William Blair assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of Survivalink and Cardiac Science as to the future operating and financial performance of Survivalink and Cardiac Science. William Blair's opinion relates to financial fairness only; no opinion was expressed as to the appropriateness of the financial structure or as to the soundness of the financial condition of Survivalink subsequent to the effective time of the merger. William Blair did not assume any responsibility for making any independent evaluation of Survivalink's assets or liabilities or for making any independent verification of any of the information reviewed by William Blair.

   William Blair's opinion was necessarily based on economic, market, financial and other conditions as they existed on August 2, 2001, the date of William Blair's opinion, and on the information made available to William Blair as of such date. It should be understood that, although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm William Blair's opinion. The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Survivalink the assumptions upon which such analyses were based, and other factors. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by William Blair in this regard.



   Summaries of Valuation Analyses. In connection with its opinion and the presentation of its opinion to the Board of Directors of Survivalink, William Blair performed certain valuation analyses, including:

  .  a comparison with comparable publicly traded companies;


  .  an analysis of certain comparable acquisitions; and


  .  a discounted cash flow analysis.


   Analysis of Certain Publicly Traded Companies. William Blair reviewed and compared certain financial information relating to Survivalink to corresponding financial information, ratios and public market multiples for 14 publicly traded companies in the medical technology industry.


   Five of these companies are in the cardiology device industry:


  .  ABIOMED, Inc.,


  .  Guidant Corp.,


  .  Kensey Nash Corp.,


  .  St. Jude Medical, Inc., and


  .  Vascular Solutions, Inc.

   Two of these companies are in the defibrillator industry:


  .  Medtronic, Inc., and


  .  ZOLL Medical Corp.


   Seven of these companies are in the medical equipment industry:


  .  Aspect Medical Systems, Inc.,


  .  CardioDynamics International Corp.,


  .  Datascope Corp.,


  .  Novametrix Medical Systemes Inc.,


  .  Respironics, Inc.,


  .  SpaceLabs Medical, Inc., and


  .  Vasomedical, Inc.






   William Blair selected these companies because they are publicly traded companies that William Blair deemed most comparable to Survivalink's operations and financial condition. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the implied purchase multiples of Survivalink, none of the selected companies is identical to Survivalink.


   Among the information considered by William Blair were:


  .  revenue;


  .  operating income, or EBIT;


  . earnings before interest, taxes, depreciation and amortization, or EBITDA;


  .  net income;


  .  earnings per share;


  .  gross profit margins;


  .  EBIT margins and net income margins;


  .  growth in revenues and net income;


  .  return on assets and equity, and


  .  capital structure.


   William Blair observed that the multiples of the market value of the common stock ("Market Value") to net income, as well as multiples of market value plus book value of total debt (including minority interests and preferred stock) less cash and equivalents, or enterprice value, to revenues, EBIT and EBITDA implied by the terms of the merger compared favorably, from Survivalink's perspective, to the median of the corresponding multiples of the comparable companies.


   The following table presents the median multiples for Survivalink (based on the terms of the merger) and the comparable companies of the enterprise value, which is calculated as market value plus book value of total debt (including minority interest and preferred stock) less cash and cash equivalents, compared to revenues, EBIT and EBITDA:



                                                                      Comparable
                                                          Survivalink Companies
                                                          ----------- ----------
   Enterprise value to last twelve month revenue.........     4.1x       4.8x
   Enterprise value to last twelve month EBIT............   232.4x      21.4x
   Enterprise value to last twelve month EBITDA..........   118.7x      14.3x

   The following table presents the median multiples for Survivalink (based on the terms of the merger) and the comparable companies of the Market Value compared to net income:



                                                                     Comparable
                                                         Survivalink Companies
                                                         ----------- ----------
   Market Value to last twelve month net income.........  1,453.9x     36.0x
   Market Value to estimated calendar 2001 net income...    452.2x     29.7x
   Market Value to estimated calendar 2002 net income...    115.4x     27.3x


   Comparable Acquisitions. William Blair performed an analysis of selected recent merger or acquisition transactions in the medical technology industry. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. In total William Blair examined 34 transactions that were announced between December 29, 1997 and May 31, 2001 involving certain medical technology companies. Of the identified transactions, eight transactions had an enterprise value less than $75 million and were therefore determined to be generally comparable. The selected transactions were not intended to be representative of the entire range of possible transactions in the medical technology industry. Although William Blair compared the transaction multiples of these companies to the implied purchase multiples of Survivalink, none of the selected companies is identical to Survivalink.


   William Blair reviewed the consideration paid in such transactions in terms of the Enterprise Value of such transactions as a multiple of revenues, EBIT and EBITDA for the latest twelve months prior to the announcement of such transactions. Additionally, William Blair reviewed the consideration paid in such transactions in terms of the equity purchase price, which is the price paid for the common stock of such transactions as a multiple of net income for the twelve months prior to the announcement of such transactions. William Blair observed that the multiples of equity purchase price to net income, as well as multiples of enterprise value to revenues, EBIT and EBITDA implied by the terms of the merger compared favorably, from Survivalink's perspective, to the median of the corresponding multiples of the comparable acquisitions.


   The following table presents median multiples for Survivalink (based on the terms of the merger) and the comparable transactions of enterprise value compared to revenue, EBIT, EBITDA and equity purchase price compared to net income (each for the last twelve months):



                                                                   Comparable
                                                      Survivalink Transactions
                                                      ----------- ------------
   Enterprise value to last twelve month revenue.....      4.1x       2.5x
   Enterprise value to last twelve month EBIT........    232.4x      21.1x
   Enterprise value to last twelve month EBITDA......    118.7x      35.4x
   Equity purchase price to last twelve month net
    income...........................................  1,453.9x      33.7x




   Discounted Cash Flow Analysis. Using a discounted cash flow analysis, William Blair estimated the net present value of the unleveraged free cash flows that Survivalink could produce on a stand-alone basis over a five year period from 2001 to 2005. In estimating these cash flows the management of Survivalink made certain assumptions about the operating performance of Survivalink over the five-year period. Without limitation, these cash flow estimates assumed that certain possible changes or developments in Survivalink's business, which could potentially favorably impact value, would not affect cash flow during such period. In calculating the "terminal value", William Blair assumed multiples of Enterprise Value to revenues ranging from
1.0 to 2.0 times, which multiples William Blair believed to be appropriate for such an analysis. The annual and terminal free cash flows were discounted to determine a net present value of the unleveraged equity value of Survivalink. Discount rates in a range of 20% to 30% were chosen which William Blair believed to be appropriate for such an analysis. The discounted cash flow analysis indicated a valuation of the equity of Survivalink of between $17 and $51 million. As a result, William Blair believes that the price to be paid on the merger compares favorably, from Survivalink's perspective, to the values indicated by the discounted cash flow analysis.

   The summary set forth above does not purport to be a complete description of the analyses performed by William Blair. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

Opinion of SunTrust Robinson Humphrey to the Board of Directors of Cardiac Science, Inc.


 General


   On February 7, 2001, Mr. Cohen, Cardiac Science's CEO and Mr. Evers, an outside director, met with SunTrust Robinson Humphrey to discuss their qualifications as a financial advisor. Pursuant to an engagement letter dated April 9, 2001, SunTrust Robinson Humphrey was retained by Cardiac Science, Inc. to render a written opinion with respect to the fairness, from a financial point of view, to the common stockholders of Cardiac Science of the aggregate purchase price to be paid in the merger. On August 3, 2001, SunTrust Robinson Humphrey rendered an update to its original written opinion of June 20, 2001, to the Cardiac Science board of directors to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the aggregate purchase price to be paid in the merger is fair from a financial point of view to the common stockholders of Cardiac Science.


   The full text of the opinion of SunTrust Robinson Humphrey is attached hereto as Annex E, and sets forth the assumptions made, matters considered and limitations on the review undertaken. This following summary provides information to help you understand the fairness opinion and the analysis undertaken by SunTrust Robinson Humphrey in rendering it. We urge you to read the full text of the SunTrust Robinson Humphrey opinion to understand the further details of the opinion.


   The opinion of SunTrust Robinson Humphrey is directed to the Cardiac Science board of directors and relates only to the fairness of the proposed consideration from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Cardiac Science shareholders meeting. The consideration to be received by Survivalink shareholders in the merger was determined on the basis of negotiations between Cardiac Science and Survivalink and was approved by the Cardiac Science board of directors.


 Material and Information Considered with Respect to the Merger


   In arriving at its opinion, SunTrust Robinson Humphrey among other things:


  .  Reviewed the merger agreement;


  . Reviewed certain publicly available information concerning Cardiac Science and Survivalink which SunTrust Robinson Humphrey believed to be relevant to its analysis;

  . Reviewed certain historical and projected financial and operating data concerning Cardiac Science furnished to SunTrust Robinson Humphrey by Cardiac Science and certain historical and projected financial and operating data concerning Survivalink furnished to SunTrust Robinson Humphrey by Cardiac Science and Survivalink;


  . Conducted discussions with members of management of Cardiac Science and Survivalink concerning their respective businesses, operations, present conditions and prospects;


  .  Reviewed the trading history of the common stock of Cardiac Science;


  . Reviewed the historical market prices and trading activity for the common stock of Cardiac Science and compared them with those of selected publicly traded companies which SunTrust Robinson Humphrey deemed relevant;


  . Compared the historical and projected financial results and present financial condition of Cardiac Science and Survivalink with those of selected publicly traded companies which SunTrust Robinson Humphrey deemed relevant;


  . Reviewed the financial terms, to the extent publicly available, of selected comparable merger and acquisition transactions which SunTrust Robinson Humphrey deemed relevant;


  . Performed certain financial analyses with respect to Cardiac Science's and Survivalink's projected future operating performance;


  . Considered the restrictions on the Cardiac Science common stock to be received by Survivalink shareholders as part of the merger consideration, as outlined in the shareholders agreement;


  . Reviewed other financial statistics and undertook other analyses and investigations and took into account those other matters as SunTrust Robinson Humphrey deemed appropriate.


   In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to SunTrust Robinson Humphrey by Cardiac Science and Survivalink without independent verification. With respect to the financial forecasts of Cardiac Science and Survivalink, including estimates of the cost savings and other potential synergies anticipated to result from the merger, SunTrust Robinson Humphrey has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of Cardiac Science's and Survivalink's respective managements as to future financial performance of Cardiac Science and Survivalink. In arriving at its opinion, SunTrust Robinson Humphrey conducted only a limited physical inspection of the properties and facilities of Cardiac Science and Survivalink. SunTrust Robinson Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities of Cardiac Science or Survivalink.


   The SunTrust Robinson Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of Cardiac Science is subject to volatility, and SunTrust Robinson Humphrey's opinion did not purport to address potential developments in the financial markets or the market for the common stock of Cardiac Science after the date of its opinion. SunTrust Robinson Humphrey assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Cardiac Science or Survivalink. Subsequent developments may affect SunTrust Robinson Humphrey's opinion, and SunTrust Robinson Humphrey does not have any obligation to update, revise, or reaffirm its opinion.


   In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses. All material analyses performed by SunTrust Robinson Humphrey are described herein. A summary of these analyses does not purport to be a complete description of the analyses underlying SunTrust Robinson Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to Cardiac Science, Survivalink, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Cardiac Science and Survivalink. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Cardiac Science board of directors made an independent evaluation of the merger in making their recommendation.


   SunTrust Robinson Humphrey was engaged solely to provide a fairness opinion and has no financial interest in the outcome of the Survivalink transaction.


 Pro Forma Contribution Analysis


   SunTrust Robinson Humphrey reviewed the relative contribution that Cardiac Science and Survivalink would make to a combined pro forma company in terms of revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"). This analysis was based on projections for each entity and for the combined company provided by Cardiac Science management. The relative contribution of Cardiac Science to the combined pro forma financial results ranged from a low of 20% (based on 2000 revenues) to a high of 58% (based on 2003 revenues). Cardiac Science does not contribute to EBITDA and EBIT in calendar 2000 through 2002 and begins to generate positive EBITDA and EBIT in 2003, contributing 37% to projected pro forma 2003 EBITDA and EBIT. SunTrust Robinson Humphrey noted that
Cardiac Science's current shareholders would own approximately 36% of the pro forma combined company on a fully diluted basis, in which Cardiac Science would issue 43.6 million shares, in connection with the Survivalink acquisition, based on the negotiated Cardiac Science stock price of $2.00 per share (18.2 million shares to be issued to Survivalink shareholders as the equity portion of the consideration, 12.5 million shares to be issued in connection with Cardiac Science's $25 million pending financing transaction to finance the cash portion of the consideration, and 12.9 million shares to be issued to pay off the $25.8 million promissory notes issued to Survivalink shareholders.



                             2000          2001          2002          2003
                          ------------  ------------  ------------  -----------
                          Amount   %    Amount   %    Amount   %    Amount  %
                          ------  ----  ------  ----  ------  ----  ------ ----
                                       (dollars in millions)
   Revenues
     Cardiac Science..... $  4.2  19.8% $  6.1  21.0% $25.4   39.4% $ 66.4 57.9%
     Survivalink......... $ 17.1  80.2% $ 23.2  79.0% $38.9   60.6% $ 48.2 42.1%
                          ------        ------        -----         ------
       Total Revenues.... $ 21.3        $ 29.3        $64.3         $114.6
                          ======        ======        =====         ======

   EBITDA
     Cardiac Science..... $(17.1)   NM  $(19.5)   NM  $(9.2)    NM  $  6.7 37.2%
     Survivalink......... $  0.9    NM  $  1.0    NM  $10.4     NM  $ 11.2 62.8%
                          ------        ------        -----         ------
       Total EBITDA...... $(16.2)       $(18.5)       $ 1.2         $ 17.9
                          ======        ======        =====         ======

   EBIT
     Cardiac Science..... $(20.0)   NM  $(19.8)   NM  $(9.5)    NM  $  6.4 37.4%
     Survivalink......... $  0.6    NM  $  0.6    NM  $ 9.8     NM  $ 10.7 62.6%
                          ------        ------        -----         ------
       Total EBIT........ $(19.4)       $(19.2)       $ 0.3         $ 17.1
                          ======        ======        =====         ======

--------

Note: Cardiac Science's pro forma ownership of the combined company is approximately 36% on a fully diluted basis.

Analysis of Survivalink


 Market Analysis of Selected Public Companies


   SunTrust Robinson Humphrey reviewed and compared selected publicly available financial data for Survivalink, with other selected publicly-traded companies in the medical device industry which SunTrust Robinson Humphrey deemed comparable to Survivalink. This group included the following seven emerging growth cardiac device companies: Abiomed, Inc. (Nasdaq: ABMD), Cambridge Heart, Inc. (Nasdaq: CAMH), CardioDynamics International (Nasdaq: CDIC), Endocardial Solutions, Inc. (Nasdaq: ECSI), Somanetics Corporation (Nasdaq: SMTS), Thoratec Corporation (Nasdaq: THOR), and Vasomedical, Inc. (Nasdaq: VASO).


   For the selected public companies, SunTrust Robinson Humphrey compared, among other things, Total Firm Value (defined as market capitalization plus debt less cash and cash equivalents) as a multiple of: 1) latest twelve months revenues, 2) latest twelve months EBIT, 3) estimated calendar 2001 and 2002 revenues, and 4) estimated calendar 2001 and 2002 EBIT. All multiples were based on closing stock prices as of June 13, 2001. Revenue and EBIT results for the comparable companies were based on historical financial information available in public filings and press releases of the comparable companies. Revenue and EBIT estimates were based on research reports and First Call consensus estimates. The following table sets forth the mean, low and high multiples indicated by this analysis for the comparable companies.



                                                               Implied Multiples
                                                                 for Selected
                                                                   Companies
                                                               -----------------
   Valuation Parameters                                        Mean   Low  High
   --------------------                                        ----- ----- -----
   Firm Value to:
     LTM Revenues as of March 31, 2001........................ 12.8x  3.9x 29.6x
     Estimated 2001 Revenues..................................  9.4x  3.0x 21.9x
     Estimated 2002 Revenues..................................  6.3x  1.3x 14.1x
     Estimated 2001 EBIT...................................... 54.2x 54.2x 54.2x
     Estimated 2002 EBIT...................................... 22.0x 22.0x 22.0x


   Based upon the multiples derived from this analysis and Survivalink's historical and projected results, SunTrust Robinson Humphrey calculated a range of implied firm values for Survivalink between $28.0 million and $237.0 million.


   It should be noted that none of the companies used in the market analysis of selected public companies was identical to Survivalink and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.


   SunTrust Robinson Humphrey has advised Cardiac Science that comparable companies in the industry often lack positive net income and EBITDA, resulting in broadly divergent comparable multiples. This, in turn, results in a wide range of possible values, and SunTrust Robinson Humphrey's opinion, Survivalink's valuation falls within this range.

 Analysis of Selected Merger and Acquisition Transactions


   SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in selected completed and pending mergers and acquisitions involving emerging growth cardiac device companies. The selected transactions are shown below.



     Effective Date   Acquirer                      Target
     --------------   --------                      ------
      3/17/1998       Hewlett-Packard               Heartstream, Inc.
      9/30/1998       Medtronic, Inc.               Physio-Control International
      1/28/1999       Medtronic, Inc.               Arterial Vascular Engineering
       3/8/1999       Medtronic, Inc.               AVECOR Cardiovascular Inc.
      3/17/1999       Eclipse Surgical Technologies CardioGenesis Corp
     11/15/1999       Guidant Corp                  Cardio Thoracic Systems, Inc.
       7/5/2000       Cardiac Science               Cadent Medical Corp
      9/22/2000       Jomed NV                      EndoSonics Corp
      12/7/2000       Tyco International Ltd.       InnerDyne, Inc.
      2/14/2001       Thoratec Laboratories Corp    Thermo Cardiosystems, Inc.
        Pending       Johnson & Johnson             Heartport, Inc.
        Pending       Cardiac Science               Artema Medical
        Pending       Boston Scientific Corporation Cardiac Pathways Corp
        Pending       GE Medical Systems, Inc.      Data Critical Corp


   For the selected comparable transactions, SunTrust Robinson Humphrey compared the Total Firm Value in the selected transactions as multiples of the latest twelve months revenues, EBITDA and EBIT. SunTrust Robinson Humphrey also compared the Total Firm Value as a multiple of forward looking revenues and EBIT relative to the transaction date. Historical revenues, EBITDA, and EBIT were based on publicly available information of the acquirer and/or target at the time of announcement of the relevant transaction. Forward estimates of revenues and EBIT were based on research analyst reports and earnings models issued at or around the time of the announcement of the relevant transaction. The following table sets forth the mean, low and high multiples indicated by this analysis.



                                                               Implied Multiples
                                                                 for Selected
                                                                   Companies
                                                               -----------------
   Valuation Parameters                                        Mean   Low  High
   --------------------                                        ----- ----- -----
   Firm Value to:
     LTM Revenues through March 31, 2001......................  6.0x  1.4x 16.5x
     LTM EBIT through March 31, 2001.......................... 56.9x 13.9x 89.4x
     LTM EBITDA through March 31, 2001........................ 35.2x 13.7x 66.3x
     Estimated 1-year out Revenues............................  3.9x  1.0x  9.4x
     Estimated 1-year out EBIT................................ 18.2x 10.2x 24.7x
     Estimated 2-year out Revenues............................  3.3x  1.1x  6.5x
     Estimated 2-year out EBIT................................ 10.6x  6.5x 16.2x


   Based upon the multiples derived from this analysis and Survivalink's historical and projected results, SunTrust Robinson Humphrey calculated a range of implied firm values for Survivalink between $9.4 million and $145.4 million.


   It should be noted that no company utilized in the analysis of selected transactions is identical to Survivalink. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

 Discounted Cash Flow Analysis


   SunTrust Robinson Humphrey performed a discounted cash flow analysis of Survivalink based upon Survivalink's management's projected results for fiscal 2001 through 2004 and projections for fiscal 2005 developed by SunTrust Robinson Humphrey (calculated using similar growth rates and margins). SunTrust Robinson Humphrey calculated a range of net present firm values for Survivalink based on the projected Free Cash Flow (defined as earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures and increases in working capital) for the years ending December 31, 2001 through December 31, 2005. SunTrust Robinson Humphrey calculated the weighted average cost of capital for the company and used discount rates ranging from 20% to 35% and terminal value multiples of fiscal 2005 estimated EBIT ranging from 18.0x to 22.0x. SunTrust Robinson Humphrey observed that the valuation based on this methodology produced a range of implied firm values for Survivalink between $25.5 million and $55.8 million.


   In addition, SunTrust Robinson Humphrey performed a discounted cash flow analysis of Survivalink based on Cardiac Science's management's projected results for Survivalink for fiscal 2001 through 2003 and projections for fiscal 2004 through 2005 developed by SunTrust Robinson Humphrey (calculated using similar growth rates and margins). SunTrust Robinson Humphrey calculated a range of net present firm values for Survivalink based on the projected Free Cash Flow for the years ending December 31, 2001 through December 31, 2005. SunTrust Robinson Humphrey used discount rates ranging from 20% to 35% and terminal value multiples of fiscal 2005 estimated EBIT ranging from 18.0x to 22.0x. SunTrust Robinson Humphrey observed that the valuation based on this methodology produced a range of implied firm values from $77.0 million to $163.7 million.


Analysis of Cardiac Science


 Market Analysis of Selected Public Companies


   SunTrust Robinson Humphrey reviewed and compared selected publicly available financial data for Cardiac Science, with other selected publicly-traded companies in the medical device industry which SunTrust Robinson Humphrey deemed comparable to Cardiac Science. This group included the following seven emerging growth cardiac device companies: Abiomed, Inc. (Nasdaq: ABMD), Cambridge Heart, Inc. (Nasdaq: CAMH), CardioDynamics International (Nasdaq:
CDIC), Endocardial Solutions, Inc. (Nasdaq: ECSI), Somanetics Corporation (Nasdaq: SMTS), Thoratec Corporation (Nasdaq: THOR), and Vasomedical, Inc. (Nasdaq: VASO).


   For the selected public companies, SunTrust Robinson Humphrey compared, among other things, Total Firm Value as a multiple of: 1) latest twelve months revenues, 2) latest twelve months EBIT, 3) estimated calendar 2001 and 2002 revenues, and 4) estimated calendar 2001 and 2002 EBIT. All multiples were based on closing stock prices as of June 13, 2001. Revenue and EBIT results for the comparable companies were based on historical financial information available in public filings and press releases of the comparable companies. Revenue and EBIT estimates were based on research reports and First Call consensus estimates. The following table sets forth the mean, low and high multiples indicated by this analysis for the comparable companies.



                                                               Implied Multiples
                                                                 for Selected
                                                                   Companies
                                                               -----------------
   Valuation Parameters                                        Mean   Low  High
   --------------------                                        ----- ----- -----
   Firm Value to:
     LTM Revenues as of March 31, 2001........................ 12.8x  3.9x 29.6x
     Estimated 2001 Revenues..................................  9.4x  3.0x 21.9x
     Estimated 2002 Revenues..................................  6.2x  1.3x 14.1x
     Estimated 2001 EBIT...................................... 54.2x 54.2x 54.2x
     Estimated 2002 EBIT...................................... 22.0x 22.0x 22.0x


   Based upon the multiples derived from this analysis and Cardiac Science's historical and projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for Cardiac Science between $69.2 million and $171.0 million and a range of share prices between $2.79 and $6.89 per share.

   It should be noted that none of the companies used in the market analysis of selected public companies was identical to Cardiac Science and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.


 Analysis of Selected Merger and Acquisition Transactions


   SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in selected completed and pending mergers and acquisitions involving emerging growth cardiac device companies. The selected transactions are shown below.



     Effective Date   Acquirer                      Target
     --------------   --------                      ------
      3/17/1998       Hewlett-Packard               Heartstream, Inc.
      9/30/1998       Medtronic, Inc.               Physio-Control International
      1/28/1999       Medtronic, Inc.               Arterial Vascular Engineering
       3/8/1999       Medtronic, Inc.               AVECOR Cardiovascular Inc.
      3/17/1999       Eclipse Surgical Technologies CardioGenesis Corp
     11/15/1999       Guidant Corp                  Cardio Thoracic Systems, Inc.
       7/5/2000       Cardiac Science               Cadent Medical Corp
      9/22/2000       Jomed NV                      EndoSonics Corp
      12/7/2000       Tyco International Ltd.       InnerDyne, Inc.
      2/14/2001       Thoratec Laboratories Corp    Thermo Cardiosystems, Inc.
        Pending       Johnson & Johnson             Heartport, Inc.
        Pending       Cardiac Science               Artema Medical
        Pending       Boston Scientific Corporation Cardiac Pathways Corp
        Pending       GE Medical Systems, Inc.      Data Critical Corp


   SunTrust Robinson Humphrey calculated the Total Firm Value in the selected transactions as multiples of the latest twelve months revenues, EBITDA and EBIT. SunTrust Robinson Humphrey also compared Total Firm Value as a multiple of forward looking revenues and EBIT relative to the transaction date. Historical revenues, EBITDA, and EBIT were based on publicly available information of the acquirer and/or target at the time of announcement of the relevant transaction. Forward estimates of revenues and EBIT were based on research analyst reports and earnings models issued at or around the time of the announcement of the relevant transaction. The following table sets forth the mean, low and high multiples indicated by this analysis.



                                                               Implied Multiples
                                                                 for Selected
                                                                   Companies
                                                               -----------------
   Valuation Parameters                                        Mean   Low  High
   --------------------                                        ----- ----- -----
   Firm Value to:
     LTM Revenues through March 31, 2001......................  6.0x  1.4x 16.5x
     LTM EBIT through March 31, 2001.......................... 56.9x 13.9x 89.4x
     LTM EBITDA through March 31, 2001........................ 35.2x 13.7x 66.3x
     Estimated 1-year out Revenues............................  3.9x  1.0x  9.4x
     Estimated 1-year out EBIT................................ 18.2x 10.2x 24.7x
     Estimated 2-year out Revenues............................  3.3x  1.1x  6.5x
     Estimated 2-year out EBIT................................ 10.6x  6.5x 16.2x


   Based upon the multiples derived from this analysis and Cardiac Science's historical and projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for Cardiac Science between $35.7 million and $95.4 million and a range of share prices between $1.44 and $3.84 per share.


   It should be noted that no company utilized in the analysis of selected transactions is identical to Cardiac Science. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

 Discounted Cash Flow Analysis


   SunTrust Robinson Humphrey performed a discounted cash flow analysis of Cardiac Science based upon projections provided by Cardiac Science management for fiscal 2001 through 2003 and projections for fiscal 2004 through 2005 developed by SunTrust Robinson Humphrey (calculated using similar growth rates and margins) to estimate the net present equity value of Cardiac Science. SunTrust Robinson Humphrey calculated a range of net present equity values for Cardiac Science based on its projected Free Cash Flow for the years ending December 31, 2001 through December 31, 2005. SunTrust Robinson Humphrey calculated the weighted average cost of capital for the company and used discount rates ranging from 20% to 35% and terminal value multiples of fiscal 2005 estimated EBIT ranging from 18.0x to 22.0x. SunTrust Robinson Humphrey observed that the valuation based on this methodology produced a range of implied equity values for Cardiac Science from $52.0 million to $118.3 million and a range of share prices between $2.09 and $4.77 per share.


Analysis of Cardiac Science and Survivalink on a Pro Forma Combined Basis


 Market Analysis of Selected Public Companies


   SunTrust Robinson Humphrey reviewed and compared selected publicly available financial data for Cardiac Science and Survivalink, with other selected publicly-traded companies in the medical device industry which SunTrust Robinson Humphrey deemed comparable to both Cardiac Science and Survivalink. This group included the following seven emerging growth cardiac device companies: Abiomed, Inc. (Nasdaq: ABMD), Cambridge Heart, Inc. (Nasdaq: CAMH), CardioDynamics International (Nasdaq: CDIC), Endocardial Solutions, Inc. (Nasdaq: ECSI), Somanetics Corporation (Nasdaq: SMTS), Thoratec Corporation (Nasdaq: THOR), and Vasomedical, Inc. (Nasdaq: VASO).


   For the selected public companies, SunTrust Robinson Humphrey compared, among other things, Total Firm Value as a multiple of: 1) latest twelve months revenues, 2) latest twelve months EBIT, 3) estimated calendar 2001 and 2002 revenues, and 4) estimated calendar 2001 and 2002 EBIT. All multiples were based on closing stock prices as of June 13, 2001. Revenue and EBIT results for the comparable companies were based on historical financial information available in public filings and press releases of the comparable companies. Revenue and EBIT estimates were based on research reports and First Call consensus estimates.


   The following table sets forth the mean, low and high multiples indicated by this analysis.



                                                               Implied Multiples
                                                                 for Selected
                                                                   Companies
                                                               -----------------
   Valuation Parameters                                        Mean   Low  High
   --------------------                                        ----- ----- -----
   Firm Value to:
     LTM Revenues as of March 31, 2001........................ 12.8x  3.9x 29.6x
     Estimated 2001 Revenues..................................  9.4x  3.0x 21.9x
     Estimated 2002 Revenues..................................  6.3x  1.3x 14.1x
     Estimated 2001 EBIT...................................... 54.2x 54.2x 54.2x
     Estimated 2002 EBIT...................................... 22.0x 22.0x 22.0x


   Based upon the multiples derived from this analysis and historical and projected results for Cardiac Science and Survivalink on a pro forma combined basis, SunTrust Robinson Humphrey calculated a range of implied equity values for the combined company between $5.3 million and $402.8 million and a range of share prices between $0.08 and $5.89 per share. The implied prices per share are based on 68.4 million pro forma shares outstanding, which reflects 24.8 million shares of Cardiac Science common stock outstanding per the draft proxy statement dated June 4, 2001, and 43.6 million shares issued in connection with the merger (18.2 million shares issued to Survivalink shareholders, 12.5 million shares issued in connection with Cardiac Science's $25 million pending financing transaction, and 12.9 million shares issued to pay off the $25.8 million in promissory notes issued to Survivalink).

   It should be noted that none of the companies used in the market analysis of selected public companies was identical to Cardiac Science or Survivalink and that, accordingly, the analysis of comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of comparable companies.


 Analysis of Selected Merger and Acquisition Transactions


   SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in selected completed and pending mergers and acquisitions involving emerging growth cardiac device companies. The selected transactions are shown below.



     Effective Date   Acquirer                      Target
     --------------   --------                      ------
      3/17/1998       Hewlett-Packard               Heartstream, Inc.
      9/30/1998       Medtronic, Inc.               Physio-Control International
      1/28/1999       Medtronic, Inc.               Arterial Vascular Engineering
       3/8/1999       Medtronic, Inc.               AVECOR Cardiovascular Inc.
      3/17/1999       Eclipse Surgical Technologies CardioGenesis Corp
     11/15/1999       Guidant Corp                  Cardio Thoracic Systems, Inc.
       7/5/2000       Cardiac Science               Cadent Medical Corp
      9/22/2000       Jomed NV                      EndoSonics Corp
      12/7/2000       Tyco International Ltd.       InnerDyne, Inc.
      2/14/2001       Thoratec Laboratories Corp    Thermo Cardiosystems, Inc.
        Pending       Johnson & Johnson             Heartport, Inc.
        Pending       Cardiac Science               Artema Medical
        Pending       Boston Scientific Corporation Cardiac Pathways Corp
        Pending       GE Medical Systems, Inc.      Data Critical Corp


   SunTrust Robinson Humphrey calculated the Total Firm Value in the selected transactions as multiples of the latest twelve months revenues, EBITDA and EBIT. SunTrust Robinson Humphrey also compared firm value as a multiple of forward looking revenues and EBIT relative to the transaction date. Historical revenues, EBITDA, and EBIT were based on publicly available information of the acquirer and/or target at the time of announcement of the relevant transaction. Forward estimates of revenues and EBIT were based on research analyst reports and earnings models issued at or around the time of the announcement of the relevant transaction. The following table sets forth the mean, low and high multiples indicated by this analysis.



                                                               Implied Multiples
                                                                 for Selected
                                                                   Companies
                                                               -----------------
   Valuation Parameters                                        Mean   Low  High
   --------------------                                        ----- ----- -----
   Firm Value to:
     LTM Revenues through March 31, 2001......................  6.0x  1.4x 16.5x
     LTM EBIT through March 31, 2001.......................... 56.9x 13.9x 89.4x
     LTM EBITDA through March 31, 2001........................ 35.2x 13.7x 66.3x
     Estimated 1-year out Revenues............................  3.9x  1.0x  9.4x
     Estimated 1-year out EBIT................................ 18.2x 10.2x 24.7x
     Estimated 2-year out Revenues............................  3.3x  1.1x  6.5x
     Estimated 2-year out EBIT................................ 10.6x  6.5x 16.2x


   Based upon the multiples derived from this analysis and historical and projected results for Cardiac Science and Survivalink on a pro forma combined basis, SunTrust Robinson Humphrey calculated a range of implied equity values for the combined company between $1.8 million and $211.2 million and a range of share prices between $0.03 and $3.09 per share. The implied prices per share are based on 68.4 million pro forma shares outstanding, which reflects 24.8 million shares of Cardiac Science common stock outstanding per the draft proxy statement dated June 4, 2001, and 43.6 million shares issued in connection with the merger (18.2 million shares issued to Survivalink shareholders, 12.5 million shares issued in connection with Cardiac Science's $25 million pending financing transaction, and 12.9 million shares issued to pay off the $26.1 million in promissory notes issued to Survivalink).


   It should be noted that no company utilized in the analysis of selected transactions is identical to Cardiac Science or Survivalink. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.


 Discounted Cash Flow Analysis


   SunTrust Robinson Humphrey performed a discounted cash flow analysis of pro forma combined results for Cardiac Science and Survivalink based upon projections by Cardiac Science management for fiscal 2001 through 2003 and projections for fiscal 2004 through 2005 developed by SunTrust Robinson Humphrey (calculated using similar growth rates and margins) to estimate the net present equity value of Cardiac Science and Survivalink on a pro forma combined basis. SunTrust Robinson Humphrey calculated a range of net present equity values for the combined company based on its projected Free Cash Flow for the years ending December 31, 2001 through December 31, 2005. SunTrust Robinson Humphrey calculated the weighted average cost of capital for the company and used discount rates ranging from 20% to 35% and terminal value multiples of fiscal 2005 estimated EBIT ranging from 18.0x to 22.0x. SunTrust Robinson Humphrey observed that the valuation based on this methodology produced a range of implied equity values for Cardiac Science and Survivalink on a pro forma combined basis from $125.3 million to $283.3 million and a range of share prices between $1.83 and $4.14 per share. The implied prices per share are based on 68.4 million pro forma shares outstanding, which reflects 24.8 million shares of Cardiac Science's common stock outstanding per the draft proxy statement dated July 27, 2001, and 43.6 million shares to be issued in connection with the merger, based on the negotiated Cardiac Science stock price of $2.00 per share (18.2 million shares to be issued to Survivalink shareholders, 12.5 million shares to be issued in connection with Cardiac Science's $25 million pending financing transaction, and 12.9 million shares to be issued to pay off the $26.1 million in promissory notes to be issued to Survivalink shareholders).


 Other Factors


   SunTrust Robinson Humphrey took into consideration various other factors including historical market prices and trading volumes for Cardiac Science's common stock and the relationship between movements in Cardiac Science's common stock, movements in the common stock of selected comparable companies, and movements in the S&P 500 Index, the Nasdaq Index, and the Russell 2000 Index.


 Information Regarding SunTrust Robinson Humphrey


   The Cardiac Science board of directors selected SunTrust Robinson Humphrey to render a fairness opinion because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

                              THE MERGER AGREEMENT

   The following is a summary of, and is qualified in its entirety by, the terms of the merger agreement. The following does not purport to describe all the terms of the merger agreement. The full text of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the merger agreement in its entirety.


The Merger

   Subject to the approval of the merger and the merger agreement by Survivalink shareholders, and the satisfaction or waiver of the terms and conditions contained in the merger agreement, Survivalink will be merged with and into Cardiac Science Acquisition Corp. ("Merger Sub"). The separate existence of Survivalink will cease and Merger Sub will be the surviving corporation in the merger. After the effective time of the merger, the articles of incorporation and bylaws of Merger Sub will be the articles of incorporation and bylaws of the surviving corporation. The directors and officers of Merger Sub will be the initial directors and officers of the surviving corporation. At the effective time of the merger, the conversion of outstanding shares of Survivalink common stock and Survivalink preferred stock will be effected as described below.


Effective Time

   Following the approval and adoption of the merger agreement by Survivalink shareholders and subject to the satisfaction or waiver of the terms and conditions of the merger agreement, the merger will become effective at the time that articles of merger required under Minnesota law (where Survivalink and Merger Sub are incorporated) are filed with the Minnesota Secretary of State.


Merger Consideration

   Upon consummation of the merger, each share of Survivalink preferred stock, common stock (other than shares as to which a Survivalink shareholder has properly sought dissenters' rights) and each option or warrant to purchase Survivalink common stock will be canceled and converted into the right to receive a portion of the total merger consideration as described below. Unless otherwise noted, this section and the section entitled "--Escrow" refer only to shares of Survivalink common stock and Survivalink preferred stock that are not shares held by shareholders who are exercising their dissenters' rights.



   The aggregate merger consideration that Cardiac Science will pay in the merger is $10,500,000 in cash, 18,150,000 shares of Cardiac Science common stock, and approximately $25,800,000 in senior secured promissory notes. Because the number of shares of common stock is fixed, the dollar value of the shares is subject to change based on the market price of the common stock at the effective time.


   Five percent (5%) of the total merger consideration will be withheld in escrow for one year to cover any indemnification claims of Cardiac Science under the terms of the merger agreement.




   The amount of the notes may be adjusted downward and the number of shares may be adjusted upwards in the event the price of Cardiac Science common stock at the effective time of the merger is less than $2.00, but only to the extent necessary to preserve treatment of the merger as a tax-free reorganization under IRS regulations. Such tax-free treatment requires that the amount of stock consideration (i.e., common stock) be equal to or greater than the amount of non-stock consideration (i.e., cash and notes) (see "Material Federal Income Tax Considerations"). Any downward adjustment in the value of the notes will be partially offset by a corresponding increase in the number of shares of common stock issued.

   The following table illustrates the value and composition of the consideration paid by Cardiac Science for a range of common stock prices at and less than $2.00 per Cardiac Science common share:



Stock Price at       No. of                                                 Total
Effective Time       Shares            Notes             Cash           Consideration
--------------     ----------       -----------       -----------       -------------
    $2.00          18,150,000       $25,800,000       $10,500,000        $72,600,000
    $1.75          19,360,000       $23,380,000       $10,500,000        $67,760,000
    $1.50          20,742,857       $20,614,286       $10,500,000        $62,228,571


   It cannot be predicted what the price of Cardiac Science common stock will be in the future, and there is no assurance as to the value of the shares of Cardiac Science common stock after the merger.


 Liquidation Preference of Survivalink Preferred Stock

   Survivalink's articles of incorporation state that, in a transaction such as the merger, the holders of Survivalink preferred stock are entitled to a liquidation preference to be paid before any payment is made to holders of Survivalink common stock. The liquidation preference for each share of Series A preferred stock is equal to the greater of: (i) $6.70 or (ii) the merger consideration payable if, immediately prior to the effectiveness of the transaction, such share of Series A preferred stock was converted into Survivalink common stock at the applicable conversion price. The liquidation preference for each share of Series B preferred stock is equal to the greater:
(i) of $26.80 or (ii) the merger consideration payable if, immediately prior to the effectiveness of the transaction, such share of Series B preferred stock was converted into Survivalink common stock at the applicable conversion price.

   As of July 30, 2001, each share of Series A preferred stock is convertible into approximately 4.653 shares of Survivalink common stock and each share of Series B preferred stock is convertible into 20 shares of Survivalink common stock. Given the amount of total merger consideration to be paid by Cardiac Science in the merger and the current conversion ratios of Survivalink preferred stock, it is anticipated that the "as converted" method of determining the merger consideration payable to holders of Survivalink preferred stock will result in the higher liquidation preference. We have assumed for the purposes of the description of the merger consideration included below that: 1) the "as converted" method will be used to determine the merger consideration payable to holder of Survivalink preferred stock, and 2) Proposal 1 is approved. Options and warrants to purchase shares of Survivalink common stock with an exercise price above $1.60 have been excluded from the calculations below since such options and warrants will be "out of the money" given the total consideration payable in the merger.


 Series A Preferred Stock

   Each share of Series A preferred stock will be converted into the right to receive approximately:


  . non-stock merger consideration equal to $1.07 in cash and notes with a principal amount of $2.65, and




  . 1.86 shares of Cardiac Science common stock. There is no assurance of the value of the shares of Cardiac Science common stock when you actually receive them following the merger.



   Merger consideration will be paid to holders of Series A preferred stock according to the procedures described in "--Payment Procedures; Exchange Agent." A portion of the pro rata merger consideration payable to each holder of Series A preferred stock will be placed in the indemnification escrow account described in "--Escrow."

 Series B Preferred Stock

   Each share of Series B preferred stock will be converted into the right to receive approximately:


  . non-stock merger consideration equal to $4.60 in cash and notes with a principal amount of $11.40, and


  . 8 shares of Cardiac Science common stock. There is no assurance of the value of the shares of Cardiac Science common stock when you actually receive them following the merger.



   Merger consideration will be paid to holders of Series B preferred stock according to the procedures described in "--Payment Procedures; Exchange Agent." A portion of the pro rata stock and Notes consideration payable to each holder of Series B preferred stock will be placed in the indemnification escrow account described in "--Escrow."

 Common Stock

   Each share of Survivalink common stock will be converted into the right to receive approximately:


  . non-stock merger consideration equal to $0.23 in cash and notes with a principal amount of $0.57, and


  . 0.4 shares of Cardiac Science common stock. There is no assurance of the value of the shares of Cardiac Science common stock when you actually receive them following the merger.




   Merger consideration will be paid to holders of Survivalink common stock according to the procedures described in "--Payment Procedures; Exchange Agent." A portion of the pro rata merger consideration payable to each holder of Survivalink common stock will be placed in the indemnification escrow account described in "--Escrow."


 Options and Warrants

   Each option and warrant will be converted into the right to receive:

  . a portion of the non-stock consideration equal to (x) the non-stock consideration payable per share of Survivalink common stock less one-half the exercise price applicable to such option or warrant, multiplied by (y) the number of shares of Survivalink common stock covered by such option or warrant, and

  . a portion of the stock consideration equal to the stock consideration payable per share of Survivalink common stock multiplied by the number of shares of Survivalink common stock covered by such option or warrant less one-half the exercise price applicable to such option or warrant.

   Merger consideration will be paid to holders of options and warrants according to the procedures described in "--Payment Procedures; Exchange Agent." A portion of the pro rata merger consideration payable to each holder of options or warrants will be placed in the indemnification escrow account described in "--Escrow."

 Payment Procedures; Exchange Agent

   Promptly after the completion of the merger, BNY Western Trust Company, Cardiac Science's exchange and paying agent for the merger, will mail to you a letter of transmittal and instructions for use in surrendering your Survivalink stock certificates, option documents and warrants in exchange for your pro rata portion of the merger consideration. When you deliver your Survivalink stock certificates, option documents or warrants to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Survivalink stock certificates, option documents or warrants will be canceled and you will receive the cash, notes and Cardiac Science stock certificates representing the number of shares of Cardiac Science common stock to which you are entitled under the merger agreement (less your pro rata amount of merger consideration that is subject to the indemnification escrow account as described in "--Escrow").

   Do not submit your Survivalink stock certificates or option documents for exchange until you have received the letter of transmittal and instructions referred to above.

 Escrow

   When the merger is completed, Cardiac Science will deposit into an escrow account a pro rata portion of the notes and Cardiac Science common stock payable to each holder of Survivalink preferred stock, common stock, options and warrants. The aggregate amount of merger consideration deposited into escrow will be 5% of the total merger consideration.

   The notes and Cardiac Science common stock held in escrow will be used to indemnify Cardiac Science after the merger if it is entitled to indemnification under the merger agreement. See "--Indemnification." Any portion of the notes, including the interest earned on the notes, and Cardiac Science common stock held in escrow not used to indemnify Cardiac Science following the merger and not the subject of an unresolved claim for indemnification by Cardiac Science will be distributed to the holders of Survivalink preferred stock, common stock, options and warrants on a pro rata basis following the one-year anniversary of the effective time.


Description of the Notes

 General

   As part of the non-stock consideration for the merger, Cardiac Science will issue short-term senior secured promissory notes in the principal amount of $25,800,000 to Survivalink selling shareholders. Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, or TIA the notes will be issued pursuant to an indenture agreement dated as of the effective time of the merger, between Cardiac Science and a qualified indenture trustee.


   The Notes will be exchangeable or transferable at a designated office or agency of the Trustee, and payments of principal and interest will be made by check mailed to the address of the Noteholders as such address appears in the Note register which will initially be maintained by the Trustee. The Notes will be issued only in fully registered form, without coupons. During the term of the Notes, they will rank senior in priority to all other debt obligations of Cardiac Science, except that they will be junior in priority to certain of Cardiac Science's existing indebtedness in the amount of approximately $300,000 and will be secured by a blanket security interest in all of Cardiac Science's assets. The Notes will not be listed for trading on an exchange, and it is not anticipated that there will be an established trading market for the Notes.

 Concerning the Trustee

   Cardiac Science has selected BNY Western Trust Company, to be the Trustee under the Indenture. BNY Western Trust Company has been appointed by Cardiac Science as registrar and paying agent with regard to the Notes. BNY Western Trust Company will be required under the TIA to file a Statement of Eligibility and Qualification on Form T-1 with the SEC with regard to its role as indenture trustee for the notes.


 Terms of the Notes

   The Notes will be issued in the principal amount of approximately $25,800,000. The maturity date of the notes will be eighteen (18) months from the date of issue, subject to an automatic extension for six (6) months upon payment of an extension fee of five percent (5%) of the outstanding principal and interest due at the time of extension. The notes will be subject to mandatory repayment in the event Cardiac Science raises, in aggregate, additional capital in excess of $45,000,000 whether through an equity or debt financing. Ninety three percent (93%) of such additional capital in excess of $45,000,000 shall be used to repay the notes and any accrued and unpaid interest. The notes will bear simple interest at the rate of 10.0% per annum, payable to noteholders of record at maturity. The notes will be redeemable by Cardiac Science, in whole or in part, without penalty at any time. The notes will be secured by a senior blanket security interest in Cardiac Science's assets.


 The Indenture

   The indenture will contain provisions that are statutorily mandated by the TIA. The indenture will specify certain events of default under the notes, including:


  . Cardiac Science's failure to pay or perform any obligation, liability or indebtedness to the holder under a note;


  . the commencement of a proceeding by or against Cardiac Science for dissolution (other than administrative dissolution where prompt re-instatement efforts are initiated and followed through to completion), which proceeding is not discharged within thirty (30) days after such commencement;


  .  Cardiac Science's insolvency;


  . the appointment of a custodian, trustee, liquidator or receiver for a material portion of Cardiac Science's property, which is not discharged within thirty (30) days after such appointment;


  . an assignment for the benefit of creditors of a material portion of Cardiac Science's property; or


  . the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against Cardiac Science, which petition is not discharged within thirty (30) days after such filing.


   Cardiac Science will have an opportunity, upon notice by the noteholders or the trustee, to cure any default after receipt of the notice. If an event of default occurs and is continuing, the trustee or the noteholders of a minimum principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due. Upon such a declaration, such principal and interest will be due and payable immediately. Under certain circumstances, the noteholders of a majority in principal amount of the outstanding notes will be able to rescind any such acceleration with respect to the notes and its consequences.


   The indenture will provide that the trustee is under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the noteholders of the notes, unless such noteholders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other noteholder of a note or that would involve the trustee in personal liability.

   The indenture will provide that if a default exists and is known to the trustee, the trustee must mail to each noteholder of the notes notice of the default within a specified time period after it occurs. Except in the case of a default in the payment of principal or interest on any note, the trustee will have the right to withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interests of the noteholders of the notes.

 Amendments and Waivers

   The indenture will be subject to amendment only under limited circumstances permitted by law. Without the consent of each noteholder of an outstanding note affected thereby, no amendment may:


  . reduce the amount of notes whose noteholders must consent to an amendment,


  . reduce the rate of or extend the time for payment of interest on any note,


  . reduce the principal of or change the time for payment of or change the stated maturity date of any note,

  .  make any note payable in money other than that stated in the note, or


  . make any change in the amendment provisions or in the waiver provisions which require each noteholder's consent.


Representations and Warranties

   Under the merger agreement, Survivalink, Cardiac Science and Merger Sub have made certain representations regarding:


  .  their respective organizations and qualifications,

  . their respective authorities to enter into the merger agreement and to consummate the merger,


  .  their respective charters,

  .  their respective financial statements,

  .  the absence of undisclosed liabilities and certain changes,

  .  the absence of litigation,

  .  their respective capitalization,

  . the absence of conflicts and the consents required to consummate the merger,

  . respective board approval of the transactions contemplated by the merger agreement, and


  . matters relating to the status of the merger as a tax-free reorganization.

   In addition, Survivalink has made further representations regarding:

  .  its permits,

  .  its employee benefits plans,

  .  its material contracts,

  .  environmental matters,

  .  title to properties,

  .  its intellectual property,

  .  payment of taxes,

  .  insurance coverage,

  .  transactions with its affiliates,

  .  labor matters,

  .  its customers and suppliers, and

  .  broker's fees payable in connection with the merger.

   If Survivalink breaches the representations and warranties it has made in the merger agreement prior the closing of the merger and fails to cure the breach, Cardiac Science may terminate the merger agreement and may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee." If, after the closing of the merger, Survivalink is found to have breached the representations and warranties it has made in the merger agreement, Cardiac Science may be entitled to indemnification from the indemnification escrow account pursuant to the indemnification provisions of the merger agreement. See "--Indemnification--Indemnification by Survivalink shareholders and holders of options and warrants."

   Cardiac Science and Merger Sub have made further representations regarding:

  . the Cardiac Science common stock to be issued under the terms of the merger agreement,


  .  its reports filed with the SEC, and

  . the ability of Cardiac Science to pay the merger consideration, the price at which Cardiac Science will sell shares of its common stock in any financing transaction and the amount of capital that Cardiac Science may raise through the sale of preferred stock.


   If Cardiac Science breaches the representations and warranties it has made in the merger agreement prior the closing of the merger and fails to cure the breach, Survivalink may terminate the merger agreement and may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee." If, after the closing of the merger, Cardiac Science is found to have breached the representations and warranties it has made in the merger agreement, former Survivalink shareholders may be entitled to indemnification from Cardiac Science pursuant to the indemnification provisions of the merger agreement. See "--Indemnification--Indemnification by Cardiac Science."


   The representations and warranties are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement titled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."


Conduct of Business Pending Merger

   Each party to the merger agreement has made certain covenants regarding its conduct prior to consummation of the merger. Survivalink has agreed that:


  . its business will be conducted in the ordinary manner and consistent with past practices, and

  .  it will take reasonable efforts to preserve its business organization.

   In addition, Survivalink will not, prior to the effective time of the merger, do any of the following, without the prior written consent of Cardiac
Science:

  . amend its articles of incorporation or bylaws (except to decrease the authorized shares of Series A and Series B preferred stock),

  .  issue or sell shares of capital stock or assets,

  . authorize any dividend payment or other distribution with respect to any of its capital stock (except the dividend to holders of preferred stock and a certain lender),

  .  reclassify or split any of its capital stock,

  . acquire by merger or consolidation any interest in any corporation, partnership or other business outside the ordinary course of business,

  . subject to certain exceptions, incur additional indebtedness for borrowed money or issue debt securities or assume any loans outside the ordinary course of business in excess of $100,000 (except for bridge financing of up to $1,000,000 with certain holders of Survivalink preferred stock),

  . enter contracts or agreements requiring the payment or receipt of payment of consideration in excess of $150,000 or modify or terminate any existing material contracts,

  . make aggregate capital expenditures greater than $150,000, other than the expenditures reflected in the capital expenditure budgets of Survivalink,

  .  amend the terms of any warrant, option or restricted stock,

  . increase the compensation of or enter into any employment or severance agreement with any of its officers, directors or employees,

  .  commence or settle any legal claim,

  .  discharge any liability other than in the ordinary course of business,

  .  change any tax elections,

  . change accounting procedures other than as required by Generally Accepted Accounting Practices,

  .  agree to any audit assessment by any taxing authority,

  . fail to maintain its equipment and other assets in good working condition,

  . change its insurance coverage, other than in the ordinary course of business,

  .  announce any intention to take any actions described above, or

  . take any action to cause Survivalink's representations and warranties in the merger agreement to be untrue.


   If Survivalink breaches the covenants it has made regarding its conduct prior the closing of the merger, Cardiac Science may terminate the merger agreement and may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee." If, after the closing of the merger, Survivalink is found to have violated the covenants it has made in the merger agreement, Cardiac Science may be entitled to indemnification from the indemnification escrow account pursuant to the indemnification provisions of the merger agreement. See "--Indemnification--Indemnification by Survivalink shareholders and holders of options and warrants."


   Prior to the effective time, Cardiac Science has agreed that it will not take any action to cause its representations and warranties in the merger agreement to be untrue in any material respects. Both Survivalink and Cardiac Science have further agreed that they will give each other prompt notice of:

  . the occurrence of any event which would make representations and warranties to be materially untrue or any covenant to be noncompliant, and

  . any failure of Survivalink or Cardiac Science to comply with any covenants.

   The agreements related to Survivalink's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement titled "Conduct of Businesses Pending the Merger."


Covenants

   Under the merger agreement, Survivalink, Cardiac Science and Merger Sub have each agreed to:


  . use all commercially reasonable efforts to consummate the merger and other transactions contemplated,

  . obtain from governmental entities and third parties all consents and approvals necessary for the consummation of the merger,

  .  make all necessary filings with respect to the merger agreement,


  . file notifications under anti-trust laws, if required, respond to inquiries as promptly as possible, and to cooperate with each other, and

  . agree to release an initial, joint press release that is acceptable to both parties.

   In addition, Survivalink has further agreed to:

  . hold a shareholders' meeting and recommend that Survivalink shareholders vote in favor of the merger and related proposals,

  . provide Cardiac Science with access to books, records, offices and agents of Survivalink, and furnish information about business, properties, contracts, assets, liabilities, personnel and other assets upon reasonable request, and

  . take necessary actions to obtain shareholder approval of the 280G payments.

   If Survivalink breaches the covenants it has made in the merger agreement prior the closing of the merger and fails to cure the breach, Cardiac Science may terminate the merger agreement and may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee." If, after the closing of the merger, Survivalink is found to have breached the representations and warranties it has made in the merger agreement, Cardiac Science may be entitled to indemnification from the indemnification escrow account pursuant to the indemnification provisions of the merger agreement. See "--Indemnification--Indemnification by Survivalink shareholders and holders of options and warrants."


   Cardiac Science has further agreed to:

  . hold a shareholders' meeting and recommend that Cardiac Science shareholders vote in favor of a proposal to increase the authorized number of shares of Cardiac Science common stock,

  . maintain Survivalink's liability insurance policies, for current directors and officers, for a period of six years after the effective time,

  . make proper provision for any successors and assigns of Merger Sub, as the surviving corporation, to honor the indemnification obligations contained in the merger agreement in the event of consolidation, merger or transfer of substantially all assets of Merger Sub,


  . take all action necessary to cause Merger Sub to perform its obligations under the merger agreement and to consummate the merger,


  . provide employee benefit programs substantially similar to the benefit plans provided by Survivalink for one year after the effective time,

  . satisfy within ten days of the effective time obligations of Survivalink to pay bonuses awarded but not yet paid under its 2000 bonus plan upon the completion of a Survivalink financing of at least $2 million or upon the sale of Survivalink,


  .  satisfy all severance obligations related to the merger agreement and

  . register the issuance of the notes and Cardiac Science common stock in the merger with the SEC or secure an exemption from registration for the notes and shares of Cardiac Science common stock.

   If Cardiac Science breaches the covenants it has made in the merger agreement prior the closing of the merger and fails to cure the breach, Survivalink may terminate the merger agreement and may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee." If, after the closing of the merger, Cardiac Science is found to have breached the covenants it has made in the merger agreement, former Survivalink shareholders may be entitled to indemnification from Cardiac Science pursuant to the indemnification provisions of the merger agreement. See "--Indemnification--Indemnification by Cardiac Science."


   The covenants in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections in the merger agreement titled "Additional Agreements."


No Solicitation of Alternate Transactions

   Subject to the fiduciary duties of Survivalink's board of directors, Survivalink has agreed not to, and to instruct its officers, directors, employees, accountants, legal counsel, investment banks, agents and other representatives not to, solicit or encourage inquiries regarding any proposal or offer for the acquisition of

Survivalink by any party other than Cardiac Science. Survivalink has also agreed not to, and to instruct its representatives not to, enter into negotiations regarding or endorse any proposal or offer for the acquisition of Survivalink by any party other than Cardiac Science. Survivalink may be required to pay to Cardiac Science a break-up fee if it breaches its non-solicitation obligations under the merger agreement. See "--Termination of the Agreement--Effect of Termination; Break-Up Fee."


Conditions to Merger

 Mutual Obligations

   The obligations of Survivalink, Cardiac Science and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

  . there is no governmental or court rule, law, regulation or judgment prohibiting the merger or its consummation, and

  . a registration of the notes and shares of Cardiac Science common stock to be issued in the merger has been declared effective by the SEC or the parties have determined that an exemption from registration of the notes and shares of Cardiac Science common stock is available.


 Obligations of Cardiac Science and Merger Sub

   In addition, the obligations of Cardiac Science and Merger Sub are subject to the satisfaction or waiver of the following additional conditions, prior to the effective time:

  . Survivalink shareholders have approved the merger and any related proposals.

  . the representations and warranties of Survivalink are true and correct in all respects as of the effective time of the merger,

  . Survivalink has fulfilled its covenants contained in the merger agreement except where failure to fulfill a covenant would not have a material adverse effect, and Cardiac Science has received a certificate of the President or Chief Financial Officer of Survivalink to that effect,


  .  Survivalink has obtained all required consents,

  .  the execution of the escrow agreement,

  .  the execution of the shareholders' agreement, and

  .  the resignation of all directors of Survivalink.

   If Survivalink fails to meet the closing conditions described above and the merger is not completed as a result a result of this failure, Cardiac Science may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee."


 Obligations of Survivalink

   The obligations of Survivalink are subject to the satisfaction or waiver of the following additional conditions, prior to the effective time:

  . Cardiac Science shareholders have approved the proposal to increase the authorized number of shares of Cardiac Science common stock,

  . the representations and warranties of Cardiac Science and Merger Sub are true and correct in all respects as of the effective time of the merger,

  . Cardiac Science and Merger Sub have fulfilled their covenants contained in the merger agreement except where failure to fulfill a covenant would not have a material adverse effect, and Survivalink has received a certificate of the President or Chief Financial Officer of Cardiac Science to that effect,

  .  Cardiac Science has obtained all required consents,

  .  the execution of the escrow agreement,

  .  the execution of the shareholders' agreement and

  . Cardiac Science has filed a registration statement with the SEC or secured an exemption from registration for the issuance of the notes and the Cardiac Science common stock in the merger.

   If Cardiac Science fails to meet the closing conditions described above and the merger is not completed as a result a result of this failure, Survivalink may be entitled to a break-up fee. See "--Termination of Merger Agreement" and "--Effect of Termination; Break-Up Fee."


Termination of the Merger Agreement

 Termination

   The merger agreement may be terminated and the merger and other transactions may be abandoned, any time prior to the effective time, in the following cases:

  .  by mutual written consent of Cardiac Science and Survivalink,

  . by either party if the merger is not consummated by the termination date, and such terminating party's failure to perform has not prevented consummation of the merger,

  . by either party if any final and nonappealable order of a governmental entity prevents the consummation of the merger and such governmental prevention is not caused by failure to fulfill its obligations by either party, and

  . by either party if the other has materially breached a representation, warranty, or covenant and such breach remains uncured for 30 days after written notice.

   The termination date is defined as (a) 45 calendar days after (i) Cardiac Science's Registration Statement on Form S-4, relating to this transaction is declared effective by the SEC, or (ii) an exemption from registration contained in Section 3(a)(10) of the Securities Act of 1933, as amended, is obtained, or
(b) August 24, 2001 if the SEC effective date or receipt of exemption of registration is on or after August 24, 2001.

   In the event the merger agreement is terminated, the merger agreement shall become void, and there shall be no liability on the part of Cardiac Science, Merger Sub, and Survivalink and all rights and obligations of each party will cease (except to the extent a break-up fee is triggered). However, nothing will relieve a party from liability for the willful breach of any of its representations, warranties, covenants, or agreements in the merger agreement.

 Effect of Termination; Break-Up Fee

   If the merger is not completed on or before the termination date, due to Cardiac Science's failure to complete any of the conditions described in the merger agreement, other than the failure by Cardiac Science to obtain all required consents, Cardiac Science will deliver to Survivalink a break-up fee of $3.5 million on or before the termination date.


   Conversely, if the merger is not completed on or before the termination date, due to Survivalink's failure to comply with the non-solicitation obligations in the merger agreement or a failure to complete any of the conditions in the merger agreement other than the failure by Survivalink to obtain all required consents, Survivalink will deliver to Cardiac Science a break-up fee of $3.5 million on or before the termination date.

Amendment and Waiver

   Survivalink, Cardiac Science and Merger Sub may amend the merger agreement by written consent any time prior to the effective time, except no amendment may be made to reduce the amount or type of consideration after the approval of the merger by Survivalink shareholders. In addition, any time prior to the effective time of the merger any party to the merger agreement may:


  .  extend the time for the performance of any obligation,

  .  waive any inaccuracy in the representations and warranties, or

  . waive compliance with any agreement or condition contained in the merger agreement.


All waivers must be written and signed by the party to be bound by the waiver.

Indemnification

 Survival of representations and warranties

   All of the representations and warranties contained in the merger agreement survive until the first anniversary of the effective time, and certain representations and warranties including those relating to the organization and authority of Survivalink and Cardiac Science, and the charter, capitalization, and taxes of Survivalink survive for the applicable statute of limitations period.


 Indemnification by Survivalink shareholders and holders of options and warrants

   After the effective time of the merger, Survivalink shareholders and holders of options or warrants, severally and not jointly based on their pro rata portions of the merger consideration, will indemnify Cardiac Science for any losses or liabilities suffered by it or its affiliates as a result of breaches of representations, warranties or covenants made by Survivalink in the merger agreement. Except for claims based on fraud, the indemnification escrow account (equal to 5% of the total merger consideration) will be the sole and exclusive remedy available to compensate Cardiac Science for these indemnification obligations under the merger agreement. For claims based on fraud, the merger agreement preserves the right of Cardiac Science to pursue a claim against the individuals who committed the fraud. Unless a shareholder has committed fraud, the escrow account is the maximum liability to Cardiac Science. No indemnification payment by Survivalink shareholders and optionholders will be payable until such indemnifiable losses aggregate to more than $500,000, after which Survivalink shareholders will be liable only for losses in excess of $500,000. See "--Escrow."


 Indemnification by Cardiac Science

   After the effective time of the merger, Cardiac Science will indemnify Survivalink shareholders and holders of options or warrants for all losses suffered by them as a result of breaches of representations, warranties or covenants made by Cardiac Science or Merger Sub in the merger agreement. Except for claims based on fraud and arising from Cardiac Science's obligation to pay the merger consideration, the maximum amount recoverable from Cardiac Science for such indemnifiable losses is $3,550,000. No indemnification payment by Cardiac Science will be payable until such indemnifiable losses will aggregate to more than $500,000, after which Cardiac Science will be liable only for losses in excess of $500,000.


Shareholders' Representative

   Under the merger agreement, a committee consisting of a representative of U.S. Trust, a representative of Fidelity Investments and Mark Wagner has been appointed to act as the shareholders representative. The shareholders' representative is authorized to act on behalf of the shareholders and holders of options and warrants with respect to any claims for indemnification under the merger agreement and payment of any amounts of the escrow funds for satisfaction of the claims for indemnification. The shareholders' representative is obligated to act in good faith and in the best interests of the shareholders and option holders. Under the merger agreement, the shareholders' representative is entitled to indemnification from all shareholders, option holders and warrant holders and reimbursement for all expenses related to their role as shareholders' representative. Reimbursement for the expenses and indemnification of the shareholders' representative will come from the indemnification escrow account. By approving the merger agreement and signing the shareholders' agreement, you are authorizing the committee to act as the shareholders' representative.


Merger Expenses

   Whether or not the transactions contemplated by the merger agreement are consummated, each party will bear its respective expenses incurred with respect to the merger agreement, the merger and the transactions contemplated thereby.

Registration of Offer and Sale of Cardiac Science Common Stock and Notes

   The offer and sale of shares of Cardiac Science's common stock and notes to be issued in the merger will be registered with the SEC pursuant to an effective Form S-4 registration statement.


Related Agreements

   In connection with the merger, Cardiac Science and Survivalink have agreed to enter into the following related agreements to the effective time of the merger.

 Shareholders Agreement

   Accompanying this proxy statement/prospectus is a copy of the shareholders agreement between the shareholders, option holders and warrant holders of Survivalink. Survivalink's board of directors recommends that you execute the shareholders agreement and return it with your proxy card.


   The merger agreement contains a closing condition whereby Survivalink shareholders who together are entitled to receive at least 90% of Cardiac Science Common Stock issued in the Merger must all execute and deliver the shareholders agreement.


   The shareholders agreement imposes transfer restrictions whereby former Survivalink shareholders may only transfer the Cardiac Science common stock received as stock consideration in merger according to the following schedule:


              Number of Days
                  after
                Effective                                           Maximum
               Time, after                                       Percentage of
               which Shares                                      Transferable
                   are                                              Shares
               Transferable                                      (cumulative)
              --------------                                     -------------
              after 90 days                                           34%
              after 180 days                                          67%
              after 270 days                                         100%


   Any attempted transfer in violation of these transfer restrictions is void. The foregoing transfer restrictions contain an exception for non-public transactions involving transferees agreeing to be bound by the Shareholders Agreement. In addition, under the shareholders agreement you agree to the appointment and authority of the shareholders' representative.


 Purchase Price Holdback Escrow Agreement

   The second related agreement is an Escrow Agreement between Cardiac Science, the escrow agent selected by Cardiac Science, and the shareholders' representative. The Escrow Agreement will set forth the terms and conditions of a purchase price holdback escrow of five percent (5%) of the total merger consideration, payable under certain circumstances pursuant to indemnification obligations of the parties set forth in the merger agreement, if Cardiac Science experiences losses (including related fees and expenses) arising out of or resulting from a breach by Survivalink of any representation, warranty, covenant or agreement made by it in the merger agreement, provided that the amount of losses incurred aggregates to more than $500,000. Survivalink's representations and warranties are set forth in Article III to the merger agreement (See Annex A, page A-5). Escrow consideration would be retained by Cardiac Science if losses to us result from a breach by Survivalink of any of these representations and warranties, including if Survivalink fails to:


  .  disclose conflicts with existing
     contracts                              .  disclose labor and employment
                                               claims or disputes
  .  disclose litigation and other
     liabilities                            .  obtain required consents for
                                               the merger
  .  disclose pending tax liens and
     other tax matters                      .  maintain permits necessary for
                                               its business
  .  deliver financial statements
                                            .  provide accurate information
  .  disclose affiliate transactions           for inclusion in this proxy
                                               statement

   Please refer to Article III of the merger agreement for further details regarding Survivalink's representations and warranties, breaches of which may trigger Survivalink's indemnification obligations.


   Covenants and agreements by Survivalink are set forth in Articles V and VI to the merger agreement (See Annex A, page A-21). Escrow consideration would be retained by Cardiac Science if losses to it result from a breach by Survivalink of any of these covenants and agreements, including if Survivalink fails to:

  .  conduct the business in the            .  convene a shareholders
     ordinary course                           agreement to approve the merger

  .  retain the services of its             .  provide Cardiac Science access
     officers and preserve                     to books and records
     relationships with its suppliers

   Please refer to Articles V and VI of the merger agreement for further details regarding Survivalink's covenants and agreements, breaches of which may trigger Survivalink's indemnification obligations.


 Tax Escrow Agreement

   Prior to the effective time of the merger, Cardiac Science, the shareholders' representatives, and an escrow agent will enter into an agreement to establish a tax escrow fund. The tax escrow will be used for the purpose of making loans to employees of Survivalink to facilitate satisfaction of their tax obligations in connection with the disposition or exercise of their employee options at the effective time, tax withholding requests, alternative minimum tax payments or state and federal income taxes. Because the tax liabilities of some option holders, who are also employees of Survivalink, are expected to exceed the amount of cash consideration they will receive in the merger, some employees may need to access the tax escrow to cover the tax liability they incur upon receipt of the merger consideration. Employees will be able to access the tax escrow as soon as practical after the effective time. Pursuant to the terms of the tax escrow, at the effective time, Cardiac Science, will deposit a maximum aggregate of $2,200,000 in cash into the tax escrow. Each such loan from the tax escrow will be documented by a secured non-recourse note in a form reasonably acceptable to Cardiac Science, and Survivalink. Although the specific terms of these notes have not yet been determined, it has been agreed that the notes will be secured by, and Cardiac Science, will have a right of offset against, any amounts payable to the Survivalink employee under the notes issued to the employee as merger consideration. It is expected that the tax escrow notes will carry the minimum federal allowable interest rate, which as of the date of this filing would be approximately 4.07%. The tax escrow will terminate upon the earlier of (i) full repayment and satisfaction of indebtedness under the then-outstanding notes, or
(ii) December 31, 2003.


   Survivalink has agreed that on or before the effective time, it will provide a schedule of the estimated allocation of funds in the tax escrow on a per-employee basis. Distributions of any amounts from the fund shall be governed by the terms and conditions of the tax escrow Agreement.

                  DESCRIPTION OF CARDIAC SCIENCE CAPITAL STOCK

   The following description of certain terms of the capital stock of Cardiac Science does not purport to be complete and is qualified in its entirety by reference to the Cardiac Science charter. For more information as to how you can obtain the Cardiac Science charter, see "Where You Can Find More
Information" on page      .

Cardiac Science Common Stock

   Cardiac Science's authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of July 25, 2001, there were 24,862,787 shares of common stock issued and outstanding, and no shares of preferred stock were issued. All outstanding shares of common stock are fully paid and non-assessable.


   The Cardiac Science board of directors is authorized to provide for the issuance from time to time of Cardiac Science preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on each series will have compared to any other class or series of capital stock of Cardiac Science, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to each series and the redemption price or prices and the other terms of redemption, if any, applicable to each series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Cardiac Science preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Cardiac Science common stock or for other corporate purposes.

Meetings of the Stockholders

   Annual meetings of the Cardiac Science stockholders are held on the date designated by the Cardiac Science Board of Directors. Written notice must be mailed to each stockholder entitled to vote not less than ten but not more than sixty days before the date of the meeting. In general, the presence in person or by proxy of the holders of a majority of the issued and outstanding shares entitled to vote at an annual meeting of the stockholders constitutes a quorum for the transaction of business at such meeting.

   The election of directors requires a plurality of the votes entitled to be cast by holders of shares represented in person or by proxy at a meeting. In general, most other matters submitted to the stockholders requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented in person or by proxy at a meeting.

   Special meetings of the stockholders may be called for any purpose by the Chairman of the Board of Directors or an officer of Cardiac Science, and shall be called by an officer upon the written request either by a majority of the members of the Board of Directors or by stockholders owning a majority of the shares issued and entitled to vote.

Voting Rights at the General Meeting

   All holders of Cardiac Science common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders may vote by proxy. Stockholders do not have rights to cumulate their votes in the election of directors under Cardiac Science's certificate of incorporation or applicable provisions of the General Corporation Law of the State of Delaware. However, under Section 2115 of the California General Corporation Law, specific provisions of the California General Corporation Law, including cumulative voting rights of stockholders, are made applicable to "pseudo-California" corporations incorporated under laws of other states but which meet certain tests. The tests are that the average of specified property, payroll and sales factors, generally relating to the extent of activities in California, exceed 50% of the total of such factors on a consolidated basis during the corporation's latest year and that more than one-half of the corporation's outstanding voting securities are held of record by persons having addresses in California. Cardiac Science does not believe that it currently is a pseudo-California corporation.

Dividends

   The holders of common stock have the right to receive dividends, when, and if declared, by Cardiac Science's Board of Directors out of funds legally available therefor. Cardiac Science has never paid any cash dividends on its common stock. Cardiac Science presently intends to retain earnings, if any, to finance its operations, and therefore does not anticipate paying any cash dividends in the future.

Other Rights

   Cardiac Science's common stock neither is redeemable nor has any preemptive, subscription, sinking fund or conversion rights.

Liquidation, Dissolution or Winding Up

   If Cardiac Science liquidates, holders of its common stock would share ratably in any assets available for distribution to stockholders after payment of all its obligations.

Transfer Agent; Registrar and Exchange Agent

   Cardiac Science's transfer agent is U.S. Stock Transfer Corporation. Its registrar and exchange agent is U.S Trust Company, N.A.

                 DESCRIPTION OF SENIOR SECURED PROMISSORY NOTES

General

   The senior secured promissory notes, referred to here as the notes, are to be issued under an indenture between Cardiac Science and BNY Western Trust Company, as trustee. The terms of the notes include those set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all such terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof.


   The following is a summary of certain provisions of the indenture and the notes. The following summary does not purport to be complete, and we urge you to read the indenture, and those terms made a part thereof by the Trust Indenture Act. You may obtain a copy of the indenture in the manner described under "Where You Can Find More Information."


   The notes may be exchanged or transferred at the designated office or agency of Cardiac Science and payments of principal and interest will be made by check mailed to the address of the holders as such address appears in the notes register which is initially to be maintained by the trustee. The notes will be issued only in fully registered form, without coupons. The notes will be secured senior obligations of Cardiac Science. There is not, and is not anticipated that there will be, an established trading market for the notes.

Terms of the Senior Secured Promissory Notes

   The notes will be limited to $25,800,000 in principal amount and will bear interest at 10% per annum, payable to holders of record on the maturity date.


   The maturity date of the notes will be eighteen (18) months from the date of issue, subject to an automatic extension for six (6) months upon payment of an extension fee of five percent (5%) of the outstanding principal and interest due at the time of extension. The notes will be subject to mandatory repayment in the event Cardiac Science consummates aggregate financing transactions in which Cardiac Science raises capital in excess of forty-five million dollars ($45,000,000), whether through an equity or debt financing. Ninety-three percent (93%) of any capital raised in excess of $45,000,000 shall be used to repay the notes and any accrued and unpaid interest.

Redemption Offer

   Pursuant to the terms of the indenture and the notes, Cardiac Science can offer to redeem any or all of the notes at any time. Cardiac Science has the right to choose the time of the redemption, the principal amount of notes to be redeemed and the price of the redemption. Each holder can either accept any redemption offer and tender all or part of such holder's notes or it can reject the offer. If any holder chooses to accept in part or reject the offer, the notes retained by such holder will continue to accrue interest. The Trustee will select among the notes on a pro rata basis if the aggregate principal amount of notes tendered for redemption exceeds the aggregate principal amount of notes that Cardiac Science offers to redeem. To make the redemption offer, Cardiac Science will provide notice to the Trustee not less than thirty (30) days nor more than sixty (60) days before the date for redemption of its desire to make the offer.


   Within ten (10) days of receipt of such notice, the Trustee will provide a notice to each holder detailing the terms of the redemption offer and each holder 's rights with respect to such offer.


Ranking of the Notes


   The indebtedness evidenced by the notes will be senior secured obligations of Cardiac Science secured by a blanket security interest in all the assets of Cardiac Science.


Security of the Notes


   The notes shall be secured by a first priority security interest in all the assets of Cardiac Science.


Defaults

   An event of default is defined in the indenture as:


  . Cardiac Science's failure to pay or perform any obligation, liability or indebtedness of Cardiac Science to the holders under the notes as and when due,


  . the commencement of a proceeding by or against Cardiac Science for dissolution (other than administrative dissolution where prompt reinstatement efforts are initiated and followed through to completion),


  .  the insolvency of or the business failure of Cardiac Science,


  . the appointment of a custodian, trustee, liquidator or receiver for a material portion of the property of Cardiac Science,


  . an assignment for the benefit of creditors of a material portion of the property of Cardiac Science, or


  . the filing of a petition under any bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition, or extension by or against Cardiac Science.


   A default described in the preceding list is not an event of default until the Trustee or the holders of at least 20% in principal amount of the notes notify Cardiac Science of the default and Cardiac Science does not cure such default within three (3) days after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a "Notice of Default."

   If an event of default occurs and is continuing, the Trustee or the holders of at least 20% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due. Upon such a declaration, such principal and interest will be due and payable immediately. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.


   Subject to the provisions of the indenture relating to the duties of the Trustee, in case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.


   Except to enforce the right to receive payment of principal or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:


  . such holder has previously given the Trustee notice that an event of default is continuing,


  . holders of at least 20% in principal amount of the outstanding Senior Secured Promissory Notes have requested in writing that the Trustee pursue the remedy,


  . these holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,


  . the Trustee has not complied with the request within 60 days after the receipt and the offer of security or indemnity, and


  . the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with the request within such 60-day period.


   Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the Trustee determines is unduly prejudicial to the rights of any other holder of a note, or that would involve the Trustee in personal liability.


   The indenture provides that if a default exists and is known to the Trustee, the Trustee must mail to each holder a notice of the default within 15 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes.


 Amendment and Waivers

   Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes, and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes. However, without the consent of each holder of an outstanding note affected thereby, no amendment may:


  .  reduce the amount of notes whose holders must consent to an amendment,


  . reduce the rate of or extend the time for payment of interest on any note,


  .  reduce the principal of or change the stated maturity date of any note,


  .  make any note payable in money other than that stated in the note, or


  . make any change in the amendment provisions which require each holder's consent or in the waiver provisions.


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


   Without the consent of any holder of the notes, Cardiac Science and the Trustee may amend the indenture:


  .  to cure any ambiguity, omission, defect or inconsistency,


  . to add to the covenants of Cardiac Science for the benefit of the holders of the notes,


  .  to surrender any right or power conferred upon Cardiac Science,


  . to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act, and


  . to make any change that does not adversely affect the rights of any holder of the notes.


   The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. Consent is sufficient if it approves the substance of the proposed amendment.


   After an amendment under the indenture becomes effective, Cardiac Science is required to mail to holders of the notes a notice brief describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.


 United States Tax Consequences of holding the Notes


   Interest on the notes generally will be includable in the income of a holder as ordinary income at the time such interest is received or accrued, in accordance with the holder's method of accounting for United States federal income tax purposes.


   Upon the sale, exchange, redemption or other disposition of a note, a holder generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange, redemption or other disposition of the note (other than in respect of accrued and unpaid interest on the note, which amounts are treated as ordinary interest income) and the holder's adjusted tax basis in the note. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the note is held for more than one year.


   In general, information reporting requirements will apply to interest (including original issue discount) payments on the notes made to holders, other than certain exempt recipients (such as corporations), and to proceeds realized by the holders on dispositions of notes. A backup withholding tax of 31% may apply if the holder:


  . fails to furnish its social security or taxpayer identification number within a reasonable time after request;


  .  furnishes an incorrect taxpayer identification number;


  .  fails to report properly interest or dividend income; or


  . fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.


   Any amount withheld under the backup withholding rules may be refunded or credited against a Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.


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

 Concerning the Trustee

   BNY Western Trust Company is to be the Trustee under the indenture and has been appointed by Cardiac Science as Registrar and Paying Agent with regard to the notes. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that if an event of default occurs (and is not cured), the Trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder will have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.


 Governing Law

   The indenture provides that it and the notes will be governed by the laws of the State of Delaware.


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

             COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF
                CARDIAC SCIENCE AND SHAREHOLDERS OF SURVIVALINK

   This section of the proxy statement/prospectus describes some differences between the rights of holders of Survivalink shares and the rights of holders of Cardiac Science shares. While it is believed that this description covers the material differences between the two sets of rights, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a shareholder of Survivalink and your rights as a stockholder of Cardiac Science.

   As a shareholder of Survivalink, Survivalink's articles of incorporation, as currently in effect, and Survivalink's amended bylaws, as currently in effect, govern your rights. After completion of the merger, you will become a stockholder of Cardiac Science. Cardiac Science's common stock is quoted on the Nasdaq National Market under the symbol "DFIB." As a Cardiac Science stockholder, Cardiac Science's certificate of incorporation, as amended, and Cardiac Science's amended and restated bylaws, as amended, will govern your rights. Cardiac Science is incorporated in Delaware while Survivalink is incorporated in Minnesota. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Minnesota corporation, there are also differences.

   The following discussion of similarities and material differences between the rights of Survivalink shareholders under the articles of incorporation and bylaws of Survivalink and the rights of Cardiac Science stockholders under the certificate of incorporation and bylaws of Cardiac Science is only a summary of some provisions and is not a complete description of these similarities and differences. To get a more complete understanding, we urge you to refer to Minnesota law and Delaware law, the common law thereunder, and the full texts of the certificate of incorporation and bylaws of Cardiac Science and the articles of incorporation and bylaws of Survivalink.


Shareholder Meetings

   Bylaws governed by Delaware law require that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. Delaware law provides that notice must be given at least 20 days prior to a meeting at which the stockholders will be asked to approve and adopt an agreement relating to the merger of the corporation.

   Under Minnesota law, shareholders are entitled to at least 10 days' prior written notice for each regular meeting and special meeting to consider any matter, unless a shorter time is provided for in the articles or bylaws. The bylaws of Survivalink require that the shareholders be given at least 5 days' written notice prior to each regular meeting and special meeting. However, Minnesota law also requires that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to shareholders of record, whether entitled to vote or not, at least 14 days prior to such meeting.

Right to Call Special Meetings

   Under Delaware law, a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. Cardiac Science's by-laws provide that the following persons may call a special meeting:

  .  the Chairman of the board of directors;

  .  the President;

  .  any Vice-President, if there is one;

  .  the Secretary;

  .  any Assistant Secretary, if there is one;

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

  . the board of directors pursuant to a resolution approved by a majority of the members of the board then in office; or

  .  the stockholders owning a majority of the capital stock of Cardiac
     Science.

   Under Minnesota law and Survivalink's bylaws, a special meeting of shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. No person is specifically designated in Survivalink's articles or bylaws to call a special meeting of shareholders.

   The right of a minority of Survivalink shareholders to call a meeting of shareholders will be eliminated if the merger is approved and Survivalink shareholders become Cardiac Science stockholders.


Actions by Written Consent of Shareholders

   Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Cardiac Science's certificate of incorporation does not provide otherwise.

   Under Minnesota law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by a written action signed by all of the shareholders entitled to vote on that action.

Rights of Dissenting Shareholders

   Under both Minnesota and Delaware law, shareholders and stockholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment of the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenter's rights are broader than those under Delaware law.

   Appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation to a merger or consolidation unless such shares were listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 shareholders. Notwithstanding the foregoing, appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation if the terms of a merger or consolidation require the holders of the stock to exchange their stock for anything other than:

  .  shares of the surviving corporation;

  . shares of another corporation that will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

  .  cash in lieu of fractional shares of any such corporation; or

  .  any combination of such shares and cash in lieu of fractional shares.

   Appraisal rights are also available under Delaware law, to the extent so provided in the certificate of incorporation, in connection with amendments to the certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Cardiac Science's certificate of incorporation does not provide for appraisal rights.

   Stockholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the Delaware General Corporation Law in order to maintain such rights and obtain any payment due in respect of the exercise of such rights.

   Shareholders of a Minnesota corporation may exercise dissenter's rights in connection with:

  . an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

  . a sale, lease, transfer or other disposition of all or substantially all of the assets of the corporation;

  .  a plan of merger to which the corporation is a constituent organization;

  . a plan of exchange of shares to which the corporation is a party as the corporation whose shares will be acquired, if the shares are entitled to be voted on the plan of exchange; and

  . any corporate action taken pursuant to a shareholder vote which the corporation's articles of incorporation, bylaws or resolution approved by the board of directors grants dissenting shareholders the right to obtain payment for their shares.

   Unless the articles, the bylaws, or a resolution approved by the board of directors otherwise provides, such dissenters' rights do not apply to a shareholder of (a) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger, or (b) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange. Survivalink's articles of incorporation, bylaws and approved board resolutions do not grant any other dissenters' rights. Shareholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain such rights and obtain any payment due in respect of the exercise of such rights.

   As a stockholder of Cardiac Science, you will have narrower dissenters appraisal rights than the rights you had as a Survivalink shareholder.


Board of Directors

   Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. Cardiac Science's certificate of incorporation and bylaws provide that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. Cardiac Science's board currently consists of six directors.

   Delaware law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, with an exception for corporations with cumulative voting. In the case of a corporation whose board is divided into classes, holders may only remove a director for cause unless the certificate of incorporation provides otherwise. Cardiac Science's certificate of incorporation does not provide otherwise.

   Minnesota law provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. Survivalink's bylaws provide that the Survivalink board of directors shall consist of not more than 11 directors and shall be increased or decreased from time to time by resolution of the board of directors or the shareholders. Survivalink currently has seven directors.


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

   Minnesota law provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, any one or all of the directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors, with an exception for corporations with cumulative voting. Survivalink's bylaws provide that a director named to fill a vacancy on the board of directors and not subsequently elected by the shareholders can be removed with or without cause by a majority vote of the remaining directors. Survivalink's articles of incorporation state that shareholders shall not have any cumulative voting rights.

Filling Vacancies on the Board of Directors

   Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled with directors elected by all the stockholders having the right to vote as a class or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy or newly created directorship, the directors then in office shall constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Cardiac Science's certificate of incorporation does not provide otherwise.

   Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. Each such director elected to fill a vacancy holds office until the shareholders elect a successor at the next annual or special meeting. New directors may be elected at a meeting at which directors are removed. Survivalink's bylaws provide that vacancies on the board of directors resulting from death, resignation, removal or disqualification are to be filled by a majority vote of the remaining directors, even if less than a quorum. Survivalink's bylaws also provide that newly created directorships due to increases in the size of the board of directors shall be filled by the majority vote of the existing directors. Furthermore, all directors filling vacancies or newly created directorships shall hold office until their successor is elected at the next regular or special meeting of the shareholders.

Preemptive Rights

   A preemptive right allows a shareholder to maintain its proportionate share of ownership of a corporation by permitting such shareholder the right to purchase a proportionate share of any new stock issuance and thereby protecting the shareholder from dilution of value and control upon new stock issuances.

   Unless the certificate of incorporation provides otherwise, under Delaware law, shareholders of a corporation have no preemptive rights. Cardiac Science's certificate provides that stockholders do not have preemptive rights.

   Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. Survivalink's articles of incorporation provide that shareholders do not have preemptive rights.

Amendments to Bylaws and Articles

   Before the certificate of incorporation of a Delaware company may be amended, Delaware law requires a resolution of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote, unless the certificate of incorporation requires a greater level of approval. Cardiac Science's certificate of incorporation does not require a greater level of approval. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to effect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this paragraph.

   Delaware law also states that the stockholders have the power to adopt, amend or repeal the bylaws of a corporation, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. Cardiac Science's certificate of incorporation confers such powers on the board of directors.

   Minnesota law provides that unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend or repeal the bylaws is vested in the board of directors, subject to the power of the shareholders to adopt, amend or repeal bylaws adopted, amended or repealed by the board of directors. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to adopt, amend or repeal bylaws adopted, amended or repealed by the board of directors, in which event such resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation. Under Minnesota law and Survivalink's bylaws, the board of directors shall not adopt, amend or repeal any bylaws once adopted fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office and such actions are reserved to the shareholders. However, Minnesota law does provide that the board of directors may adopt or amend a bylaw to increase the number of directors, and Survivalink's bylaws permit such action without amendment of the bylaws. Survivalink's bylaws state that the bylaws may be amended in the manner prescribed by Minnesota law.

   Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution either approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority.

   In addition, under Minnesota law, the holders of the outstanding shares of a class or series are entitled to vote as a class or series on a proposed amendment to the articles of incorporation, whether or not such class or series would otherwise be entitled to vote, if the amendment would:

  . alter the aggregate number of authorized shares of the applicable class or series;

  . effect an exchange, reclassification or cancellation of all or part of the class or series;

  . effect an exchange or create a right of exchange of all or a part of another class or series for the shares of the applicable class or series;

  . change the rights or preferences of the shares of the applicable class or series;

  . change the shares of the class or series into the same or a different number of shares of another class or series;

  . create a new class or series with rights or preferences prior and superior to the shares of the applicable class or series or increase the rights and preferences or the number of authorized shares, of a class or series having rights and preferences prior or superior to the shares of the applicable class or series;

  . divide the shares of the applicable class into series and determine the designation of each series and the variations in the relative rights and preferences between the shares of each series, or authorize the board to do so;

  . limit or deny any existing preemptive rights of the shares of the applicable class or series; or

  . cancel or otherwise affect distributions on the shares of the applicable class or series that have accrued but have not been declared.

   The right of a minority of Survivalink shareholders to initiate charter and bylaw amendments will be eliminated if the merger is approved and Survivalink shareholders become Cardiac Science stockholders. Furthermore, as a stockholder of Cardiac Science, your rights to class voting will be limited to a narrower range of proposals than the rights you had as a Survivalink shareholder.


Indemnification of Directors, Officers and Employees

   Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Both Minnesota law and Delaware law permit indemnification only if statutory standards of conduct are met. Specifically, both are substantially similar in providing for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Minnesota and Delaware statutes differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements, and expenses is allowed. The major difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of some specified actions, suits or proceedings for expenses, including attorney's fees, actually and reasonably incurred in connection therewith.

   Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, Cardiac Science's bylaws provide for indemnification by Cardiac Science of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. Its bylaws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions), and permit Cardiac Science to purchase and maintain insurance on behalf of any director, officer, employee, or agent against any liability asserted against or incurred by them in any such capacity, or arising out of their status as such, whether or not Cardiac Science would have the power or obligation to indemnify them against such liability under its bylaws. Additionally, under the terms of the merger agreement, Cardiac Science will maintain a liability insurance policy providing coverage for the directors and officers of Survivalink.

   Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. Survivalink's bylaws provide that any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with Survivalink shall be indemnified by the corporation for such expenses and liabilities, in such manner, under such circumstances and to the fullest extent permitted by Minnesota law.

Liabilities of Directors

   Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty, subject to certain limitations. Pursuant to this authority, Cardiac Science's certificate of incorporation contains a provision eliminating its directors' personal liability for monetary damages, except for liability (i) for any breach of the director's duty of loyalty to Cardiac Science or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

   Under Minnesota law, a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles except that the articles cannot limit the liability of a director:

  . for any breach of the director's duty of loyalty to the corporation or its shareholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  .  under Section 302A.559 of the Minnesota Business Corporation Act or
     Section 80A.23 of the Minnesota Regulation of Securities Act which provide for liability for illegal distributions and civil liability, respectively;

  .  for any transaction from which the director derived an improper benefit;
     or

  . for any act or omission occurring prior to the date when the provision in the articles eliminating liability becomes effective.

   Survivalink's articles provide that, to the fullest extent permitted by the Minnesota Business Corporation Act, directors of the corporation are to be protected from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Shareholder Approval of Merger

   In order to effect a merger or consolidation under Delaware law, a corporation's board of directors must adopt an agreement of merger or consolidation and recommend it to the stockholders. The agreement must be approved and adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless a higher percentage is specified in the corporation's certificate of incorporation.

   Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such a class to vote as a class.

Business Combinations, Control Share Acquisitions and Anti-Takeover Provisions

   Delaware law prohibits, in some circumstances, a "business combination" between the corporation and an "interested shareholder" within three years of the shareholder becoming an "interested shareholder." An "interested shareholder" is a holder who, directly or indirectly, owns 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation, any transaction resulting in the issuance or transfer by the corporation, or certain of its subsidiaries, of stock, with exceptions, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation. This provision does not apply where:

  . either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder is approved by the corporation's board of directors prior to the date the interested shareholder acquired such 15% interest;

  . upon the consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

  . the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested shareholders at an annual or special meeting;

  . the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq National Market, or held of record by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder or from a transaction in which a person becomes an interested shareholder;

  . the shareholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% shareholder in the preceding 3 years but for the inadvertent acquisition of ownership;

  . the shareholder acquired the 15% interest when these restrictions did not apply; or

  . the corporation has opted out of this provision. Cardiac Science has not opted out of this provision.

   Minnesota law prohibits certain "business combinations," as defined in the Minnesota Business Corporation Act, between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an "interested shareholder" for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the voting power of the outstanding shares entitled to vote of the issuing public corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation, starting at 20%, from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

   Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement, whether or not subject to contingencies, that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

   The above discussion of certain similarities and material differences between the rights of Cardiac Science stockholders and the rights of Survivalink shareholders under the respective articles/certificate of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. To get a more complete understanding, we urge you to refer to Minnesota law and Delaware law, the common law thereunder, and the full text of the certificate/articles of incorporation and bylaws of each of Cardiac Science and Survivalink.

                   CERTAIN INFORMATION CONCERNING SURVIVALINK

Executive Officers and Key Employees of Survivalink

   The table below sets forth the executive officer of Survivalink, who will also be an executive officer of Cardiac Science after the merger, together with his respective age and expected position at Cardiac Science following the closing of the merger:



      Executive Officer             Principal Position        Age
      -----------------             ------------------        ---
      Kenneth Olson...............  Chief Technical Officer   39


Survivalink Executive Compensation

   The following table sets forth the total compensation received in the fiscal years ended December 31, 2000, 1999 and 1998 by the following Survivalink executive officer.


                           Summary Compensation Table


                                                              Long Term Compensation
                                                     ----------------------------------------
                                                             Awards              Payouts
                                                     ----------------------- ----------------
                                                                 Securities
                                                     Restricted  Underlying              All
Name and Principal                                     Stock    Options/SARs    LTIP    Other
Position                       Salary   Bonus  Other   Award       (#)(1)    Payout ($) Comp.
------------------            -------- ------- ----- ---------- ------------ ---------- -----
Kenneth Olson........... 2000 $120,767 $33,400  --      --            --        --       --
 Chief Technical Officer 1999 $112,752 $30,000  --      --            --        --       --
                         1998 $107,504 $24,529  --      --        380,000       --       --


         Aggregated Option Exercises In 2000 and Year-End Option Values

   The following table sets forth certain information as of December 31, 2000 regarding options held by the Named Executive Officer.



                           Shares               Number of Securities      Value of Unexercised
                         Acquired on  Value    Underlying Unexercised     In-The-Money Options
                          Exercise   Realized    Options at Year-End       at Year-End ($)(1)
Name                         (#)       ($)    Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- -------- ------------------------- -------------------------
Kenneth Olson...........     --        --          325,000/200,000               -0-/-0-

--------

(1) It is assumed that the fair market value of Survivalink's common stock is $0.10. Value is calculated on the common stock based on option grant price in December, 2000.


Security Ownership of Directors, Executive Officers and Principal Stockholders of Survivalink

   The following table sets forth information known with respect to the beneficial ownership of Survivalink capital stock as of March 31, 2001 by individuals or entities owning greater than 5% of the outstanding Survivalink capital stock, each of the directors of Survivalink and each of the executive officers of Survivalink.

   Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of this section, all statements are based on information provided by the individuals or entities named in the table. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of March 31, 2001 and shares exercisable as a result of the merger are deemed outstanding for computing the number of shares beneficially owned and the percentage of outstanding shares of the class held by a person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

   Percentage of ownership of a class of capital stock is based on (i) 3,717,037 shares of Series A preferred stock outstanding converted into 17,294,537 shares of common stock, (ii) 760,824 shares of Series B preferred stock outstanding converted into 15,216,480 shares of common stock, (iii) 5,963,691 shares of common stock outstanding as of March 31, 2001. Percentage of ownership of total shares of capital stock outstanding is based on 38,474,708 shares of common stock outstanding, calculated on an as converted basis, as of March 31, 2001. Unless otherwise indicated, the address of each of the individuals named below is: c/o Survivalink Corporation, 5420 Feltl Road, Minnetonka, Minnesota 55343.



                           Series A(1)     Series B(1)       Common
                          -------------- --------------- -------------- % Fully
                           Shares    %     Shares    %    Shares    %   Diluted
                          --------- ---- ---------- ---- --------- ---- -------
Excelsior Private Fund,
 II (2)..................       --   --  11,072,060 72.8   203,125  3.3  29.3

Fidelity Investors II
 Limited Partnership and
 Fidelity Ventures
 Limited (3)............. 6,623,470 38.3  1,779,440 11.7   154,166  2.5  22.2

The Spray Venture Fund,
 LP and Walnut Street
 Partners (4)............ 4,415,643 25.5  1,107,140  7.3    60,764   *   14.5

CIBC WMV, Inc. Canadian
 Imperial Bank of
 Commerce (5)............ 4,415,644 25.5  1,186,280  7.8   327,778  5.2  15.3

Mark T. Wagner (6).......             *               *  1,527,422 20.5   3.8

John R. Brintnall (7)....             *               *    516,400  8.0   1.3

Michael Musich (8).......             *               *    183,300  3.0    *

John Nealon (9)..........             *               *    273,500  4.4    *

Kenneth Olson (10).......             *               *    533,273  8.3   1.3

Sew-Wah Tay (11).........             *               *     86,300  1.4    *

Paul Emerson (12)........             *               *    240,000  3.9    *

Daniel Cole (13)......... 4,415,643 25.5  1,107,140  7.3    60,764   *   14.5

David Fann (14)..........       --   --  11,072,060 72.8   203,125  3.3  29.3

Byron Gilman (15)........             *               *    174,947  2.9    *

Eric Lass (16)........... 6,623,470 38.3  1,779,440 11.7   154,166  2.5  22.2

David Shotland (17)...... 4,415,644 25.5  1,186,280  7.8   327,778  5.2  15.3

Dale Spencer (18)........   147,185   *      35,780   *    205,000  3.3   1.0

--------
  *  Less than one percent

 (1) The numbers under Series A preferred stock and Series B preferred stock are presented on an as-converted-into-common-stock basis.


 (2) Includes 203,125 shares of common stock issuable upon the exercise of outstanding warrants. David Fann, President and CEO of Excelsior Private Equity Fund II, Inc., has voting and investment power over these shares.


 (3) Includes 154,166 shares of common stock issuable upon the exercise of outstanding warrants. Fidelity Investors Management L.L.C. is the General Partner of Fidelity Investors II Limited Partnership and Fidelity Ventures Limited. John Remondi and Donald Heaton are the President and CFO respectively of Fidelity Investors Management L.L.C. and have voting and investment power over these shares.


 (4) Includes 474,500 shares of Series B preferred stock and outstanding warrants to purchase 8,681 shares of common stock held by Daniel Cole. Spray Ventures Partners L.P. is the General Partner of the Spray Venture Fund, L.P. and Walnut Street Partners. Kevin Connors and Daniel Cole are the General Partners of Spray Ventures Partners L.P. and have voting and investment power over these shares.

 (5) Includes 327,778 shares of common stock issuable upon the exercise of outstanding warrants. All voting matters are ultimately decided by the Merchant Banking division of CIBC, with final approval by the head of the Merchant Banking division, Ken Kilgour. However, dispositive power over Merchant Banking investments rests with the CIBC Investment Committee.


 (6) Includes 1,504,100 shares of common stock issuable upon exercise of outstanding options and 11,111 shares of common stock issuable upon exercise of outstanding warrants. In addition to the shares reflected in the table, Mr. Wagner holds an option to purchase a total of 31,902 shares of Series A preferred stock and 7,045 shares of Series B preferred stock which are convertible into 289,344 shares of common stock, from Excelsior Private Fund, II, Fidelity Investors II Limited Partnership, Fidelity Ventures Limited, The Spray Venture Fund, LP, Walnut Street Partners and CIBC WMV, Inc.


 (7) Includes 516,400 shares of common stock issuable upon the exercise of outstanding options. In addition to shares reflected in the table, Mr. Brintnall holds an option to purchase a total of 41,933 shares of Series A preferred stock and 9,260 shares of Series B preferred stock which are convertible into 380,322 shares of common stock, from Excelsior Private Fund, II, Fidelity Investors II Limited Partnership, Fidelity Ventures Limited, The Spray Venture Fund, LP, Walnut Street Partners and CIBC WMV, Inc.


 (8) Includes 182,700 shares of common stock issuable upon exercise of outstanding options. In addition to the shares reflected in the table, Mr. Musich holds an option to purchase a total of 29,291 shares of Series A preferred stock and 6,468 shares of Series B preferred stock which are convertible into 265,661 shares of common stock, from Excelsior Private Fund, II, Fidelity Investors II Limited Partnership, Fidelity Ventures Limited, The Spray Venture Fund, LP, Walnut Street Partners and CIBC WMV, Inc.


 (9) Includes 272,000 shares of common stock issuable upon exercise of outstanding options. In addition to the shares reflected in the table, Mr. Nealon holds an option to purchase a total of 19,445 shares of Series A preferred stock and 4,294 shares of Series B preferred stock which are convertible into 176,361 shares of common stock, from Excelsior Private Fund, II, Fidelity Investors II Limited Partnership, Fidelity Ventures Limited, The Spray Venture Fund, LP, Walnut Street Partners and CIBC WMV, Inc.


(10) Includes 525,000 shares issuable upon exercise of outstanding options to purchase shares of common stock.


(11) Includes 86,300 shares of common stock issuable upon the exercise of outstanding options. In addition to the shares reflected in the table, Ms. Tay holds an option to purchase a total of 39,919 shares of Series A preferred stock and 8,815 shares of Series B preferred stock which are convertible into 362,061 shares of common stock, from Excelsior Private Fund, II, Fidelity Investors II Limited Partnership and Fidelity Ventures Limited, The Spray Venture Fund, LP, Walnut Street Partners and CIBC WMV, Inc.


(12) Includes 240,000 shares of common stock issuable upon the exercise of outstanding options.


(13) Includes the 4,415,643 shares of Series A preferred stock, 632,640 shares of series B preferred stock and 52,083 shares of common stock issuable upon exercise of outstanding warrants held by the Spray Venture Fund, L.P. and Walnut Street Partners, of which Mr. Cole is an affiliate. Mr. Cole may be deemed to beneficially own such shares. Mr. Cole disclaims beneficial ownership of such shares.


(14) All of the shares listed are held by Excelsior Private Fund, II, of which Mr. Fann is an affiliate. Mr. Fann may be deemed to beneficially own such shares. Mr. Fann disclaims beneficial ownership of such shares.


(15) Includes 36,739 shares held by the Gilman Family Trust.


(16) All of the shares listed are held by Fidelity Investors II Limited Partnership and Fidelity Ventures Limited, of which Mr. Lass is an affiliate. Mr. Lass may be deemed to beneficially own such shares. Mr. Lass disclaims beneficial ownership of such shares.


(17) All of the shares listed are held by CIBC WMV, Inc., of which Mr. Shotland is an affiliate. Mr. Shotland may be deemed to beneficially own such shares. Mr. Shotland disclaims beneficial ownership of such shares.


(18) Includes 150,000 shares issuable upon exercise of outstanding options to purchase shares of common stock.

                   PROPOSAL 3--APPROVAL OF 280G PAYMENTS


   The merger agreement provides that Survivalink shall take all action necessary to obtain shareholder approval, in accordance with the procedures prescribed under Proposed Treasury Regulation Section 1.280G-1, of all payments by Survivalink that may be subject to Section 280G of the Code in order to exclude such payments from the definition of the term "parachute payment" (as defined in Proposed Treasury Regulation Section 1.280G-1), generally referred to as 280G Payments. 280G Payments result when there is a change in control of an employer and as a result, certain employees, officers or directors receive compensation equal to or in excess of three times their average annual compensation for the five years preceding the taxable year in which the change in control occurs. The excess of such parachute payments (i) will not be deductible by the payor and (ii) will be subject to an excise tax payable by the individual. The amount of any excise tax payable by an individual will be 20% of the amount by which the parachute payments exceed the individual's average annual compensation for five years preceding the payment of the parachute payment.


   In connection with the merger, it is possible that (i) the accelerated vesting of stock options held by the executive officers, (ii) the payments made to certain executive officers under the preferred option agreements, (iii) the partial-year bonus payments made to certain officers, and (iv) the potential severance payments under the employment agreements with Mark Wagner, John Brintnall and Paul Emerson would constitute 280G Payments. For more information on these payments to executive officers of Survivalink see "Interests of Survivalink Officers and Directors in the Merger" on page 39. Section 280G of the Code contains an exemption for payments by a corporation whose stock is not publicly traded on an established securities market if disinterested shareholders owning more than 75% of the voting power of such corporation's stock approve the payment. To avoid the denial of deductibility and the imposition of the excise tax, which would otherwise apply to the 280G Payments, Survivalink shareholders are being asked to approve (i) the rights of the executive officers to the automatic accelerated vesting of certain stock options under the existing option agreements, (ii) the payments made pursuant to the preferred option agreements, and (iii) the potential severance payments under the employment agreements, resulting from the Merger.


   The following paragraphs describe: (i) the potential severance payments under the employment agreements; (ii) the payments to be received pursuant to the preferred option agreements assuming a price of $2.39 per share of Cardiac Science common stock and that Proposal 1 is approved; (iii) the partial-year bonus payments made to certain officers; and (iv) the options held by the officers of Survivalink and the number of currently unvested options that will accelerate as to vesting in connection with the merger. For a discussion of the terms of the preferred stock option agreements and the potential severance payments, see "Interests of Survivalink Officers and Directors in the Merger" page 39.


   Mr. Wagner will receive a payment equal to approximately $548,863 pursuant to his preferred option agreement, a partial-year bonus payment of approximately $59,000 and may also receive a severance payment of $250,000 plus one year of medical benefits in the approximate amount of $8,000 in the event of termination of employment. Mr. Wagner has received the following stock option grants for which portions are unvested:





  . 3/6/98, an option to purchase 40,000 shares of Survivalink common stock at an exercise price of $.10, of which 10,000 are unvested; and

  . 9/23/98 an option to purchase 1,083,100 shares of Survivalink common stock at an exercise price of $.10, of which 541,550 are unvested.

   Mr. Brintnall will receive a payment equal to approximately $688,555 pursuant to his preferred option agreement a partial-year bonus of approximately $46,375 and may also receive a severance payment of $285,500 plus one year of medical benefits in the approximate amount of $8,000 in the event of termination of employment. Mr. Brintnall has received the following stock option grants for which portions are unvested:


  . 3/6/98, an option to purchase 100,000 shares of Survivalink common stock at an exercise price of $.10, of which 25,000 are unvested;

  . 3/6/98, an option to purchase 13,000 shares of Survivalink common stock at an exercise price of $.10, of which 3,250 are unvested;

  . 7/17/98, an option to purchase 1,000 shares of Survivalink common stock at an exercise price of $.10, of which 500 are unvested; and

  . 9/23/98, an option to purchase 402,400 shares of Survivalink common stock at an exercise price of $.10, of which 201,200 are unvested.

   John Nealon will receive a payment equal to approximately $320,026 pursuant to his preferred option agreement. Mr. Nealon has received the following stock option grants for which portions are unvested:



  . 3/6/98, an option to purchase 9,000 shares of Survivalink common stock at an exercise price of $.10, of which 2,250 are unvested; and

  . 9/23/98, an option to purchase 200,000 shares of Survivalink common stock at an exercise price of $.10, of which 100,000 are unvested.

   Mike Musich will receive a payment equal to approximately $476,960 pursuant to his preferred option agreement. Mr. Musich has received the following stock option grants for which portions are unvested:



  . 3/6/98, an option to purchase 10,000 shares of Survivalink common stock at an exercise price of $.10, of which 2,500 are unvested; and

  . 9/23/98, an option to purchase 142,700 shares of Survivalink common stock at an exercise price of $.10, of which 71,350 are unvested.

   Kenneth Olson has received the following stock option grants for which portions are unvested:



  . 3/6/98, an option to purchase 16,000 shares of Survivalink common stock at an exercise price of $.10, of which 4,000 are unvested; and

  . 9/23/98, an option to purchase 364,000 shares of Survivalink common stock at an exercise price of $.10, of which 182,000 are unvested.

   Sew-Wah Tay will receive a payment equal to approximately $646,370 pursuant to her preferred option agreement. Ms. Tay has received the following stock option grants for which portions are unvested:



  . 3/6/98, an option to purchase 4,000 shares of Survivalink common stock at an exercise price of $.10, of which 1,000 are unvested; and

  . 9/23/98, an option to purchase 73,300 shares of Survivalink common stock at an exercise price of $.10, of which 36,650 are unvested.

   Mr. Emerson may also receive a severance payment of $100,000 in the event of termination of employment. Mr. Emerson has received the following stock option grant for which portions are unvested:

  . 1/27/00, an option to purchase 240,000 shares of Survivalink common stock at an exercise price of $.10, of which 180,000 are unvested.

   In order to avoid the loss of deductibility to Survivalink and the 20% excise tax to the executive officers, Survivalink shareholders are being asked to approve the accelerated vesting of certain options, the payments related to the preferred option agreements, and the potential severance payments. Prior to the vote of the Survivalink shareholders, the executive officers will be asked to execute waiver letters, pursuant to which each of those executive officers will waive his or her rights to the 280G Payments in the event that Survivalink fails to obtain the requisite shareholder approval.

   Approval of the 280G Payments requires the affirmative vote of more than 75% of the voting power of all outstanding shares of Survivalink stock, excluding those shares held or constructively owned by the executive officers. The board of directors of Survivalink recommends that Survivalink shareholders vote FOR approval of the 280G Payments.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Survivalink Management's Discussion and Analysis of Financial Condition and Results of Operations

   The following discussion should be read in conjunction with Survivalink's financial statements and notes thereto appearing elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements, including, but not limited to, statements concerning Survivalink's strategic plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of Survivalink's expectations or intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

 Overview

   Survivalink was organized in April 1992 for the purpose of developing and marketing an AED that is easy to use, inexpensive, and easy to maintain. Survivalink's first generation AED, the VivaLink, received 510(k) marketing clearance from the FDA in February 1995. Survivalink's second generation AED, the FirstSave Monophasic AED, received 510(k) marketing clearance from the FDA in July 1997. In January 1999, Survivalink received 510(k) marketing clearance from the FDA for the second generation FirstSave AED, the FirstSave Biphasic AED. Survivalink commenced commercial sales of the VivaLink in the first quarter of 1995, the FirstSave Monophasic AED in the third quarter of 1997, and the FirstSave Biphasic in the second quarter of 1999. Survivalink currently derives substantially all of its net sales from the FirstSave Biphasic AED and related accessories.

Results of Operations

The Three Months Ended March 31, 2001, Compared to The Three Months Ended March 31, 2000.

   Net Sales. Net sales for the three months ended March 31, 2001, increased 18.6% to $4,137,370, as compared to $3,487,530 for the three months ended March 31, 2000. The increase in sales was driven by an increase in demand for the FirstSave AED and from the further development of our distribution system, which includes local and national distribution partners. International sales decreased 17.4% in the first quarter of 2001 to $813,266, compared to $985,086 for the same period in 2000. In the first quarter of 2000, the company had sales of over $690,000 to its U.K. distributor who resold the product to the U.K. Department of Health for the implementation of its public access defibrillation program. Excluding this one time sale, international sales increased over 175.6% in the first quarter of 2001 compared to the same period in 2000. This sales increase was driven primarily by an increase in the overall demand for AEDs and the continuing expansion of our network of international distributors.

   Cost of Goods Sold and Gross Profit. Cost of goods sold for the three months ended March 31, 2001 totaled $1,702,372, which resulted in a gross profit percentage of 58.9%, compared to $1,571,816 and 54.9% for the same period in 2000. Gross profit percent has improved 1.1% as a result of an increase in the average sales value per unit in 2001, 1.2% from a shift to a more profitable Biphasic mix of products and 1.7% from continuing manufacturing process efficiencies and product material cost reductions. Survivalink cannot be assured that any of these margin improving trends will continue in future periods.

   Sales and Marketing. Sales and marketing expenses for the three months ended March 31, 2001 totaled $1,744,424, or 42.2% of net sales, compared to $1,332,668, or 38.2% of net sales, for the same period in 2000. The increase in sales and marketing expenses in 2001 resulted primarily from spending relating to the company's commitment to the North American Public Access Defibrillation Study sponsored by the National Institute of Health, higher spending on advertisement and promotions, higher commission expense due to the increase in sales and an increase in the average number of sales representatives.

   Research and Development. Research and development expenses for the three months ended March 31, 2001 totaled $492,046 or 11.9% of net sales, compared to $454,636, or 13.0% of net sales, for the same period in 2000. The increase in research and development expenses resulted primarily from higher prototype and regulatory and quality assurance expenses.

   General and Administrative. General and administrative expenses for the three months ended March 31, 2001 totaled $720,421 or 17.4% of net sales, compared to $368,487, or 10.6% of net sales for the same period in 2000. The increase in general and administrative expenses primarily resulted from increased professional fees relating to our pending merger with Cardiac Science, Inc., higher wages and personnel costs from an increase in headcount and an increase in general resources needed to support the increased sales volume.

   Other Income and Expenses. Other income and expenses for the three months ended March 31, 2001 were net expenses of $47,193 compared to net expenses of $79,717 for the same period in 2000. The reduction in net expense in 2001 resulted from lower interest expense due to the decrease in the overall debt balances.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

   Net Sales. Net sales for the year ended December 31, 2000 increased 40.4% to $17,139,526, as compared to $12,204,431 for the year ended December 31, 1999. The increase in sales was due to an increase in demand for the FirstSave Biphasic AED and from the expansion of Survivalink's distribution system to include local and national distribution partners. International sales increased 91.3% to $2,575,640 for the year ended December 31, 2000, compared to $1,346,622 for the same period in 1999. The increase in international sales was primarily due to an increase in the overall demand for AEDs and the continuing expansion of Survivalink's network of international distributors. In 2000, Survivalink had sales of over $690,000 to its U.K. distributor who resold the product to the U.K. Department of Health for the implementation of its public access defibrillation program.

   Cost of Goods Sold and Gross Profit. Cost of goods sold for the year ended December 31, 2000 totaled $7,095,744, which resulted in a gross profit percentage of 58.6%, compared to $5,478,831 and 55.1% for the same period in 1999. Gross profit percent improved as a result of a higher sales value per unit in 2000 and continuing manufacturing efficiencies and product cost reductions.

   Sales and Marketing. Sales and marketing expenses for the year ended December 31, 2000 totaled $5,987,570, or 34.9% of net sales, compared to $6,132,985, or 50.3% of net sales, for the same period in 1999. The decrease in sales and marketing expenses in 2000 resulted primarily from lower spending on advertising and promotions, commissions, demonstration equipment, and a reduction in the average number of sales representatives.

   Research and Development. Research and development expenses for the year ended December 31, 2000 totaled $1,752,927, or 10.2% of net sales, compared to $2,369,147, or 19.4% of net sales, for the same period in 1999. The decrease in research and development expenses resulted primarily from lower wages and related fringe benefits associated with a reduction in staffing levels, lower prototype expense and lower patent-related expenses due to the completion and launch of the FirstSave Biphasic AED in May 1999.

   General and Administrative. General and administrative expenses for the year ended December 31, 2000 totaled $1,709,970, or 10.0% of net sales, compared to $1,594,917, or 13.1% of net sales for the same period in 1999. The small increase in general and administrative expenses resulted from an increase in resources required to support the increased sales volume.

   Other Income and Expenses. Other income and expenses for the year ended December 31, 2000 were net expenses of $276,725 compared to net expenses of $142,570 for the same period in 1999. The increase in net expense in 2000 resulted from lower interest income earned from lower average cash balances in 2000 as compared to 1999 and additional interest expense in 2000 related to the convertible promissory notes in an amount of $1,500,000 issued in December 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998.

   Net Sales. Net sales for the year ended December 31, 1999 increased 35.3% to $12,204,431, as compared to $9,021,648 for the same period in 1998. The increase in net sales resulted primarily from an increase in demand for the new FirstSave Biphasic AED, which was released in May 1999. International sales increased 51.8% to $1,346,622 from $887,080 for the same period in 1998. The increase was due to the expansion of Survivalink's international distributor network.

   Cost of Goods Sold and Gross Profit. Cost of goods sold for the year ended December 31, 1999 totaled $5,478,831, which results in a gross profit percentage of 55.1%, as compared to $4,770,809 and 47.1% for the same period in 1998. The improvement in gross profit in 1999 resulted from the introduction of the FirstSave Biphasic product, which yields a higher selling price, and an overall reduction in the manufacturing costs of all products. In addition, Survivalink recorded a charge for obsolete inventory in 1998, which reduced gross profit by $500,000, or approximately 5.5%.

   Sales and Marketing. Sales and marketing expenses for the year ended December 31, 1999 were $6,132,985, or 50.3% of net sales, compared to $7,482,262, or 82.9% of net sales, for the same period in 1998. The decrease in sales and marketing expenses in 1999 resulted primarily from a reduction in employees in both the sales and marketing departments due to an unsuccessful effort at obtaining Medicare reimbursement for the AED and lower overall demonstration equipment expense.

   Research and Development. Research and development expenses for the year ended December 31, 1999 totaled $2,369,147, or 19.4% of net sales, compared to $3,197,100, or 35.4% of net sales, for the same period in 1998. Research and development expenses decreased in 1999 due to lower wages and related fringe benefits associated with a reduction in staffing levels, lower clinical trial expenses resulting from the completion of Survivalink's biphasic waveform clinical trials in 1998 and lower patent-related expenses.

   General and Administrative. General and administrative expenses for the year ended December 31, 1999 totaled $1,594,917, or 13.1% of net sales, compared to $2,059,870, or 22.8% of net sales, for the same period in 1998. The decrease in general and administrative expenses in 1999 was a result of lower bad debt expense and lower legal, accounting, insurance and consulting fees.

   Other Income and Expenses. Other income and expenses for the year ended December 31, 1999 were net expenses of $142,570, compared to net expenses of $90,576 for the same period in 1998. The increase in net expense in 1999 resulted from lower interest income earned from lower average cash balances in 1999 compared to 1998.

Liquidity and Capital Resources

   Cash and cash equivalents at March 31, 2001 were $1,761,373 compared to $1,874,648 at March 31, 2000. Cash provided by operating activities for the three months ended March 31, 2001 totaled $698,983, compared to cash use of $1,317,323 for the same period in 2000. The increase in operating cash flow in 2001 resulted primarily from strong working capital management offset by Survivalink's net loss. Cash used in financing activities for the three months ended March 31, 2001 were $44,570 compared to $95,047 during the same period in 2000. Payments made under notes payable and capital leases in 2001 were $422,633 compared to $135,213 in 2000.


   Cash and cash equivalents at December 31, 2000 were $1,529,593 compared to $3,421,078 at December 31, 1999. Cash used in operating activities for the year ended December 31, 2000 totaled $405,661, compared to $3,172,767 for the same period in 1999. The improvement in operating cash flow in 2000 resulted primarily from net income of $298,590 in 2000 compared to a net loss of $3,519,019 in 1999 and a decrease in inventories of $389,356 partially offset by an increase in accounts receivable of $1,406,565. Cash used in financing activities for the year ended December 31, 2000 was $1,326,748 compared to cash provided during the same period in 1999 of $996,736. In 1999, Survivalink received $1,500,000 in cash from the issuance of convertible promissory notes to existing holders of preferred stock, which was offset by payments made under notes payable and capital leases of $516,031. In 2000, Survivalink used $1,332,747 to fulfill obligations under its notes payable and capital leases and did not raise any additional capital.

   Survivalink anticipates that the current cash balances will be sufficient to meet its cash requirements through 2001. Survivalink believes however that it will need to raise additional capital to meet its obligations in 2002. In this respect, Survivalink is considering a number of alternatives, including additional equity financings and corporate partnerships. Survivalink cannot assure you that any such transactions will be available on terms acceptable to it, if at all, or that any financing transaction will not be dilutive to current stockholders. Survivalink also cannot assure you that it will have sufficient working capital to fund operations beyond 2001. If Survivalink is not able to raise additional funds, it may be required to significantly curtail or cease its operating activities. The accompanying financial statements have been prepared assuming that Survivalink will continue as a going concern.


   Survivalink has historically financed its operations and capital requirements through the sale of common stock and preferred stock, bridge loans, equipment lease financing and cash flow from operating activities.

                        PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Consolidated Financial Data

   The unaudited pro forma consolidated balance sheet as of March 31, 2001 gives pro forma effect to the following, as if each event had occurred as of March 31, 2001:

  .  the merger;

  . Cardiac Science's planned acquisition of Artema, a Stockholm, Sweden manufacturer of patient monitors and defibrillator devices, and the terms of the offer to Artema shareholders; and

  . the consummation of a financing transaction to raise the cash portion of the merger consideration, which Cardiac Science assumes for purposes of this presentation to raise $25.0 million, with $10.5 million used to partially finance the Survivalink transaction and the remaining proceeds used for general corporate purposes.


   Cardiac Science's March 31, 2001 historical balance sheet, contained herein, reflects the Cadent acquisition, which closed on July 1, 2000.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 2000 and the three months ended March 31, 2001 gives effect to the following, as if each had occurred on January 1, 2000:

  .  the merger;

  . Cardiac Science's planned acquisition of Artema, and the terms of the offer to Artema shareholders; and

  . Cardiac Science's acquisition of Cadent, a development stage company, which closed July 1, 2000.

   For the purposes of the pro forma financial data Cardiac Science has assumed Cardiac Science's stock price associated with each of the events outlined above (except for the Cadent acquisition, which is on a historical basis) to be $2.00 per share. This price reflects the price per share at which we expect to consummate the financing transaction and also reflects the low-end of our recent 30-day trading range.


   The unaudited pro forma financial data are provided for informational purposes only and are not necessarily indicative of the results of operations or financial position had the transactions assumed therein occurred, nor are they necessarily indicative of the results of operations which my be expected to occur in the future. The unaudited pro forma financial data are based on assumptions that Cardiac Science believes are reasonable and should be read in conjunction with the consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.

   Completion of the merger is subject to certain conditions set forth in the merger agreement. Failure to meet certain obligations outlined in the merger agreement may result in the payment by Cardiac Science of a cash break-up fee of $3.5 million. Cardiac Science's acquisition of Artema is also subject to certain conditions including, but not limited to acceptance by shareholders of Artema. Cardiac Science cannot assure you that Cardiac Science will be able to consummate the merger or acquisition of Artema, or that Cardiac Science will be able to successfully complete the financing transaction to raise the cash portion of the merger consideration.


   The unaudited pro forma financial data are presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") under the purchase method of accounting. Amounts are presented in U.S. dollars.

   Based on the merger agreement, the shareholders of Survivalink will receive 18,150,000 shares of Cardiac Science common stock, $25,800,000 in senior secured promissory notes, and $10.5 million cash in exchange for all the Survivalink shares. In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Survivalink, it has been assumed that the stock portion of the merger consideration will have an assumed fair value of $36,300,000, or $2.00 per Cardiac Science common share.

   It has further been assumed that Cardiac Science will complete the financing transaction raising the cash portion of the merger consideration offering 12,500,000 shares at $2.00 per share, of which partial proceeds of $10.5 million will be used to fund the cash portion of the merger. The merger is expected to result in transaction costs of approximately $1.0 million.


   In preparing the pro forma financial statements and in the underlying preliminary acquisition analysis of Artema, it has been assumed that the shareholders of Artema will receive 4,444,444 shares of Cardiac Science common stock in exchange for all the Artema Shares. It has further been assumed that the fair value of the shares of Cardiac Science common stock issued to effect the transaction, will equal $8.9 million. The acquisition is expected to result in transaction costs of approximately $1.0 million.


   The accounting principles of Cardiac Science will apply. A detailed analysis has not yet been made to the Artema or Survivalink accounts in order to identify any potential adjustments that need to be made to these accounts in order to adapt them to the accounting principles of Cardiac Science. Based on a preliminary review of the accounts, the management of Cardiac Science believes, however, that any adjustments that may be required will have no material impact on the consolidated accounts of Cardiac Science.

Differences between Swedish and U.S. accounting principles

   Artema's consolidated financial statement are prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"), which differs in certain material respects from financial statements prepared in accordance with U.S. GAAP.

   The following is a summary of the significant differences between Swedish GAAP and those of U.S. GAAP, which may be relevant for Artema. The summary is not a comprehensive list of all potential differences between Swedish GAAP and U.S. GAAP which would have to be identified in order to prepare consolidated U.S. GAAP financial statements.

   Furthermore, the following text does not address U.S. GAAP disclosure requirements, which are significantly more extensive than the corresponding Swedish disclosure requirements, nor does it cover certain differences in format and terminology applied in the income statement, balance sheet, statement of cash flows or notes to the financial statements. For further information please see Artema's financial statements and associated notes.

Revenue Recognition

   U.S. GAAP requires a very strict application of revenue recognition policies where, for example, delivery and shipping terms are important factors. Revenue recognition practice in Sweden is normally not as strict as U.S. GAAP would require.

Acquisitions

   Both Swedish and U.S. GAAP contain guidelines for determining the fair value of shares tendered as part of an acquisition. Swedish guidelines for valuations of such shares issued in conjunction with acquisitions are less detailed than corresponding U.S. guidelines.

   Under Swedish GAAP, acquired in-process research and development is not separately identified and is instead included in goodwill. Under U.S. GAAP, the cost of an acquired company is to be assigned to all identifiable tangible and intangible assets, including any resulting from research and development activities of the acquired enterprise. To the extent costs are allocated to intangibles for use in research and development activities (i.e., acquired research and development), such costs must be accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 2 "Accounting for Research and Development Costs," i.e., they must be expensed by the acquiror as of the date of consummation of the combination, unless there is an alternative future use in research and development projects or otherwise.

Capitalization of interest expenses

   Under Swedish GAAP, interest expenses related to the construction of certain qualifying assets are normally charged to earnings, although companies may elect to capitalize the interest expense.

   U.S. GAAP requires that interest expense related to qualifying assets be capitalized and depreciated together with the acquisition costs over the useful life of the asset.

Equity Securities

   Under Swedish GAAP, investments in equity securities are carried at the lower of cost or market.

   Under U.S. GAAP, and in particular in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities," these investments should be classified with respect to the underlying intent, i.e., if they are to be traded, if they are to be held to maturity, or if they are in an intermediate category, and are deemed to be available for sale. Valuation and reporting of income differ depending on the classification of the securities.

Comprehensive Income

   U.S. GAAP prescribes reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under U.S. GAAP, all items that are required to be recognized as components of comprehensive income should be reported in a financial statement that is displayed with the same prominence as other financial statements. There is no such requirement under Swedish GAAP.

                             CARDIAC SCIENCE, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 31, 2001
                                 (In thousands)


                                                                       Cardiac Science
                                                   Survivalink          & Survivalink                   Artema
                      Cardiac Science Survivalink  Acquisition            Pro Forma        Artema     Acquisition     Pro Forma
                        Historical    Historical   Adjustments            Combined     Historical (e) Adjustments      Combined
                      --------------- -----------  -----------         --------------- -------------- -----------     ----------
       Assets
       ------
Current assets:
 Cash and cash
  equivalents.......    $  7,497.7    $  1,761.4   $ 23,250.0  (a)       $ 22,009.1      $   566.4     $     --       $ 22,575.5
                                                    (10,500.0) (a)
 Marketable
  securities
  available-for-
  sale..............       4,330.4           --           --                4,330.4            --            --          4,330.4
 Accounts
  receivable, net...       2,775.4       3,154.8          --                5,930.2        5,365.5           --         11,295.7
 Inventories........       1,250.6         707.6          --                1,958.2        3,566.5           --          5,524.7
 Prepaid expenses
  and other.........         245.2          46.0          --                  291.2          249.6           --            540.8
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
   Total current
    assets..........      16,099.3       5,669.8     12,750.0              34,519.1        9,748.0           --         44,267.1
Property, plant &
 equipment, net.....       1,847.4         470.5          --                2,317.9        3,152.3           --          5,470.2
Goodwill and other
 intangibles, net...       7,694.7           --      72,674.8  (b)         80,369.5            --        2,823.3  (f)   83,192.8
Other...............       2,322.6          20.8          --                2,343.4          903.0           --          3,246.4
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
   Total assets.....    $ 27,964.0    $  6,161.1   $ 85,424.8            $119,549.9      $13,803.3     $ 2,823.3      $136,176.5
                        ==========    ==========   ==========            ==========      =========     =========      ==========
Liabilities & Stockholders'
---------------------------
       Equity
       ------
Current liabilities:
 Accounts payable...    $  3,609.8    $  1,731.3   $      --             $  5,341.1      $ 4,972.0     $     --       $ 10,313.1
 Current maturities
  of long-term
  obligations.......         135.5         478.7          --                  614.2            --            --            614.2
 Notes payable......           --        1,500.0          --                1,500.0            --            --          1,500.0
 Accrued expenses...         602.4       1,502.8          --                2,105.2          916.1           --          3,021.3
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
   Total current
    liabilities.....       4,347.7       5,212.8          --                9,560.5        5,888.1           --         15,448.6
Long-term
 obligations........         156.5          23.1     25,800.0  (c)         25,979.6          439.6           --         26,419.2
Other...............           --            --           --                    --           410.0           --            410.0
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
   Total
    liabilities.....       4,504.2       5,235.9     25,800.0              35,540.1        6,737.7           --         42,277.8
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
Redeemable preferred
 stock:
 Series A...........           --       16,330.7    (16,330.7) (d)              --             --            --              --
 Series B...........           --       12,963.2    (12,963.2) (d)              --             --            --              --
Stockholders'
 equity:
 Common stock.......         264.9          59.3        (59.3) (d)           264.9         1,467.8      (1,467.8) (g)      264.9
 Additional paid-in-
  capital and
  other.............      80,515.6      12,778.7    (12,778.7) (d)        140,065.6       14,123.9     (14,123.9) (g)  150,954.5
                                                     37,300.0  (b)(c)                                    9,888.9  (f)
                                                     23,250.0  (a)
 Accumulated
  deficit...........     (57,320.7)    (41,206.7)    41,206.7  (d)        (57,320.7)      (8,526.1)      8,526.1  (g)  (57,320.7)
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
   Total
    stockholders'
    equity..........      23,459.8     (28,368.7)    88,918.7              84,009.8        7,065.6       2,823.3        93,898.7
                        ----------    ----------   ----------            ----------      ---------     ---------      ----------
                        $ 27,964.0    $  6,161.1   $ 85,424.8            $119,549.9      $13,803.3     $ 2,823.3      $136,176.5
                        ==========    ==========   ==========            ==========      =========     =========      ==========

                             CARDIAC SCIENCE, INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                     (in thousands, except per share data)

   (a) It is assumed that Cardiac Science will issue 12.5 million shares of its common stock in the financing transaction, generating gross proceeds of $25.0 million. Although Cardiac Science is currently pursuing such financing, Cardiac Science cannot assure that Cardiac Science will be successful in this regard. The merger is subject to certain conditions as set forth in the merger agreement. The use of proceeds of $23.25 million, net of offering fees and expenses totaling $1.75 million consists of a:


     (i) cash payment of $10.5 million as part of the merger consideration;
  and


     (ii) $12.75 million to be used for general corporate purposes.


   (b) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Survivalink based on the relative fair values as of the closing of the Survivalink transaction, with the balance allocated to goodwill and other identifiable intangibles. This entry reflects a current estimate of the allocation to the acquired assets, liabilities and goodwill, as well as the associated transaction fees and expenses estimated to total $1.0 million. The final allocations are expected to be different from the amounts reflected herein, and may reflect allocation to in-process research and development and other identifiable intangibles such as patents, assembled workforce and core technology. Such differences may be significant. Cardiac Science intends to engage an independent firm to perform an appraisal of the assets and liabilities and the allocation of the purchase price upon completion of the transaction. Cardiac Science anticipates that such appraisal will be completed in the quarter in which the transaction is completed.

   The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the transaction had occurred on March 31, 2001 are as follows:


       Cash and cash equivalents..................................... $ 1,761.4
       Property, plant and equipment, net............................     470.5
       Accounts receivable, net......................................   3,154.8
       Inventories...................................................     707.6
       Other assets..................................................      66.8
       Long-term obligations.........................................     (23.1)
       Accounts payable, accrued liabilities and note payable........  (5,212.8)
       Goodwill......................................................  72,674.8
                                                                      ---------
         Total purchase price........................................ $73,600.0
                                                                      =========


   (c) According to the terms of the merger agreement, Cardiac Science will issue 18,150,000 shares of Cardiac Science's common stock to shareholders of Survivalink. For the purpose of this proforma analysis, it is assumed that the shares of Cardiac Science common stock issued in the merger will have a fair value of $36,300,000. It is expected that associated transaction fees and expenses will total approximately $1.0 million. It is further assumed that Cardiac Science will issue shareholders of Survivalink $25,800,000 of senior secured promissory notes.


   (d) Reflects the elimination of Survivalink's historical shareholders' equity balances in connection with purchase accounting.

   (e) Artema's balance sheet data converted to U.S. dollars at an exchange rate at March 31, 2001 of SEK 10.38 per U.S. dollar.

   The following is a summary of the adjustments to total assets and total liabilities which would have been required if U.S. GAAP had been applied instead of Swedish GAAP:

                                                                    Artema
                                                                   March 31,
                                                                     2001
                                                                  -----------
Total assets as reported in the balance sheet in accordance with
 Swedish GAAP.................................................... SEK 136,753

Adjustments to conform to U.S. GAAP
Accounts receivable..............................................   SEK 6,525
                                                                  -----------
Total assets in accordance with U.S. GAAP........................ SEK 143,278
Foreign currency exchange rate...................................       10.38
                                                                  -----------
Total assets in accordance with U.S. GAAP........................ $  13,803.3
                                                                  ===========

                                                                    Artema
                                                                   March 31,
                                                                     2001
                                                                  -----------
Total current liabilities as reported in the balance sheet in accordance with Swedish GAAP....................................  SEK 48,481

Adjustments to conform to U.S. GAAP
Committed credit facility........................................   SEK 6,112
Other current liabilities........................................   SEK 6,525
                                                                  -----------
Total current liabilities in accordance with U.S. GAAP...........  SEK 61,118
Foreign currency exchange rate...................................       10.38
                                                                  -----------
Total current liabilities in accordance with U.S. GAAP........... $   5,888.1
                                                                  ===========

                                                                    Artema
                                                                   March 31,
                                                                     2001
                                                                  -----------
Total long term liabilities as reported in the balance sheet in accordance with Swedish GAAP....................................  SEK 10,675

Adjustments to conform to U.S. GAAP
Other current liabilities........................................  SEK (6,112)
                                                                  -----------
Total long term liabilities in accordance with U.S. GAAP.........   SEK 4,563
Foreign currency exchange rate...................................       10.38
                                                                  -----------
Total long term liabilities in accordance with U.S. GAAP......... $     439.6
                                                                  ===========

   (f) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Artema based on the relative fair values as of the closing of the Artema transaction, with the balance allocated to goodwill and other identifiable intangibles. This entry reflects a current estimate of the allocation to the acquired assets, liabilities and goodwill, as well as the associated transaction fees and expenses estimated to total $1.0 million. The final allocations are expected to be different from the amounts reflected herein, and may reflect allocation to in-process research and development and other identifiable intangibles such as patents, assembled workforce and core technology. Such differences may be significant. Cardiac Science intends to engage an independent firm to perform an appraisal of the assets and liabilities and the allocation of the purchase price upon completion of the transaction. Cardiac Science anticipates that such appraisal will be completed in the quarter in which the transaction is completed.

   The amount and components of the estimated purchase price along with the allocation of the estimated purchase price to assets purchased and liabilities assumed as though the transaction had occurred on March 31, 2001 are as follows:


       Cash and cash equivalents..................................... $   566.4
       Property, plant & equipment, net..............................   3,152.3
       Accounts receivable, net......................................   5,365.5
       Inventories...................................................   3,566.5
       Prepaid expenses and other assets.............................   1,152.6
       Long-term obligations.........................................    (439.6)
       Accounts payable and accrued liabilities......................  (5,888.1)
       Other liabilities.............................................    (410.0)
       Goodwill......................................................   2,823.3
                                                                      ---------
         Total purchase price........................................ $ 9,888.9
                                                                      =========

   (g) Reflects the elimination of Artema's historical stockholders' equity balances in connection with purchase accounting.

                             CARDIAC SCIENCE, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         Year Ended December 31, 2000
                       (In thousands, except share data)


                                      Cadent
                    Cardiac Science Six Months                Survivalink                 Cardiac Science    Artema
                      Year Ended      Ended       Cadent       Year Ended  Survivalink     & Survivalink   Year Ended
                     December 31,    June 30,   Acquisition   December 31, Acquisition       Pro Forma    December 31,
                         2000          2000     Adjustments       2000     Adjustments       Combined       2000 (d)
                    --------------- ----------  -----------   ------------ -----------    --------------- ------------
Net sales.........    $  4,242.3    $     --      $   --       $17,139.5    $     --        $ 21,381.8     $27,961.1
Cost of goods
 sold.............       3,825.6          --          --         7,095.7          --          10,921.3      18,078.0
                      ----------    ---------     -------      ---------    ---------       ----------     ---------
  Gross profit....         416.7          --          --        10,043.8          --          10,460.5       9,883.1
                      ----------    ---------     -------      ---------    ---------       ----------     ---------
Operating
 expenses:
  Research &
   development....       8,247.7      1,842.1         --         1,752.9          --          11,842.7       4,023.4
  Sales &
   marketing......       4,370.9          --          --         5,987.6          --          10,358.5       1,745.5
  General &
   administrative..      5,159.6        369.7         --         1,710.0          --           7,239.3       4,020.0
  Acquired in-
   process
   research and
   development....      13,587.0          --          --             --           --          13,587.0           --
  Amortization of
   intangibles....       2,613.8          --        494.1 (a)        --       7,267.5 (b)     10,375.4           --
  Other operating
   expenses.......            --      1,144.1         --             --           --           1,144.1           --
                      ----------    ---------     -------      ---------    ---------       ----------     ---------
                        33,979.0      3,355.9       494.1        9,450.5      7,267.5         54,547.0       9,788.9
                      ----------    ---------     -------      ---------    ---------       ----------     ---------
Operating income
 (loss)...........     (33,562.3)    (3,355.9)     (494.1)         593.3     (7,267.5)       (44,086.5)         94.2
Interest income
 (expense), net...         618.4         18.2         --          (276.7)    (2,580.0)(c)     (2,220.1)         69.8
                      ----------    ---------     -------      ---------    ---------       ----------     ---------
Income (loss)
 before income
 taxes............     (32,943.9)    (3,337.7)     (494.1)         316.6     (9,847.5)       (46,306.6)        164.0
Provision for
 income tax.......           1.6          --          --            18.0          --              19.6           --
                      ----------    ---------     -------      ---------    ---------       ----------     ---------
Net income
 (loss)...........    $(32,945.5)   $(3,337.7)    $(494.1)     $   298.6    $(9,847.5)      $(46,326.2)    $   164.0
                      ==========    =========     =======      =========    =========       ==========     =========
Pro forma basic
 and diluted loss
 per share........
Pro forma weighted
 average number of
 shares used in
 the computation
 of loss per share
 (in thousands)...
                      Artema
                    Acquisition   Pro Forma
                    Adjustments    Combined
                    -----------   --------------
Net sales.........    $   --      $ 49,342.9
Cost of goods
 sold.............        --        28,999.3
                    ------------- --------------
  Gross profit....        --        20,343.6
                    ------------- --------------
Operating
 expenses:
  Research &
   development....        --        15,866.1
  Sales &
   marketing......        --        12,104.0
  General &
   administrative..       --        11,259.3
  Acquired in-
   process
   research and
   development....        --        13,587.0
  Amortization of
   intangibles....      282.3 (e)   10,657.7
  Other operating
   expenses.......                   1,144.1
                    ------------- --------------
                        282.3       64,618.2
                    ------------- --------------
Operating income
 (loss)...........     (282.3)     (44,274.6)
Interest income
 (expense), net...        --        (2,150.3)
                    ------------- --------------
Income (loss)
 before income
 taxes............     (282.3)     (46,424.9)
Provision for
 income tax.......        --            19.6
                    ------------- --------------
Net income
 (loss)...........    $(282.3)    $(46,444.5)
                    ============= ==============
Pro forma basic
 and diluted loss
 per share........                    ($0.97)
                                  ==============
Pro forma weighted
 average number of
 shares used in
 the computation
 of loss per share
 (in thousands)...                  47,912.7 (f)
                                  ==============

                             CARDIAC SCIENCE, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       Three Months Ended March 31, 2001
                       (In thousands, except share data)


                            Cardiac Science Survivalink                                    Artema
                             Three Months   Three Months                Cardiac Science Three Months
                                 Ended         Ended     Survivalink     & Survivalink     Ended       Artema
                               March 31,     March 31,   Acquisition       Pro Forma     March 31,   Acquisition    Pro Forma
                                 2001           2001     Adjustments       Combined       2001 (d)   Adjustments    Combined
                            --------------- ------------ -----------    --------------- ------------ -----------    ---------
Net sales.................     $ 1,757.8      $4,137.4    $     --         $ 5,895.2     $ 4,332.6    $(877.2)(h)   $ 9,350.6
Cost of goods sold........       1,617.3       1,702.4          --           3,319.7       3,119.6     (730.5)(h)     5,708.8
                               ---------      --------    ---------        ---------     ---------    --------      ---------
  Gross profit............         140.5       2,435.0          --           2,575.5       1,213.0     (146.7)        3,641.8
                               ---------      --------    ---------        ---------     ---------    --------      ---------
Operating expenses:
  Research & development..       2,150.2         492.0          --           2,642.2         920.1         --         3,562.3
  Sales & marketing.......       1,519.9       1,744.4          --           3,264.3         443.8         --         3,708.1
  General &
   administrative.........       1,536.1         720.4          --           2,256.5       1,145.5         --         3,402.0
  Amortization of
   intangibles............         330.8           --       1,816.9 (b)      2,147.7           --         70.6 (e)    2,218.3
                               ---------      --------    ---------        ---------     ---------    --------      ---------
                                 5,537.0       2,956.8      1,816.9 (b)     10,310.7       2,509.4        70.6       12,890.7
                               ---------      --------    ---------        ---------     ---------    --------      ---------
Operating loss............      (5,396.5)       (521.8)    (1,816.9)        (7,735.2)     (1,296.4)     (217.3)      (9,248.9)
Interest income (expense),
 net......................         131.0         (47.2)      (645.0)(c)       (561.2)         31.0         --          (530.2)
                               ---------      --------    ---------        ---------     ---------    --------      ---------
Loss before income taxes..      (5,265.5)       (569.0)    (2,461.9)        (8,296.4)     (1,265.4)     (217.3)      (9,779.1)
Provision for income tax..           2.0           --           --               2.0           --          --             2.0
                               ---------      --------    ---------        ---------     ---------    --------      ---------
Net loss..................     $(5,267.5)     $ (569.0)   $(2,461.9)       $(8,298.4)    $(1,265.4)   $ (217.3)     $(9,781.1)
                               =========      ========    =========        =========     =========    ========      =========
Pro forma basic and
 diluted loss per share...                                                                                             ($0.19)
                                                                                                                    =========
Pro forma weighted average
 number of shares used in
 the computation of loss
 per share (in thousands)..                                                                                          52,333.4 (g)
                                                                                                                    =========

                             CARDIAC SCIENCE, INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       (In thousands, except share data)

   (a) Represents an additional 6 months of amortization of goodwill of $494.1 resulting from the excess of the purchase price over the net book value of Cadent, calculated as though the Cadent transaction was completed on January 1, 2000. The life of goodwill is estimated to be 7 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Cadent based on their relative fair market values as of the closing date of the Cadent transaction.

   (b) Represents the amortization of goodwill resulting from the excess of the purchase price over the net book value of Survivalink, calculated as though the Survivalink transaction was completed on January 1, 2000. The life of goodwill is estimated to be 10 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Survivalink based on their relative fair market values as of the closing date of the Survivalink transaction.

   (c) Represents interest expense payable on the senior secured promissory notes issued to Survivalink shareholders. The notes carry an annual stated interest rate of 10%.

   (d) Represents historical Artema financial data for the year ended December 31, 2000 and three months ended March 31, 2001 after the following:

       (i)  conversion from Swedish GAAP to U.S. GAAP; and

       (ii) conversion to U.S. dollars utilizing an average exchange rate of SEK 9.24 per U.S. dollar for the year ended December 31, 2000 and 9.80 for the three months ended March 31, 2001;

   The following table reconciles Artema's net income in accordance with Swedish GAAP to U.S. GAAP. See Note 34 of Artema's financial statements for a discussion of these items.

                                                                    Artema
                                                      Artema     Three Months
                                                    Year Ended       Ended
                                                   December 31,   March 31,
                                                       2000          2001
                                                   ------------  ------------
     Net income (loss) in accordance with Swedish
      GAAP........................................ SEK 1,516.0   SEK (12,400)
     U.S. GAAP adjustments:
       Net sales..................................    (3,938.0)     (2,492.0)
       Cost of goods sold.........................     3,938.0       2,492.0
                                                   -----------   -----------
     Net income (loss) in accordance with U.S.
      GAAP........................................ SEK 1,516.0   SEK (12,400)
     Foreign currency exchange rate...............        9.24          9.80
                                                   -----------   -----------
     Net income (loss) in accordance with U.S.
      GAAP........................................ $     164.0   $  (1,265.4)
                                                   ===========   ===========

   (e) Represents the amortization of goodwill resulting from the excess of the purchase price over the net book value of Artema, calculated as though the Artema transaction was completed on January 1, 2000. The life of goodwill is estimated to be 10 years. Under purchase accounting, the total purchase price has been allocated to the acquired assets and assumed liabilities of Artema based on their relative fair market values as of the closing date of the Artema transaction.

   (f) The pro forma weighted average number of shares represents, exclusive of shares issued to Cadent, Cardiac Science's historical weighted average shares outstanding at fiscal year end of 15,818,300, and the sum of:

       (i) 4,500,000 shares of Cardiac Science's common stock issued to Cadent,

    (ii) 18,150,000 shares of Cardiac Science's common stock to be issued in the merger,


    (iii) 4,444,444 shares of Cardiac Science's common stock to be issued to Artema shareholders,

    (iv) the portion of Cardiac Science shares sold in the financing transaction in connection with the cash portion of the merger consideration of $10.5 million, representing 5,250,000 shares all as if outstanding for the entire year.


   (g) The pro forma weighted average number of shares represents Cardiac Science's historical weighted average shares outstanding at March 31, 2001 of 24,738,941, and the sum of:

    (i) 18,150,000 shares of Cardiac Science common stock to be issued to acquire Survivalink;


    (ii) 4,444,444 shares of Cardiac Science common stock to be issued to Artema shareholders,

    (iii) the portion of Cardiac Science shares sold in the financing transaction in connection with the cash portion of the merger consideration of $10.5 million, representing 5,250,000 shares all as if outstanding for the entire quarter.


   (h) For the three months ended March 31, 2001, sales totaling $877.2 were reversed to reflect inter-company sales of products between Cardiac Science and Artema. The associated cost of goods sold for these products of $730.5 was also reversed. None of the related inventory remains on the balance sheet at March 31, 2001.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

   Cardiac Science's common stock is listed on the Nasdaq National Market under the symbol "DFIB." Survivalink's shares are not publicly traded. The following table shows, for the periods indicated, the highest and lowest sales prices for the Cardiac Science common stock.



                                                                    High   Low
                                                                    ----- -----
     Fiscal 1999:
       First Quarter............................................... $2.50 $1.63
       Second Quarter..............................................  4.00  2.13
       Third Quarter...............................................  5.31  3.81
       Fourth Quarter..............................................  5.13  3.81

     Fiscal Year 2000:
       First Quarter............................................... $8.19 $4.63
       Second Quarter..............................................  7.94  4.00
       Third Quarter...............................................  9.91  5.28
       Fourth Quarter..............................................  8.59  4.25

     Fiscal Year 2001:
       First Quarter............................................... $5.38 $3.00
       Second Quarter..............................................  4.05  2.04
       Third Quarter (through July 30, 2001).......................  2.99  2.04


   As of July 25, 2001, there were 24,862,787 shares of Cardiac Science common stock outstanding held by approximately 730 holders of record.


   On February 13, 2001, the last trading day prior to the public announcement of the execution of the Agreement and Plan of Merger, dated February 14, 2001, by and between, Survivalink, Cardiac Science and Cardiac Science Acquisition Corp., the closing sale price of Cardiac Science common stock on the Nasdaq National Market was $4.88 per share. On August 2, 2001, the last full trading day prior to the execution of the merger agreement, the closing price of Cardiac Science's common stock was $2.30 per share. On August 2, 2001 the most recent practicable date prior to the filing of this document, the last sales price of Cardiac Science's common stock was $2.30.


   Cardiac Science has never paid any cash dividends on its common stock. Cardiac Science presently intends to retain earnings, if any, to finance its operations and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends will depend upon, among other things, its earnings, assets and general financial condition.

   Survivalink has not paid any cash dividends on its shares of common stock, and it does not anticipate paying cash dividends in the foreseeable future.

                                    EXPERTS

   The consolidated financial statements of Cardiac Science, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Cardiac Science, Inc.'s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Survivalink Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Artema Medical AB as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of KPMG independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of Cadent Medical Corporation as of December 31, 1999 and for each of the two years ended December 31, 1999 and for the period from inception through December 31, 1999, included in this proxy statement/prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating to Cadent Medical Corporation's ability to continue as a going concern as described in Note A to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will be positioned," "expects," "expected," "anticipates," and "anticipated." These forward-looking statements are based on current expectations of Cardiac Science. All statements other than statements of historical facts included in this proxy statement/prospectus, including those regarding the financial position, results of operations, cash flows, business strategy, projected costs, growth opportunities for existing products, benefits from new technology and plans and objectives of management for future operations of Cardiac Science are forward-looking statements. Although Cardiac Science believes that the expectations of Cardiac Science reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, the actual results of Cardiac Science could differ materially. Important factors that could cause actual results to differ materially from the expectations of Cardiac Science ("Cautionary Statements"), are disclosed under "Risk Factors Relating to the Merger," "Reasons for the Merger," "Management's Discussion and Analysis of Financial Condition and Results of Operation," and elsewhere in this proxy statement/prospectus and in Cardiac Science's SEC filings listed on page 111. These forward-looking statements represent the judgment of Cardiac Science as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements attributable to Cardiac Science or persons acting on behalf of Cardiac Science are expressly qualified in their entirety by the Cautionary Statements. Cardiac Science disclaims, however, any intent or obligation to update their respective forward-looking statements.


   The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Cardiac Science's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement relates to Cardiac Science's historical financial information. It does not extend to the prospective financial information and should not be read to do so.


   This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

                      WHERE YOU CAN FIND MORE INFORMATION

   Cardiac Science files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information Cardiac Science files at the SEC's public reference rooms at the following locations:

Public Reference Room       New York Regional Office    Chicago Regional
450 Fifth Street, N.W.      7 World Trade Center        Office
Room 1024                   Suite 1300                  Citicorp Center
Washington, D.C. 20549      New York, NY 10048          500 West Madison
                                                        Street
                                                        Suite 1400
                                                        Chicago, IL 60661-2511

   Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Cardiac Science's SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

   Cardiac Science filed a registration statement on Form S-4 to register with the SEC the Cardiac Science common stock to be issued to Survivalink stockholders in the merger. This proxy statement/prospectus is a part of the Cardiac Science registration statement and constitutes both a prospectus of Cardiac Science and a proxy statement of Survivalink for its special meeting.

   As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Cardiac Science registration statement or the exhibits to the Cardiac Science registration statement.



   This proxy statement/prospectus incorporates by reference the following documents that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our financial condition that is not included in this proxy statement/prospectus.


Cardiac Science SEC Filings                          Period
---------------------------      ----------------------------------------------
Annual Report on Form 10-K.....  Year ended December 31, 2000
Amendment to Annual Report on
 Form 10-K/A...................  Year ended December 31, 2000
Second Amendment to Annual
 Report on Form 10-K/A-2.......  Year ended December 31, 2000
Quarterly Report on Form 10-Q..  Quarter ended March 31, 2001
Amendment to Quarterly Report
 on Form 10-Q/A................  Quarter ended March 31, 2001
Current Reports on Form 8-K
 (relating to proposed
 acquisition of Artema Medical
 AB (publ))....................  January 16, 2001 and March 27, 2001
Current Report on Form 8-K
 (relating to proposed
 acquisition of Survivalink
 Corporation)..................  March 23, 2001
Schedule 14A Preliminary Proxy
 Statement and Subsequent
 Amendments....................  April 13, 2001, June 5, 2001 and June 22, 2001


   Cardiac Science also incorporates by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting of Survivalink shareholders. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. You may obtain documents incorporated by reference from the Securities and Exchange Commission's website described above, or directly from Cardiac Science, without charge, by requesting them by e-mail, in writing or by telephone as provided below.

   Cardiac Science has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Cardiac Science, and Survivalink has supplied all such information relating to Survivalink.

   If you are already a Cardiac Science stockholder, Cardiac Science may already have sent you some of the documents incorporated by reference, but you can obtain any of them through Cardiac Science, the SEC or the SEC's website as described above. Documents incorporated by reference are available from Cardiac Science without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following address:

                             Cardiac Science, Inc.
                             16931 Millikan Avenue
                            Irvine, California 92606
                              Tel: (949) 587-0357
                             www.cardiacscience.com

   If you would like to request documents from Cardiac Science, please do so by [ ], 2001 to receive them before the Survivalink special meeting.

   Survivalink is a privately held corporation that is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore does not incorporate information in this proxy statement/prospectus by reference unless such information appears in an Annex to this proxy statement/prospectus.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [ ], 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Cardiac Science common stock in the merger shall create any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS


Survivalink Corporation
Report of Independent Auditors...........................................  F-2
Balance Sheets...........................................................  F-3
Statements of Operations.................................................  F-4
Statement of Shareholders' Deficit.......................................  F-5
Statements of Cash Flows.................................................  F-6
Notes to Financial Statements............................................  F-7

Cardiac Science, Inc.
Report of Independent Accountants........................................ F-16
Consolidated Balance Sheets.............................................. F-17
Consolidated Statements of Operations.................................... F-18
Consolidated Statements of Comprehensive Loss............................ F-19
Consolidated Statement of Shareholders' Equity (Deficit)................. F-20
Consolidated Statements of Cash Flows.................................... F-21
Notes to Consolidated Financial Statements............................... F-22

Artema Medical AB (Publ)
Report of Independent Accountant......................................... F-36
Income Statements........................................................ F-37
Balance Sheets........................................................... F-38
Cash Flow Statements..................................................... F-40
Accounting Principles.................................................... F-41
Notes to Financial Statements............................................ F-44

Cadent Medical Corporation
Report of Independent Accountants........................................ F-58
Balance Sheets........................................................... F-59
Statements of Operations................................................. F-60
Statement of Changes in Redeemable Preferred Stock and Stockholders'
 Equity (Deficit)........................................................ F-61
Statements of Cash Flows................................................. F-63
Notes to Financial Statements............................................ F-64

                  SURVIVALINK CORPORATION FINANCIAL STATEMENTS

                         Report of Independent Auditors

Board of Directors
Survivalink Corporation

   We have audited the accompanying balance sheets of Survivalink Corporation as of December 31, 1999 and 2000, and the related statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Survivalink Corporation as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
March 1, 2001

                            SURVIVALINK CORPORATION

                                 BALANCE SHEETS

                                               December 31
                                        --------------------------   March 31,
                                            1999          2000         2001
                                        ------------  ------------  -----------
                ASSETS                                              (unaudited)
                ------
Current assets:
  Cash and cash equivalents...........  $  3,421,078  $  1,529,593  $ 1,761,373
  Accounts receivable, net of
   allowance for doubtful accounts of
   $377,000, $456,000 and $501,000 at
   December 31, 1999, 2000 and March
   31, 2001, respectively.............     2,499,574     3,906,139    3,154,750
  Inventories.........................     1,059,770       670,414      707,612
  Prepaid expenses and other current
   assets.............................        10,870        10,621       46,059
                                        ------------  ------------  -----------
Total current assets..................     6,991,292     6,116,767    5,669,794
Property and equipment, net...........       639,342       498,328      470,478
Deposits and other assets.............        19,900        20,821       20,821
                                        ------------  ------------  -----------
Total assets..........................  $  7,650,534  $  6,635,916  $ 6,161,093
                                        ============  ============  ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
-------------------------------------
Current liabilities:
  Accounts payable....................  $  1,128,772  $  1,020,556   $1,731,341
  Accrued compensation and benefits...       795,224       985,749      837,235
  Accrued interest....................       406,170       182,000      227,000
  Accrued warranty....................       310,000       324,645      307,137
  Accrued liabilities.................        87,040       204,305      131,438
  Current portion of long-term debt
   and capital lease obligations......       591,705       633,883      478,655
  Notes payable to shareholders, net
   of discount of $20,833 at December
   31, 1999...........................     2,479,167     1,761,616    1,500,000
                                        ------------  ------------  -----------
Total current liabilities.............     5,798,078     5,112,754    5,212,806
                                        ------------  ------------  -----------
Long-term debt and capital lease
 obligations..........................       662,747        28,864       23,075

Redeemable preferred stock:
  Series A Convertible Preferred
   Stock, $13,893,641, $15,637,284 and
   $16,106,364 redemption and
   liquidation value, including
   cumulative dividends at
   December 31, 1999, 2000 and March
   31, 2001, respectively
   Authorized shares--4,188,094
   Issued and outstanding shares:
    December 31, 1999--3,612,673 and
    December 31, 2000 and March 31,
    2001--3,717,037...................    14,328,347    15,903,690   16,330,695
  Series B Convertible Preferred
   Stock, $11,375,224, $12,802,648 and
   $13,186,674 redemption and
   liquidation value, including
   cumulative dividends at
   December 31, 1999, 2000 and March
   31, 2001, respectively
   Authorized shares--891,085
   Issued and outstanding shares:
    December 31, 1999--739,464 and
    December 31, 2000 and March 31,
    2001--760,824.....................    10,942,756    12,537,413   12,963,247
Shareholders' deficit:
  Authorized shares--50,000,000
  Undesignated shares--24,920,821
  Common Stock, $.01 par value:
   Authorized shares--20,000,000
   Issued and outstanding shares:
    December 31, 1999--5,875,314 and
    December 31, 2000 and March 31,
    2001--5,930,391...................        58,753        59,304       59,304
  Additional paid-in capital..........    12,773,212    12,778,660   12,778,660
  Accumulated deficit.................   (36,913,359)  (39,784,769) (41,206,694)
                                        ------------  ------------  -----------
Total shareholders' deficit...........   (24,081,394)  (26,946,805) (28,368,730)
                                        ------------  ------------  -----------
Total liabilities and shareholders'
 deficit..............................  $  7,650,534  $  6,635,916  $ 6,161,093
                                        ============  ============  ===========

                            See accompanying notes.

                            SURVIVALINK CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                       Three Months
                                Year ended December 31,               Ended March 31,
                          --------------------------------------  ------------------------
                              1998         1999         2000         2000         2001
                          ------------  -----------  -----------  -----------  -----------
                                                                        (unaudited)
Net sales...............  $  9,021,648  $12,204,431  $17,139,526  $ 3,487,530  $ 4,137,370
Cost of goods sold......     4,770,809    5,478,831    7,095,744    1,571,816    1,702,372
                          ------------  -----------  -----------  -----------  -----------
Gross profit............     4,250,839    6,725,600   10,043,782    1,915,714    2,434,998

Operating expenses:
  Sales and marketing...     7,482,262    6,132,985    5,987,570    1,332,668    1,744,424
  Research and
   development..........     3,197,100    2,369,147    1,752,927      454,636      492,046
  General and
   administrative.......     2,059,870    1,594,917    1,709,970      368,487      720,421
                          ------------  -----------  -----------  -----------  -----------
Operating expenses......    12,739,232   10,097,049    9,450,467    2,155,791    2,956,891
                          ------------  -----------  -----------  -----------  -----------
Operating income
 (loss).................    (8,488,393)  (3,371,449)     593,315     (240,077)    (521,893)

Other income (expense):
  Interest income.......       240,327      186,250      150,390       41,546       23,966
  Interest expense......      (330,903)    (328,820)    (427,115)    (121,263)     (71,159)
                          ------------  -----------  -----------  -----------  -----------
                               (90,576)    (142,570)    (276,725)     (79,717)     (47,193)
                          ------------  -----------  -----------  -----------  -----------
Income (loss) before
 income taxes...........    (8,578,969)  (3,514,019)     316,590     (319,794)    (569,086)
Income tax expense......        (3,000)      (5,000)     (18,000)         --           --
                          ------------  -----------  -----------  -----------  -----------
Net income (loss).......    (8,581,969)  (3,519,019)     298,590     (319,794)    (569,086)

Less preferred stock
 accretion..............      (273,743)    (332,112)    (332,112)     (83,028)     (83,028)
Less preferred stock
 dividends..............    (1,623,445)  (2,484,235)  (2,837,888)    (674,661)    (769,811)
                          ------------  -----------  -----------  -----------  -----------
Loss applicable to
 common shareholders....  $(10,479,157) $(6,335,366) $(2,871,410) $(1,077,483) $(1,421,925)
                          ============  ===========  ===========  ===========  ===========
Net loss per share--
 basic and diluted......  $      (1.82) $     (1.09) $     (0.49) $     (0.18) $     (0.24)
                          ============  ===========  ===========  ===========  ===========
Weighted average number
 of shares outstanding..     5,746,066    5,825,288    5,907,539    5,879,155    5,930,391
                          ============  ===========  ===========  ===========  ===========


                            See accompanying notes.

                            SURVIVALINK CORPORATION

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                                           Common Stock    Additional
                                         -----------------   Paid-in   Accumulated
                                          Shares   Amount    Capital     Deficit        Total
                                         --------- ------- ----------- ------------  ------------
Balance at December 31, 1997...........  5,738,120 $57,380 $12,718,071 $(20,098,836) $ (7,323,385)
  Exercise of stock options............     17,244     173       8,800          --          8,973
  Value of warrants granted in
   connection with debt financing......        --      --       11,701          --         11,701
  Value of options granted for
   services............................        --      --        2,240          --          2,240
  Dividends on redeemable preferred
   stock...............................                                  (1,623,445)   (1,623,445)
  Preferred stock accretion............        --      --          --      (273,743)     (273,743)
  Net loss.............................        --      --          --    (8,581,969)   (8,581,969)
                                         --------- ------- ----------- ------------  ------------
Balance at December 31, 1998...........  5,755,364  57,553  12,740,812  (30,577,993)  (17,779,628)
  Exercise of stock options and
   warrants............................    119,950   1,200      11,567          --         12,767
  Value of warrants granted in
   connection with debt financing......        --      --       20,833          --         20,833
  Dividends on redeemable preferred
   stock...............................        --      --          --    (2,484,235)   (2,484,235)
  Preferred stock accretion............        --      --          --      (332,112)     (332,112)
  Net loss.............................        --      --          --    (3,519,019)   (3,519,019)
                                         --------- ------- ----------- ------------  ------------
Balance at December 31, 1999...........  5,875,314  58,753  12,773,212  (36,913,359)  (24,081,394)
  Exercise of stock options............     55,077     551       5,448          --          5,999
  Dividends on redeemable preferred
   stock...............................        --      --          --    (2,837,888)   (2,837,888)
  Preferred stock accretion............        --      --          --      (332,112)     (332,112)
  Net income...........................        --      --          --       298,590       298,590
                                         --------- ------- ----------- ------------  ------------
Balance at December 31, 2000...........  5,930,391 $59,304 $12,778,660 $(39,784,769) $(26,946,805)
  Dividends on redeemable preferred
   stock (unaudited) ..................        --      --          --      (769,811)     (769,811)
  Preferred stock accretion
   (unaudited).........................        --      --          --       (83,028)      (83,028)
  Net loss (unaudited) ................        --      --          --      (569,086)     (569,086)
                                         --------- ------- ----------- ------------  ------------
Balance at March 31, 2001 (unaudited)..  5,930,391 $59,304 $12,778,660 $(41,206,694) $(28,368,730)
                                         ========= ======= =========== ============  ============

                            See accompanying notes.

                            SURVIVALINK CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                   Three Months Ended
                                Year ended December 31                 March 31,
                          -------------------------------------  -----------------------
                             1998         1999         2000         2000         2001
                          -----------  -----------  -----------  -----------  ----------
                                                                      (unaudited)
Operating activities
Net income (loss).......  $(8,581,969) $(3,519,019) $   298,590  $  (319,794) $ (569,086)
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation..........      363,904      299,862      299,630       73,821      72,420
  Value of options
   granted for
   services.............        2,240          --           --           --          --
  Non-cash interest
   expense..............        5,493          --        23,491       11,745         --
  Loss on disposal of
   property and
   equipment............        7,704        3,903          460          --          --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........     (655,365)    (481,790)  (1,406,565)     101,647     751,389
    Inventories.........      639,757     (169,587)     389,356      (85,392)    (37,198)
    Prepaid expenses and
     other assets.......       15,682       13,325         (672)     (9,150)     (35,438)
    Accounts payable....     (540,696)     555,067     (108,216)    (256,813)    710,785
    Accrued
     liabilities........      270,456      125,472       98,265     (833,387)   (193,889)
                          -----------  -----------  -----------  -----------  ----------
Net cash provided by
 (used in) operating
 activities.............   (8,472,794)  (3,172,767)    (405,661)  (1,317,323)    698,983
                          -----------  -----------  -----------  -----------  ----------
Investing activities
Purchase of property and
 equipment..............      (83,792)    (137,632)    (159,076)     (95,047)    (44,570)
Proceeds from sale of
 property and
 equipment..............          --         1,670          --           --          --
                          -----------  -----------  -----------  -----------  ----------
Net cash used in
 investing activities...      (83,792)    (135,962)    (159,076)     (95,047)    (44,570)
                          -----------  -----------  -----------  -----------  ----------

Financing activities
Net proceeds from
 issuance of Common
 Stock..................        8,973       12,767        5,999        1,153         --
Proceeds from notes
 payable................    1,866,624    1,500,000          --           --          --
Payments on notes
 payable and capital
 leases.................     (188,982)    (516,031)  (1,332,747)    (135,213)   (422,633)
Net proceeds from
 issuance of Preferred
 Stock..................    8,952,236          --           --           --          --
                          -----------  -----------  -----------  -----------  ----------
Net cash provided by
 (used in) financing
 activities.............   10,638,851      996,736   (1,326,748)    (134,060)   (422,633)
                          -----------  -----------  -----------  -----------  ----------
Increase (decrease) in
 cash and cash
 equivalents............    2,082,265   (2,311,993)  (1,891,485)  (1,546,430)    231,780
Cash and cash
 equivalents at
 beginning of period....    3,650,806    5,733,071    3,421,078    3,421,078   1,529,593
                          -----------  -----------  -----------  -----------  ----------
Cash and cash
 equivalents at end of
 period.................  $ 5,733,071  $ 3,421,078  $ 1,529,593  $ 1,874,648  $1,761,373
                          ===========  ===========  ===========  ===========  ==========



Supplemental schedule of
 non-cash financing
 activities
Value of warrants issued
 with debt financing....  $    11,701  $    20,833  $       --   $       --   $      --
Purchase of equipment
 through capital lease
 obligation.............  $   102,571  $       --   $       --   $       --   $      --

Supplemental cash flow
 information
Cash paid for interest..  $   212,320  $   216,725  $   623,808  $   480,433  $   26,158
Cash paid for income
 taxes..................  $     3,045  $     5,150  $     5,291  $     4,091  $   12,640

                            See accompanying notes.

                            SURVIVALINK CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies

Nature of Operations

   Survivalink Corporation ("Company") develops, manufactures, markets and supports automated external defibrillator ("AED") products and related accessories. The Company's AEDs are intended for use by minimally trained rescuers in the treatment of sudden cardiac arrest. The Company sells its products through a direct sales force and a network of manufacturer representatives and distributors in the United States and internationally.

Unaudited Interim Financial Statements

   The accompanying unaudited financial statements as of March 31, 2001 and for the three-month periods ended March 31, 2000 and 2001 are unaudited. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of highly liquid debt instruments with seven-day put features and are carried at cost, which approximates market.

Inventories

   Inventories are stated at the lower of cost (first-in, first-out) or market. The majority of inventory consists of purchased components.

Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the shorter of the related lease term or estimated useful lives on a straight-line basis.

Impairment of Long-Lived Assets

   The Company will record impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Warranty

   The Company's warranty policy generally provides for five-year coverage on materials and labor for each unit sold. Estimated warranty costs are accrued at the date of sale.

Revenue Recognition

   The Company recognizes revenue at the time of product shipment.

                            SURVIVALINK CORPORATION

Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense was $810,430, $821,771 and $518,828 for the years ended December 31, 1998, 1999 and
2000, respectively.

Research and Development

   Research and development expenditures are charged to operations as incurred.

Income Taxes

   Income taxes are accounted for under the liability method. Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Stock-Based Compensation

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("FASB 123"), but applies Accounting Principles Board Opinion No. 25 ("APB 25") and related interpretations in accounting for its plans. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Net Loss Per Share

   Net loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share ("Statement 128"). Under Statement 128, basic earnings per share is computed by dividing the loss applicable to common shareholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into common stock and resulted in the issuance of common stock. Basic and diluted earnings per share is the same in all years presented, as all potential common shares were antidilutive.

2. Property and Equipment

   Property and equipment consists of the following:

                                                               December 31
                                                          ---------------------
                                                             1999       2000
                                                          ---------- ----------
Computers and equipment.................................. $1,498,191 $1,644,674
Furniture and fixtures...................................    191,648    196,024
Leasehold improvements...................................    160,077    160,077
                                                          ---------- ----------
                                                           1,849,916  2,000,775
Less accumulated depreciation............................  1,210,574  1,502,447
                                                          ---------- ----------
                                                          $  639,342 $  498,328
                                                          ========== ==========

                            SURVIVALINK CORPORATION

3. Inventories

   Inventories consist of the following:

                                                     December 31      March 31,
                                                 -------------------    2001
                                                    1999      2000   (unaudited)
                                                 ---------- -------- -----------
   Raw materials................................ $  533,966 $437,022  $404,779
   Work in process..............................    270,605   91,098   123,275
   Finished goods...............................    255,199  142,294   179,558
                                                 ---------- --------  --------
                                                 $1,059,770 $670,414  $707,612
                                                 ========== ========  ========

4. Leases

   The Company occupies office space under an operating lease agreement which expires in 2002. Under the agreement, the Company is required to pay a base rent plus certain operating expenses.

   The Company leases various equipment under operating lease agreements which expire at various dates through 2003.

   The Company leases certain equipment under a lease agreement classified as a capital lease. The lease is payable in monthly installments through February 2003.

   Future minimum payments under capital leases and non-cancelable operating leases consisted of the following at December 31, 2000:

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   2001....................................................... $27,007 $171,771
   2002.......................................................  27,007  119,127
   2003.......................................................   4,502   10,188
                                                               ------- --------
   Total minimum lease payments...............................  58,516 $301,086
                                                                       ========
   Amount representing interest...............................   8,447
                                                               -------
   Present value of net minimum lease payments................  50,069
   Current portion............................................  21,205
                                                               -------
   Long-term capital lease obligation......................... $28,864
                                                               =======

   Rent expense for the years ended December 31, 1998, 1999 and 2000 was $180,653, $209,861 and $257,945, respectively.

                            SURVIVALINK CORPORATION

5. Income Taxes

   At December 31, 2000, the Company had net operating loss carryforwards of approximately $29,000,000 plus research and development tax credit carryforwards of approximately $403,000. The carryforwards expire beginning in 2007 and may be subject to the limitations under Section 382 of the Internal Revenue Code if significant changes in the equity ownership of the Company have occurred.

   Components of deferred tax assets and liabilities are as follows:

                                                          December 31
                                                   --------------------------
                                                       1999          2000
                                                   ------------  ------------
Deferred tax assets:
  Net operating loss carryforwards................ $ 11,957,000  $ 11,599,000
  Research and development credits................      524,000       403,000
  Inventory reserve...............................      221,000       183,000
  Accounts receivable allowance...................      151,000       183,000
  Warranty reserve................................      124,000       130,000
  Bonus...........................................          --        125,000
  Other...........................................          --         52,000
                                                   ------------  ------------
                                                     12,977,000    12,675,000
Deferred tax liabilities:
  Depreciation....................................      (24,000)       (1,000)
                                                   ------------  ------------
Net deferred tax assets before valuation
 allowance........................................   12,953,000    12,674,000
Less valuation allowance..........................  (12,953,000)  (12,674,000)
                                                   ------------  ------------
Net deferred tax assets........................... $        --   $        --
                                                   ============  ============

   The components of income tax expense as recorded by the Company are as follows:

                                                          Year ended December 31
                                                          ----------------------
                                                           1998    1999   2000
                                                          ------- ------ -------
   Current:
     Federal............................................. $   --  $  --  $ 8,000
     State...............................................   3,000  5,000  10,000
                                                          ------- ------ -------
                                                          $ 3,000 $5,000 $18,000
                                                          ======= ====== =======

   Total tax expense differs from taxes computed by applying the United States statutory federal income tax rate as follows:

                                                Year ended December 31
                                           ----------------------------------
                                              1998         1999        2000
                                           -----------  -----------  --------
Income taxes at 34%....................... $(2,918,000) $(1,196,000) $108,000
State taxes, net of federal benefit.......       2,000        3,000     7,000
Effect of net operating loss carryforward
 and valuation allowance..................   2,903,000    1,181,000  (114,000)
Meals and entertainment...................      16,000       17,000    17,000
                                           -----------  -----------  --------
                                           $     3,000  $     5,000  $ 18,000
                                           ===========  ===========  ========

                            SURVIVALINK CORPORATION

6. Employee Benefit Plan

   In January 1996, the Company adopted a tax-qualified employee savings and retirement plan ("401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to contribute up to 20% of eligible compensation. The 401(k) Plan permits, but does not require, additional matching contributions by the Company on behalf of all participants. The Company has not made any such contributions to date.

7. Shareholders' Equity

Series A Convertible Preferred Stock

   In June 1997, the Company issued 3,507,463 shares of Series A Convertible Preferred Stock ("Series A") at $3.35 per share, from which the Company received net proceeds of $10,826,079. The shares are redeemable at the option of the holder on a pro rata basis after August 3, 2001 with one-third to be redeemed 60 days after notice is given by the holder and one-third to be redeemed on the first and second anniversaries of such redemption. A majority of the holders have agreed not to exercise this right through December 31, 2001. The redemption price and the liquidation price is $3.35 plus all accumulated but unpaid dividends at the redemption date. From the issue date through August 2, 1998, dividends accrued at the rate of $.335 per share annually. In connection with the sale of Series B Convertible Preferred Stock, all accrued but unpaid dividends of $1,332,710 were canceled and are being reversed, by periodic charge to accumulated deficit over the revised redemption life. Since August 1998, dividends on Series A shares accumulate at the rate of $.1005 per quarter and are payable in additional Series A shares valued at $3.35 per share. In 1998, the Company accrued dividends valued at $455,657 and issued 105,210 shares of Series A, valued at $352,454. In 1999, the Company accrued dividends valued at $1,215,979 or 462,435 shares of Series A but were not issued due to authorized share limitation. In 2000, the Company accrued dividends valued at $1,410,463 and issued 104,364 shares of Series A valued at $349,619. The preferred stock was recorded at fair value on the date of issuance less issue costs. The offering costs are being accreted by periodic charges to accumulated deficit over the life of the issue. During the years ended December 31, 1998, 1999 and 2000, the Company had accretion of $204,063, $164,880 and $164,880, respectively.

   The Series A preferred stock has certain voting and registration rights and has preference over Common Stock upon liquidation. The shares are convertible into shares of Common Stock at $.72 per share. In connection with the offering, the Company issued warrants to purchase 55,000 shares of Common Stock at $3.35 per share exercisable for ten years.

Series B Convertible Preferred Stock

   In August and November 1998, the Company issued a total of 718,031 shares of Series B Convertible Preferred Stock ("Series B") at $13.40 per share from which the Company received net proceeds of $8,952,236. The shares are convertible into 20 shares of Common Stock and are redeemable at the option of the holder on a pro rata basis after August 3, 2001 with one-third to be redeemed 60 days after notice is given by the holder and one-third to be redeemed on the first and second anniversaries of such redemption. A majority of the holders have agreed not to exercise this right through December 31, 2001. The redemption price and the liquidation price is $13.40 plus dividends accrued but unpaid, whether or not they have been declared. The cumulative dividends accrue at $0.402 per share quarterly and are payable in Series B shares. The Company also changed terms of the Series A shares with the issuance of the Series B shares. The Series A shares are now redeemable on the same dates as the Series B. In 1998, the Company accrued dividends valued at $485,353 and issued 21,433 shares of Series B, valued at $287,202. In 1999, the Company accrued dividends

                            SURVIVALINK CORPORATION
valued at $1,268,256 or 94,646 shares of Series B but were not issued due to authorized share limitations. In 2000, the Company accrued dividends valued at $1,427,425 and issued 21,360 shares of Series B valued at $286,224.The Series B preferred stock was recorded at fair value on the date of issuance less issue cost. The offering costs are being accreted by periodic charges to accumulated deficit over the life of the issue. During the years ended December 31, 1998, 1999 and 2000, respectively, the Company had accretion of $69,680, $167,232 and $167,232.

   The Series B preferred stock has certain voting and registration rights and has preference over Common Stock and Series A preferred stock upon liquidation. In connection with the offering, the Company issued warrants to purchase 225,000 shares of Common Stock at $.74 per share exercisable for ten years.

Stock Options and Warrants

   The Company has a stock option plan (the "Plan"), under which incentive stock options and non-statutory options may be granted to certain eligible employees, consultants and non-employee directors of the Company. The maximum number of shares of Common Stock currently reserved for issuance under the Plan was amended on December 5, 2000 to 4,852,000 shares.

                                     Options
                                   Outstanding
                                ------------------             Weighted Average
                                            Non-               Option Exercise
                                  Plan      Plan    Warrants   Price Per Share
                                ---------  -------  ---------  ----------------
Balance at December 31, 1997... 1,396,950  306,538  1,170,217       $2.60
  Expired......................  (465,850) (29,489)   (33,333)        .87
  Exercised....................    (7,500)  (9,744)       --          .46
  Granted...................... 3,862,950      --     318,332         .12
                                ---------  -------  ---------
Balance at December 31, 1998... 4,786,550  267,305  1,455,216         .16
  Expired......................  (794,506) (13,048)   (75,000)        .10
  Exercised....................   (19,519) (15,431)   (85,000)        .10
  Granted......................   206,700      --     536,875         .10
                                ---------  -------  ---------
Balance at December 31, 1999... 4,179,225  238,826  1,832,091         .17
  Expired......................  (223,525) (67,049)  (221,884)        .43
  Exercised....................   (41,300) (13,777)       --          .11
  Granted......................   779,600      --         --          .10
                                ---------  -------  ---------
Balance at December 31, 2000... 4,694,000  158,000  1,610,207       $ .14
                                =========  =======  =========

   The following table summarizes information about the stock options outstanding at December 31, 2000:

                                    Options Outstanding                   Options Exercisable
                       ---------------------------------------------- ----------------------------
                                       Weighted          Weighted                     Weighted
        Range of         Number    Average Remaining Average Exercise   Number    Average Exercise
     Exercise Prices   Outstanding Contractual Life       Price       Exercisable      Price
     ---------------   ----------- ----------------- ---------------- ----------- ----------------
          $ .10         4,744,000     7.65 years          $ .10        2,433,876       $ .10
           1.00            52,000     7.19 years           1.00           52,000        1.00
           3.00            56,000     2.00 years           3.00           56,000        3.00
                        ---------                                      ---------
                        4,852,000                                      2,541,876
                        =========                                      =========

   Plan and non-plan options outstanding expire at various dates through 2010. The number of options exercisable as of December 31, 1998, 1999 and 2000 was 950,494, 1,821,270 and 2,541,876, respectively, at weighted average exercise prices of $.41, $.26 and $.18 per share, respectively.

                            SURVIVALINK CORPORATION

   The weighted average grant date fair value of options granted at market prices during the years ended December 31, 1998, 1999 and 2000 was $0.07, $0.07 and $0.08 per share, respectively.

   In March 1998, the Company amended stock option agreements under the Plan totaling 1,253,500 shares of Common Stock that were issued with an exercise price greater than the fair market value at the date of the amendment. The amended stock option agreements lowered the exercise price from between $1.50 and $3.00 per share to $1.00 per share.

   In July 1998, the Company amended stock option agreements totaling 5,000 shares of Common Stock under the Plan and 118,000 shares of Common Stock outside the Plan that were issued with an exercise price greater than the fair market value at the date of the amendment. The amended stock option agreements lowered the exercise price from between $1.75 and $3.35 per share to $1.00 per share. In addition, the Company amended stock option agreements under the Plan totaling 75,000 shares of Common Stock that were scheduled to expire in 1999. The amended stock option agreements extended the expiration date by five years.

   In September 1998, the Company amended stock option agreements totaling 1,247,850 shares of Common Stock under the Plan and 118,000 shares of Common Stock outside the Plan that were issued with an exercise price greater than the fair market value at the date of the amendment. The amended stock option agreements lowered the exercise price from $1.00 per share to $.10 per share.

   Warrants have been granted in connection with prior financing transactions and in lieu of cash payment for services provided. In accordance with certain anti-dilution provisions, the exercise price of certain warrants was reduced to $.10 per share. The warrants are exercisable at a weighted average exercise price of $.58 per share, and expire at various dates through December 2009.

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB25) and related interpretations, in accounting for its employee stock options. Under APB25, because the exercise price of the Company's options for common shares granted to employees is not less than the fair market value of the underlying stock on the date of grant, no compensation expense has been recognized. The Company considers non-employees those individuals who do not meet the criteria of an employee as defined in APB25. Stock based compensation to non-employees must be recorded at the fair value of the options granted. This compensation, determined using a Black-Scholes pricing model, is expensed over the vesting periods of each option grant.

   Pro forma information regarding net loss and loss per share is required by FASB 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of FASB 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1999 and 2000: risk-free interest rates ranging from 4.8% to 7.0%; volatility factor of the expected market price of the Company's Common Stock of approximately 0.59 and expected lives of the options ranging from five to ten years.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            SURVIVALINK CORPORATION

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                            1998         1999         2000
                                        ------------  -----------  -----------
Pro forma:
  Net loss applicable to common
   shareholders........................ $(10,645,576) $(6,591,534) $(3,109,241)
  Net loss per share--basic and
   diluted............................. $      (1.85) $     (1.13) $      (.53)

8. Notes Payable to Shareholders

   On June 5, 1996, the Company obtained a $1 million bridge loan from an existing shareholder of the Company. The bridge loan bears interest at prime rate plus 3% per annum (12.5% at December 31, 2000). In connection with the issuance of the Series A Convertible Preferred Stock (see Note 7), the bridge loan was amended and restated which changed the due date to the earliest of March 31, 2000, the closing of an initial public or private offering of its capital stock, as defined in the amended and restated promissory note, a change in control of the Company or the closing of a loan on more favorable terms than the amended bridge loan in an amount equal to or greater than the amount of the bridge loan plus accrued but unpaid interest. In connection with the bridge loan, the Company granted the shareholder a warrant to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share. The warrants are exercisable over five years and were deemed to have a value of $46,300 which was amortized as interest expense over the life of the loan. In connection with the repricing of employee stock options, the exercise price of the warrant to purchase 100,000 shares of Common Stock was reduced to $.10 per share.

   As of March 31, 2000, the Company had not paid the outstanding note balance and was in default on the note. The Company paid all accrued interest of $431,132 on March 31, 2000 and is paying the note on a 12-month amortization schedule, with the final payment to be made on March 31, 2001. As of December 31, 2000, the note is classified as a current liability.

   On December 28, 1999, the Company issued $1,500,000 of convertible senior notes to existing shareholders of the Company in a bridge financing arrangement due on June 28, 2000. The notes bear an interest rate of 12% per annum, with interest payable upon maturity. The notes are automatically converted to preferred stock at the same price per share if the Company consummates a preferred stock issuance prior to the maturity date of the notes. In connection with the bridge loan, the Company granted warrants to purchase 520,833 shares of Common Stock at an exercise price of $.72 per share. The warrants are exercisable over ten years and were deemed to have a value of $20,833, which was amortized as interest expense over the life of the loan. The notes were amended to extend the due date to June 28, 2001.

9. Sources of Supply

   Components of the Company's products consist mainly of electronic circuitry. The Company currently purchases a significant portion of the components of its product from one supplier. Management believes that alternative sources could provide equivalent components.

                            SURVIVALINK CORPORATION

10.  Segment Information

   The Company operates in one significant business segment--AED products and related accessories. The Company attributes sales to and revenues from unaffiliated customers in different geographic areas on the basis of the location of the customer. Selected information related to the Company by geographical areas is as follows:

   Sales to unaffiliated customers:

                                                 1998       1999        2000
                                              ---------- ----------- -----------
   United States............................. $8,134,568 $10,587,809 $14,672,763
   Foreign countries.........................    887,080   1,346,622   2,466,762
                                              ---------- ----------- -----------
                                              $9,021,648 $12,204,431 $17,139,525
                                              ========== =========== ===========

11. Long-Term Debt

   On April 6, 1998, the Company entered into two loan agreements, under which the Company may borrow a total of $4.0 million ($1.0 million of which may be used to finance the purchase of equipment, the remaining $3.0 million to finance working capital). The loans bear interest at 13.75% and are secured by accounts receivable, inventory, equipment and general intangibles (including intellectual property). The fundings were available through June 30, 1999. The Company also granted warrants to purchase 41,791 shares of Common Stock at $3.35 per share. The warrants expire June 30, 2004 and were deemed to have a value of $11,701 which was amortized as interest expense over the life of the loan. The balance outstanding at December 31, 2000 is $612,678 and is classified as a current liability on the accompanying balance sheet.

   As a result of the terms of the Series B financing, the number of warrants issued in connection with these loan agreements increased to 109,374 and the exercise price decreased to $1.28. In addition, upon the exercise of these warrants, the warrant holder is entitled to receive a 3% dividend per quarter pursuant to the issuance of Series A and B dividends beginning November 1, 1998, payable in additional shares of Common Stock. If the warrant had been exercised as of December 31, 2000, a total of 8,787 additional shares of Common Stock would be issued as a dividend to this warrant holder.

12. Subsequent Events

   On February 14, 2001, the Company signed a definitive Agreement and Plan of Merger with Cardiac Sciences, Inc. ("CSI"). CSI is a publicly traded company that develops, manufactures and markets life-saving external cardiac defibrillator devices and proprietary software that monitors and automatically treats cardiac arrest patients. On the effective merger date, the Company will merge into a subsidiary of CSI, Cardiac Science Acquisition Corp., and the Company will cease to exist. All of the assets and liabilities of the Company will be assumed by Cardiac Science Acquisition Corp. The merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986. The shareholders of the Company will receive approximately $72.1 million as a result of the Merger, consisting of approximately 50% cash and notes and approximately 50% CSI stock. The merger has been approved by the board of directors of both the Company and CSI, and is subject to regulatory approval and the approval of the shareholders of both companies. Failure to complete the transaction by one party may result, under certain circumstances, in a 5% break-up fee to the other party. Even if the merger does not occur, Company management believes it has sufficient cash to fund its operations through 2001.

                   CARDIAC SCIENCE, INC. FINANCIAL STATEMENTS

                       Report of Independent Accountants

The Board of Directors and Stockholders
Cardiac Science, Inc.
Irvine, California

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Cardiac Science, Inc. (the "Company") at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has suffered recurring losses from operations which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Orange County, California
February 23, 2001, except
 for Note 16 as to which
 the date is June 5, 2001

                             CARDIAC SCIENCE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                        December 31,  December 31,   March 31,
                                            1999          2000          2001
                                        ------------  ------------  ------------
                                                                    (unaudited)
                ASSETS
                ------
 Current assets:
  Cash and cash equivalents...........  $  5,901,934  $ 13,537,066  $  7,497,670
  Marketable securities available-for-
   sale, including an unrealized gain
   of $504,025 at December 31, 2000
   and an unrealized loss of
   ($169,594) at March 31, 2001.......           --      5,004,025     4,330,406
  Accounts receivable, net of
   allowance for doubtful accounts of
   $200,000 at December 31, 2000 and
   at March 31, 2001..................       102,900     1,923,118     2,775,407
  Inventory...........................       438,592     1,512,894     1,250,586
  Prepaid expenses....................        59,646       203,825       245,208
                                        ------------  ------------  ------------
   Total current assets...............     6,503,072    22,180,928    16,099,277

 Property and equipment, net of
  accumulated depreciation............       391,085     1,682,102     1,847,407
 Intangibles, net of accumulated
  amortization........................           --      8,023,071     7,694,698
 Other assets.........................       150,178     1,449,610     2,322,654
                                        ------------  ------------  ------------
                                        $  7,044,335  $ 33,335,711  $ 27,964,036
                                        ============  ============  ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities:
  Accounts payable....................  $  1,420,826  $  3,266,949  $  3,609,797
  Accrued expenses....................       672,077       760,786       602,434
  Current portion of capital lease
   obligations........................        25,717        48,601        50,211
  Current portion of loan payable.....           --         82,813        85,266
                                        ------------  ------------  ------------
   Total current liabilities..........     2,118,620     4,159,149     4,347,708
                                        ------------  ------------  ------------
 Long term portion of capital lease
  obligations.........................       103,507       146,821       133,647
 Long term portion of loan payable....           --         45,173        22,915
                                        ------------  ------------  ------------
                                             103,507       191,994       156,562
                                        ------------  ------------  ------------
 Commitments and contingencies
 Stockholders' equity:
  Preferred stock--$.001 par value;
   1,000,000 shares authorized, none
   issued or outstanding..............           --            --            --
  Common stock--$.001 par value;
   40,000,000 shares authorized,
   12,031,252 issued and outstanding
   at December 31, 1999, 24,382,228 at
   December 31, 2000 and 24,750,613 at
   March 31, 2001 ....................        12,031        24,382        24,751
  Common stock subscribed.............           --      1,551,000       240,136
  Additional paid-in capital..........    23,748,322    78,788,847    80,515,564
  Accumulated other comprehensive
   income.............................           --        504,025      (169,594)
  Accumulated deficit.................   (18,938,145)  (51,883,686)  (57,151,091)
                                        ------------  ------------  ------------
 Total stockholders' equity...........     4,822,208    28,984,568    23,459,766
                                        ------------  ------------  ------------
                                        $  7,044,335  $ 33,335,711  $ 27,964,036
                                        ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements

                             CARDIAC SCIENCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Three Months Ended
                                Years Ended December 31,                 March 31,
                          --------------------------------------  ------------------------
                             1998         1999          2000         2000         2001
                          -----------  -----------  ------------  -----------  -----------
                                                                        (unaudited)
Sales...................  $       --   $   102,900  $  4,242,311  $   624,642  $ 1,757,789
Cost of goods sold......          --       (98,001)   (3,825,624)    (574,758)  (1,617,253)
                          -----------  -----------  ------------  -----------  -----------
Gross profit............          --         4,899       416,687       49,884      140,536
                          -----------  -----------  ------------  -----------  -----------
Operating expenses:
  Research and
   development..........    2,209,524    4,406,207     8,247,694    1,138,024    2,150,177
  Sales and marketing...      341,476    1,370,049     4,370,911      924,764    1,519,860
  General and
   administrative.......    1,170,551    1,852,672     5,159,661      717,049    1,536,094
  Acquired in-process
   research and
   development..........          --           --     13,587,026          --           --
  Amortization of
   goodwill and other
   intangibles..........          --           --      1,062,753          --       330,842
  Amortization of
   restricted stock.....          --           --      1,551,000          --           --
                          -----------  -----------  ------------  -----------  -----------
                            3,721,551    7,628,928    33,979,045    2,779,837    5,536,973
                          -----------  -----------  ------------  -----------  -----------
Loss from continuing
 operations.............   (3,721,551)  (7,624,029)  (33,562,358)  (2,729,953)  (5,396,437)
Interest income
 (expense), net.........      (65,353)      20,870       618,417       12,023      131,032
Loss in unconsolidated
 affiliate..............          --      (115,000)          --           --           --
                          -----------  -----------  ------------  -----------  -----------
Loss from continuing
 operations before
 provision
 for income taxes.......   (3,786,904)  (7,718,159)  (32,943,941)  (2,717,930)  (5,265,405)
Provision for income
 taxes..................          800        1,600         1,600        1,600        2,000
                          -----------  -----------  ------------  -----------  -----------
Loss from continuing
 operations.............   (3,787,704)  (7,719,759)  (32,945,541)  (2,717,530)  (5,267,405)
                          -----------  -----------  ------------  -----------  -----------
Discontinued operations:
  Loss from discontinued
   operations, net of
   income taxes.........     (101,412)         --            --           --           --
  Loss on sale of
   assets...............     (549,618)         --            --           --           --
                          -----------  -----------  ------------  -----------  -----------
Loss from discontinued
 operations.............     (651,030)         --            --           --           --
                          -----------  -----------  ------------  -----------  -----------
Net loss................  $(4,438,734) $(7,719,759) $(32,945,541) ($2,719,530) ($5,267,405)
                          ===========  ===========  ============  ===========  ===========
Basic and diluted loss
 per share:
  Continuing
   operations...........  $     (0.69) $     (0.85) $      (1.82) $     (0.22) $     (0.21)
  Discontinued
   operations...........        (0.12)         --            --           --           --
                          -----------  -----------  ------------  -----------  -----------
Net loss per share......  $     (0.81) $     (0.85) $      (1.82) $     (0.22) $     (0.21)
                          ===========  ===========  ============  ===========  ===========
Weighted average number
 of shares used in the
 computation of net loss
 per share..............    5,459,793    9,112,564    18,080,326   12,152,303   24,738,941
                          ===========  ===========  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             CARDIAC SCIENCE, INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                   Three Months Ended
                               Years Ended December 31,                 March 31,
                         --------------------------------------  ------------------------
                            1998         1999          2000         2000         2001
                         -----------  -----------  ------------  -----------  -----------
                                                                       (unaudited)
Net loss................ $(4,438,734) $(7,719,759) $(32,945,541) $(2,719,530) $(5,267,405)
Other comprehensive
 income (loss):
  Unrealized gain (loss)
   on investments.......         --           --        504,025          --      (673,619)
                         -----------  -----------  ------------  -----------  -----------
Comprehensive loss...... $(4,438,734) $(7,719,759) $(32,441,516) $(2,719,530) $(5,941,204)
                         ===========  ===========  ============  ===========  ===========




  The accompanying notes are an integral part of these consolidated financial statements.

                             CARDIAC SCIENCE, INC.

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                 Common Stock
                             Common Stock         Subscribed                      Accumulated
                          ------------------ ---------------------  Additional       Other
                          Number of           Number                  Paid-In    Comprehensive Accumulated
                            Shares   Amount  of Shares    Amount      Capital       Income       Deficit        Total
                          ---------- ------- ---------  ----------  -----------  ------------- ------------  -----------
Balances at December 31,
1997....................   4,974,738 $ 4,975      --    $      --   $ 7,472,107    $     --    $ (6,779,652) $   697,430
Issuance of common stock
For cash at $2.00 per
share (net of cost of
issuances of $829,896)..   1,800,000   1,800                          2,768,303                                2,770,103
Issuance of common stock
Warrants................                                                433,416                                  433,416
Common stock warrants
exercised at $0.01 per
share...................     175,000     175                              1,825                                    2,000
Common stock subscribed
at $2.00 per share in
cash....................                       50,000      100,000                                               100,000
Issuance of common stock
for license fees and
services at $2.00 per
share...................      55,000      55                            109,945                                  110,000
Issuance of common stock
for compensation at
$2.00 per share.........      10,000      10                             19,990                                   20,000
Compensation related to
fair value of options
granted to non-
employees...............                                                 17,862                                   17,862
Net loss................                                                                         (4,438,734)  (4,438,734)
                          ---------- ------- --------   ----------  -----------    ---------   ------------  -----------
Balances at December 31,
1998....................  7,014, 738   7,015   50,000      100,000  10,823,4482          --     (11,218,386)    (287,923)
Issuance of common stock
for common stock
subscribed..............      50,000      50  (50,000)    (100,000)      99,950                                      --
Issuance of common stock
for cash at $2.00 per
share (net of cost of
issuances of $712,307)..   1,850,000   1,850                          2,985,843                                2,987,693
Issuance of common stock
warrants................                                                256,136                                  256,136
Issuance of common stock
for finder's fees at
$2.00 per share.........     138,900     139                            277,661                                  277,800
Issuance of common stock
for cash at $4.00 per
share (net of cost of
issuances of
$1,082,356).............   1,757,500   1,757                          5,945,887                                5,947,644
Issuance of common stock
warrants................                                                405,994                                  405,994
Issuance of common stock
for finder's fees at
$4.00 per share.........      61,220      61                            244,819                                  244,880
Common stock warrants
exercised at $0.01 per
share...................      30,625      30                                320                                      350
Common stock warrants
exercised at an average
of $2.45 per share (net
of issuance costs of
$261,914)...............     907,500     908                          1,963,428                                1,964,336
Issuance of common stock
for finder's fees at
$2.50 per share.........      62,800      63                            156,937                                  157,000
Issuance of common stock
for license fees and
services at an average
of $2.67 per share......     157,969     158                            421,331                                  421,489
Compensation related to
fair value of options
granted to non-
employees...............                                                166,568                                  166,568
Net loss................                                                                         (7,719,759)  (7,719,759)
                          ---------- ------- --------   ----------  -----------    ---------   ------------  -----------
Balances, December 31,
1999....................  12,031,252  12,031      --           --    23,748,322          --     (18,938,145)   4,822,208
Issuance of common stock
for acquisition of
Cadent Medical
Corporation at $5.17 per
share...................   4,199,964   4,200                         21,709,800                               21,714,000
Common stock subscribed
at $5.17 per share......                      300,000    1,551,000                                             1,551,000
Issuance of common stock
for cash at $4.50 per
share (net of cost of
issuances of
$2,110,904).............   6,884,263   6,884                         28,861,370                               28,868,254
Issuance of common stock
for finder's fees at
$4.50 per share.........     339,794     340                          1,528,737                                1,529,077
Common stock warrants
exercised at $0.01 per
share...................     344,375     345                              3,259                                    3,604
Common stock warrants
exercised at $2.50 per
share...................      50,000      50                            124,950                                  125,000
Common stock warrants
exercised at $5.00 per
share...................      39,375      39                            196,836                                  196,875
Common stock warrants
exercised at $3.00 per
share...................     200,000     200                            599,800                                  600,000
Issuance of common stock
for acquisition of
patent and services at
an average of $5.05 per
share...................     174,250     174                            880,326                                  880,500
Common stock options
exercised at $1.88-$3.88
per share...............     118,955     119                            249,195                                  249,314
Compensation related to
fair value of options
granted to non-
employees...............                                                886,252                                  886,252
Unrealized gain on
marketable securities...                                                             504,025                     504,025
Net loss................                                                                        (32,945,541) (32,945,541)
                          ---------- ------- --------   ----------  -----------    ---------   ------------  -----------
Balances, December 31,
2000....................  24,382,228  24,382  300,000    1,551,000   78,788,847      504,025    (51,883,686)  28,984,568
Issuance of common stock
for common stock
subscribed (unaudited)..     253,552     254 (253,552)  (1,310,864)   1,310,610                                      --
Common stock warrants
exercised at $2.00 per
share (unaudited).......      10,833      11                                (11)                                     --
Common stock warrants
exercised at $5.00 per
share, net of cost of
issuances of $33,750
(unaudited).............      75,000      75                            341,175                                  341,250
Common stock options
exercised at $2.00-$5.00
per share (unaudited)...      29,000      29                             74,944                                   74,973
Unrealized gain on
marketable securities
(unaudited).............                                                            (673,619)                   (673,619)
Net loss (unaudited)....                                                                         (5,267,405)  (5,267,405)
                          ---------- ------- --------   ----------  -----------    ---------   ------------  -----------
Balances, March 31, 2001
(unaudited).............  24,750,613 $24,751   46,448   $  240,136  $80,515,565    $(169,594)  $(57,151,091) $23,459,766
                          ========== ======= ========   ==========  ===========    =========   ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                             CARDIAC SCIENCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Three Months Ended
                               Years Ending December 31,                 March 31,
                          --------------------------------------  ------------------------
                             1998         1999          2000         2000         2001
                          -----------  -----------  ------------  -----------  -----------
                                                                        (unaudited)
Cash flows from
 operating activities:
Net loss................  $(4,438,734) $(7,719,759) $(32,945,541) $(2,719,530) $(5,267,405)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities from
 continuing operations:
 Loss from discontinued
  operations............      101,412          --            --           --           --
 Loss on sale of
  assets................      549,618          --            --           --           --
 Loss in unconsolidated
  affiliate.............          --       115,000           --           --           --
 Bad debt expense.......          --           --        200,000          --           --
 Depreciation...........       35,114       78,362       288,336       27,200      143,180
 Amortization of
  goodwill and other
  intangibles...........       44,785          --      1,062,753          --       330,842
 Amortization of
  restricted stock......          --           --      1,551,000          --           --
 Acquired in process
  research and
  development...........          --           --     13,587,026          --           --
 Fair value of options
  granted to non-
  employees.............       17,862      166,568       886,252       25,000          --
 Expenses paid with
  common stock..........      130,000      421,681        55,500          --           --
Changes in operating
 assets and liabilities,
 exclusive of
 acquisitions:
 Accounts receivable....          --      (102,900)   (2,020,218)    (288,262)    (852,289)
 Inventory..............          --      (438,592)   (1,074,302)    (447,152)     262,308
 Prepaid expenses.......          --       (29,516)     (111,715)     (39,676)     (41,383)
 Other assets...........          --      (104,912)      (88,759)      71,497     (107,507)
 Accounts payable and
  accrued expenses......      137,505      464,617     1,534,117       33,973      184,496
                          -----------  -----------  ------------  -----------  -----------
Net cash used in
 operating activities
 from continuing
 operations.............   (3,422,438)  (7,149,451)  (17,075,551)  (3,336,950)  (5,347,758)
                          -----------  -----------  ------------  -----------  -----------
Net cash provided by
 discontinued
 operations.............      530,438          --            --           --           --
                          -----------  -----------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Purchase of equipment..      (53,218)    (241,917)   (1,269,816)      (7,359)    (308,485)
 Advances to Inovise
  Medical, Inc..........          --           --       (778,000)         --      (260,000)
 Investment in Medical
  Resources Management
  ......................          --           --       (400,000)         --           --
 Deferred acquisition
  costs.................          --           --            --           --      (508,007)
 Decrease in other
  assets................        4,012          --            --           --           --
 Cash acquired in Cadent
  Medical Corporation
  acquisition, net of
  costs of $197,206.....          --           --         12,468          --           --
 Increase in marketable
  securities............          --           --     (4,500,000)         --           --
                          -----------  -----------  ------------  -----------  -----------
Net cash used in
 investing activities...      (49,206)    (241,917)   (6,935,348)      (7,359)  (1,076,492)
                          -----------  -----------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Payments on loan
  payable...............          --           --        (37,920)         --       (11,564)
 Payments on capital
  lease obligation......          --           --        (17,818)         --       (19,805)
 Proceeds (payment) on
  bank line of credit...      125,000     (125,000)          --           --           --
 Payments of note
  payable to
  stockholder...........      (70,233)         --            --           --           --
 Proceeds (payment) of
  note payable..........      100,000     (100,000)          --           --           --
 Proceeds from sale of
  common stock..........    3,600,000   10,730,000    30,979,158          --           --
 Proceeds from common
  stock subscribed......      100,000          --            --           --           --
 Proceeds from exercise
  of common stock
  warrants..............        2,000    2,226,600       925,479      127,379      375,000
 Proceeds from exercise
  of common
  stock options.........          --           --        249,314        5,000       74,973
 Costs of equity
  issuances.............     (229,310)    (685,900)     (452,182)     (67,732)     (33,750)
                          -----------  -----------  ------------  -----------  -----------
Net cash provided by
 financing activities...    3,627,457   12,045,700    31,646,031       64,647      384,854
                          -----------  -----------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............      686,251    4,654,332     7,635,132   (3,279,662)  (6,039,396)
Cash and cash
 equivalents at
 beginning of period....      561,351    1,247,602     5,901,934    5,901,934   13,537,066
                          -----------  -----------  ------------  -----------  -----------
Cash and cash
 equivalents at end
 of period..............  $ 1,247,602  $ 5,901,934  $ 13,537,066  $ 2,622,272  $ 7,497,670
                          ===========  ===========  ============  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                             CARDIAC SCIENCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of the Business

   Cardiac Science, Inc. (the "Company") was incorporated on May 20, 1991 to develop, manufacture and market software driven non-invasive (non-surgical) Automatic External Cardioverter Defibrillator ("AECD") devices to treat persons suffering from or at high risk of life-threatening arrhythmias. The Company has developed proprietary tachyarrhythmia detection and discrimination software technology--RHYTHMx ECD(TM)--designed to be incorporated into external defibrillators. RHYTHMx ECD technology enables these devices, which are attached prophylactically to hospitalized patients who are determined to be at temporary risk of cardiac arrest, to continuously monitor their heart rhythms, accurately and instantly detect life-threatening ventricular tachyarrhythmias and, when appropriate and without the aid of hospital staff, automatically deliver potentially life saving defibrillation shocks within seconds to convert a patient's heart back to its normal rhythm.

   In 1997, the Company acquired Innovative Physician Services, Inc. (d.b.a. Diagnostic Monitoring) ("DM") for 500,000 shares of common stock plus a non-interest bearing promissory note in the principal amount of $100,000 that was repaid during 1998. The Company sold substantially all of the assets of Diagnostic Monitoring on December 31, 1998 (see notes 6 and 7).

   On July 1, 2000, the Company acquired Cadent Medical Corporation, a privately held company, for an aggregate of 4,500,000 restricted shares of the Company's common stock (see note 8).

2. Continued Existence

   Additional capital is needed to fulfill the Company's expansion, manufacturing, marketing, research and product development goals. From inception through December 31, 2000, the Company incurred losses of approximately $51.9 million. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. Additionally, successful completion of the Company's development program and its transition to attain profitable operations is dependent upon achieving a level of revenues adequate to support the Company's cost structure. The Company anticipates that its current cash balance and liquidation of the marketable securities available for sale will be sufficient to meet the Company's cash requirements into September 2001. Further capital funding will be necessary to sustain growth and viability. In this respect, the Company is currently pursuing an additional equity financing and corporate partnerships. There can be no assurance that any such transactions will be available at terms acceptable to the Company, if at all, or that any financing transaction will not be dilutive to current stockholders or that the Company will have sufficient working capital to fund future operations. If the Company is not able to raise additional funds, it may be required to significantly curtail or cease its operating activities. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

3. Summary of Significant Accounting Policies

 Principles of consolidation

   The consolidated financial statements include the accounts of the Company and of its wholly-owned subsidiaries, Cadent Medical Corporation and Diagnostic Monitoring. All inter-company accounts and transactions have been eliminated in consolidation.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             CARDIAC SCIENCE, INC.

 Cash and cash equivalents

   The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company maintained approximately $12.7 million of its cash in money market funds with one major financial institution at December 31, 2000.

 Marketable securities

   The Company has classified its marketable securities as "available-for-sale" as defined under Financial Accounting Standard ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. At December 31, 2000, all marketable securities are equity securities. Fair value is measured using quoted market prices. The unrealized gains or losses, if any, are recorded as a separate component of stockholders' equity until realized.

 Inventory

   Inventory is stated at the lower of cost (first-in, first-out) or market value. Inventory consists of the following:

                                           December 31, December 31,  March 31,
                                               1999         2000        2001
                                           ------------ ------------ -----------
                                                                     (unaudited)
   Raw materials..........................   $    --     $1,018,796  $  978,565
   Work in process........................        --        245,819      78,320
   Finished goods.........................    438,592       248,279     193,701
                                             --------    ----------  ----------
                                             $438,592    $1,512,894  $1,250,586
                                             ========    ==========  ==========

 Property and equipment

   Property and equipment is carried at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to five years. Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and related accumulated depreciation and any resulting gain or loss is included in operations.

 Intangibles

   Intangibles are carried at cost less accumulated amortization that is calculated on a straight-line basis over the estimated useful lives of the assets. Goodwill is being amortized over an estimated useful life of 7 years, patent applications are being amortized over 20 years and another patent is being amortized over 3 years.

 Long-lived assets

   The Company evaluates the recoverability of its long lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires long-lived assets and certain intangibles held and used by the Company to be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is to be performed at the lowest level at which undiscounted net cash flow can be directly attributable to long-lived assets.

 Per share information

   The Company has adopted SFAS No. 128, Earnings Per Share. This statement requires the presentation of basic and diluted earnings per share, as defined, on the statement of operations for companies whose capital structure includes convertible securities and options.

                             CARDIAC SCIENCE, INC.

   Net loss per share as presented in the accompanying statements of operations is computed based on the weighted average number of common shares outstanding and subscribed. Shares issuable upon exercise of outstanding stock options and warrants are not included since the effects would be anti-dilutive (see Notes 12 and 13).

 Software development costs

   The Company expenses all costs incurred, prior to the achievement of technological feasibility of a working model, related to the development of the proprietary software used in its products in accordance with SFAS 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Such costs incurred subsequent to the attainment of technological feasibility have been nominal.

 Revenue recognition

   The Company's customers are distributors which sell goods to third party end users. The Company is not contractually obligated to repurchase any inventory from distributors. Revenue is recognized when there is persuasive evidence of an arrangement which states a fixed and determinable price and terms, delivery of the product has occurred in accordance with the terms of the sale, and collectibility of the sale is reasonable assured.

   The Company has adopted Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, with no change to its revenue recognition practices.

 Stock-based compensation

   The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Pro forma disclosures are required for entities that elect to continue to measure compensation cost under the intrinsic method provided by Accounting Principles Board Opinion No. 25.

   Additionally, in accordance with SFAS 123 and EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, the Company measures stock-based non-employee compensation at fair value.

   Under SFAS 123 stock-based compensation expense related to stock options granted to consultants is recognized as the stock options are earned. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company's common stock fluctuates.

 Income taxes

   The Company follows SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in

                             CARDIAC SCIENCE, INC.

which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Concentrations of credit risk

   Financial instruments which potentially subject the Company to a concentration of credit risk principally consists of cash, cash equivalents, and trade receivables. The Company invests available cash in money market securities of high credit quality financial institutions.

   In addition to Medtronic Physio-Control, the Company has established a network of international distributors. Sales to Medtronic Physio-Control amounted to approximately 48% of total sales for the year 2000 with the balance to international distributors, as compared to 100% of sales for the year 1999 (see Note 14 regarding the status of the MPC distribution agreement). At December 31, 2000, approximately 62% of the trade accounts receivable before allowances were represented by four customers as compared to 100% for one customer for the year ended December 31, 1999. The Company estimates an allowance for doubtful accounts based on the credit worthiness of its customers, payment history and general economic conditions.

 Segment reporting

   The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise that engages in business activities from which it may earn revenues and incur expenses whose separate financial information is available and is evaluated regularly by the Company's chief operating decision makers, or decision making group, to perform resource allocations and performance assessments.

   The Company's chief operating decision makers are the Executive Management Team which is comprised of the Chief Executive Officer and senior executive officers of the Company. Based on the evaluation of the Company's financial information, management believes that the Company operates in one reportable segment which designs, develops, manufactures and markets the Company's products. The Company operates entirely in the United States. Revenues are attributed to the country to which product is sold. Revenues for the year ended December 31, 2000 consisted primarily of Powerhearts and accessories. During the year ended December 31, 2000, approximately 50% of total sales were to customers in the United States and there were no revenues in any individual foreign country over 10% of total sales.

 Interim Financial Statements

   The consolidated financial statements at March 31, 2001 and 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2001 and 2000 are not necessarily indicative of results that may be expected for the year ending December 31, 2001 or any other period.

                             CARDIAC SCIENCE, INC.

4. Property and Equipment

   Property and equipment consist of the following:

                                                       December 31, December 31,
                                                           1999         2000
                                                       ------------ ------------
   Equipment and furniture............................  $ 491,818    $1,893,236
   Leasehold improvements.............................     75,608       228,912
                                                        ---------    ----------
                                                          567,426     2,122,148
   Less: accumulated depreciation.....................   (176,341)     (440,046)
                                                        ---------    ----------
                                                        $ 391,085    $1,682,102
                                                        =========    ==========

5. Intangibles

   At December 31, 2000, intangible assets consist of the following:

   Patents......................................................... $ 1,831,360
   Goodwill (Note 8)...............................................   6,917,211
   Assembled workforce (Note 8)....................................     327,380
                                                                    -----------
                                                                      9,075,951
   Less: accumulated amortization..................................  (1,052,880)
                                                                    -----------
                                                                    $ 8,023,071
                                                                    ===========

6. Other Assets

   On December 31, 1998, the Company acquired a 7.7% voting interest in Biotel, Inc. ("Biotel", previously Biosensor Corporation) a Minnesota corporation, as consideration for the sale of substantially all of the assets of DM (see note
7). As a result of recurring losses for the twelve month period ending December 31, 1999, Biotel had a negative net worth and management determined under SFAS No. 121 that this investment of $115,000 had been impaired, accordingly the value of this investment was written down to $0.

   On December 29, 2000, the Company purchased 1,333,333 shares of common stock of Medical Resources Management, Inc., a Nevada corporation, for an aggregate purchase price of $400,000. This purchase represents a 7.8% voting interest. The Company accounts for this investment using the cost method of accounting in accordance with Accounting Principles Board Opinion No. 18.

   On December 18, 2000, the Company entered into a non-binding letter of intent to acquire Inovise Medical, Inc., a privately held Oregon based corporation which potential acquisition was terminated in February 2001. In connection with this proposed transaction, the Company advanced funds for a bridge loan to support working capital requirements. The bridge loan is collateralized by all assets of Inovise, excluding certain receivables from royalty payments, bears interest at 6%, is convertible into equity of Inovise and has a term of six months. The amount advanced as of December 31, 2000 was $778,000 ($260,000 advanced subsequent to December 31, 2000 for a total of $1,038,000). The Company intends to convert this note into equity of Inovise under the same terms as Inovise's next equity financing, and has therefore classified such amount as a non-current asset.

                             CARDIAC SCIENCE, INC.

7. Discontinued Operations

   On December 31, 1998, the Company completed the sale of substantially all of DM's assets to Biotel pursuant to an Agreement for Purchase and Sale of Assets dated December 31, 1998. The Company received, in consideration of the sale, 1,440,000 shares of common stock of Biotel valued at $115,000 (Note 6). In addition, Biotel assumed certain liabilities amounting to approximately $107,000. The Company recognized a loss of $549,618 on the sale of assets, consisting primarily of the unamortized balance of goodwill, as the net book value of the net assets sold exceeded the fair value of the consideration received.

   The Company has presented the operating results of DM as a discontinued operation. Included in the loss from discontinued operations is amortization of goodwill of $65,713 for 1998. Operating results from discontinued operations are as follows:

                                                                Year ended
                                                             December 31, 1998
                                                             -----------------
   Sales....................................................    $1,437,499
   Cost of sales............................................       941,732
                                                                ----------
   Gross profit.............................................       495,767
   Operating expenses:
     Research and development...............................        20,361
     Selling................................................       373,073
     General and administrative.............................       202,145
                                                                ----------
   Loss from discontinued operations........................       (99,812)
   Interest income (expense), net...........................           --
                                                                ----------
   Loss from discontinued operations before provision for
    income taxes............................................       (99,812)
   Provision for income taxes...............................         1,600
                                                                ----------
   Net loss from discontinued operations....................    $ (101,412)
                                                                ==========

8. Acquisition of Cadent Medical Corporation

   On July 1, 2000 the Company acquired Cadent Medical Corporation ("Cadent"), a privately-held company. As consideration, the Cadent shareholders received an aggregate of 4,499,964 shares of restricted common stock of the Company, 420,000 shares of which are being held in escrow pursuant to an escrow agreement, and 300,000 shares of which shall be issued to certain employees and consultants of Cadent on or about January 2, 2001 or shall be added to the shares being held in escrow. These escrow shares are the sole and exclusive remedy for any losses incurred by the Company for any breach of representation or warranty by Cadent. These shares shall be released from escrow on June 30, 2001 providing that all claims, if any, have been resolved.

   The acquisition was accounted for as a purchase under APB No. 16. In accordance with APB No. 16, the Company allocated the purchase price of Cadent based on the fair value of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were identified by an independent appraiser. These intangible assets include approximately $13.6 million for acquired in-process research and development ("IPR&D") which was expensed in the quarter ending September 30, 2000. Other acquired intangibles include patent applications and the assembled workforce, together valued at approximately $1.3 million. The patent applications are being amortized over an estimated life of 20 years while the assembled workforce is being amortized over six months. Goodwill resulting from the Cadent acquisition of approximately $6.9 million is being amortized over an estimated life of seven years.

                             CARDIAC SCIENCE, INC.

   Significant portions of the Cadent acquisition were identified as intangible assets. Valuation techniques were employed that reflect recent guidance from the Securities and Exchange Commission on approaches and procedures to be followed in developing allocations to IPR&D. At the date of acquisition, technological feasibility of the IPR&D project had not been reached and the technology had no alternative future uses. Accordingly, the Company expensed the portion of the purchase price allocated to IPR&D in accordance with generally accepted accounting principles.

   IPR&D is comprised of technological development efforts aimed at developing a fully automatic external Personal Wearable Defibrillator consisting of a belt-worn monitoring and control device with disposable electrodes. The amount of the acquisition consideration allocated to IPR&D was determined by estimating the stage of completion of the IPR&D project at the date of the acquisition, estimating cash flows resulting from the future research and development and release of products employing this technology and discounting the net cash flows back to their present values.

   The estimated stage of completion for the project was approximately 75.5% as of the acquisition date. As of that date, the estimated remaining costs to bring the project under development to technological feasibility and to regulatory approval was approximately $5 million. The cash flow estimates from sales of products incorporating this technology commence in the year 2002, with revenues increasing for the first seven years, followed by declines in subsequent periods as other new products are expected to be introduced.

   The cash flows from revenues forecasted in each period are reduced by related expenses, capital expenditures, the cost of working capital, and taxes to estimate after-tax earnings from the technology. The discount rate applied to the technology's net cash flows was 27.0%. This discount rate reflects a "risk premium" of 7% over the estimated weighted average cost of capital of 20% computed for the Company. Through December 31, 2000, actual results do not materially differ from the estimates and assumptions used in the valuation.

   As discussed above, a portion of the Cadent acquisition consideration was allocated to identifiable intangibles. The identifiable intangibles consist primarily of patent applications and the assembled workforce. As with the IPR&D, the fair value for these identifiable intangibles was valued using the future income approach.

   The components of the purchase price and allocation are as follows:

                                                                       Value
                                                                    -----------
   Purchase price:
     Stock consideration........................................... $21,714,000
     Plus: Assumed liabilities.....................................     427,104
        Acquisition costs..........................................     197,206
                                                                    -----------
   Total consideration............................................. $22,338,310
                                                                    ===========

   Allocation of purchase price:
     Current assets................................................ $   242,140
     Property & equipment, net.....................................     225,521
     Other assets..................................................      32,672
     In process research & development.............................  13,587,026
     Goodwill......................................................   6,917,211
     Other intangibles.............................................   1,333,740
                                                                    -----------
   Total purchase price............................................ $22,338,310
                                                                    ===========

                             CARDIAC SCIENCE, INC.

   The remaining 300,000 shares to be distributed to employees and consultants of Cadent on or about January 2, 2001, were valued at $1,551,000 or $5.17 per share and were recorded as common stock subscribed on the accompanying consolidated balance sheet with the offsetting debit recorded as restricted stock which is being amortized over six months beginning July 1, 2000. Accordingly, $1,551,000 was expensed for the year ended December 31, 2000.

   The following unaudited pro forma data summarizes the results of operations for the periods indicated as if the Cadent acquisition had been completed as of the beginning of the periods presented. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include the pro forma effect of amortization of intangibles and in process research and development.

                                                                    Three
                                      Year ended    Year ended   Months Ended
                                     December 31,  December 31,   March 31,
                                         1999          2000          2000
                                     ------------  ------------  ------------
   Revenues......................... $    102,900  $  4,242,311  $    624,642
   Net loss......................... $(32,624,131) $(36,802,534) $(19,220,540)
   Net loss per share (basic and
    diluted)........................ $      (2.40) $      (1.81) $      (1.15)

9. Notes Payable

   In July 1998, Cadent entered into an equipment loan agreement under which Cadent borrowed $300,199 to finance previously purchased property and equipment. The Company assumed the outstanding loan balance as part of the acquisition of Cadent. Borrowings under the loan are collateralized by the financed property and equipment with a net book value of $267,340. The loan is to be repaid over a 48-month period commencing on July 10, 1998 and bears interest at a rate of 9.8%. The balance of the loan was $127,986 at December 31, 2000.

10. Commitments and Contingencies

 Capital Leases

   The Company leases office equipment under capital lease agreements which expire during fiscal 2005. Future minimum lease payments under this capital lease obligation for the years ending December 31 are as follows:

       2001........................................................... $ 71,726
       2002...........................................................   71,726
       2003...........................................................   66,189
       2004...........................................................   33,471
       2005...........................................................    3,271
                                                                       --------
                                                                        246,383
       Less: interest.................................................  (50,961)
                                                                       --------
                                                                       $195,422
                                                                       ========

 Operating Leases

   The Company leases office space and equipment under the terms of operating lease agreements.

                             CARDIAC SCIENCE, INC.

   Total rent expense for the years ended December 31, 1998, 1999 and 2000 was $65,082, $91,676 and $302,814, respectively. The minimum lease payments under the terms of these lease agreements for the years ending December 31 are as follows:

       2001............................................................ $191,017
       2002............................................................  198,658
       2003............................................................  206,607
       2004............................................................  196,341
                                                                        --------
                                                                        $792,623
                                                                        ========

   In connection with the Company's facility lease, the Company issued a letter of credit in the amount of $80,000 as collateral for tenant improvements provided by the lessor. The letter of credit is secured by a certificate of deposit in the amount of $80,000 that matures in December 2001. The letter of credit reduces to $40,000 at December 31, 2000 and expires on December 31, 2001.

11. Income Taxes

   The Company's provision for income tax represents the current state minimum taxes. There is no deferred income tax provision due to the valuation allowance.

   The temporary differences which give rise to the deferred tax provision (benefit) consist of the following for the years ended December 31:

                                           1998         1999          2000
                                        -----------  -----------  ------------
   Property and equipment.............. $    (3,273) $     6,301  $     33,124
   Capitalized costs...................    (124,181)    (227,375)     (962,370)
   Accrued liabilities.................     (10,429)     (24,979)      (33,868)
   Allowance for doubtful accounts.....       6,866          --        (85,680)
   Inventory reserve...................       4,284          --            --
   State income taxes..................        (272)         272          (544)
   Tax credit carryforwards............       1,247     (125,861)     (753,312)
   Stock options.......................         --       (79,010)     (308,312)
   Restricted stock....................         --           --       (664,448)
   Other...............................         --           --        (53,342)
   Net operating loss carryforwards....  (1,330,753)  (2,740,387)  (13,386,320)
                                        -----------  -----------  ------------
                                         (1,456,511)  (3,191,039)  (16,215,072)
   Valuation allowance.................   1,456,511    3,191,039    16,215,072
                                        -----------  -----------  ------------
                                        $       --   $       --   $        --
                                        ===========  ===========  ============

                             CARDIAC SCIENCE, INC.

   The temporary differences which give rise to deferred income tax assets and liabilities at December 31 are as follows:

                                                        1999          2000
                                                     -----------  ------------
   Property and equipment........................... $    (1,322) $    (34,446)
   Allowance for doubtful accounts..................         --         85,680
   Capitalized costs................................     449,958     1,412,328
   Accrued liabilities..............................      36,426        70,294
   State income taxes...............................         544         1,088
   Tax credit carryforwards.........................     323,228     1,076,540
   Stock options....................................      79,010       387,322
   Restricted stock.................................         --        664,448
   Other............................................         --         53,342
   Net operating loss carryforwards.................   6,484,528    19,870,848
                                                     -----------  ------------
                                                       7,372,372    23,587,444
   Valuation allowance..............................  (7,372,372)  (23,587,444)
                                                     -----------  ------------
                                                     $       --   $        --
                                                     ===========  ============

   The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the years ended December 31 as follows:

                                                                  1998    1999    2000
                                                                  -----   -----   -----
   Statutory regular federal income tax rate..................... (34.0%) (34.0%) (34.0%)
   Nondeductible expenses........................................   5.0     0.1    15.0
   State income taxes............................................   0.1     0.1     --
   Tax credits...................................................  (0.3)   (1.3)    --
   Change in valuation allowance.................................  29.3    35.1    19.0
                                                                  -----   -----   -----
                                                                    0.1%    0.0%    0.0%
                                                                  =====   =====   =====

   As of December 31, 2000, the Company has research and experimentation credit carryforwards for federal and state purposes of approximately $512,000 and $243,000, respectively. These credits begin to expire in 2010 for federal and state purposes. The Company also has approximately $51,797,000 and $25,565,000 of federal and state net operating loss carryforwards which will begin to expire in 2006 and 2001, respectively.

   The utilization of net operating loss and tax credit carryforwards may be limited under the provisions of Internal Revenue Code Sections 382 and 1503 and similar state provisions.

12. Stock Options

 1997 Stock Option/Stock Issuance Plan

   In May 1998, the Company's 1997 Stock Option/Stock Issuance Plan (the "1997 Plan") was approved by stockholders at the Annual Meeting of Stockholders. All outstanding stock options under the Company's 1991 Stock Option Plan and 1993 Stock Option Plan were exchanged for stock options in the 1997 Plan. The 1997 Plan provides for the granting of stock options intended to qualify as incentive stock options and stock options not intended to qualify as incentive stock options ("non-statutory options") to employees of the Company, including officers, and non-statutory stock options to employees, including officers and directors of the Company, as well as to certain consultants and advisors.

                             CARDIAC SCIENCE, INC.

   The 1997 Plan is administered by a Compensation Committee (the "Committee") which is comprised of three members appointed by the Company's Board of Directors. The Committee may grant options to any officers, directors or key employees of the Company or its subsidiaries and to any other individuals whose participation in the 1997 Plan the Committee determines is in the Company's best interest. Up to 2,805,000 shares of common stock may be issued under the 1997 Plan, subject to adjustment upon the occurrence of certain events, including, but not limited to, stock dividends, stock splits, combinations, mergers, consolidations, reorganizations, reclassifications, exchanges, or other capital adjustments. The 1997 Plan limits to $100,000 the fair market value (determined at the time the option is granted) of the common stock with respect to which incentive stock options are first exercisable by any individual employee during any calendar year.

   The 1997 Plan incorporates the federal tax law requirements for incentive stock options. Among other such requirements, the per share exercise price of an incentive stock option granted under the 1997 Plan must not be less than 100% of the fair market value of a share of the common stock on the date of grant and the option may not be exercised more than 10 years after its grant date. If an incentive stock option is granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of such fair market value and the option may not be exercised more than five years after its grant date. Option grants under the 1997 Plan generally vest over a period of four years.

   Outstanding options may be terminated or accelerated in the event of certain corporate acquisitions or other change of control events. An option granted under the 1997 Plan will not be assignable or transferable by the grantee other than by will or the laws of inheritance, except that a non-statutory option will be transferable by the grantee pursuant to a qualified domestic relations order as defined in the Code, Title I of the Employee Retirement Income Security Act or the rules thereunder. Other vesting, termination and payment provisions for incentive and non-statutory options may be determined by the Committee.

   Stock option activity under the Plan is summarized as follows:


                                                         Option Price Number of
                                                          Per Share    Shares
                                                         ------------ ---------
Outstanding, December 31, 1997.......................... $2.97-$21.43    33,688
  Granted............................................... $1.88-$ 2.00   739,892
  Exercised.............................................          --        --
  Canceled.............................................. $1.88-$21.43   (68,688)
                                                         ------------ ---------
Outstanding, December 31, 1998.......................... $1.88-$ 2.00   704,892
  Granted............................................... $2.00-$ 3.88   632,308
  Exercised.............................................          --        --
  Canceled.............................................. $1.88-$ 2.00   (32,200)
                                                         ------------ ---------
Outstanding, December 31, 1999.......................... $1.88-$ 3.88 1,305,000
  Granted............................................... $3.88-$ 6.00 1,884,033
  Exercised............................................. $1.88-$ 3.88  (118,955)
  Canceled.............................................. $1.88-$ 5.75  (384,033)
                                                         ------------ ---------
Outstanding, December 31, 2000.......................... $1.88-$ 6.00 2,686,045
                                                         ============ =========

                             CARDIAC SCIENCE, INC.

   The following table summarizes information about stock options outstanding at December 31, 2000:

                                           Weighted
                                            Average   Weighted             Weighted
                                           Remaining  Average              Average
                                Options   Contractual Exercise   Options   Exercise
   Range of Exercise Prices   Outstanding    Life      Price   Exercisable  Price
   ------------------------   ----------- ----------- -------- ----------- --------
    $1.88-$2.00............      958,950   92 months   $2.00     609,492    $2.00
    $3.38-$4.63............      893,174  110 months   $4.05     155,629    $3.95
    $5.00-$6.00............      833,921  114 months   $5.49      74,416    $6.00
                               ---------                         -------
    $1.88-$6.00............    2,686,045  105 months   $3.77     839,537    $2.72
                               =========                         =======

   At December 31, 2000, there were no shares reserved or available for issuance under the 1997 Plan. The weighted-average grant date fair value per share of options granted during 2000, 1999 and 1998 was $2.77, $1.26, and $1.03, respectively.

   For stock options granted in 2000, 1999 and 1998 to non-employees (consultants), the Company has recognized compensation cost of $886,252, $166,568 and $17,862, respectively, using a Black-Scholes option pricing model.

 Pro Forma Effect of Stock-Based Compensation

   In calculating pro forma information as required by SFAS No. 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for the options on the Company's common stock for the years ended December 31, 2000, 1999 and 1998: risk free interest rate with a range of 4.1% to 6.85%; dividend yield of 0%; volatility of the expected market prices of the Company's common stock of 65.0%, 67.0% and 61.4%; respectively, and expected life of the options of 4 years.

   For purpose of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share information):

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1998     1999      2000
                                                    -------  -------  --------
   Pro forma net loss.............................. $(4,573) $(8,000) $(33,936)
   Pro forma net loss per share.................... $ (0.84) $ (0.88) $  (1.88)

13. Warrants

   Historically the Company has granted warrants in connection with fund raising activities and as consideration for certain services. Warrants to purchase 1,203,601 shares of common stock were outstanding and exercisable at December 31, 2000. A summary follows:

                                                            Per Share
                                                  Number of Exercise  Expiration
   Grant Date                                     Warrants    Price      Date
   ----------                                     --------- --------- ----------
   1992..........................................   156,101   $4.57      2002
   1994..........................................   500,000   $0.01      2004
   1996..........................................    17,500   $2.00      2001
   1997..........................................    80,000   $2.25      2007
   1998..........................................    50,000   $2.00      2001
   1999..........................................   400,000   $5.00      2002
                                                  ---------
     Total....................................... 1,203,601
                                                  =========

                             CARDIAC SCIENCE, INC.

   In 1999, the Company granted 939,375 warrants in connection with private placement fundraising. These warrants were assigned a fair value of $662,130 determined using a Black-Scholes model and were charged to equity as a cost of raising capital. There were no grants of warrants in 2000.

14. Distribution and License Agreement

   In December 1998, the Company entered into a five-year exclusive distribution and licensing agreement with Medtronic Physio-Control ("MPC"), a subsidiary of Medtronic, Inc. ("Medtronic"). Under the original agreement, MPC had the exclusive right to market the Powerheart in the United States and Canada. In May 1999, the agreement was expanded to include the United Kingdom, Germany, France, and certain Scandinavian countries. Subsequent to December 31, 2000, MPC provided the Company with notice that, among other things, that the planned acquisition of Survivalink (see Note 16), a significant competitor of MPC, places MPC at substantial risk of violating restrictions placed on Medtronic by the Federal Trade Commission in connection with Medtronic's acquisition of Physio-Control. MPC believes these restrictions, among other things, directly impact MPC's ability to continue its relationship with Cardiac Science. MPC has stated that in light of such fact, it believes it to be in the best interests of the parties to terminate the agreement. The Company is currently in discussions with MPC regarding the nature and extent, if any, of a commercial relationship going forward, and expects to reach a definitive conclusion within the next several months. In the meantime, the Company is expanding its sales force to 15 sales representatives and seven clinical support people in order to market the Powerheart directly to hospitals.

   Pursuant to the agreement, MPC was granted warrants to purchase 200,000 shares of common stock at $3.00 per share. These warrants were assigned a fair value of $49,380 determined using a Black-Scholes model, and recorded as an other asset to be amortized over the five-year life of the Distribution and License Agreement. All 200,000 warrants were exercised in November 2000. MPC will also receive warrants to purchase an additional 200,000 shares of common stock at $3.00 per share upon the sale of the 1,000th unit by MPC. Through December 31, 2000 these additional warrants were not earned or issued.

15. Development and License Agreement

   In December 1999, the Company entered into an exclusive license and development agreement with HeartSine Technologies, Inc. to utilize HeartSine's biphasic defibrillation waveform technology in the Company's in-hospital defibrillation products. HeartSine Technologies is a privately held research and development firm with its primary operations in Northern Ireland. Pursuant to the agreement, the Company could have paid to HeartSine a total of $650,000 upon the attainment of agreed upon milestones. During 2000 the Company terminated the development portion of the agreement and therefore there are no additional development fees to be earned by Heartsine. Included in the amount of $650,000 was a one time license fee of $250,000 which was paid in December 1999 and included in research and development expense for the year ended December 31, 1999.

16. Subsequent Events

   In January 2001, the Company tendered an offer to acquire all of the outstanding shares of Artema Medical AB of Stockholm, Sweden, a manufacturer of patient monitors and external cardiac defibrillator devices. Artema's stock is publicly traded on the OM Stockholm Exchange O-List (Symbol: ARTM). As consideration, the Company will issue shares of its common stock valued at approximately $16 million for all of the issued and outstanding shares of Artema. Although the final exchange ratio of Cardiac shares issued in the transaction will be based on a trailing 10-day average price of Cardiac stock, the transaction is subject to a "collar", pursuant to which the number of Cardiac shares issued as consideration in the transaction may not be

                             CARDIAC SCIENCE, INC.

less than 3,333,333 nor more than 4,444,444. The Company's offer is conditional upon the tender of more than 90% of the issued and outstanding shares of Artema and receiving all required Swedish and U.S. regulatory approvals. The transaction is anticipated to close in July 2001.

   In February 2001, and amended on June 5, 2001, the Company agreed to acquire Survivalink Corporation, a privately held Minneapolis-based company that is a provider of Automated External Defibrillators. As consideration for the transaction, the Company will pay $10.0 million in cash, $26.05 million in senior secured promissory notes and $36.05 million in shares of its common stock to Survivalink shareholders for a total purchase price of $72.1 million. The acquisition is anticipated to close in August 2001.

   Both of these acquisitions, if consummated, will be accounted for under the purchase method of accounting and no adjustments have been made in the December 31, 2000 consolidated financial statements for these transactions.

17. Supplemental Cash Flow Disclosures:

                                                1998       1999       2000
                                              ---------  -------- ------------
Cash paid during the year for:
  Income taxes............................... $   1,600  $  1,600 $      1,600
  Interest................................... $  27,038  $ 20,903 $     39,159
Supplemental schedule of noncash investing
 and financing activities:
  Costs of equity issuances paid with common
   stock.....................................            $679,680 $  1,529,077
  Exchange of common stock subscribed for
   common stock..............................            $100,000
  Purchase of equipment with a capital
   lease..................................... $  19,414  $109,820 $     84,016
  Costs of equity issuances not yet paid..... $ 261,335  $290,395 $    139,518
  Costs of equity issuances associated with
   fair value of warrants issued ............ $ 339,251  $662,130
Acquisition of Cadent Medical Corporation:
  Fair value of noncash tangible assets
   acquired..................................                     $    290,659
  Liabilities assumed and incurred...........                         (624,310)
  Intangible assets..........................                        8,250,951
  Acquired in process research and
   development...............................                       13,587,026
  Fair value of stock consideration..........                      (21,714,000)
                                                                  ------------
  Cash acquired..............................                     $   (209,674)
                                                                  ============
Sale of net assets of Diagnostic Monitoring:
  Fair value of assets sold.................. $(222,172)
  Liabilities assumed by purchaser...........   107,172
  Fair value of stock received...............   115,000
                                              ---------
  Cash received.............................. $     --
                                              =========

                            ARTEMA MEDICAL AB (PUBL)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Artema Medical AB

   We have audited the accompanying consolidated balance sheet of Artema Medical AB and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income and cash flow for the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in Sweden.

   Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net income for the year ended December 31, 2000 and 1999 and the determination of shareholders' equity and financial position at December 31, 2000 and 1999 to the extent summarized in Note 34.

Stockholm, Sweden
March 16, 2001
KPMG

Anders Liner
Authorized Public Accountant

                            ARTEMA MEDICAL AB (PUBL)

                               INCOME STATEMENTS

                                               Group                                     Parent Company
(SEK 000s)                   ---------------------------------------------  --------------------------------------------
                                                           For the Three                                  For the Three
                                                           Months Ended                                   Months Ended
                             Years ending December 31        March 31,       Years ending December 31       March 31,
                             ---------------------------  ----------------  ----------------------------  --------------
                        Note   2000     1999      1998     2001     2000      2000      1999      1998     2001    2000
                        ---- --------  -------  --------  -------  -------  --------  --------  --------  ------  ------
                                                            (unaudited)                                    (unaudited)
Net sales.............    2   262,228  168,161   227,477   44,952   67,082    30,991    25,032    18,437   3,465   8,725
Other operating
 income...............    3       182      298     1,904      --       --        --        --        --      --      --
                             --------  -------  --------  -------  -------  --------  --------  --------  ------  ------
Total revenue.........        262,410  168,459   229,381   44,952   67,082    30,991    25,032    18,437   3,465   8,725

Operating expenses
Raw materials,
 consumables and goods
 for resale...........    4  (140,781) (81,413) (118,003) (27,776) (33,671)  (18,671)  (15,186)  (15,186) (2,261) (5,145)
Other external costs..    5   (37,932) (50,982)  (51,738)  (8,624) (11,952)  (11,188)  (14,411)  (11,755) (3,317) (3,611)
Personnel costs.......    1   (78,362) (86,719)  (89,065) (19,763) (19,343)  (21,228)  (19,254)  (13,816) (5,673) (5,150)
Depreciation and
 amortization of
 tangible and
 intangible fixed
 assets...............    6    (6,427)  (7,010)   (7,460)  (1,493)  (1,606)   (1,450)   (1,498)   (1,185)   (282)   (344)
Items affecting
 comparability........    7       --   (17,584)  (17,405)     --       --        --     (5,208)   (6,275)    --      --
Utilized restructuring
 reserve..............   26       --    12,376    22,095      --       --        --        --        --      --      --
Other operating
 expenses.............    8      (122)    (160)     (415)     --       --       (122)     (160)      (51)    --      --
Share in result of
 associated
 companies............   21     2,085      150     6,107      --       --        --        --        --      --      --
                             --------  -------  --------  -------  -------  --------  --------  --------  ------  ------
Operating result......            871  (62,883)  (26,503) (12,704)     510   (21,668)  (30,685)  (29,831) (8,068) (5,525)

Result from financial
 investments
Result from shares in
 Group companies......    9       --       --        --       --       --        --     (1,865)   (1,376)    --      --
Result from
 participations in
 associated
 companies............            --       --        --       --       --        --        --        117     --      --
Result from securities
 and receivables
 accounted for as
 fixed assets.........   10    (2,100)  (2,372)      774      --    (1,945)   (5,030)   (2,372)      774     --   (1,945)
Other interest income
 and similar
 profit/loss items....   11     3,887    2,312     2,359      800      297     4,452     2,557     3,110     978     899
Interest expenses and
 similar profit/loss
 items................   12    (1,142)  (1,659)   (4,411)    (496)    (762)     (146)     (162)     (485)    (86)   (162)
                             --------  -------  --------  -------  -------  --------  --------  --------  ------  ------
Result after financial
 items................          1,516  (64,602)  (27,781) (12,400)  (1,900)  (22,392)  (32,527)  (27,691) (7,176) (6,733)

Year-end
 appropriations.......   13       --       --        --       --       --        --        774    10,576     --      --
                             --------  -------  --------  -------  -------  --------  --------  --------  ------  ------
Result before taxes...          1,516  (64,602)  (27,781) (12,400)  (1,900)  (22,392)  (31,753)  (17,115) (7,176) (6,733)
Taxes on result for
 the year.............   14       --    (3,992)   (5,627)     --       --        --        --        --      --      --
                             --------  -------  --------  -------  -------  --------  --------  --------  ------  ------
Net result for the
 year.................          1,516  (68,594)  (33,408) (12,400)  (1,900)  (22,392)  (31,753)  (17,115) (7,176) (6,733)

                            ARTEMA MEDICAL AB (PUBL)

                                 BALANCE SHEETS

                                         Group                    Parent Company
                              ---------------------------- ----------------------------
                              At December 31               At December 31
                              --------------- At March 31, --------------- At March 31,
                         Note  2000    1999       2001      2000    1999       2001
(SEK 000s)               ---- ------- ------- ------------ ------- ------- ------------
         Assets                               (unaudited)                  (unaudited)
Fixed assets
Intangible fixed assets
  Patents, trade marks
   and similar rights...  15      --        3       --         --        3       --
                              ------- -------   -------    ------- -------   -------
    Total intangible
     fixed assets.......          --        3       --         --        3       --
Tangible fixed assets
  Buildings and land....  16   17,279  17,271    17,897        --      --        --
  Machinery and other
   technical
   facilities...........  17    6,890   7,201     7,044        --      --
  Equipment, tools and
   installations........  18    8,065  11,920     7,780      3,660   3,883     3,656
                              ------- -------   -------    ------- -------   -------
    Total tangible fixed
     assets.............       32,234  36,392    32,721      3,660   3,883     3,656
Financial fixed assets
  Shares in Group
   companies............  19      --      --        --      46,310  46,310    46,310
  Due from Group
   companies............  20      --      --        --      52,468  56,064    53,660
  Shares in associated
   companies............  21    8,992   6,660     9,373        --      --
  Deferred tax claim....  22      --      --        --         --      --        --
  Other long-term
   receivables..........  23       22      25        22         22      25        22
                              ------- -------   -------    ------- -------   -------
    Total financial
     fixed assets.......        9,014   6,685     9,395     98,800 102,399    99,992
                              ------- -------   -------    ------- -------   -------
    Total fixed assets..       41,248  43,080    42,116    102,460 106,285   103,648
                              ======= =======   =======    ======= =======   =======
Current assets
Inventories
  Raw materials and
   consumables..........       18,644  14,493    16,191        --      --        --
  Work in progress......        5,809   5,422     7,136        --      --        --
  Finished products and
   goods for resale.....       13,241  19,162    13,693      5,491   5,414     6,006
                              ------- -------   -------    ------- -------   -------
    Total inventories...       37,694  39,077    37,020      5,491   5,414     6,006
Current receivables
  Accounts receivable...       51,451  28,368    45,015      3,396   1,550     2,014
  Due from Group
   companies............          --      --        --       2,366   5,985     4,385
  Due from associated
   companies............          --      --        --         --      --        --
  Tax claims............          301     309       402        301     309       402
  Other receivables.....        3,286   2,809     3,730        617   1,772     1,410
  Prepaid expenses and
   accrued income.......  24    1,556   1,561     2,591        663     852     1,533
                              ------- -------   -------    ------- -------   -------
    Total current
     receivables........       56,594  33,047    51,738      7,343  10,468     9,744
  Cash and deposits.....       15,527   7,988     5,879     10,600      37        44
                              ------- -------   -------    ------- -------   -------
    Total current
     assets.............      109,815  80,112    94,637     23,434  15,919    15,794
                              ------- -------   -------    ------- -------   -------
    Total assets........      151,063 123,192   136,753    125,894 122,204   119,442
                              ======= =======   =======    ======= =======   =======

                            ARTEMA MEDICAL AB (PUBL)

                                           Group                      Parent Company
                                ------------------------------ ------------------------------
                                At December 31                 At December 31
                                ----------------  At March 31, ----------------  At March 31,
                          Note   2000     1999        2001      2000     1999        2001
(SEK 000s)                ----- -------  -------  ------------ -------  -------  ------------
                                                  (unaudited)                    (unaudited)
Shareholders' Equity and
      Liabilities
Equity                       25
Restricted equity
 Share capital..........         15,236    9,158     15,236     15,236    9,158     15,236
 Share premium
  reserve...............            --       --         --     137,827  101,627    137,827
 Restricted reserves....        146,606  111,712    146,606      8,781    8,781      8,781
                                -------  -------    -------    -------  -------    -------
 Total restricted
  equity................        161,842  120,870    161,842    161,844  119,566    161,844
Non-restricted equity
 Non-restricted
  reserves..............        (78,268) (11,594)   (76,101)   (25,521)   6,232    (47,913)
 Net result for the
  year..................          1,516  (68,594)   (12,400)   (22,392) (31,753)    (7,176)
                                -------  -------    -------    -------  -------    -------
   Total non-restricted
    equity..............        (76,752) (80,188)   (88,501)   (47,913) (25,521)    55,089
                                -------  -------    -------    -------  -------    -------
   Total shareholders'
    equity..............         85,090   40,682     73,341    113,931   94,045    106,755
                                -------  -------    -------    -------  -------    -------
Provisions
 Restructuring
  reserve...............     26     --       --         --         --       --         --
 Other provisions.......     27   5,844    6,680      4,256      4,238    5,208      2,582
                                -------  -------    -------    -------  -------    -------
   Total provisions.....          5,844    6,680      4,256      4,238    5,208      2,582
Long-term liabilities
 Mortgage loans.........  29,31   2,539    3,102      2,647        --       --         --
 Committed credit
  facility..............  28,29   7,461    7,699      6,112        --     4,399        351
 Due to Group
  companies.............            --       --         --          50       50         50
 Other liabilities......          2,450    3,450      1,916        --       --         --
                                -------  -------    -------    -------  -------    -------
   Total long-term
    liabilities.........         12,450   14,252     10,675         50    4,449        401
Current liabilities
 Advance payments from
  customers.............            569    3,043        522        --     1,500        --
 Accounts payable.......         26,124   26,146     27,119      3,296    5,314      4,232
 Liabilities to Group
  companies.............            --       --         --         --       272         35
 Liabilities to
  associated
  companies.............            643      --         455        --       --         --
 Tax liabilities........            --       --         --         --       --         --
 Other liabilities......          2,915   16,263     10,876        551    7,672      1,359
 Accrued expenses and
  prepaid income........     30  17,428   16,126      9,509      3,828    3,744      4,078
                                -------  -------    -------    -------  -------    -------
   Total current
    liabilities.........         47,679   61,579     48,481      7,675   18,502      9,704
                                -------  -------    -------    -------  -------    -------
   Total shareholders'
    equity and
    liabilities.........        151,063  123,192    136,753    125,894  122,204    119,442
                                =======  =======    =======    =======  =======    =======
   Pledged Assets and
 Contingent Liabilities
Pledged assets
For own liabilities and
 provisions
 Real estate
  mortgages.............         13,482   13,453                   --       --
 Corporate mortgages....         35,500   35,500                35,500   35,500
 Bank accounts..........         10,456    7,044                   --       --
 Other pledged assets...          3,835    1,500                   --     1,500
                                -------  -------               -------  -------
   Total pledged
    assets..............         63,273   57,497                35,500   37,000
Contingent liabilities
 Guaranties on behalf
  of Group companies....            --       --                  7,729      --
 Guaranties on behalf
  of associated
  companies.............            --     2,300                   --       --
 Guaranties, others.....          7,955      --                    226      --
 Discounted bills of
  exchange..............          4,073    4,647                   --       --
                                -------  -------               -------  -------
   Total contingent
    liabilities.........         12,028    6,947                 7,955      --
                                =======  =======               =======  =======

                            ARTEMA MEDICAL AB (PUBL)

                              CASH FLOW STATEMENTS

                                                Group                                      Parent Company
                              ----------------------------------------------  ---------------------------------------------
                                                             For the Three                                   For the Three
                                                             Months Ended                                    Months Ended
                               Years ending December 31        March 31        Years Ending December 31        March 31
                              ----------------------------  ----------------  ----------------------------   --------------
                         Note   2000      1999      1998     2001     2000      2000      1999      1998      2001    2000
(SEK 000s)               ---- --------  --------  --------  -------  -------  --------  --------  --------   ------  ------
                                                              (unaudited)                                     (unaudited)
From operations........   32
Result after financial
 items.................          1,516   (64,602)  (27,781) (12,400)  (1,900)  (22,392)  (32,527)  (27,691)  (7,176) (6,733)
Depreciation,
 amortization and
 write-off.............          6,644     7,595     7,828    1,493    1,606     3,410     3,363     2,561      282     344
Adjustment for items
 not included in the
 cash flow.............         (3,379)   (7,284)  (23,826)  (1,645)   2,393     2,100     7,580        36   (1,656)  1,945
Taxes..................            --       (283)   (2,337)     --       --        --       (283)       54      --      --
                              --------  --------  --------  -------  -------  --------  --------  --------   ------  ------
 Cash flow from
  operations before
  change in working
  capital..............          4,781   (64,574)  (46,116) (12,552)   2,099   (16,882)  (21,867)  (25,040)  (8,550) (4,444)
 Cash flow from change
  in working capital
  Increase/decrease in
  inventories..........         (4,096)    3,093     8,269    2,029   (3,758)      (77)      415     3,034     (515)    750
  Increase/decrease in
   current
   receivables.........        (13,086)    9,135    20,703    4,826  (42,359)    3,125    (2,599)    6,120   (2,401) (5,489)
  Increase/decrease in
   current
   liabilities.........         (3,678)   15,073   (14,269)   1,225   21,636    (3,827)    5,710     3,218    2,030   1,525
                              --------  --------  --------  -------  -------  --------  --------  --------   ------  ------
Cash flow from change
 in working capital....        (20,860)   27,301    14,703    8,080  (24,481)     (779)    3,526    12,372    (886)  (3,214)
Cash flow from
 operations............        (16,079)  (37,273)  (31,413)  (4,472) (22,382)  (17,661)  (18,341)  (12,668)  (9,436) (7,658)
Investments
 Sales of
 subsidiaries..........         (2,676)      --     19,586      --       --        --        --        --       --      --
 Investments in
  tangible fixed
  assets...............         (2,286)  (10,633)   (9,416)    (787)    (471)   (1,224)   (3,312)   (1,117)    (278)   (113)
 Sale of tangible fixed
  assets...............            --        (12)    2,617      --       --        --        --        325      --      --
 Investment of
  financial fixed
  assets...............         (1,449)     (140)   (7,708)     --       --     (1,431)  (46,284)   (5,948)  (1,192) (8,245)
                              --------  --------  --------  -------  -------  --------  --------  --------   ------  ------
Cash flow from
 investments...........         (6,412)  (10,785)    5,079     (787)    (471)   (2,655)  (49,596)   (6,740)  (1,470) (8,358)
Financial activities
 New issue of shares...         35,278    27,673        30      --    35,278    35,278    27,673       --       --   35,278
 New loans.............            --        --      4,556      --       --        --      4,399       --       --      --
 Amortization of
  loans................         (5,385)  (10,390)      --    (4,596)    (612)   (4,399)      --        --       350  (4,399)
                              --------  --------  --------  -------  -------  --------  --------  --------   ------  ------
Cash flow from
 financial activities..         29,893    17,283     4,586   (4,596)  34,666    30,879    32,072       --       350  30,879
Cash flow..............          7,403   (30,775)  (21,748)  (9,855)  11,813    10,563   (35,865)  (19,408)( 10,556) 14,863
Liquid assets in the
 beginning of the
 period................          7,988    39,082    59,356   15,527    7,988        37    35,902    55,310   10,600      37
Translation differences
 for the period........            136      (319)    1,474      207      (81)      --        --        --       --      --
                              --------  --------  --------  -------  -------  --------  --------  --------   ------  ------
Liquid assets at the
 end of the period.....   33    15,527     7,988    39,082    5,879   19,720    10,600        37    35,902       44  14,900

                           ARTEMA MEDICAL AB (PUBL)

                             ACCOUNTING PRINCIPLES

   Parent refers to Artema Medical AB without Artema MEC, its wholly owned subsidiary, and Group refers to Artema Medical AB with its subsidiary.

General Accounting Principles

   The annual report is prepared in accordance with the Annual Accounts Act and the recommendations of the Swedish Financial Accounting Standards Council. The principles are unchanged from the preceding year.

Valuation Principles, Etc.

   Assets and liabilities are valued at cost unless otherwise stated below.

Research and Development Costs

   Costs for research and development are expensed as incurred.

Warranty Costs

   The cost of goods sold includes estimated values, based on historical data, for the cost of product warranties.

Taxes

   The Group's total tax expense consists of current tax and deferred tax. Deferred tax of 28 percent is computed on untaxed reserves in Sweden. For the acquisition of Artema Monitoring Emergency Care A/S in Denmark, deferred tax of 34 percent is computed on the restructuring reserve.

Items Affecting Comparability

   Recommendation number 4 of the Swedish Financial Accounting Standards Council is applied, whereby transactions of significant importance are specified at each level of the income statements. Examples of such events and transactions are capital gains/losses on the sale of operating units and significant fixed assets, write-downs and restructuring costs.

Hedging Of Commercial Flows

   The result of translation differences on hedging of contracted future currency flows affect the income statements during the same period as the underlying flow.

Inventories

   Inventories are reported at the lower of cost and market value according to the first-in first-out principle (FIFO). Risks for obsolescence have been accounted for. The costs of in-house manufactured work-in-progress and finished goods consist of acquisition costs, direct manufacturing costs as well as a reasonable mark-up for indirect manufacturing costs.

Receivables

   Receivables are individually assessed and reported at the amount that they are expected to be received.

                            ARTEMA MEDICAL AB (PUBL)

Receivables and Liabilities in Foreign Currency

   Receivables and liabilities in foreign currency are translated at the rate of exchange prevailing at year-end in accordance with recommendation number 8 of the Swedish Financial Accounting Standards Council. Exchange rate differences on current receivables and liabilities are included in the operating result, while differences on financial receivables and liabilities are reported among financial items. To the extent that receivables and liabilities in foreign currency have been hedged by forward contracts, they are converted at the forward rate.

Depreciation Of Fixed Assets

   Depreciation and amortization are based on the acquisition cost of the respective asset and its estimated economic life. In the event of permanent loss of value, assets are written down accordingly.

   The following depreciation and amortization periods are applied:

                                                                        Parent
                                                               Group    Company
                                                             --------- ---------
   Intangible fixed assets
     Patents................................................   5 years   5 years

   Tangible fixed assets
     Buildings..............................................  50 years       --
     Machinery and other technical facilities............... 3-5 years       --
     Equipment, tools and installations..................... 3-5 years 3-5 years

   The difference between the above described depreciation according to plan and amortization for tax purposes, is reported by the individual companies as accumulated excess depreciation and amortization, which is included in untaxed reserves.

Leasing

   Operative leases exist in the Group. In the income statement, the leasing fee is distributed over the years based on usage, which may differ from the leasing fees actually paid during the current year. Assets financed through so called financial leasing are reported among fixed assets and the corresponding liability among liabilities. In the income statement the leasing costs are divided into depreciation and interest costs.

Consolidated Accounting

   The consolidated financial accounts are prepared according to the Swedish Financial Accounting Standards Council's recommendation number 1:96. The Company applies the purchase method of accounting, which means that the Group's costs of shares in acquired subsidiaries are eliminated against the equity in such subsidiaries.

Associated Companies

   Holdings of shares in associated companies, in which the Group owns a minimum of 20 percent and a maximum of 50 percent of the votes, or otherwise has a controlling interest in operational and financial management, are normally accounted for according to the equity method. The equity method means that the book value in the Group of shares in associated companies corresponds to the Group's share of the associated company's equity, and any residual surplus and deficit values in the Group. The Group's share of the associated

                            ARTEMA MEDICAL AB (PUBL)
company's profit after financial items, adjusted for any depreciation or reversal of acquired surplus values or deficits, respectively, is reported in the consolidated income statement as "Share in result of associated companies". Shares in profit generated after the acquisition of associated companies, not yet realized via payment of dividends, are allocated to the equity method reserve, which is a part of the Group's restricted equity.

Translation of Foreign Subsidiaries

   The accounts of foreign subsidiaries have been translated according to the current method, whereby all assets, provisions and other liabilities are translated at the year-end rate of exchange, and all items in the income statement are translated at the average rate of exchange for the year. Any translation differences arising are carried directly to equity.

Information About the Period's Acquisitions and Divestments

   In early 2000, Artema GmbH and the operations conducted in Artema Monitoring and Emergency Care A/S's branch Artema Norway NUF, were divested. At mid-year 2000 Artema UK Ltd. was divested.

                            ARTEMA MEDICAL AB (PUBL)

                         NOTES TO FINANCIAL STATEMENTS
              (Amounts in SEK thousands, if not stated otherwise)

Note 1. Employees and Personnel Costs

                                          Of which      Of which      Of which
   Average number of employees       2000  men, %  1999  men, %  1998  men, %
   ---------------------------       ---- -------- ---- -------- ---- --------
   Parent Company
   Sweden...........................  29     82     29     87     25     76
                                     ---    ---    ---    ---    ---    ---
   Parent Company total.............  29     82     29     87     25     76
   Subsidiaries
     Denmark........................ 141     49    161     52    194     49
     England........................   7     85     18     65     16     75
     Germany........................  --     --     11     82      9     89
     Poland.........................  --     --     --     --     26     70
                                     ---    ---    ---    ---    ---    ---
   Subsidiary total................. 148     51    190     55    245     54
                                     ---    ---    ---    ---    ---    ---
   Group total...................... 177     56    219     59    270     56

 Wages, salaries, other compensation and social benefits

                                 2000                  1999                  1998
                                Wages,      2000      Wages,      1999      Wages,      1998
                             salaries and  Social  salaries and  Social  salaries and  Social compensation benefits compensation benefits compensation benefits
                             ------------ -------- ------------ -------- ------------ --------
   Parent Company..........     13,546      7,127     12,444     6,041      11,583     4,657
   of which pension
    costs(1)...............        --       2,472        --      1,886         --        924
   Subsidiaries............     55,648      3,356     68,042     2,692      77,959     2,523
   of which pension costs..        --       1,564        --        681         --        499
                                ------     ------     ------     -----      ------     -----
   Group total.............     69,194     10,483     80,486     8,733      89.542     7,180
   of which pension
    costs(2)...............        --       4,036        --      2,567         --      1,423

--------
(1) For 2000, 1999 and 1998, SEK 287,000, SEK 280,000 and SEK 360,000,
    respectively, of the Parent Company's pension costs refer to Board of Directors and President. The Parent Company has no outstanding pension commitments.

(2) For 2000, 1999 and 1998, SEK 303,000, 280,000 and 379,000, respectively, of the Group's pension costs refer to Board of Directors and President. The Group has no outstanding pension commitments.

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


 Wages, salaries, other compensation by country

                              2000                1999                1998
                            Board of            Board of            Board of
                            Directors   2000    Directors   1999    Directors   1998
                               and      Other      and      Other      and      Other
   Parent Company           President employees President employees President employees
   --------------           --------- --------- --------- --------- --------- ---------
   Sweden..................   1,637    11,909     1,883    10,561     1,931     9,652
                              -----    ------     -----    ------     -----    ------
   Parent Company total....   1,637    11,909     1,883    10,561     1,931     9,652
   Subsidiaries abroad
     Denmark...............   2,332    50,920     1,085    58,067     3,146    62,980
     England...............     305     2,091       683     4,636       885     3,672
     Germany...............     --        --        814     2,757       --      2,676
     Poland................     --        --        --        --        800     3,800
                              -----    ------     -----    ------     -----    ------
   Subsidiaries total......   2,637    53,011     2,582    65,460     4,831    73,128
                              -----    ------     -----    ------     -----    ------
   Group total.............   4,274    64,920     4,465    76,021     6,762    82,780
   of which bonus etc......     405       --        --        --        --        --

 Severance pay and pension

   The President's period of notice for termination on the initiative of the Company is 12 months, and 6 months for termination on the initiative of the President. The retirement age for the President is 65. The period of notice for other certain members of senior management is up to 12 months for termination on the initiative of the Company.

 Remuneration to the Board and President

   For 2000, 1999 and 1998, salaries and other remuneration to the President amounted to SEK 1,371,000, SEK 1,721,000 and SEK 1,725,000, respectively, and to the Chairman of the Board of Directors, SEK 73,000, SEK 55,000 and SEK 55,000, respectively. In addition, a remuneration of SEK 1,579,000 has been paid out to the former President.

   Loans to members of senior management do not exist.

Note 2. Net Sales By Geographic Market

                                                          2000    1999    1998
                                                         ------- ------- -------
   Group
     Europe............................................. 116,619 142,712 182,673
     North America......................................  12,077   9,989   6,017
     South America......................................   2,519   4,388   5,754
     Asia, other........................................ 131,013  11,071  33,033
                                                         ------- ------- -------
   Group total.......................................... 262,228 168,161 227,477
   Parent Company
     Europe.............................................  16,785  13,837  13,240
     North America......................................  10,245   8,390   4,064
     South America......................................   2,519   1,186     575
     Asia, other........................................   1,442   1,619     558
                                                         ------- ------- -------
     Parent Company total...............................  30,991  25,032  18,437

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


   Sales in Sweden are not reported separately since it represents less than 2 percent of Group sales.

Note 3. Other Operating Income

                                                                 2000 1999 1998
                                                                 ---- ---- -----
   Group
   Compensation related to industrial dispute................... --   --   1,428
   Sale of fixed assets......................................... 100    8    --
   Other........................................................  82  290    476
                                                                 ---  ---  -----
   Group total.................................................. 182  298  1,904

Note 4. Raw Materials, Consumables and Goods for Resale

   Goods for resale (purchased finished products) constitute a small part of the Group's sales and are therefore reported together with raw materials and consumables.

Note 5. Other External Costs

 Leasing fees relating to operative leasing

                                                             2000   1999   1998
                                                            ------ ------ ------
   Group
   Assets held under operative leasing contracts
   Leasing fees paid during the financial year............   4,295  4,777  6,218
                                                            ------ ------ ------
   Contractual future leasing fees, due within 1 year.....   4,397  4,215     NA
   Contractual future leasing fees, due within 1-5 years..   8,565 10,120     NA
   Contractual future leasing fees, due within > 5 years..     --     --
                                                            ------ ------ ------
   Total contractual future leasing fees..................  12,962 14,335 17,889

 Audit costs

   The audit of the Group is performed by KPMG. The Group's audit costs for 2000 amounted to SEK 0.4 million, SEK 0.4 million in 1999 and SEK 0.6 million in 1998, whereof for the parent company SEK 0.1 million, SEK 0.1 million and SEK 0.1 million, respectively. Furthermore, the Group's costs for consultations amounted to SEK 0.5 million, SEK 0.2 million and SEK 0.3 million in 2000 and 1999 and 1998, respectively.

Note 6. Depreciation and Amortization of Tangible and Intangible Fixed Assets

                                      2000             1999             1998
                              2000   Parent    1999   Parent    1998   Parent
                             Group   Company  Group   Company  Group   Company
                             ------  -------  ------  -------  ------  -------
   Patents and trademarks...     (3)     (3)     (25)    (25)     (68)    (68)
   Buildings and land.......   (427)    --      (443)    --      (443)    --
   Machinery and other
    technical facilities.... (1,234)    --    (1,090)    --    (1,376)    --
   Equipment, tools and
    installations........... (4,763) (1,447)  (5,452) (1,473)  (5,573) (1,117)
                             ------  ------   ------  ------   ------  ------
   Total.................... (6,427) (1,450)  (7,010) (1,498)  (7,460) (1,185)

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


Note 7. Items Affecting Comparability

                                                         2000   1999     1998
                                                        ------ -------  -------
   Group
   Sale of group company...............................    --      --     4,690
   One off charges CEO termination.....................    --   (5,208)     --
   Restructuring costs.................................    --  (12,376) (22,095)
                                                        ------ -------  -------
   Group total.........................................    --  (17,584) (17,405)

   Parent Company
   One off charges CEO termination.....................    --   (5,208)     --
   Restructuring costs.................................    --      --    (6,275)
                                                        ------ -------  -------
   Parent Company total................................    --   (5,208)  (6,275)

Note 8. Other Operating Expenses

                                                         2000    1999    1998
                                                        ------  ------  ------
   Group & Parent Company
   Foreign exchange losses on operating
    receivables/liabilities............................   (122)   (159)    (15)
   Capital loss on sale of equipment...................    --       (1)   (384)
   Other...............................................    --      --      (16)
                                                        ------  ------  ------
   Group & Parent Company total........................   (122)   (160)   (415)

Note 9. Result from Participation in Group Companies

                                                         2000    1999    1998
                                                        ------  ------  ------
   Parent Company
   Write-downs.........................................    --   (1,865) (1,376)
                                                        ------  ------  ------
   Parent Company total................................    --   (1,865) (1,376)

Note 10. Result from Securities and Receivables Accounted for as Fixed Assets

                                                         2000    1999    1998
                                                        ------  ------  ------
   Parent Company
   Write-down of receivable............................ (2,930)    --      --
   Exchange rate difference on fixed assets............ (2,100) (2,372)    774
                                                        ------  ------  ------
   Parent Company total................................ (5,030) (2,372)    774

Note 11. Other Interest Income and Similar Items

                                                         2000    1999    1998
                                                        ------  ------  ------
   Group
     Interest income, other............................  3,887   2,312   2,359
                                                        ------  ------  ------
     Group total.......................................  3,887   2,312   2,359
   Parent Company
     Interest income, Group companies..................  4,238   2,410   1,482
     Interest income, other............................    214     147   1,628
                                                        ------  ------  ------
   Parent Company total................................  4,452   2,557   3,110

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


Note 12. Interest Expenses And Similar Items

                                                        2000    1999    1998
                                                       ------  ------  ------
   Group
     Interest expense, other.......................... (1,142) (1,639) (3,935)
     Guarantee expense................................    --      (20)   (476)
                                                       ------  ------  ------
     Group total...................................... (1,142) (1,659) (4,411)

   Parent Company
     Interest expense, other..........................   (146)   (142)     (9)
     Guarantee expense, etc. bank.....................    --      (20)   (476)
                                                       ------  ------  ------
     Parent Company total.............................   (146)   (162)   (485)

Note 13. Year-end Appropriations

                                                        2000    1999    1998
                                                       ------  ------  ------
   Parent Company
   Difference between booked and planned depreciation
    of equipment, tools and installations.............    --      --      555
   Tax allocation reserve, reversal for the year......    --      --   10,795
   Currency translation reserve, the year's change....    --      774    (774)
                                                       ------  ------  ------
   Company total......................................    --      774  10,576

Note 14. Taxes On The Year's Result

                                                        2000    1999    1998
                                                       ------  ------  ------
   Group
   Paid taxes.........................................    --      --   (1,076)
   Deferred taxes.....................................    --   (3,992) (4,551)
                                                       ------  ------  ------
   Group total........................................    --   (3,992) (5,627)

Note 15. Patents and Trademarks

                                                                     2000  1999
                                                                     ----  ----
   Group/Parent Company
   Accumulated acquisition values
   Opening balance..................................................  419   419
                                                                     ----  ----
   Total............................................................  419   419
                                                                     ====  ====

   Accumulated planned depreciation
   Opening balance.................................................. (416) (391)
   Depreciation for the year........................................   (3)  (25)
                                                                     ----  ----
   Total............................................................ (419) (416)
                                                                     ----  ----
   Planned residual value at year-end...............................  --      3

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 16. Buildings and Land

                                                                  2000    1999
                                                                 ------  ------
   Group
   Accumulated acquisition values
   Opening balance.............................................. 20,951  23,037
   New purchases................................................    --       93
   Translation differences for the year.........................    546  (2,179)
                                                                 ------  ------
   Group total.................................................. 21,497  20,951

   Accumulated planned depreciation
   Opening balance.............................................. (3,680) (3,592)
   Planned depreciation for the year on acquisition values......   (427)   (443)
   Translation differences for the year.........................   (110)    355
                                                                 ------  ------
   Group total.................................................. (4,217) (3,680)
                                                                 ------  ------
   Planned residual value at year-end........................... 17,279  17,271
   Properties held under financial leasing contracts............   None    None

Note 17. Machinery and Other Technical Facilities

                                                               2000     1999
                                                              -------  -------
   Group
   Accumulated acquisition values
   Opening balance...........................................  26,727   24,240
   New purchases.............................................     809    1,713
   Divestments and scrapping.................................     --      (890)
   Reclassifications.........................................     830    4,488
   Translation differences for the year......................     610   (2,824)
                                                              -------  -------
   Group total...............................................  28,976   26,727

   Accumulated planned depreciation
   Opening balance........................................... (19,526) (21,919)
   Reclassifications.........................................    (830      890
   Planned depreciation for the year on acquisition values...  (1,234)  (1,090)
   Translation differences for the year......................    (496)   2,593
                                                              -------  -------
   Group total............................................... (22,086) (19,526)
                                                              -------  -------
   Planned residual value at year-end........................   6,890    7,201

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


Note 18. Equipment, Tools, and Installations

                                                      2000              1999
                                             2000    Parent    1999    Parent
                                             Group   Company   Group   Company
                                            -------  -------  -------  -------
   Accumulated acquisition values
   Opening balance.........................  44,558   9,156    44,449   5,844
   New purchases...........................   1,670   1,225     8,827   3,312
   Reclassifications.......................    (830)    --     (4,488)    --
   Divestments and scrapping...............  (3,271)    --       (243)    --
   Translation differences for the year....     872     --     (3,987)    --
                                            -------  ------   -------  ------
   Total...................................  42,999  10,381    44,558   9,156

   Accumulated planned depreciation
   Opening balance......................... (32,638) (5,273)  (30,290) (3,800)
   Divestments and scrapping...............   2,267     --        243     --
   Reclassifications.......................     830     --        --      --
   Depreciation for the year according to
    plan...................................  (4,763) (1,447)   (5,452) (1,473)
   Translation differences on acquisition
    values.................................    (630)     (1)    2,861     --
                                            -------  ------   -------  ------
   Total................................... (34,934) (6,721)  (32,638) (5,273)
                                            -------  ------   -------  ------
   Planned residual value at year-end......   8,065   3,660    11,920   3,883

Note 19. Shares in Group Companies

                                                                   2000   1999
                                                                  ------ ------
   Parent Company
   Accumulated acquisition values
   Opening balance............................................... 46,310 48,175
   Write-downs...................................................    --  (1,865)
                                                                  ------ ------
   Book value at year-end........................................ 46,310 46,310

 Specification of Parent Company and Group shareholdings in group companies

                                                     Number of Ownership,  Book
   Subsidiary, organization number, domicile          shares      %(1)    value
   -----------------------------------------         --------- ---------- ------
   Artema Monitoring & Emergency A/S,
     A/S 160015, Copenhagen, DK.....................  15,000     100.0    46,208
   Artema Technologies AB, 556317-7145,
     Solna, Sweden (dormant)........................     100     100.0       102
                                                                          ------
   Total............................................                      46,310

--------
(1) Ownership of capital, which also corresponds to the proportion of votes for the total number of shares.

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


Note 20. Due from Group Companies

                                                                  2000    1999
                                                                 ------  ------
   Parent Company
   Accumulated acquisition values
   Opening balance.............................................. 56,064  11,755
   Additional receivables.......................................  2,222  45,908
   Settled receivables..........................................   (788) (1,599)
   Exchange rate differences.................................... (2,100)    --
   Write-downs for the year..................................... (2,930)    --
                                                                 ------  ------
   Book value at year-end....................................... 52,468  56,064

Note 21. Shares in Associated Companies

   Group                                                          2000    1999
   -----                                                         ------  ------
   Accumulated acquisition values
   Opening balance..............................................  1,630   1,800
   Translation differences for the year.........................     42    (170)
                                                                 ------  ------
   Total........................................................  1,672   1,630

   Accumulated shares in results
   Opening balance..............................................  5,845   5,345
   Shares in results of associated companies for the year.......  1,322   1,040
   Translation differences on for the year......................    153    (540)
                                                                 ------  ------
   Total........................................................  7,320   5,845

   Accumulated write-downs
   Opening balance..............................................   (815)   (437)
   Reversal of write-downs for the year.........................    837     --
   Write-downs for the year.....................................    --     (420)
   Translation differences for the year.........................    (22)     42
                                                                 ------  ------
   Total........................................................    --     (815)
                                                                 ------  ------
   Book value at year-end.......................................  8,992   6,660

 Specification of Group shareholdings in associated companies

                                                    Adjusted              Value
                                                     equity                of
   Associated company,                               Result   Percentage capital
   organization number,                              for the  of shares  in the
   domicile                                          year(1)   held(2)    Group
   --------------------                             --------- ---------- -------
   Danish Medical Supply A/S,
     A/S 220897, Gentofte, DK...................... 7,555/769    33,3     7,555
   Danish Medical Industry A/S,
     A/S 242335, Gentofte, DK...................... 1,437/553    25,0     1,473
                                                                          -----
   Total...........................................                       8,992

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

--------
(1) By adjusted equity is meant the owned portion of the company's equity. By result for the year is meant the owned portion of the company's result after taxes. Shares in results of associated companies are reported under two items in the consolidated income statement, firstly result before taxes, including any depreciation of surplus values, which is included in the operating result, and secondly share in taxes of the associated company, which is reported together with the Group's taxes.

(2) Refers to the owned portion of capital, which is equivalent to the proportion of votes for the total number of shares.

Note 22. Deferred Tax Claim

   Group                                                           2000   1999
   -----                                                           ----- ------
   Opening balance................................................   --   3,992
   Reversed deferred tax liability................................   --     216
   Reversed deferred tax claim....................................   --  (4,208)
                                                                   ----- ------
   Group total....................................................   --     --

Note 23. Other Long-term Receivables

                                                           2000           1999
                                                    2000  Parent  1999   Parent
                                                    Group Company Group  Company
                                                    ----- ------- -----  -------
   Accumulated acquisition values
   Opening balance.................................   25     25    422     422
   Reclassifications...............................   --     --   (400)   (400)
   Other...........................................   (3)    (3)     3       3
                                                     ---    ---   ----    ----
   Total...........................................   22     22     25      25

Note 24 Pre-paid Expenses and Accrued Income

                                                            2000          1999
                                                     2000  Parent  1999  Parent
                                                     Group Company Group Company
                                                     ----- ------- ----- -------
   Rental expense...................................   369   369     373   373
   Other items...................................... 1,187   294   1,188   479
                                                     -----   ---   -----   ---
   Total............................................ 1,556   663   1,561   852

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


Note 25. Shareholders' Equity

                                                                       Non-
                                                 Share  Restricted  restricted
                                                capital reserves(2)  capital
                                                ------- ----------- ----------
   Group
   Opening balance.............................  9,158    111,712    (80,188)
   New share issue(1)..........................  6,078     36,200        --
   Transfer between restricted and non-
    restricted equity..........................    --      (1,757)     1,757
   Profit for the year.........................    --         --       1,516
   Translation difference for the year.........    --         451        163
                                                ------    -------    -------
   Closing balance............................. 15,236    146,606    (76,752)

--------
(1) New issue net of issuance costs of SEK 5,272 (thousands) directly charged to equity.
(2) Per Swedish GAAP, restricted reserves is that part of equity not available for dividend. Unrestricted reserves are available for dividend.

                                                                Share  Premium
                                                               capital reserve
                                                               ------- --------
   Parent Company
   Opening balance............................................  9,158  101,627
   New share issue............................................  6,078   36,200
                                                               ------  -------
   Closing balance............................................ 15,236  137,827

                                                                Legal  Retained
                                                               reserve earnings
                                                               ------- --------
   Parent Company
   Opening balance............................................  8,781  (25,521)
   Profit for the year........................................    --   (22,392)
                                                               ------  -------
   Closing balance............................................  8,781  (47,913)

Note 26. Restructuring Reserve

                                                          2000  1999     1998
                                                          ---- -------  -------
   Group
    Opening balance...................................... --    12,376   34,471
    Reversal for the year................................ --   (12,376) (22,095)
                                                          ---  -------  -------
   Residual value at year-end............................ --       --    12,376

   A two-year restructuring program was completed during 1999. The restructuring reserve was reversed in pace with completion of the restructuring program.

Note 27. Other Provisions

                                                                     2000  1999
                                                                     ----- -----
   Group
    One off charges CEO termination................................. 3,238 5,208
    Guarantee commitments........................................... 1,606 1,472
    Restructuring................................................... 1,000   --
                                                                     ----- -----
   Total............................................................ 5,844 6,680

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 28. Bank Overdraft Facilities, Long-term

                                                                2000     1999
                                                               -------  -------
   Group
     Approved credit limit....................................  23,500   23,500
     Unutilized portion....................................... (16,039) (15,801)
                                                               -------  -------
     Utilized portion.........................................   7,461    7,699
   Parent Company
     Approved credit limit....................................  12,900   11,400
     Unutilized portion....................................... (12,900)  (7,001)
                                                               -------  -------
     Utilized portion.........................................     --     4,399

Note 29.  Pledged Assets for Liabilities to Credit Institutions

                                                          2000           1999
                                                   2000  Parent   1999  Parent
                                                  Group  Company Group  Company
                                                  ------ ------- ------ -------
   Real estate mortgages......................... 13,482    --   13,453    --
   Corporate mortgages........................... 35,500 35,500  35,500 35,500
                                                  ------ ------  ------ ------
   Total......................................... 48,982 35,500  48,953 35,500

Note 30. Accrued Expenses and Prepaid Revenues

                                                           2000           1999
                                                    2000  Parent   1999  Parent
                                                   Group  Company Group  Company
                                                   ------ ------- ------ -------
   Vacation pay...................................  6,793    636   6,971  1,449
   Social benefits................................  2,829    407   3,127    730
   Other..........................................  7,806  2,785   6,028  1,565
                                                   ------  -----  ------  -----
   Total.......................................... 17,428  3,828  16,126  3,744

Note 31. Mortgage Loans

                                                                     2000  1999
                                                                     ----- -----
   Group
    Maturity, 1--5 years from year-end.............................. 2,539 1,567
    Maturity, more than 5 years from year-end.......................   --  1,535
                                                                     ----- -----
   Total............................................................ 2,539 3,102

Note 32. Paid Interest

                                                                      2000  1999
                                                                      ----- ----
   Group
    Interest received................................................   463 988
    Interest paid.................................................... 1,113 871
   Parent Company
    Interest received................................................   214 147
    Interest paid....................................................   146 142

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

Note 33. Financial Development

   Sales to Artema's OEM customers and distributors is estimated to continue to increase during 2001 as a result of Artema's offensive efforts within product development. However, sales within the scope of the Danish International Development Agency project will be significantly lower compared to 2000. All in all, Artema's sales and result is estimated to be lower in 2001 compared to 2000. Via the structural solution represented by the bid from Cardiac Science, it is considered that it will be possible to meet the financing requirement for Artema's continued needs for market and product development.

Note 34. Net Income and Shareholders' Equity in Accordance with U.S. GAAP

   Artema's consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"), which differs in certain material respects from financial statements prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The following is a summary of the significant differences applicable to Artema.

    (a) Revenue Recognition

    Under U.S. GAAP, revenue should only be recognized when it is realized or realizable and earned. Revenue is realized or realizable and earned when all of the following criteria are met:

    . Persuasive evidence of an arrangement exists,

    . Delivery has occurred or services have been rendered,

    . The seller's price to the buyer is fixed or determinable; and

    . Collectability is reasonably assured.

   In applying these criteria to its sales contracts with customers, Artema has determined that certain material contracts have customer acceptance provisions. These customer acceptance provisions include:

     1. Products must be in compliance with customer contractual specifications prior to customer acceptance. The customer reserves the right to inspect and test products prior to acceptance.

     In the event of non-conformity or defective manufacture of the delivered product to the customer, the customer may reject the whole or part of such product found defective or non-conforming. In such case, Artema is obliged and entitled to make correction or replacement of the product.

     Artema performs testing of medical equipment for quality and compliance with customer specifications before delivery. The medical equipment is industry standard and such specifications are normal and usual for such products and are expected to operate normally, as tested in Artema's facilities, in the customers' environment. As a result, the customer acceptance provisions related to defective products and non-conformity are evaluated as a warranty and provided for as such in the income statement.

     2. Performance of additional services (implementation and training) is required post the manufacture and delivery of medical products and transfer of title of those products to the customer before the customer must, under contract, accept these products.

     The performance of installation of medical equipment at customer locations and training of customer personal on the use of such equipment would not be deemed perfunctory or inconsequential. Artema typically subcontracts such additional services but is responsible for all costs incurred during installation, testing and training.

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)


     Under Swedish GAAP, provisions have been made in the income statement for the costs of equipment installation including on-site equipment testing, and training of customer personnel. Under U.S. GAAP, an objectively determinable fair value has been assigned separately to (i) manufacture and delivery of the product, and (ii) installation and training at the customer site. As of December 31, 2000, while 100% of the product has been delivered to the customer, 60% of the approximate total contract value of SEK 89.5 million has not received customer acceptance. As a result, SEK 3,938 thousand of revenue has been reversed from net sales, representing the fair value of the portion of the total contract value pending completion of installation and training and ultimate customer acceptance. Correspondingly, SEK 3,938 thousand of provisions for installation and training costs have been reversed from operating expenses representing the same percentage as mentioned above. For the three months ended March 31, 2001, SEK 2,492 thousand of revenue has been reversed from net sales, representing the fair value of the portion of the total contract value pending completion of installation and training and ultimate customer acceptance. Correspondingly, SEK 2,492 thousand of provisions for installation and training costs have been reversed from operating expenses representing the same percentage as mentioned above. The provision for installation and training costs represents the fair value of such services since third party vendors provide them with no additional margin realized by Artema.

  (b) Balance sheet reclassifications

  Artema commonly discounts trade receivables from customers at financial institutions. Normally, under these liquidity arrangements, the receivables are sold with recourse and Artema is required to repurchase the receivable at face value from the financial institution in the event of not collection with-in normal terms.

  Under Swedish GAAP, when trade receivables are discounted and cash is received the receivables are removed from the books and a contingent liability "discounted bills of exchange" is recorded.

  Under U.S. GAAP, this transfer of receivables with recourse would not pass the test for de-recognition and would remain on the books with a corresponding liability recorded. As a result, total assets and total liabilities are increased by SEK 4,073 thousand and SEK 4,647 thousand at December 31, 2000 and December 31, 1999, respectively and SEK 6,525 thousand at March 31, 2001.

  In addition, certain committed overdraft facilities totalling SEK 7,461 thousand and SEK 7,699 thousand at December 31, 2000 and December 31, 1999, respectively and SEK 6,112 thousand at March 31, 2001, have been reclassified from long-term liabilities to current liabilities under U.S. GAAP.

  (c) Comprehensive income

  U.S. GAAP prescribes reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Under U.S. GAAP, all items that are required to be recognized as components of comprehensive income should be reported in a financial statement that is displayed with the same prominence as other financial statements. There is no such requirement under Swedish GAAP.

                            ARTEMA MEDICAL AB (PUBL)

              (Amounts in SEK thousands, if not stated otherwise)

  The total of other comprehensive income for the year ended December 31st is as follows (in SEK thousands):

                                                                Three Months
                                                                   Ended
                                                                 March 31,
                                                               ---------------
Comprehensive Income                            2000   1999     2001     2000
--------------------                            ----- -------  -------  ------
                                                                (unaudited)
Net income (loss) in accordance with U.S.
 GAAP.........................................  1,516 (68,594) (12,400) (1,900)
Items of other comprehensive income:
Translation differences.......................    614  (2,750)     630    (121)
                                                ----- -------  -------  ------
Comprehensive income (loss) in accordance with
 U.S. GAAP....................................  2,130 (71,344) (11,770) (2,021)

   (d) Earnings per share

   The calculation of earnings per share based on net income (loss) of SEK 1,516 thousand and SEK (68,594) thousand for the years ended December 31, 2000 and 1999, respectively and net (loss) of SEK (12,400) thousand and SEK (1,900) thousand for the three months ended March 31, 2001 and 2000, respectively, is as follows:

                                                              Three Months
                                                            Ended March 31,
                                                            -----------------
Earnings per share                          2000    1999      2001     2000
------------------                         ------ --------  --------  -------
                                                              (unaudited)
Net income (loss) attributable to common
 shareholders (in SEK thousands)..........  1,516 (68,594)   (12,400)  (1,900)
Items of other comprehensive income:
Weighted average number of shares
 outstanding (in thousands)(1)............ 14,223    7,632    15,236   11,188
                                           ------ --------  --------  -------
Net income (loss) per share (in SEK)(1)...    .11    (8.99)    (0.81)   (0.17)

  --------
   (1) Applies to both basic and diluted earnings per share

   (e) Restricted cash

   Cash and bank deposits of SEK 15,527 thousand at December 31, 2000 included restricted cash of SEK 3,835 thousand. The cash was restricted as part of normal bank guarantees for the benefit of customers.

   (f) Cash flow statement

   The cash flow statement for the years ended December 31, 2000 and 1999 has been prepared in accordance with IAS 7. Cash and cash equivalents, referred to as "liquid assets" on the cash flow statement, represent cash and bank deposits with a contractual maturity of three months or less. Total cash and cash equivalents were SEK 15,527 thousand and SEK 7,988 thousand at December 31, 2000 and December 31, 1999, respectively and SEK 5,879 thousand and 19,720 thousand at March 31, 2001 and March 31, 2000, respectively. Interest paid during the years ended December 31, 2000 and 1999 was SEK 1,113 thousand and SEK 871 thousand, respectively.

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cadent Medical Corporation:

   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Cadent Medical Corporation (a development stage enterprise) at December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the period from inception (July 2, 1996) through December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has incurred losses from operations since its inception and has negative working capital and a net stockholders' deficit. These circumstances raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

PricewaterhouseCoopers LLP
Boston, Massachusetts

March 24, 2000, except for Notes K and L as to which the date is June 5, 2000

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                                 BALANCE SHEETS

                                                   December 31,    June 30,
                                                       1999          2000
                                                   ------------  ------------
                                                                 (unaudited)
                      ASSETS

Current assets:
  Cash and cash equivalents....................... $  2,439,404  $    209,674
  Prepaid expenses and other current assets.......       19,244        32,465
                                                   ------------  ------------
    Total current assets..........................    2,458,648       242,139
Property and equipment, net (Note C)..............      266,269       225,521
Other assets......................................       22,672        32,672
                                                   ------------  ------------
    Total assets.................................. $  2,747,589  $    500,332
                                                   ============  ============

   LIABILITIES, REDEEMABLE PREFERRED STOCK AND
               STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable................................ $    206,382  $    158,735
  Accrued expenses................................       83,136        71,888
  Accrued litigation costs........................    3,377,421           --
  Equipment loan payable..........................      201,675       165,907
  Bridge loan from stockholders...................          --      4,555,574
                                                   ------------  ------------
    Total current liabilities.....................    3,868,614     4,952,104

Commitments and contingencies (Notes F, I and K)

Redeemable preferred stock:
Redeemable Preferred Stock, Class A Cumulative
 Convertible, $0.01 par value, 800,000 shares
 authorized; 799,999 issued and outstanding at
 December 31, 1999 (liquidation preference of
 $4,944,653 at December 31, 1999).................    4,944,653     5,104,652
Redeemable Preferred Stock, Class B Cumulative
 Convertible, $0.01 par value, 560,000 shares
 authorized; 554,657 shares issued and outstanding
 at December 31, 1999 (liquidation preference of
 $4,854,703 at December 31, 1999).................    4,854,703     5,021,098
Redeemable Preferred Stock, Class C Cumulative
 Convertible, $0.01 par value, 860,000 shares
 authorized; 859,462 shares issued and outstanding
 at December 31, 1999 (liquidation preference of
 $1,584,824 at December 31, 1999).................    1,584,824     1,644,987
Redeemable Preferred Stock, Class D Cumulative
 Convertible, $0.01 par value, 2,797,000 shares
 authorized; 2,638,086 shares issued and
 outstanding at December 31, 1999 (liquidation
 preference of $9,459,115 at December 31, 1999)...    4,842,466     5,027,131
Redeemable Preferred Stock, Class E Cumulative
 Convertible, $0.01 par value, 1,993,000 shares
 authorized; 1,754,152 shares issued and
 outstanding at December 31, 1999 (liquidation
 preference of $3,211,105 at December 31, 1999)...    3,211,105     3,333,896
                                                   ------------  ------------
    Total redeemable preferred stock..............   19,437,751    20,131,764
Stockholders' deficit (Notes G and H):
  Common stock, $0.01 par value, 9,684,000 shares
   authorized; 516,627 shares issued and
   outstanding at December 31, 1999...............        5,166        12,166
  Deficit accumulated during the development
   stage..........................................  (20,563,942)  (24,595,702)
                                                   ------------  ------------
    Total stockholders' deficit...................  (20,558,776)  (24,583,536)
                                                   ------------  ------------
    Total liabilities, redeemable preferred stock
     and stockholders' deficit.................... $  2,747,589  $    500,332
                                                   ============  ============


   The accompanying notes are an integral part of these financial statements.

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                            STATEMENT OF OPERATIONS

                                                     Period from
                                                      inception
                                                       (July 2,
                                                        1996)         Six Months Ended
                          Year ended    Year ended     through            June 30,
                         December 31,  December 31,  December 31,  ------------------------
                             1998          1999          1999         1999         2000
                         ------------  ------------  ------------  -----------  -----------
                                                                         (unaudited)
Operating expenses:
  Research and
   development costs.... $ 3,803,691   $ 3,344,234   $ 12,048,873  $ 1,549,406  $ 1,842,095
  General and
   administrative.......     255,324       437,177      1,116,169      165,314      369,683
  Litigation costs......     316,120     4,601,618      5,421,956      611,857    1,144,139
                         -----------   -----------   ------------  -----------  -----------
    Total operating
     expenses...........   4,375,135     8,383,029     18,586,998   (2,326,578)  (3,355,917)
                         -----------   -----------   ------------  -----------  -----------
Interest income.........      49,448       191,386        380,039       79,540       30,192
Interest expense........     (60,186)      (45,142)      (107,007)     (31,092)     (12,022)
                         -----------   -----------   ------------  -----------  -----------
Net loss................ $(4,385,873)  $(8,236,785)  $(18,313,966) $(2,375,026) $(3,337,747)
                         ===========   ===========   ============  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                          CADENT MEDICAL CORPORATION
                       (A Development Stage Enterprise)

 Statements of Changes in Redeemable Preferred Stock and Stockholders' Equity
                                   (Deficit)

    For the Period from Inception (July 2, 1996) through December 31, 1999

                                                         Redeemable preferred stock
                  --------------------------------------------------------------------------------------------------------
                        Class A              Class B              Class C              Class D              Class E
                  -------------------- -------------------- -------------------- -------------------- --------------------
                  Number of            Number of            Number of            Number of            Number of
                   shares     Amount    shares     Amount    shares     Amount    shares     Amount    shares     Amount
                  --------- ---------- --------- ---------- --------- ---------- --------- ---------- --------- ----------
Initial
capitalization,
July 2, 1996....       --   $      --       --   $      --       --   $      --        --  $      --        --  $      --
Redeemable
preferred stock,
Class A
convertible,
issuance costs
of $49,477,
issued at $5.00
per share (Note
G) October,
1996............   799,999   3,999,995
Common stock
issued to
founders, $0.05
per share (Note
G)..............
Net loss........
                   -------  ----------  -------  ----------  -------  ---------- --------- ---------- --------- ----------
Balance at
December 31,
1996............   799,999   3,999,995
Redeemable
preferred stock,
Class B
convertible,
issuance costs
of $37,245,
issued at $7.50
per share (Note
G) August,
1997............                        554,657   4,159,928
Accretion of
dividends for
preferred
stock...........               304,658               29,177
Common stock
issued to
investor........
Net loss........
                   -------  ----------  -------  ----------  -------  ---------- --------- ---------- --------- ----------
Balance at
December 31,
1997............   799,999   4,304,653  554,657   4,189,105
Accretion of
dividends for
preferred
stock...........               320,000              332,799
Net loss........
                   -------  ----------  -------  ----------  -------  ---------- --------- ---------- --------- ----------
Balance at
December 31,
1998............   799,999   4,624,653  554,657   4,521,904
Redeemable
preferred stock,
Class C
convertible,
issuance costs
of $32,329,
issued at $1.75
per share (Note
G) January,
1999............                                             859,462   1,504,058
Redeemable
preferred stock,
Class D
convertible,
issuance costs
of $32,329,
issued at $1.75
per share (Note
G) April, 1999..                                                                 2,638,086  4,616,652
Redeemable
preferred stock,
Class E
convertible,
issuance costs
of $32,329,
issued at $1.75
per share (Note
G) April, 1999..                                                                                      1,754,152  3,069,766
Accretion of
dividends for
preferred
stock...........               320,000              332,799               80,766              225,814              141,339
Exercise of
stock options...
Net loss........
                   -------  ----------  -------  ----------  -------  ---------- --------- ---------- --------- ----------
Balance at
December 31,
1999............   799,999  $4,944,653  554,657  $4,854,703  859,462  $1,584,824 2,638,086 $4,842,466 1,754,152 $3,211,105
                   =======  ==========  =======  ==========  =======  ========== ========= ========== ========= ==========

                          CADENT MEDICAL CORPORATION
                       (A Development Stage Enterprise)

 Statements of Changes in Redeemable Preferred Stock and Stockholders' Equity
                             (Deficit) (Continued)

    For the Period from Inception (July 2, 1996) through December 31, 1999

                                          Stockholders' equity (deficit)
                          ---------------------------------------------------------------
                                                  Deficit accumulated
                            Common stock              during the      Total stockholders'
                          number of shares Amount  development stage    equity (deficit)
                          ---------------- ------ ------------------- -------------------
Initial capitalization,
July 2, 1996............      200,000      $2,000    $      8,000        $     10,000
Redeemable preferred
stock, Class A
convertible, issuance
costs of $49,477, issued
at $5.00 per share (Note
G) October, 1996........                                  (49,477)            (49,477)
Common stock issued to
founders, $0.05 per
share (Note G)..........      314,000       3,140          12,560              15,700
Net loss................                                 (682,013)           (682,013)
                              -------      ------    ------------        ------------
Balance at December 31,
1996....................      514,000       5,140        (710,930)           (705,790)
Redeemable preferred
stock, Class B
convertible, issuance
costs of $37,245, issued
at $7.50 per share (Note
G) August, 1997.........                                  (37,245)            (37,245)
Accretion of dividends
for preferred stock.....                                 (333,835)           (333,835)
Common stock issued to
investor................          600           6              24                  30
Net loss................                               (5,009,295)         (5,009,295)
                              -------      ------    ------------        ------------
Balance at December 31,
1997....................      514,600       5,146      (6,091,281)         (6,086,135)
Accretion of dividends
for preferred stock.....                                 (652,799)           (652,799)
Net loss................                               (4,385,873)         (4,385,873)
                              -------      ------    ------------        ------------
Balance at December 31,
1998....................      514,600       5,146     (11,129,953)        (11,124,807)
Redeemable preferred
stock, Class C
convertible, issuance
costs of $32,329, issued
at $1.75 per share (Note
G) January, 1999........                                  (32,329)            (32,329)
Redeemable preferred
stock, Class D
convertible, issuance
costs of $32,329, issued
at $1.75 per share (Note
G) April, 1999..........                                  (32,329)            (32,329)
Redeemable preferred
stock, Class E
convertible, issuance
costs of $32,329, issued
at $1.75 per share (Note
G) April, 1999..........                                  (32,329)            (32,329)
Accretion of dividends
for preferred stock.....                               (1,100,718)         (1,100,718)
Exercise of stock
options.................        2,027          20             501                 521
Net loss................                               (8,236,785)         (8,236,785)
                              -------      ------    ------------        ------------
Balance at December 31,
1999....................      516,627      $5,166    $(20,563,942)       $(20,558,776)
                              =======      ======    ============        ============

  The accompanying notes are an integral part of these financial statements.

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                            STATEMENTS OF CASH FLOWS

                                                       Period from
                                                        inception
                                                      (July 2, 1996)    Six months ended
                           Year ended    Year ended      through            June 30,
                          December 31,  December 31,   December 31,  ------------------------
                              1998          1999           1999         1999         2000
                          ------------  ------------  -------------- -----------  -----------
                                                                           (unaudited)
Cash flows for operating
 activities:
 Net loss...............  $(4,385,873)  $(8,236,785)   $(18,313,966) $(2,278,130) $(3,337,747)
 Adjustments to
  reconcile net loss to
  net cash used by
  operating activities:
   Depreciation and
    amortization........       89,251       165,813         305,740       86,904       51,764
   Changes in operating
    assets and
    liabilities:
     Prepaid expenses
      and other current
      assets............        2,903        10,049         (19,244)      (1,740)     (13,221)
     Other assets.......        5,587         5,643         (22,672)      21,157      (10,000)
     Accounts payable
      and accrued
      litigation costs..      390,510     2,918,620       3,583,803       58,501   (3,425,068)
     Accrued expenses...       38,931        41,976         121,377          --       (11,248)
                          -----------   -----------    ------------  -----------  -----------
     Net cash used by
      operating
      activities........   (3,858,691)   (5,094,684)    (14,344,962)  (2,113,308)  (6,745,520)
                          -----------   -----------    ------------  -----------  -----------
Cash flows for investing
 activities:
 Purchase of property
  and equipment.........      (80,845)     (114,347)       (542,009)     (59,564)     (11,016)
 Payment of
  organization costs....          --            --          (30,000)         --           --
 Purchase of short-term
  investment............          --            --         (486,277)         --           --
 Maturity of short-term
  investment............      500,000           --          500,000          --           --
 Amortization of
  discount on short-
  term investment.......      (13,723)          --          (13,723)         --           --
                          -----------   -----------    ------------  -----------  -----------
     Net cash (used in)
      provided by
      investing
      activities........      405,432      (114,347)       (572,009)     (59,564)    (11,016)
                          -----------   -----------    ------------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds from issuance
  of preferred stock,
  net of issuance
  costs.................          --      7,599,745      15,673,020    7,599,861          --
 Proceeds from issuance
  of convertible
  promissory notes
  payable...............    1,455,427           --        1,455,427      (31,829)     (35,768)
 Proceeds from bridge
  loan from
  stockholders..........          --            --              --           --     4,555,574
 Proceeds from
  equipment loan........      300,199           --          300,199          --           --
 Payments of principal
  on equipment loan.....      (32,954)      (65,570)        (98,524)         --           --
 Proceeds from issuance
  of common stock.......          --            523          26,253          298        7,000
                          -----------   -----------    ------------  -----------  -----------
     Net cash provided
      by financing
      activities........    1,722,672     7,534,698      17,356,375    7,568,330    4,526,806
                          -----------   -----------    ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............   (1,730,587)    2,325,667       2,439,404    5,395,458   (2,229,730)
Cash and cash
 equivalents at
 beginning of period....    1,844,324       113,737             --       113,737    2,439,404
                          -----------   -----------    ------------  -----------  -----------
Cash and cash
 equivalents at end of
 period.................  $   113,737   $ 2,439,404    $  2,439,404  $ 5,509,195  $   209,674
                          ===========   ===========    ============  ===========  ===========
Cash paid during the
 period for:
 Interest...............  $    28,609   $    45,142    $     74,830
                          ===========   ===========    ============
Disclosure of non-cash
 financing activities:
 Conversion of
  promissory notes into
  Class C
  preferred stock.......  $       --    $ 1,493,744    $  1,493,744
                          ===========   ===========    ============


   The accompanying notes are an integral part of these financial statements.

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                         NOTES TO FINANCIAL STATEMENTS

A. Nature of business

   Cadent Medical Corporation (the "Company") was established on July 2, 1996 for the purpose of developing, manufacturing and selling a noninvasive, externally wearable cardiac defibrillator. The Company's prototype device is currently under development. Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards ("SFAS") No 7. Management anticipates that substantially all future revenues will be derived from products under development or those developed in the future.

   The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, customers' reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third-parties, product liability, and dependence on key individuals.

   The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has a limited operating history, has incurred losses from operations since its inception and has a net stockholders' deficit. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters include continued development, marketing and licensing of its products as well as seeking additional financing arrangements, sale of the Company or other alternative methods. Although, management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining financing on terms acceptable to the Company or the sale of the Company will be consummated. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

B. Summary of significant accounting policies

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

   The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at amortized cost plus accrued interest, which approximates fair value. Cash equivalents consist of money market instruments.

 Fair value of financial instruments

   The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts payable and accrued expenses approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of equipment loan payable obligation approximates fair value.

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Concentration of credit risk

   Cash and cash equivalents are financial instruments which potentially subject the Company to concentrations of credit risk. At December 31, 1999, the Company's cash was substantially invested in money market funds and repurchase agreements with one financial institution.

 Property and equipment

   Property and equipment are stated at cost. Repairs and maintenance costs are charged to operations when incurred, while betterments are capitalized. Depreciation is computed using the straight-line method based on the estimated useful lives of the various assets which range from three to seven years. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations.

 Research and development costs

   Research and development costs are expensed as incurred.

 Accounting for stock-based compensation

   Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of SFAS No. 123.

 Income taxes

   Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

 Interim Financial Statements

   The consolidated financial statements at June 30, 2000 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2000 and 1999 are not necessarily indicative of results that may be expected for the year ending December 31, 2000 or any other period.

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


C. Property and equipment

                                                          Estimated
                                                           useful
                                                            life    December 31,
                                                           (years)      1999
                                                          --------- ------------
Computer equipment.......................................      5      $154,457
Office and manufacturing equipment.......................      5       187,785
Furniture................................................      7        87,747
Software.................................................      3       112,020
                                                                      --------
                                                                       542,009
Less accumulated depreciation and amortization...........              275,740
                                                                      --------
                                                                      $266,269
                                                                      ========

   Depreciation and amortization expense totaled $150,299, $83,251 and $275,740 for the years ended December 31, 1999 and 1998 and for the period from inception (July 2, 1996) to December 31, 1999, respectively.

D. Related party

   Related party expense totaled $261,000, (includes costs paid to the nonemployee investor and board member who also was interim CEO of the Company during the year) $94,000, and $355,000 for the years ended December 31, 1999 and 1998, and for the period from inception (July 2, 1996) to December 31, 1999, respectively.

E. Notes payable

   In July 1998, the Company entered into an equipment loan agreement under which the Company borrowed $300,199 to finance previously purchased property and equipment. Borrowings under the loan are collateralized by the financed property and equipment with a net book value of $267,340. The loan is to be repaid over a 48-month period commencing on July 10, 1998 and bears interest at a rate of 9.8%. The loan agreement contains a subjective acceleration clause and, accordingly, the balance outstanding at December 31, 1999 of $201,675 has been classified as a current liability.

   In connection with the equipment loan, the Company granted warrants to purchase 6,861 shares of common stock at an exercise price of $0.75 per share and are immediately exercisable on the date of issue and expire after six years. The fair value of the warrants on the date of issue was immaterial, and therefore not recorded in stockholders' equity (deficit) and as a discount on the equipment loan.

   During August 1998, the Company entered into a series of Convertible Promissory Notes ("Promissory Notes") with some of its current investors totaling $1,455,427. The Promissory Notes accrue interest at a rate of 9.0% per annum and are due and payable on the earlier of demand by the holders of 80% of the aggregate principal amount or February 28, 1999. Borrowings under the Promissory Notes are collateralized by all of the tangible and intangible personal property and fixtures of the Company. Contemporaneously with the closing date of the Company's Class D Preferred Stock Purchase Agreement, dated January 28, 1999, the outstanding principal plus accrued interest of $48,631 of the Promissory Notes automatically converted into 859,462 shares of the Company Class C Preferred Stock.

   In connection with these Promissory Notes, the Company granted 207,918 warrants to purchase common stock to participating investors. The warrants have an exercise price of $0.75. The warrants are immediately

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

exercisable on the date of issue and expire in August 2003. The fair value of the warrants on the date of issue was immaterial, and therefore not recorded in stockholders' equity (deficit) and as an allocation of the proceeds on the principal amounts of the Promissory Notes.

F. Lease commitments

   On January 2, 1997, the Company entered into a three-year lease agreement. Minimum future rental payments will be $8,826 in 2000 under this facility lease as well as other noncancelable operating leases.

   Rent expense for leased facilities was $95,464, $88,210, and $291,147 for the years ended December 31, 1999 and 1998, and for the period from inception (July 2, 1996) to December 31, 1999, respectively.

G. Redeemable preferred stock and capital transactions

   Pursuant to Stock Subscription Agreements in early 1996, the Company sold 200,000 shares of common stock ($0.01 par value) for $0.05 per share. Additionally, pursuant to Vesting Stock Subscription Agreements dated as of October 4, 1996, the Company was authorized to issue and subsequently sold 314,000 shares of its common stock ($0.01 par value), for a purchase price of $0.05 per share. These shares vest over four years.

   Pursuant to Class A Preferred Stock Purchase Agreements dated October 4, 1996 and October 31, 1996, (the "Agreements"), the Company authorized the issue and sale of up to 1,600,000 shares of its common stock ($0.01 par value), for a purchase price of $0.05 per share and up to 800,000 shares of Class A redeemable convertible preferred stock ("Class A Preferred") ($0.01 par value) for a purchase price of $5.00 per share.

   In October 1996, the Company sold 799,999 shares of Class A redeemable convertible preferred stock at a price of $5.00 per share. Shares of the Class A Preferred are convertible into common stock at the option of the stockholder under a conversion formula which would currently result in a one-for-one exchange, subject to antidilution provisions. Mandatory conversion is required under certain circumstances, such as an initial public offering with net proceeds to the Company of $15,000,000 or more.

   Pursuant to Class B Preferred Stock Purchase Agreement, dated August 29, 1997, the Company authorized the issuance and sale of up to 560,000 shares of Class B redeemable convertible preferred stock ("Class B Preferred") ($0.01 par value). Concurrently, the Company sold 554,657 shares of Class B Preferred at a price of $7.50 per share. Shares of Class B Preferred are convertible into common stock at the option of the stockholder under a conversion formula which would currently result in a one-for-one exchange, subject to antidilution provisions. Mandatory conversion is required under certain circumstances, such as an initial public offering with net proceeds to the Company of $15,000,000 or more.

   Pursuant to an agreement dated January 28, 1999, the outstanding balance of $1,455,427 plus accrued interest of $48,631 for Convertible Promissory Notes (Note E) converted into 859,462 shares of the Company's Class C Preferred Stock ("Class C Preferred"). The Company authorized the issuance and sale of up to 860,000 shares of Class C Preferred ($0.01 par value) of which 859,462 shares were converted at a price of $1.75 per share. Shares of Class C Preferred are convertible into common stock at the option of the stockholder under a conversion formula which would currently result in a one-for-one exchange, subject to antidilution provisions. Mandatory conversion is required under certain circumstances, such as an initial public offering with net proceeds to the Company of $15,000,000 or more.

   Pursuant to the Class D Preferred Stock Purchase Agreement, dated January 28, 1999, and Amended and Restated Class D Preferred Stock, Class E Preferred Stock and Warrant Purchase Agreement, dated April 13, 1999, the Company authorized the issuance and sale of up to 2,797,000 shares of Class D Preferred Stock

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

("Class D Preferred") ($0.01 par value) and 1,993,000 shares of Class E Preferred Stock ("Class E Preferred") ($0.01 par value). Concurrently, the Company sold 2,638,087 shares of Class D Preferred at a price of $1.75 per share, and issued warrants for common stock in the amount of 25% of the Class D Preferred shares (659,522) to investors at an exercise price of $0.75. The warrants are immediately exercisable on the date of issue and expire in July 2004. Additionally, the Company sold 1,754,152 shares of Class E Preferred at a price of $1.75 per share.

   Stockholders of Class A, B, C, D and E Preferred are entitled to one vote for each share of common stock into which their shares can be converted and vote together with the common stockholders. The stockholders of Class A, B, C, D and E Preferred shall be entitled to receive annual dividends equal to $0.40, $0.60, $0.14, $0.14 and $0.14 per share, respectively. The dividends accrue semiannually each March 31 and September 30.

   In the event of a liquidation, (a sale of all or substantially all its assets by the Company or a merger by the Company with or into another entity in which fifty percent or more of the voting control is transferred) dissolution, or winding up of the Company, the stockholders of the Class A and B Preferred are entitled to receive a liquidation preference equal to $5.00 and $7.50 per share, respectively, including all accrued but unpaid dividends. Accordingly, the Company has recorded these dividends as an accretion for preferred stock.

   The Class D and Class E Preferred have a liquidation preference senior to all other series and classes of the Company's stock in an amount equal to $3.50 and $1.75 per share, respectively, plus any accrued but unpaid dividends. The Class C Preferred has a liquidation preference senior to the Series A Preferred, the Series B Preferred and all other series and classes of the Company's common stock (other than the Class D and Class E Preferred) in an amount equal to $1.75 per share plus any accrued but unpaid interest.

   The Company will, unless waived in writing by the holders of a majority of outstanding shares of each class of preferred stock, redeem one third of the shares of preferred stock outstanding on September 30, 2003, 2004 and 2005. Redemption will be made pro rata with respect to each holder of preferred stock. The redemption price will be $5.00 per share of Class A Preferred then outstanding, $7.50 per share of Class B Preferred then outstanding, $1.75 per share of Class C Preferred then outstanding, $3.50 per share of Class D Preferred then outstanding and $1.75 per share of Class E Preferred then outstanding, plus all accrued and unpaid dividends, if any.

   On June 30, 1999, the Company amended its Articles of Incorporation to effect a one-for-five reverse stock split of its capital stock including all of its common and preferred shares then outstanding and increased the number of common shares authorized for issuance to 9,684,000. All share data in these financial statements has been retroactively restated to reflect this reverse split.

H. Stock option plan

   On December 19, 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan allows for the granting of up to 85,400 shares of stock appreciation rights ("SARs") or either statutory or nonstatutory options as defined by section 422 of the Internal Revenue Code.

   All options are granted at a price set by the Board of Directors which cannot be less than 100% of the fair market value at the date of the grant as determined by the Board of Directors. The vesting period of the SARs and options are at the discretion of the Board at a rate generally not to exceed 25% per year beginning with the first anniversary of the date of hire. The SARs and options expire ten years after the date of grant.

   On June 8, 1999, the Company adopted, subject to the approval of the Board of Directors and the shareholders of the Company, the 1999 Stock Option Plan (the "1999 Plan"). Concurrent with the adoption of the 1999 Plan, the 1996 Plan was terminated. All options granted under the 1996 Plan were exchanged for

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

options with identical characteristics under the 1999 Plan. The 1999 Plan has reserved 1,256,645 shares of the Company's common stock for the granting of either statutory or non-statutory options as defined by Section 422 of the Internal Revenue Code and for the award of stock appreciation rights. Incentive options shall not have an exercise price less than the fair market value of the Company's common stock. The vesting period of the options and stock appreciation rights is at the discretion of the Board of Directors at a rate generally not to exceed 25% per year beginning six months subsequent to date of hire. The options and stock appreciation rights expire generally ten years after the date of grant. Following the adoption of the 1999 plan, the Company intends to no longer make grants from the 1996 Plan.

   The Company adopted the disclosure only provisions of SFAS 123, "Accounting for Stock-Based Compensation" and has applied APB Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized in the Company's financial statements for its stock option issuances at fair market value to employees under SFAS 123. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss for the year ended December 31, 1999 would not have been materially affected.

   Each year's grants are expensed over a number of future years and additional awards in future years are anticipated.

   The fair value of each stock option is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: an expected life of seven years, no volatility, no dividends and a risk free interest rate of 5.25% for 1999 and 1998. A summary of the status of the Company's stock option plan as of December 31, 1999 is presented below:

                                                     Number of  Weighted average
                                                      shares     exercise price
                                                     ---------  ----------------
Balance at December 31, 1997........................    24,100       $0.65
Granted.............................................    61,300        0.75
Exercised...........................................       --          --
Canceled............................................      (100)       0.75
                                                     ---------       -----
Balance at December 31, 1998........................    85,300        0.71
Granted............................................. 1,231,159       0.175
Exercised...........................................    (2,027)       0.26
Canceled............................................   (51,581)       0.30
                                                     ---------       -----
Balance at December 31, 1999........................ 1,262,851       $0.21
                                                     =========       =====

   The following table summarizes information about stock options outstanding at December 31, 1999:

                   Options outstanding                Options exercisable
           ---------------------------------------  --------------------------
                           Weighted      Weighted       Number       Weighted
Range of                    average      average    exercisable at   average
exercise     Number        remaining     exercise    December 31,    exercise
 prices    outstanding   contract life    price          1999         price
--------   -----------   -------------   --------   --------------   --------
$ 0.50         12,000           7         $ 0.50         9,000        $ 0.50
$ 0.75         73,600           8         $ 0.75        23,689        $ 0.75
$0.175      1,177,251         9.5         $0.175       275,935        $0.175
            ---------                                  -------
            1,262,851                                  308,624
            =========                                  =======

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

I. Employee benefit plan

   In 1998, the Company established the Cadent Medical Corporation 401(k) Plan (the "Plan"). The Plan covers those employees who have attained the age 21 and have completed one year of service (1,000 hour minimum). Eligible employees may contribute up to 15% of their annual compensation up to a limit of $10,000. The Company, at its discretion, may contribute to this plan. For the years ended December 31, 1999 and 1998 the Company did not contribute to the Plan. Employees are 100% vested in their contributions. Employer contributions vest over a four-year period as follows: Year 1: 0%, Year 2: 25%, Year 3: 60%, Year 4: 100%.

J. Income taxes

   No provision was provided for federal and state income tax purposes as the Company has incurred net operating losses since inception. At December 31, 1999, the Company has accumulated net operating loss ("NOL") carryforwards of approximately $18,300,000 for federal income tax purposes and $18,030,000 for state income tax purposes which may be used to reduce future taxable income . The federal and state NOL carryforwards expire at various years through 2019 and 2004, respectively. The Company has accumulated Research and Experimentation (R&E) tax credit carryforwards of approximately $500,000 for federal income tax purposes and $350,000 for state income tax purposes. The federal and state R&E tax credit carryforwards expire at various years through 2019.

   Utilization of these net operating loss carryforwards could be subject to an annual limitation based on certain changes in ownership of the Company as defined by section 382 of the Internal Revenue Code.

   At December 31, 1999, there were total deferred tax assets of approximately $8,105,000 primarily from operating loss carryforwards and R&E tax credit carryforwards. As required by Financial Accounting Statement No. 109, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Management has considered the Company's history of losses and concluded, in accordance with the applicable accounting standards, that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the Company recorded a full valuation allowance against the net deferred tax asset.

K. Litigation

   The Company and a key employee have been named in a lawsuit where the plaintiff is seeking injunctive relief and unspecified damages allegedly arising out of the key employee's alleged breach of an employment agreement with the plaintiff and alleged misappropriation of confidential and proprietary information belonging to the plaintiff as well as various claims of tortuous interference with a contract and unfair competition. On February 24, 2000, a verdict in favor of the plaintiff was issued. On June 5, 2000, the Company and key employee entered into a settlement agreement with the plaintiff in which the Company agreed to pay $2,200,000 to the plaintiff and both parties agreed to cease further action on all claims and counterclaims related to this matter. Accordingly, $2,200,000 and related legal and other costs have been recorded in the financial statements in accrued litigation costs and litigation cost expense.

L. Subsequent events

   On May 25, 2000, the Company entered into a series of Promissory Notes ("Promissory Notes") with certain of its current investors totaling $4,000,000. The Promissory Notes accrue interest at a rate of 8.0% per annum and are due and payable on the earlier of demand by the holders of 66.7% of the aggregate principal

                           CADENT MEDICAL CORPORATION
                        (A Development Stage Enterprise)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

amount or May 25, 2001. Borrowings under the Promissory Notes are collateralized by all of the tangible and intangible personal property and fixtures of the Company. Upon a subsequent equity financing, the Promissory Notes would be converted into the same equity securities issued in the subsequent financing. The note holders would receive either 125% or 115% of the principal amount outstanding based on certain circumstances. All accrued interest on the Promissory Notes would be paid in full by the Company. Upon a change of control, defined in the agreement, the note holders would receive cash or securities in the acquiror company equal to 125% or 115% of the principal amount outstanding based on certain circumstances, plus all accrued interest.

   On June 1, 2000, the Company entered into a severance letter agreement with a senior executive and director of the Company. The Company agreed to vest all the outstanding options and no longer subject the options and common stock held by the senior executive to forfeiture. Also, the Company agreed to a severance payment of $120,000, to be paid over a six-month period.

                                                                         ANNEX A

                                                                  Execution Copy

                        SECOND AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER

                                     Among

                             CARDIAC SCIENCE, INC.,

                       CARDIAC SCIENCE ACQUISITION CORP.,

                                      and

                            SURVIVALINK CORPORATION

                        Dated as of August 3, 2001

                               Table of Contents

                                                                            Page
                                                                            ----

ARTICLE I THE MERGER.......................................................  A-1

  SECTION 1.01. The Merger.................................................  A-1
  SECTION 1.02. Effect of the Merger.......................................  A-1
  SECTION 1.03. Articles of Incorporation; Bylaws..........................  A-2
  SECTION 1.04. Directors and Officers.....................................  A-2

ARTICLE II CONVERSION OF SECURITIES; MERGER CONSIDERATION; ESCROW..........  A-2

  SECTION 2.01. Conversion of Securities; Merger Consideration.............  A-2
  SECTION 2.02. Exchange of Company Shares.................................  A-3
  SECTION 2.03. Dissenting Shares..........................................  A-4
  SECTION 2.04. Escrow.....................................................  A-4
  SECTION 2.05. Maximum Purchase Price.....................................  A-5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  A-5

  SECTION 3.01. Organization and Qualification.............................  A-5
  SECTION 3.02. Articles of Incorporation and Bylaws.......................  A-5
  SECTION 3.03. Capitalization.............................................  A-6
  SECTION 3.04. Authority Relative to This Agreement.......................  A-6
  SECTION 3.05. Company Board Approval.....................................  A-6
  SECTION 3.06. No Conflict; Required Filings and Consents.................  A-6
  SECTION 3.07. Permits; Compliance........................................  A-7
  SECTION 3.08. Financial Statements.......................................  A-7
  SECTION 3.09. Undisclosed Liabilities....................................  A-8
  SECTION 3.10. Absence of Certain Changes or Events.......................  A-8
  SECTION 3.11. Absence of Litigation......................................  A-8
  SECTION 3.12. Employee Benefit Matters...................................  A-8
  SECTION 3.13. Material Contracts.........................................  A-9
  SECTION 3.14. Environmental Matters...................................... A-10
  SECTION 3.15. Title to Properties; Absence of Liens and Encumbrances..... A-10
  SECTION 3.16. Intellectual Property...................................... A-10
  SECTION 3.17. Taxes...................................................... A-11
  SECTION 3.18. Insurance.................................................. A-13
  SECTION 3.19. Affiliate Transactions..................................... A-13
  SECTION 3.20. Labor Matters.............................................. A-13
  SECTION 3.21. Customers and Suppliers.................................... A-13
  SECTION 3.22. Brokers.................................................... A-14
  SECTION 3.23. Additional Tax Matters..................................... A-14
  SECTION 3.24. Entire Representations and Warranties...................... A-14
  SECTION 3.25. Registration Statement; Proxy Statement/Prospectus......... A-14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB......... A-15

  SECTION 4.01. Organization and Qualification; Subsidiaries............... A-15
  SECTION 4.02. Certificate of Incorporation and Bylaws.................... A-15
  SECTION 4.03. Authority Relative to This Agreement....................... A-15
  SECTION 4.04. No Conflict; Required Filings and Consents................. A-16
  SECTION 4.05. Capitalization............................................. A-16
  SECTION 4.06. Parent Securities.......................................... A-16
  SECTION 4.07. SEC Reports................................................ A-16

                               Table of Contents
                                  (continued)

                                                                            Page
                                                                            ----
  SECTION 4.08. Financial Statements....................................... A-17
  SECTION 4.09. Undisclosed Liabilities.................................... A-17
  SECTION 4.10. Absence of Certain Changes or Events....................... A-17
  SECTION 4.11. Absence of Litigation...................................... A-17
  SECTION 4.12. Parent Board Approval...................................... A-17
  SECTION 4.13. Operations of Merger Sub................................... A-17
  SECTION 4.14. Financing.................................................. A-17
  SECTION 4.15. Tax Matters................................................ A-18
  SECTION 4.16. Entire Representations and Warranties...................... A-18
  SECTION 4.17. Title to Properties; Absences of Liens and Encumbrances.... A-18
  SECTION 4.18. Registration Statement; Proxy Statement/Prospectus......... A-18

ARTICLE V CONDUCT OF BUSINESSES PENDING THE MERGER......................... A-19

  SECTION 5.01. Conduct of Business by the Company Pending the Merger...... A-19
  SECTION 5.02. Conduct of Business by Parent Pending the Merger........... A-21
  SECTION 5.03. Notification of Certain Matters............................ A-21

ARTICLE VI ADDITIONAL AGREEMENTS........................................... A-21

  SECTION 6.01. Company Shareholders' Meeting.............................. A-21
  SECTION 6.02. Parent Shareholder's Meeting............................... A-21
  SECTION 6.03. Access to Information; Confidentiality..................... A-21
  SECTION 6.04. No Solicitation of Transactions............................ A-22
  SECTION 6.05. Directors' and Officers' Indemnification and Insurance..... A-22
  SECTION 6.06. Obligations of Merger Sub.................................. A-22
  SECTION 6.07. Further Action; Consents; Filings.......................... A-22
  SECTION 6.08. Public Announcements....................................... A-23
  SECTION 6.09. Certain Employee Benefits Matters.......................... A-23
  SECTION 6.10. Break-Up Fee............................................... A-23
  SECTION 6.11. Option Exercise Schedule and Account....................... A-23
  SECTION 6.12. Further Assurances......................................... A-24
  SECTION 6.13. Registration of Parent Common Shares....................... A-24

ARTICLE VII CONDITIONS TO THE MERGER....................................... A-24

  SECTION 7.01. Conditions to the Obligations of Each Party................ A-24
  SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub..... A-24
  SECTION 7.03. Conditions to the Obligations of the Company............... A-25

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................. A-26

  SECTION 8.01. Termination................................................ A-26
  SECTION 8.02. Effect of Termination...................................... A-26
  SECTION 8.03. Amendment.................................................. A-26
  SECTION 8.04. Waiver..................................................... A-27

ARTICLE IX INDEMNIFICATION................................................. A-27

  SECTION 9.01. Survival of Representations and Warranties................. A-27
  SECTION 9.02. Indemnification By Shareholders............................ A-27
  SECTION 9.03. Indemnification By Parent.................................. A-28
  SECTION 9.04. Indemnification Procedures................................. A-28
  SECTION 9.05. Sole Remedy................................................ A-29
  SECTION 9.06. Shareholders' Representative............................... A-29

                               Table of Contents
                                  (continued)


                                                                            Page
                                                                            ----

ARTICLE X GENERAL PROVISIONS............................................    A-30

  SECTION 10.01. Notices................................................    A-30
  SECTION 10.02. Expenses...............................................    A-31
  SECTION 10.03. Severability...........................................    A-31
  SECTION 10.04. Assignment; Binding Effect; Benefit....................    A-31
  SECTION 10.05. Specific Performance...................................    A-32
  SECTION 10.06. Governing Law..........................................    A-32
  SECTION 10.07. Headings...............................................    A-32
  SECTION 10.08. Counterparts...........................................    A-32
  SECTION 10.09. Entire Agreement.......................................    A-32

ARTICLE XI DEFINITIONS..................................................    A-32

  SECTION 11.01. Certain Definitions....................................    A-32

   SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of August 3, 2001 (this "Agreement") among Cardiac Science, Inc., a Delaware corporation ("Parent"), Cardiac Science Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Survivalink Corporation, a Minnesota corporation (the "Company").


                                   WITNESSETH

   WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it fair to and in the best interests of each corporation and its respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

   WHEREAS, the parties hereto have previously entered into an Agreement and Plan of Merger, dated as of February 14, 2001 (the "Original Agreement") pursuant to which the Company shall merge with and into Merger Sub (the "Merger") in accordance with the Minnesota Business Corporations Act, as amended (the "MBCA");

   WHEREAS, the parties hereto have previously amended and restated the Original Agreement, pursuant to the First Amended and Restated Agreement and Plan of Merger, dated as of June 5, 2001 (the "First Amendment");


   WHEREAS, the parties hereto desire to amend and restate in its entirety the First Amendment on the terms and conditions set forth herein; and,


   WHEREAS, for federal income tax purposes, the parties to this Agreement intend for the Merger to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   SECTION 1.01. The Merger. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the MBCA, at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by executing and filing the articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota and making all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or at such later time as is specified in the Articles of Merger in accordance with the MBCA (the "Effective Time").

   SECTION 1.02. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   SECTION 1.03. Articles of Incorporation; Bylaws. From and after the Effective Time until thereafter amended as provided by law, (i) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and
(ii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

   SECTION 1.04. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE II

             CONVERSION OF SECURITIES; MERGER CONSIDERATION; ESCROW

   SECTION 2.01. Conversion of Securities; Merger Consideration. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Shareholders' Representative, pursuant to this Agreement, the Articles of Merger and the MBCA:

     (a) Subject to the other provisions of this Section 2.01, each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and extinguished and converted into the right to receive (i) the Stock Merger Consideration Per Common Share (less 5% of that amount, which represents the Parent Common Shares that are to be placed in escrow in accordance with
  Section 2.04 below), and (ii) the Non-Stock Merger Consideration Per Common Share (less 5% of that amount, as to which Parent Notes are to be placed in escrow in accordance with Section 2.04 below), subject to adjustment for amounts withheld pursuant to Section 2.02(h) below.

     (b) Subject to the other provisions of this Section 2.01, each of the shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be canceled and extinguished and converted into the right to receive (i) the Stock Merger Consideration Per Preferred Share (less 5% of that amount, which represents the Parent Common Shares that are to be placed in escrow in accordance with
  Section 2.04 below), and (ii) the Non-Stock Merger Consideration Per Preferred Share (less 5% of that amount, as to which of Parent Notes are to be placed in escrow in accordance with Section 2.04 below), subject to adjustment for amounts withheld pursuant to Section 2.02(h) below.

     (c) The Company shall take all necessary action, including obtaining the consent of holders of Company Options to the extent necessary, to provide that each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested shall automatically become immediately vested and exercisable and each holder of a Company Option shall exercise, or the Company shall cancel, all such Company Options prior to the Effective Time such that no Company Options or other rights to purchase the capital stock of the Company shall be outstanding at the Effective Time. Subject to the provisions of this Section 2.01, each cancelled Company Option shall be converted into the right to receive (i) the Stock Merger Consideration Per Option Share (less 5% of that amount, which represents the Parent Common Shares that are to be placed in escrow in accordance with
  Section 2.04 below), and (ii) the Non-Stock Merger Consideration Per Option Share (less 5% of that amount, as to which Parent Notes are to be placed in escrow in accordance with Section 2.04 below), subject to adjustment for amounts withheld pursuant to Section 2.02(h) below.

     (d) Holders of Dissenting Shares shall only be entitled to receive from Parent an amount per Dissenting Share determined pursuant to Section 2.03.

   SECTION 2.02. Exchange of Company Shares.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the "Exchange Agent") to act as agent for the holders of the Company Outstanding Shares (excluding holders of Dissenting Shares) for the purpose of exchanging certificates representing shares of Company Common Stock and Company Preferred Stock ("Certificates") and documents representing Company Options (the "Option Agreements"), in each case as of immediately prior to the Effective Time, for the applicable Merger Consideration Per Share pursuant to an agreement (the "Exchange Agreement") among Parent, the Company and the Exchange Agent reasonably satisfactory to such parties. The fees and expenses of the Exchange Agent shall be paid by Parent and Parent shall indemnify the Exchange Agent against any actions taken by the Exchange Agent pursuant hereto or to the Exchange Agreement, other than acts or omissions which constitute bad faith, willful misconduct or gross negligence.

     (b) At the Effective Time, Parent shall remit to the Exchange Agent the cash, Parent Common Shares, and Parent Notes representing the Total Merger Consideration, (i) less the Escrow Amount and any amounts withheld pursuant to Section 2.02(h) and (ii) as adjusted pursuant to Section 2.03 in the event there are any Dissenting Shares (collectively, the "Payment Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration Per Share contemplated to be paid to each holder of Company Outstanding Shares (excluding holders of Dissenting Shares) pursuant to Section 2.01 out of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly set forth in this Agreement.

     (c) As soon as practicable after the Effective Date, the Surviving Corporation shall cause the Exchange Agent to mail to the holders of Certificates and Option Agreements a letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of the Certificates and the Option Agreements for payment of the Merger Consideration Per Share therefor. Upon the surrender of each Certificate and/or Option Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the Exchange Agent shall pay to the holders of such Certificates and/or Option Agreements out of the Payment Fund the applicable Merger Consideration Per Share, as adjusted, multiplied by the number of Company Outstanding Shares represented by such Certificates and/or Option Agreements.

     (d) Immediately after the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company capital stock thereafter on the records of the Company.

     (e) After the Effective Time, no dividends or other distributions shall be paid to the holder of any unsurrendered Company Outstanding Shares.

     (f) Until surrendered as contemplated by this Section 2.02, each Certificate and Option Agreement shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration Per Share. The Total Merger Consideration paid pursuant to this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to all Outstanding Shares.

     (g) Promptly following the first anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of an unsurrendered Certificate or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable Merger Consideration Per Share, as adjusted pursuant to Section 2.01(a), (b) and (c); provided, however, that in no event shall the amount paid pursuant to this Section 2.02(g) exceed the amount of the remaining Payment Fund returned to the Surviving Corporation pursuant to the preceding sentence. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Outstanding Shares or Company Options for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

     (h) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Non-Stock Merger Consideration Per Share otherwise payable pursuant to this Agreement to any holder of any Certificate or Option Agreement such amounts, if any, as it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by either the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Option Agreement in respect of which such deduction and withholding was made.

   SECTION 2.03. Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, if Sections 302A.471 and 302A.473 of the MBCA are applicable to the Merger, Outstanding Shares that are issued and outstanding as of the record date of the meeting of the Company Shareholders called for the purpose of voting on this Agreement and the Merger and that are held by Company Shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such shares in the manner provided in Section 302A.473 of the MBCA and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive any portion of the Total Merger Consideration, but the holders thereof shall be entitled only to such rights as are granted by Sections 302A.471 and 302A.473 of the MBCA. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Sections 302A.471 and 302A.473 of the MBCA shall receive payment therefor from the Surviving Corporation in accordance with the MBCA; provided, however, that if, prior to the Effective Time, any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal of such shares under Sections 302A.471 and 302A.473 of the MBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment of the Merger Consideration Per Share to be paid therefor pursuant to Section 2.01, and such shares shall not be deemed to be Dissenting Shares.

     (b) The Company shall give Parent (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Sections 302A.471 and 302A.473 of the MBCA received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such sections of the MBCA. The Company shall have the right to participate in such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent (which will not be unreasonably withheld or delayed) or as otherwise required by law, make any payment with respect to, settle or offer to settle, any such demands.

   SECTION 2.04. Escrows.

     (a) Purchase Price Holdback. Prior to the Effective Time, Parent, the Shareholders' Representative and the Escrow Agent (defined below) shall enter into a one-year escrow agreement (the "Purchase Price Escrow Agreement") with an escrow agent selected by Parent and reasonably acceptable to the Company (the "Escrow Agent") substantially in the form of Exhibit A hereto. Pursuant to the terms of the Purchase Price Escrow Agreement, at the Effective Time, Parent shall deposit Parent Common Shares and Parent Notes in an amount equal to 5% of the Total Merger Consideration to be issued to the Company Holders (as defined in Section 9.02) pursuant this Agreement (the "Escrow Amount") into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Distributions of any amounts from the Escrow Account shall be governed by the terms and conditions of the Purchase Price Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each holder of Company Outstanding Shares shall be in proportion to the aggregate amount of cash that such holder would otherwise be entitled to receive under Section 2.01 by virtue of ownership of Company Outstanding Shares.

     (b) Company Employee Tax Loans Escrow. Prior to the Effective Time, Parent, the Shareholders' Representative, and the Escrow Agent shall enter into an escrow agreement in a form mutually agreed upon by the parties (the "Tax Escrow Agreement"), which shall terminate upon the earlier of (i) full repayment and satisfaction of indebtedness under the then-outstanding Parent Notes, or (ii) December 31, 2002. Pursuant to the terms of the Tax Escrow Agreement, at the Effective Time, Parent shall deposit a maximum aggregate of $2,200,000 in cash into an escrow account for the purpose of making loans to employees of the Company to facilitate satisfaction of such employees' tax obligations arising in connection with the disposition and/or exercise of employee options at the Effective Time (the "Tax Escrow Account"). Each such loan shall be evidenced by a secured non-recourse note in a form reasonably acceptable to Company and Parent, which note shall be secured by, and as to which Parent shall have a right of offset against, any amounts payable to such employee under Parent Notes issued to such employee as consideration for the Merger. On or before the Effective Time, the Company shall provide a schedule of such estimated Company employee tax liabilities, on a per-employee basis, and an estimated allocation of funds in the Tax Escrow Account with regard thereto. Distributions of any amounts from the Tax Escrow Account shall be governed by the terms and conditions of the Tax Escrow Agreement.


   SECTION 2.05. Maximum Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, the aggregate value delivered by Parent in exchange for the Company Outstanding Shares shall not exceed: (i) cash in the amount of $10,500,000; (ii) Parent Notes in aggregate principal amount of $25,800,000; and (iii) 18,150,000 shares of Parent Common Stock, except in the event of a Tax Free Reorganization Adjustment. Total Exercise Price (as defined in Section 6.11).


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Merger Sub that:

   SECTION 3.01. Organization and Qualification.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority or governmental approvals would not have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

     (b) Except as set forth in Section 3.01(b) of the disclosure schedule delivered by the Company to Parent concurrently with the execution of the Original Agreement (the "Company Disclosure Schedule"), the Company does not directly or indirectly own, or have outstanding contractual obligations to acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity.

   SECTION 3.02. Articles of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the Bylaws of the Company, each as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

   SECTION 3.03. Capitalization. As of the date of the Original Agreement, the authorized capital stock of the Company consists of 50,000,000 shares, par value $.01 per share, comprising the following: (i) 4,188,094 shares of Company Series A Stock, of which 3,717,037 shares are issued and outstanding;
(ii) 891,085 shares of Company Series B Stock, of which 760,824 shares are issued and outstanding; and (iii) 44,920,821 shares of Company Common Stock, of which 5,930,391 shares are issued and outstanding. As of the date of the Original Agreement, no person holds or is entitled to any outstanding subscriptions, warrants, options, calls, convertible securities, commitments of sale or similar rights to purchase or otherwise acquire any shares of, or any security convertible into or exchangeable for, the issued or unissued capital stock of, or other ownership interest in, the Company, except for (a) the conversion privileges of the Company Preferred Stock, (b) currently outstanding options to purchase 4,831,100 shares of Company Common Stock, (c) currently outstanding warrants to purchase 1,610,207 shares of Company Common Stock, and
(d) as disclosed in Section 3.03 of the Company Disclosure Schedule. Except as disclosed in Section 3.03 of the Company Disclosure Schedule, the Company is not a party to or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons which affects or relates to the voting or giving of written consents with respect to any capital stock or by an officer, director or employee of the Company. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. In the case of unissued shares, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person. All Company Outstanding Shares have been issued or granted in material compliance with applicable federal and state securities laws.

   SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the Company's shareholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than with respect to the Merger, (i) the approval and adoption of this Agreement and the Merger by the vote of the shareholders of the Company in accordance with the Company's Articles of Incorporation (the "Company Shareholders' Vote"), and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, in each case as required by the MBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   SECTION 3.05. Company Board Approval. The Board of Directors of the Company has (i) approved this Second Amendment and Restated Agreement and the Merger,
(ii) determined that the Merger is in the best interest of the Company Shareholders and is on terms that are fair to the Company Shareholders and
(iii) voted to submit this Agreement and the Merger, the transactions contemplated by this Agreement and any related proposals to the vote and approval of the Company Shareholders.


   SECTION 3.06. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not: (i) conflict with or violate the Articles of Incorporation or

  Bylaws of the Company; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made, conflict with or violate any federal, national, state, provincial, municipal or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree, whether of the U.S., or another jurisdiction ("Law"), applicable to the Company or by which any property or asset of the Company is bound or affected; or (iii) except as set forth in
  Section 3.06 of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority, whether of the U.S., or another jurisdiction (a "Governmental Entity") or any other third party, except: (i) for the applicable requirements of (A) the MBCA with respect to the filing of the Articles of Merger; and (B) the consent of the parties listed in Section 3.06 of the Company Disclosure Schedule (the "Company Required Consents") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   SECTION 3.07. Permits; Compliance.

     (a) Except as disclosed in Section 3.07(a) of the Company Disclosure Schedule, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where such failure would not have a Material Adverse Effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where such failure would not have a Material Adverse Effect.

     (b) Except as disclosed in Section 3.07(b) of the Company Disclosure Schedule, the Company is not in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected or (iii) any Company Permits, except in each case for any such conflicts, defaults or violations that would not have a Material Adverse Effect.

   SECTION 3.08. Financial Statements. The Company has delivered to Parent copies of (a) the audited balance sheet as of December 31, 2000 of the Company (the "Company Balance Sheet"), the audited income statement for the twelve months ended December 31, 2000, the unaudited balance sheet as of March 31, 2001 of the Company, and the unaudited income statement for the period ended March 31, 2001 (such statements and the Company Balance Sheet are referred to herein as the "Latest Financial Statements") and (b) the audited balance sheets, as of December 31, 1999, December 31, 1998 and December 31, 1997 of the Company and the audited statements of earnings, shareholders' equity and cash flows of the Company for each of the years ended December 31, 1999, December 31, 1998 and December 31, 1997 (collectively, the "Audited Financial Statements"). The Latest Financial Statements and the Audited Financial Statements are based upon the information contained in the books and records of the Company and fairly present in all material respects the financial condition of the Company as of the dates thereof and the cash flows and results of operations for the periods referred to therein. The Audited Financial Statements have been prepared in accordance with GAAP. The Latest Financial Statements have been prepared in accordance with GAAP applicable to unaudited interim financial statements (and thus may not contain all notes, normal year-end adjustments and prior period comparative data that are required to be prepared in accordance with GAAP), applied in a manner consistent with the Audited Financial Statements, and reflect all adjustments necessary to a fair statement of the results for the interim period(s) presented.

   SECTION 3.09. Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or as set forth in Section 3.09 of the Company Disclosure Schedule, the Company does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities and obligations, which have been incurred since the date of the Company Balance Sheet in the ordinary course of business and which would not have a Material Adverse Effect.

   SECTION 3.10. Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, (a) the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) the Company has not suffered any Material Adverse Effect.

   SECTION 3.11. Absence of Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or Governmental Entity. Neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   SECTION 3.12. Employee Benefit Matters.

     (a) Plans and Material Documents. Section 3.12(a) of the Company Disclosure Schedule lists: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, long term incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, change in control, and severance agreements, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company; (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA; and (iv) any contracts, arrangements or understandings between the Company and any employee of the Company including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (collectively, the "Company Benefit Plans"). Copies or summaries of each material Company Benefit Plan have been provided to Parent. The Company has no express or implied commitment to create, adopt or amend any employee benefit plan, program, arrangement or agreement, other than any immaterial modification or any modification or change required by applicable law.

     (b) Absence of Certain Types of Plans. None of the Company Benefit Plans is a multi employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan").

     (c) Compliance. Each Company Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws and regulations, including, without limitation, ERISA and the Code. No material legal action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action, claim or proceeding.

     (d) Qualification of Certain Plans. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") concerning all provisions applicable to the plan for which determination letters are currently available and that the Company Benefit Plan is so qualified and each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt.

     (e) Absence of Certain Liabilities. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course). There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. The Company has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan. None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code. The Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code.

     (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, and all contributions to the Company Benefit Plans intended to be qualified pursuant to Section 401(a) of the Code have been or will be fully deductible.

     (g) No Severance Payments. Except as described in Section 3.12(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or
  (iii) constitute a "change in control" under any Company Benefit Plan or within the meaning of such term under Section 280G of the Code. Assuming approval by the Company Shareholders of the 280G Payments (as defined in Section 6.09(d)), no amounts payable as a result of the consummation of the transaction contemplated by this Agreement, whether solely or in connection with another event, will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

   SECTION 3.13. Material Contracts.

     (a) Subsections (i) through (iv) of Section 3.13(a) of the Company Disclosure Schedule contain a list of the following types of written contracts and agreements (including all amendments thereto) to which the Company is a party as of the date of the Original Agreement (collectively, the "Company Material Contracts"):

       (i) each contract and agreement which (A) is likely to involve consideration of more than $100,000 in the aggregate during the fiscal year ending December 31, 2001, or (B) is likely to involve consideration of more than $100,000 in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company without penalty or further payment and without more than 60 days' notice;

       (ii) all contracts and agreements evidencing indebtedness of more than $100,000;

       (iii) all contracts and agreements, other than distributor agreements entered into in the ordinary course of business, that limit the ability of the Company to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

       (iv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of its business, or the absence of which would prevent or materially delay the consummation of the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect.

     (b) (i) Each Company Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law, and in the case of any indemnity provisions contained therein, is limited by public policy considerations); (ii) the Company is not in default in any material respect, or has not received notice that it is in default, under any Company Material Contract and, to the Company's knowledge, no other party is in default in any material respect under any Company Material Contract; and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall constitute a material default, give rise to cancellation rights or otherwise adversely affect any of the Company's material rights under any Company Material Contract. The Company has provided or made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

   SECTION 3.14. Environmental Matters. Except as described in Section 3.14 of the Company Disclosure Schedule: (a) the Company is in material compliance with all applicable Environmental Laws; (b) the Company has not received notice of a violation of any Environmental Law; (c) the Company has no material liability for environmental clean-up, removal, remediation, or damages; and (d) the Company has all permits, licenses and other authorizations required under any applicable Environmental Law ("Environmental Permits") and is in compliance in all material respects with its Environmental Permits.

   SECTION 3.15. Title to Properties; Absence of Liens and Encumbrances. The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") except (i) as reflected in the Audited Financial Statements or Latest Financial Statements; (ii) as disclosed in
Section 3.15 of the Company Disclosure Schedule; or (iii) for such Liens or other imperfections of title and encumbrances, if any, which would not have a Material Adverse Effect.

   SECTION 3.16. Intellectual Property. Except as described in Section 3.16 of the Company Disclosure Schedule:

     (a) to the knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company that the conduct of the business of the Company as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party;

     (b) with respect to each item of Intellectual Property owned by the Company and material to the business, financial condition or results of operations of the Company ("Company Owned Intellectual Property"), the Company is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its business;

     (c) the Company does not license from any third party any Intellectual Property that is material to the business, financial condition or results of operations of the Company;

     (d) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part;

     (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property;

     (f) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder;

     (g) neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property; and

     (h) Section 3.16 of the Company Disclosure Schedule contains a complete list of the Company Owned Intellectual Property.

   SECTION 3.17. Taxes. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

     (a) All Tax Returns required to be filed by the Company on or prior to the date hereof have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The foregoing Tax Returns are not subject to penalties under Section 6662 of the Code or any corresponding provision of the Tax law. The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. There are no liens on any of the assets of the Company with respect to Taxes, other than liens for Taxes not yet due and payable and Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. An extension of time within which to file any Tax Return which has not been filed has not been requested or granted.

     (b) No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Shareholders' Representative or the directors or officers (and employees responsible for Tax matters) of the Company has knowledge based upon contact with any agent of such authority. The Tax Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the Company's knowledge, threatened (either in writing or verbally, formally or informally). No Tax deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of the Company, and the Company has not received notice (either in writing or verbally, orally or informally) and does not expect to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Company is neither a party to any proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Company or any of its assets.

     (c) The Company has furnished Parent true and complete copies of all federal and state income tax income or franchise Tax Returns for the Company for all periods ending in 1997, 1998 and 1999, and those in 2000 that have been filed. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has such waiver or extension been requested from the Company.

     (d) The Company has not: (A) filed a consent under Code Section 341(f) concerning collapsible corporations; (B) been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (C) been a member of an affiliated group filing a consolidated federal income Tax Return, (D) executed, become subject to, or entered into any closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other Tax law, (E) received approval to make or agreed to a change in accounting method, or (F) incurred or assumed any liability for the Taxes of any person. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     (e) The Company is not a party to any agreement, contract, arrangement or plan that, individually or in the aggregate, has resulted or would result in connection with this Agreement, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

     (f) No Company asset is property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; none of the Company assets is "Tax-exempt use property" within the meaning of Section 168(h) of the Code; the Company has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; neither Seller nor the Company is a person other than a United States person within the meaning of the Code; the transaction contemplated herein is not subject to the Tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code or of any other provision of law; the Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; and the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

     (g) The Company has no liabilities for unpaid Taxes which have not been accrued or reserved against in the Company Balance Sheet, and the Company has not incurred any liabilities for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business consistent with past practice.

     (h) The Company is not a party to any tax allocation or sharing agreement with any person, or a party to any agreement to indemnify any person with respect to Taxes.

     (i) The Company has obtained all exemption certificates for sales and use tax purposes or other appropriate documentation that meets the requirements of the relevant taxing authorities for establishing exemption from sale and use tax.

     (j) For purposes of this Agreement, (i) "Tax" or "Taxes" shall mean any income, gross income, gross receipts, profits, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and (ii) "Tax Return" shall mean any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other taxing authority, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

   SECTION 3.18. Insurance. The Company has provided or made available to Parent true and complete copies of all policies of insurance to which the Company is a party or is a beneficiary or named insured. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company.

   SECTION 3.19. Affiliate Transactions. (a) Except as set forth in Section 3.19(a) of the Company Disclosure Schedule, no officer or director of the
Company:

       (i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company, provided, however, that the ownership of securities (A) by a mutual fund to which a director is affiliated or (B) representing no more than five percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" as long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;

       (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company); or

       (iii) has outstanding any indebtedness to the Company.

     (b) Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, except for the payment of employee compensation in the ordinary course of business, the Company does not have any liability or any other obligation of any nature whatsoever to any shareholder of the Company or any affiliate thereof or to any officer or director of the Company.

   SECTION 3.20. Labor Matters. Except as described in Section 3.20 of the Company Disclosure Schedule, (i) the Company is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) the Company has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (iii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Entity with respect to any current or former employees of the Company; and (iv) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which charge has been asserted or now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employed any person.

   SECTION 3.21. Customers and Suppliers. No customer which individually accounted for more than 5% of the Company's gross revenues during the twelve-month period preceding the date hereof, and no material supplier of the Company, has cancelled or otherwise terminated prior to the expiration of the contract term, or, to the Company's knowledge, made any written threat to the Company to cancel or otherwise terminate its relationship with the Company. The Company has not (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

   SECTION 3.22. Brokers. No broker, finder or investment banker (other than William Blair & Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

   SECTION 3.23. Additional Tax Matters. Except as set forth in Section 3.23 of the Company Disclosure Schedule:

     (a) Pursuant to the Merger, Merger Sub will acquire at least 90% of the fair market value of the net assets of the Company and at least 70% of the fair market value of the of the gross assets of the Company held immediately prior to the Merger. For purposes of this Section 3.23, amounts paid by the Company to holders of Dissenting Shares, amounts paid by the Company to holders of Company Outstanding Shares who received cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included as assets of Company immediately prior to the Merger.

     (b) The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business.

     (c) The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (d) The Company is not aware of any plan or intention of Parent, Merger Sub nor any person related to Parent or Merger Sub (as defined in Treasury Regulations Section 1.368-1(e)(3)) to acquire or redeem any Parent Common Stock issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person.

     (e) To the knowledge of the Company, prior to or in the Merger, neither Parent, Merger Sub nor any person related to Parent or Merger Sub (as defined in Treasury Regulations Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, stock of the Company with consideration other than Parent Common Stock.

     (f) There is no intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company and Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

     (g) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

   SECTION 3.24. Entire Representations and Warranties. Except for the representations and warranties contained in this Agreement or any other agreement or document contemplated hereby, the Company makes no other express or implied representation or warranty in respect of the Company that could give rise to a claim for indemnification hereunder.

   SECTION 3.25. Registration Statement; Proxy Statement/Prospectus. The information supplied by the Company for inclusion in (i) the Registration Statement (as defined in Section 6.13), at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, or, (ii) the Exemption Application (including any amendments or supplements thereto), at the time the Exemption Application is filed with the appropriate securities regulatory authority shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the Company Shareholders in connection with the solicitation of proxies for the Company Shareholder Vote (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Company Shareholders and at the time of the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Vote which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

   SECTION 4.01. Organization and Qualification; Subsidiaries. Parent and each subsidiary of Parent, including Merger Sub (collectively, the "Parent Subsidiaries"), is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority or governmental approvals would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Each of Parent and the Parent Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.

   SECTION 4.02. Certificate of Incorporation and Bylaws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation or equivalent charter document and Bylaws, each as amended to date, of Parent and the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date. Such respective organizational documents are in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of its respective organizational documents.

   SECTION 4.03. Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of Parent's and Merger Sub's stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, other than (i) the approval and adoption of this Agreement and the Merger by the vote of the sole stockholder of Merger Sub in accordance with the Articles of Incorporation of Merger Sub and/or applicable law ("Merger Sub Stockholder's Vote"), (ii) the approval and adoption by the vote of the stockholders of Parent of (A) the Parent Charter Amendment in accordance with the Certificate of Incorporation of Parent and (B) the Nasdaq Stock Issuance in accordance with the regulations of the National Association of Securities Dealers and The Nasdaq Stock Market ("Parent Stockholders' Vote"), and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota as required by the MBCA. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and,

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assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

   SECTION 4.04. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, the Articles of Incorporation or Bylaws of Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (b) The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance of this Agreement by each of Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the MBCA with respect to the filing of the Articles of Merger; (ii) the filing by Parent with the SEC, any state securities law authorities and the Nasdaq National Market of any notices, filings, reports or information as may be required under the Securities Act, the Exchange Act, any other applicable federal or state securities laws or the rules and regulations of the Nasdaq National Market in connection with the issuance of the Parent Common Shares and the Parent Notes, and the other transactions contemplated by this Agreement (the "Parent Required Consents"), and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Material Adverse Effect, or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement.

   SECTION 4.05. Capitalization. As of the date of the Original Agreement, the authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, of which 24,779,572 shares are issued and outstanding. As of the date of the Original Agreement, no person holds or is entitled to any outstanding subscriptions, warrants, options, calls, convertible securities, commitments of sale or similar rights to purchase or otherwise acquire any shares of, or any security convertible into or exchangeable for, the issued or unissued capital stock of, or other ownership interest in, Parent, except for
(i) currently outstanding options to purchase 2,686,045 shares of Parent Common Stock and (ii) currently outstanding warrants to purchase 1,111,101 shares of Parent Common Stock. All shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

   SECTION 4.06. Parent Securities. The Parent Common Shares and Parent Notes to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive right.

   SECTION 4.07. SEC Reports. Prior to the date of this Agreement, Parent has timely filed, and has made available to the Company, complete and accurate copies of all forms, reports, schedules, statements and other documents filed or required to be filed by it with the Securities and Exchange Commission ("SEC") since January 1, 1998 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "Parent SEC Reports"). At the time filed, the Parent SEC Reports (i) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable laws and rules and regulations of the SEC.

   SECTION 4.08. Financial Statements. The financial statements of Parent (including any footnotes) contained in the Parent SEC Reports (i) complied, at the time filed, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) are based upon the information contained in the books and records of Parent and its consolidated subsidiaries and (iii) fairly present in all material respects the financial condition of Parent and its consolidated subsidiaries as of the dates thereof and the cash flows and results of operations for the periods referred to therein, subject to normal and recurring year-end adjustments. The audited financial statements of Parent (including any footnotes) contained in the Parent SEC Reports have been prepared in accordance with GAAP. The unaudited financial statements of Parent (including any footnotes) contained in the Parent SEC Reports have been prepared in accordance with GAAP applicable to unaudited financial statements and in conformity with the requirements of Form 10Q of the Exchange Act.

   SECTION 4.09. Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the balance sheet of Parent contained in the most recent Parent SEC Report (or in the notes thereto) (the "Parent Balance Sheet"), Parent does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for liabilities and obligations, which have been incurred since the date of the Parent Balance Sheet in the ordinary course of business and which would not have a Material Adverse Effect.

   SECTION 4.10. Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, other than its pending publicly disclosed transaction,
(a) Parent has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) Parent has not suffered any Material Adverse Effect.

   SECTION 4.11. Absence of Litigation. Except as disclosed in the Parent SEC Reports, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any court, arbitrator or Governmental Entity. Neither Parent nor any property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator.

   SECTION 4.12. Parent Board Approval. The Board of Directors of Parent has
(i) approved this Second Amended and Restated Agreement and the Merger, the Parent Charter Amendment and the Nasdaq Stock Issuance, (ii) determined that the Merger is in the best interest of the stockholders of Parent and (iii) voted to submit the Parent Charter Amendment and the Nasdaq Stock Issuance to the vote and approval of the stockholders of Parent.


   SECTION 4.13. Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

   SECTION 4.14. Financing. By the Termination Date, Parent shall have sufficient funds available to complete the transactions contemplated hereby. Any equity financing, or series of financings, of Parent prior to the date that is ninety days following the Effective Time shall be (i) at a price per share of Parent Common Stock of not less than $2.00 (with the price per share of any preferred or convertible stock being calculated on an as-if-converted into Common Stock basis), and (ii) shall not include an issuance of preferred stock with an aggregate purchase price of more than $15,000,000.

   SECTION 4.15. Tax Matters.

     (a) Prior to or in the Merger, neither Parent, Merger Sub nor any person related to Parent or Merger Sub (as defined in Treasury Regulations Section 1.368-1(e)(3)) will have acquired directly or through any transaction, agreement or arrangement with any other person, capital stock of the Company with consideration other than Parent Common Stock.

     (b) Merger Sub has no plan or intention to issue additional shares of its capital stock following the Merger that would result in Parent losing "control" of Merger Sub within the meaning of Section 368(c) of the Code.

     (c) Parent has no plan or intention to liquidate Merger Sub; to merge Merger Sub with or into another corporation, except if Merger Sub is surviving corporation; to sell or otherwise dispose of the stock of Merger Sub, except for transfers of capital stock to corporations controlled by Parent; or to cause Merger Sub to sell or otherwise dispose of any of its assets acquired from the Company, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Merger Sub.

     (d) Following the Merger, Merger Sub will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business.

     (e) There is not intercorporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, acquired or will be settled at a discount.

     (f) Prior to the Merger, Parent will own directly all of the outstanding capital stock of Merger Sub and Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

     (g) Neither Parent nor Merger Sub is an investment company as defined in
  Section 368(a)(2)(F)(iii) and (iv) of the Code.

   SECTION 4.16. Entire Representations and Warranties. Except for the representations and warranties contained in this Agreement or any other agreement or document contemplated hereby, Parent and Merger Sub make no other express or implied representation or warranty in respect of Parent or Merger Sub that could give rise to a claim for indemnification hereunder.

   SECTION 4.17. Title to Properties; Absences of Liens and
Encumbrances. Except as described in Schedule 4.17, to the knowledge of Parent after due and reasonable investigation, Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal, and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the financial statements contained in the SEC Reports.

   SECTION 4.18. Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent and Merger Sub for inclusion in the Registration Statement, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, and (ii) the Exemption Application (including any amendments or supplements thereto), at the time the Exemption Application is filed with the appropriate securities regulatory authority, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company Shareholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Vote which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent and Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

   SECTION 5.01. Conduct of Business by the Company Pending the Merger.

     (a) The Company agrees that, between the date of the Original Agreement and the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Parent shall otherwise consent in writing:

       (i) the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

       (ii) the Company shall use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers, licensors, licensees and other persons with which the Company has significant business relations.

     (b) By way of amplification of Section 5.01(a) and not limitation, except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of the Original Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of
  Parent:

       (i) amend or change its Articles of Incorporation or Bylaws, except in connection with the Company Charter Amendment (as defined in Section 6.01);

       (ii) transfer, issue, sell, pledge, lease, license, dispose, grant, encumber, or authorize for transfer, issuance, sale, pledge, lease, license, disposition, grant or encumbrance (i) any shares of its capital stock of any class or series, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company (except for (A) the issuance of Common Stock of the Company pursuant to the exercise or conversion of a Company Option or Company Preferred Stock outstanding as of the date hereof and (B) the transfer by gift or donation of capital stock of the Company by a Company Shareholder to a third party donee) or (ii) any assets of the Company, except, in the case of this subsection (ii), in the ordinary course of business and in a manner consistent with past practice;

       (iii) authorize, declare, set aside, make or pay any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than the declaration and payment of the payment-in-kind dividend to the holders of Company Preferred Stock and the related common stock dividends to Venture Lending & Leasing, Inc., and Venture Lending & Leasing II, Inc.;

       (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

       (v) acquire (including, without limitation, by merger, consolidation, acquisition of stock or assets or any other business combination) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and which are not in connection with the acquisition of all, or substantially all of a business;

       (vi) incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person, or make any loans or advances or grant any security interest in any of its assets, except for trade payables in the ordinary course of business and indebtedness under the Company's existing credit arrangements incurred in the ordinary course of business and consistent with past practice and for other indebtedness with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000, other than a bridge financing of up to $1,000,000 with certain holders of Company Preferred Stock;

       (vii) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $150,000, or modify, amend or terminate any existing Company Material Contract or modify, amend, waive or consent to the termination of any of the Company's rights thereunder, other than modifications, amendments or terminations in the ordinary course of business consistent with past practices, other than extension of the due date of the promissory notes issued to certain holders of Company Preferred Stock;

       (viii) make or authorize any capital expenditures, other than capital expenditures (a) reflected in the capital expenditure budgets previously provided to Parent or (b) less than $150,000 in the aggregate;

       (ix) waive any stock repurchase or acceleration rights, amend or change the terms of any warrants, options or restricted stock, or reprice options granted under any Company Benefit Plan or authorize cash payments in exchange for any options granted under any such plans;

       (x) increase the compensation payable or to become payable to its directors, officers or employees, except for increases in accordance with past practices, in salaries or wages of officers and employees of the Company, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company (except, in the case of employees who are not officers or directors, as consistent with existing policies of the Company or past practices), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

       (xi) commence or settle any Action;

       (xii) pay, discharge, satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Audited Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice;

       (xiii) make or revoke any Tax elections, adopt or change any method of Tax accounting, settle any Tax liabilities or take any action with respect to the computation of Taxes or the preparation of Tax returns that is inconsistent with past practice;

       (xiv) take any action, other than as required by GAAP, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

       (xv) agree to any audit assessment by any tax authority or file any income or franchise tax return unless copies of such returns have been delivered to Parent for its review prior to filing;

       (xvi) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

       (xvii) change any insurance coverage other than in the ordinary course of business;

       (xviii) announce an intention to, agree in writing to or otherwise take any action with respect to, the actions described in clauses (i) through (xviii) above; or

       (xix) take any action to cause the Company's representations and warranties set forth in Article III to be untrue in any material respect.

   SECTION 5.02. Conduct of Business by Parent Pending the Merger. Parent agrees that, between the date of the Original Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, Parent shall not directly or indirectly, take any action to cause Parent's representations and warranties set forth in Article IV to be untrue in any material respect.

   SECTION 5.03. Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement to be materially untrue or inaccurate or
(B) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects and (ii) any failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.01. Company Shareholders' Meeting. The Company shall (i) in accordance with the MBCA and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a meeting of the Company Shareholders (the "Company Shareholders' Meeting") for the purpose of voting upon the approval of (a) the Merger and this Agreement, (b) the 280G Payments, (c) an amendment to its Articles of Incorporation decreasing the number of authorized shares of Company Series A Stock and Company Series B Stock (the "Company Charter Amendment"), and (d) any related proposals; and (ii) recommend that the Company Shareholders vote in favor of all such matters. The Company shall use commercially reasonable efforts to hold the Company Shareholders' Meeting as soon as practicable after the date hereof.

   SECTION 6.02. Parent Stockholder's Meeting. Parent shall (i) in accordance with the Delaware General Corporation Law ("DGCL") and its Certificate of Incorporation and Bylaws, duly call, give notice of, convene and hold a meeting of the stockholders of Parent (the "Parent Stockholders' Meeting") for the purpose of voting upon the approval of (A) an amendment to the Certificate of Incorporation of Parent increasing the number of authorized shares of Parent Common Stock (the "Parent Charter Amendment"), (B) the issuance of the Parent Common Shares pursuant to this Agreement, as required under the regulations of the National Association of Securities Dealers and The Nasdaq Stock Market (the "Nasdaq Stock Issuance"), (C) any other proposals to come properly before the meeting; and (ii) recommend that the stockholders of Parent vote in favor of all such matters. Parent shall use commercially reasonable efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date hereof.

   SECTION 6.03. Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party or pursuant to applicable law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause its officers, directors, employees, accountants, legal counsel, investment banks, agents and other representatives (collectively, "Representatives") to, (i) provide to Parent and its Representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request; provided, however, that the access and information shall be provided pursuant to clauses (i) and (ii) in such a way as to minimize disruption to the operations of the business of the Company. Parent shall, and Parent shall cause its Representatives to, keep such information confidential in accordance with the terms of the Confidentiality Agreement, dated as of November 1, 2000, as supplemented, between Parent and the Company (the "Confidentiality Agreement").

   SECTION 6.04. No Solicitation of Transactions. Subject to the fiduciary duties of the Board of Directors under applicable Law, the Company shall not, and will instruct its Representatives not to, directly or indirectly, (i) initiate, solicit, negotiate or encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to a merger, consolidation, share exchange, business combination or a transfer of all or a substantial part of the Company's business or assets (each, a "Competing Transaction"), or (ii) enter into, maintain or continue discussions, or negotiate with, or provide any information to, any person or entity in furtherance of such inquiries or in order to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action.

   SECTION 6.05. Directors' and Officers' Indemnification and Insurance.

     (a) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous) with respect to claims arising from facts or events that occurred prior to the Effective Time.

     (b) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall honor the indemnification obligations set forth in this
  Section 6.04.

   SECTION 6.06. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

   SECTION 6.07. Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) use all commercially reasonable efforts to obtain from Governmental Entities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any Parent Subsidiary, including any Company Required Consents and Parent Required Consents, as the case may be, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement that are required under (A) the HSR Act, and any other antitrust regulations and (B) any other applicable Law, provided, however, that neither the Company nor Parent will be required by this Section 6.06 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (x) requires the divestiture of any assets of Parent, any Parent Subsidiary or the Company or (y) limits Parent's freedom of action with respect to, or its ability to retain, the Company or any portion thereof or any of Parent's or its affiliates' other assets or businesses.

   SECTION 6.08. Public Announcements. Each of Parent and the Company shall consult with each other before issuing any press release or making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

   SECTION 6.09. Certain Employee Benefits Matters. (a) For a period of one year following the Effective Time and effective upon the Merger, Parent shall, or shall cause the Surviving Corporation to, provide employee benefits to Surviving Corporation employees that, in the aggregate, are substantially comparable to the employee benefits that were provided to such Surviving Corporation employees under the employee benefit plans, programs and arrangements of the Company listed in Schedule 3.12(a) (excluding items 3, 4, and 13 listed in Schedule 3.12(a)) as in effect immediately prior to the Effective Time and that have been provided to Parent.

     (b) Parent covenants and agrees that it shall cause the Surviving Corporation to satisfy all severance obligations arising in connection with the transactions contemplated by the Merger and this Agreement pursuant to any Company Benefit Plan that has been provided to Parent.

     (c) Parent covenants and agrees that it shall cause the Surviving Corporation to satisfy, within 10 business days of the Effective Time, all obligations of the Company arising from and relating to the Company's 2000 bonus plan, as set forth on Schedule 6.09.

     (d) The Company covenants and agrees that, prior to the Effective Time, it shall take all action necessary to obtain shareholder approval, in accordance with the procedures prescribed under Proposed Treasury Regulation Section 1.280G-1, of all payments by the Company that may be subject to Section 280G of the Code (the "280G Payments") in connection with the consummation of the transactions contemplated by this Agreement in order to exclude such payments from the definition of the term "parachute payment" (as defined in Proposed Treasury Regulation Section 1.280G-1).

   SECTION 6.10. Break-Up Fee. The Break-Up Fee shall be a cash amount equal to $3,500,000. In the event that the transactions contemplated by this Agreement are not consummated prior to the Termination Date (as defined in Section 8.01(b)), due to failure to satisfy any condition to closing set forth in
Section 7.03, other than the condition set forth in Section 7.03(b), the Break-Up Fee shall be promptly delivered by Parent to the Company on or before six
(6) calendar days subsequent to the Termination Date. In the event that the transactions contemplated by this Agreement are not consummated prior to the Termination Date due to failure to comply with Section 6.04 or failure to satisfy any condition to closing set forth in Section 7.02, other than the condition set forth in Section 7.02(b), the Break-Up Fee shall be promptly delivered by Company to Parent on or before six (6) calendar days subsequent to the Termination Date. The parties acknowledge and agree that the failure to satisfy any condition to closing set forth in Section 7.01 shall not trigger payment of the Break-Up Fee by either party. The Break-Up Fee, if required to be delivered pursuant to this Section 6.10, shall constitute the sole and exclusive remedy of the party receiving the Break-Up Fee for any and all claims arising in connection with this Agreement.

   SECTION 6.11. Option Exercise Schedule and Account. (a) In connection with the closing of the Merger, immediately prior to the Effective Time, the Company shall deliver to Parent a schedule ("Option Exercise Schedule") setting forth
(i) the number of Company Options exercised between the date of the Original Agreement and the Effective Time ("Exercised Options"), including the number of shares of Company Common Stock issued in connection with such Exercised Options and (ii) the exercise price of such Company Options. Parent shall have the right to review and approve the Option Exercise Schedule. The Company hereby covenants and agrees to cause any person exercising an Exercised Option to pay the exercise price due in connection therewith in cash on the date of exercise.


     (b) All proceeds from the exercise of such Company Options shall be deposited by the Company into a separate bank account of the Company. No funds shall be disbursed from such separate account for any reason without the prior written authorization of Parent.

   SECTION 6.12. Further Assurances. Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated herein.

   SECTION 6.13. Registration of Parent Common Shares. As soon as reasonably practicable using its reasonable best efforts, Parent shall file (i) a registration statement under the Securities Act for the offer and sale of the Parent Common Shares to the Company Shareholders with the SEC (the "Registration Statement"), and (ii) an application for exemption from such registration with the appropriate securities regulatory authority, pursuant to an exemption available under the Securities Act and applicable state securities laws (the "Exemption Application"). Parent shall take all action reasonably necessary to cause the Registration Statement to be declared effective or the issuance of securities under the Exemption Application to be confirmed by the appropriate securities regulatory authority, including, without limitation, diligently and promptly responding to any comments, inquiries or requests for additional information from the SEC or other securities regulatory authority within at least ten calendar (10) days of receipt of such comments, inquiries or requests for information.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

   SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, injunction, executive order or award (an "Order") that is then in effect or pending or threatened and has, or would have, the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

     (b) Effective Securities Registration Statement or Exemption. The offer and sale of the Parent Common Shares to the Company Shareholders shall either be registered pursuant to a registration statement declared effective by the SEC under the Securities Act, or shall be exempt from such registration pursuant to an available exemption under the Securities Act and applicable state securities laws.

   SECTION 7.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company made in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Material Adverse Effect) shall be true and correct as of the date hereof and the Effective Time (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and the Company shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except for such failures to be true and correct that would not have a Material Adverse Effect; and Parent shall have received a certificate executed by an executive officer of the Company to that effect.

     (b) Consents. The Company shall have obtained all Company Required
  Consents.

     (c) Company Shareholders' Vote. The Company Shareholders' Vote shall have been obtained.

     (d) Resignation. All members of the Board of Directors of the Company shall have resigned effective as of the Effective Time.

     (e) Approval 280G Payments. The Company shall have obtained the requisite approval of the Company Shareholders of the 280G Payments (as described in Section 6.09(d) of this Agreement).

     (f) Escrow Agreement. The Escrow Agent and the Shareholders'
  Representative shall have executed and delivered to Parent the Escrow
  Agreement.

     (g) Shareholders Agreement. The Company Holders (as defined in Section 9.02) entitled to receive at least 90% of the Parent Common Shares pursuant to this Agreement shall have executed and delivered to Parent the Shareholders Agreement, in substantially the form attached hereto as Exhibit B (the "Shareholders Agreement").

     (h) Merger Consideration Calculation Schedule. The Company shall have delivered to Parent a schedule, approved by the Company's Board of Directors, setting forth the calculation of the Non-Stock Merger Consideration Per Common Share, the Non-Stock Merger Consideration Per Preferred Share, the Non-Stock Merger Consideration Per Option Share, the Stock Merger Consideration Per Common Share, the Stock Merger Consideration Per Preferred Share and the Stock Merger Consideration Per Option Share.

   SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub made in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Material Adverse Effect) shall be true and correct as of the date hereof and the Effective Time (except for representations and warranties that speak as of a specific date or time which need only be true and correct as of such date or time), and Parent and Merger Sub shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time, except for such failures to be true and correct that, in the aggregate, would not have a Material Adverse Effect; and the Company shall have received a certificate executed by an executive officer of Parent to that effect.

     (b) Consents. Parent shall have obtained all Parent Required Consents.

     (c) Parent Stockholders' Vote. The Parent Stockholders' Vote shall have been obtained.

     (d) Escrow Agreements. Parent and the Escrow Agent shall have executed and delivered to the Shareholders' Representative the Escrow Agreement and the Tax Escrow Agreement.

     (e) Shareholders Agreement. Parent shall have executed and delivered to the Shareholder's Representative the Shareholders Agreement.

     (f) Indenture. Parent shall have executed and delivered to Shareholders' Representative the Indenture.

     (g) Merger Sub Stockholders' Vote. The Merger Sub Stockholders' Vote shall have been obtained.

     (h) Securities Filing. Parent shall have filed (i) the Registration Statement with the SEC or (ii) the Exemption Application with the appropriate securities regulatory authority.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

     (a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of each of Parent and the Company;

     (b) by either Parent or the Company, if the Merger shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, the failure of the Merger to occur on or before such date. For purposes of this Agreement, the "Termination Date" shall mean (i) forty-five (45) calendar days after the SEC Effective Date, if the SEC Effective Date is on or before August 23, 2001, or (ii) August 24, 2001, if the SEC Effective Date is on or after August 24, 2001. For purposes of this Agreement, the "SEC Effective Date" shall mean the later of the dates on which (i) the Registration Statement is declared effective by the SEC, or the exemption from such registration contained in the Exemption Application is confirmed by the appropriate securities regulatory authority, or (ii) the SEC approves, for distribution to Parent Stockholders, Parent's definitive proxy materials relating to the issuance of the Parent Common Shares in connection with the Merger.

     (c) by either Parent or the Company, if there shall be any Order of a Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, however, that the provisions of this
  Section 8.01(c) shall not be available to any party whose failure to fulfill its obligations hereunder shall have been the cause of, or shall have resulted in, such Order;

     (d) by Parent in the event that the Company has breached any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.02 would not be satisfied, Parent has notified the Company of the breach and the breach has continued without cure for a period of 30 days after notice of the breach; or

     (e) by the Company in the event that Parent or Merger Sub has breached any representation, warranty, covenant or agreement (subject to the materiality threshold, if any, expressed in such representation, warranty, covenant or agreement) on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of the Parent and Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.03 would not be satisfied, the Company has notified Parent of the breach and the breach has continued without cure for a period of 30 days after notice of the breach.

   SECTION 8.02. Effect of Termination. Except as provided in Section 6.10 and
Section 10.02, in the event of termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub, the Company or the Shareholders' Representative or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease.

   SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Outstanding Share shall be converted upon consummation of the Merger. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

   SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                                INDEMNIFICATION

   SECTION 9.01. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Effective Time and shall continue until 5:00 p.m. on the date which is one year following the date of the Effective Time (the "Expiration Date"); provided, however that, the representations and warranties set forth in Sections 3.01, 3.03, 3.04, 3.17, 4.01 and 4.03 shall survive for the applicable statutes of limitations. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time by or on behalf of another party hereto. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

   SECTION 9.02. Indemnification By Shareholders. (a) Subject to the provisions of Section 9.02(b), after the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by the holders of Company Outstanding Shares as of immediately prior to the Effective Time (collectively, the "Company Holders"), severally and not jointly, for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, a "Loss"), arising out of or resulting from;

       (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality or as to material adverse effect (or similar qualifications) contained therein in determining the amount of any Loss) made by the Company in this Agreement; and

       (ii) the breach of any covenant or agreement made by the Company in this Agreement.

     (b) Notwithstanding anything to the contrary contained in this
  Agreement:

       (i) except with respect to claims based on fraud, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 9.02(a) that may be recovered from any Company Holder (other than Losses arising with respect to a breach of the representations and warranties set forth in Sections 3.03 and 3.04) shall be the amount equal to 5% of the value of the Total Merger Consideration to which such Company Holder is entitled pursuant to Section 2.01 of the Merger Agreement;

       (ii) no indemnification payment by the Company Holder with respect to any indemnifiable Loss otherwise payable and arising out of or resulting from the causes enumerated in Section 9.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $500,000 (the "Basket Amount"), after which time the Company Holder shall be liable only for indemnifiable Losses in excess of the Basket Amount;

       (iii) indemnification claims pursuant to Section 9.02(a) shall be satisfied, in accordance with the Escrow Agreement, solely out of the Parent Common Shares and Parent Notes held in the Escrow Account on behalf of such Company Holder, if any;

       (iv) the indemnification obligation of the Company Holders with respect to a breach of any representation or warranty, and the amount to be indemnified, shall be determined without regard to any materiality qualification set forth in such representation or warranty;

       (v) the amount of any indemnification to be paid under this Article IX shall be computed after giving effect to any tax benefits actually realized by Parent and any insurance proceeds actually received by Parent, after taking into account the tax consequences of the receipt of any indemnity payment hereunder; and

       (vi) the Company Holders shall have no liability for indemnification hereunder with respect to any claim arising from a change in Law or GAAP after the Effective Date having a retroactive effect.

   SECTION 9.03. Indemnification By Parent. (a) Subject to the provisions of
Section 9.03(b), after the Effective Time, the Company Holders and their respective affiliates, officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Parent for any and all Losses, arising out of or resulting from:

       (i) the breach of any representation or warranty (without giving effect to any qualification as to materiality or as to material adverse effect (or similar qualifications) contained therein in determining the amount of any Loss) made by the Parent or Merger Sub in this Agreement; and

       (ii) the breach of any covenant or agreement made by Parent in this Agreement.

     (b) Notwithstanding anything to the contrary contained in this
  Agreement:

       (i) except with respect to claims based on fraud and Parent's obligation to deliver the Total Merger Consideration pursuant to
    Section 2.02 of this Agreement, the maximum aggregate amount of indemnification Losses arising out of or resulting from the causes enumerated in Section 9.03(a) that may be recovered from Parent shall be five percent (5%) of the Total Merger Consideration;

       (ii) no indemnification payment by Parent with respect to any indemnifiable Loss otherwise payable and arising out of or resulting from the causes enumerated in Section 9.03(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than the Basket Amount, after which time Parent shall be liable only for indemnifiable Losses in excess of the Basket Amount;

       (iii) Parent's indemnification obligation with respect to a breach of any representation or warranty, and the amount to be indemnified, and shall be determined without regard to any materiality qualification set forth in such representation or warranty;

       (iv) the amount of any indemnification to be paid under this Article IX shall be computed after giving effect to any tax benefits actually realized by the Shareholders and any insurance proceeds actually received by the Company Holders, after taking into account the tax consequences of the receipt of any indemnity payment hereunder; and

       (v) Parent shall have no liability for indemnification hereunder with respect to any claim arising from a change in Law or GAAP after the Effective Date having a retroactive effect.

   SECTION 9.04. Indemnification Procedures. For purposes of this Section 9.04, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party that may be entitled to indemnification is referred to as the "Indemnified Party".

     (a) The obligations and liabilities of Indemnifying Parties under this
  Article IX with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this

  Article IX (the "Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

     (b) The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as are reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its affiliates is released in full in connection with such settlement.

   SECTION 9.05. Sole Remedy. After the Effective Time, the rights set forth in this Article IX and the Escrow Agreement shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement, in any schedule hereto, in any document or agreement to be executed and delivered pursuant to this Agreement or in any document or agreement executed and delivered in connection with the completion of the transaction contemplated hereby. Notwithstanding the foregoing, nothing herein shall prevent a party from bringing an action based upon allegations of fraud in connection with this agreement, any schedule hereto, any document or agreement to be executed and delivered pursuant to this agreement or any documents or agreement executed and delivered in connection with the completion of the transaction contemplated hereby. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

   SECTION 9.06. Shareholders' Representative. A committee consisting of a representative of U.S. Trust, a representative of Fidelity Investments, and Mark Wagner (the "Shareholders' Representative"), shall act as the representative of the Company Holders, and shall be authorized to act on behalf of the Company Holders and to take any and all actions required or permitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, with respect to any claims (including the settlement thereof) made by Parent or the Company Holders for indemnification pursuant to this Article IX of the Agreement and with respect to any actions to be taken by the Shareholders' Representative pursuant to the terms of the Escrow Agreement. Any notice of any Third Party Claim for which Parent is an Indemnified Party shall be deemed to have been delivered by Parent to the Company Holders pursuant to
Section 9.04(b) if validly delivered to the Shareholders' Representative. The Company Holders shall be bound by all actions taken by the Shareholders' Representative in its capacity thereof, except for any action that conflicts with the limitation set forth in the final sentence of this

Section 9.06. The Shareholders' Representative shall promptly, and in any event within ten business days, provide written notice to the Company Holders of any action taken on their behalf by the Shareholders' Representative pursuant to the authority delegated to the Shareholders' Representative under this Section
9.06. The Shareholders' Representative shall at all times act in his or her capacity as Shareholders' Representative in a manner that the Shareholders' Representative believes in good faith to be in the best interest of the Company Holders. Neither the Shareholders' Representative nor any of its directors, officers, agents or employees shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Shareholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Shareholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Shareholders' Representative shall not be required to exercise any discretion or take any action. Each Company Holder severally shall indemnify and hold harmless and shall reimburse the Shareholders' Representative from and against such Company Holder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Shareholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Shareholders' Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Shareholders' Representative's gross negligence, bad faith or willful misconduct (the "Shareholders' Representative Expenses"). Notwithstanding the foregoing, the Shareholders' Representative shall be entitled to reimbursement of the Shareholders' Representative Expenses from the Escrow Amount pursuant to the terms of the Escrow Agreement. In all matters relating to this Article IX, the Shareholders' Representative shall be the only party entitled to assert the rights of the Company Holders, and the Shareholders' Representative shall perform all of the obligations of the Company Holders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Shareholders' Representative.

                                   ARTICLE X

                               GENERAL PROVISIONS

   SECTION 10.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email (upon written confirmation of receipt) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):


   if to Parent or Merger Sub:

     Cardiac Science, Inc.
     16931 Millikan Avenue
     Irvine, California 92606
     Facsimile No.: (949) 951-7315
     Attention: Raymond Cohen, President

     with a copy to:

     Stradling, Yocca, Carlson & Rauth
     660 Newport Center Drive, Suite 1600
     Newport Beach, California 92660
     Facsimile No.: (949) 725-4100

     Attention: Shivbir S. Grewal, Esq.

   if to the Company:

     Survivalink Corporation
     5420 Feltl Road
     Minnetonka, Minnesota 55343
     Facsimile No.: (952) 939-2989
     Attention: John R. Brintnall, Chief Operating Officer

     with a copy to:

     Dorsey & Whitney, LLP
     220 South Sixth Street
     Minneapolis, Minnesota 55402
     Facsimile No.: (612) 340-8827
     Attention: Michael J. McDonnell, Esq.

   if to the Shareholders Representative:

     U.S. Trust


     114 West 47th Street


     New York, NY 10036


     Facsimile No.: (212) 852-3759


     Attention: David I. Fann









     with a copy to:

     Dorsey & Whitney, LLP
     220 South Sixth Street
     Minneapolis, Minnesota 55402
     Facsimile No.: (612) 340-8827
     Attention: Michael J. McDonnell, Esq.

   SECTION 10.02. Expenses. Except as otherwise expressly provided herein, each party shall bear its respective Expenses (as defined below) in connection with the negotiation and preparation of this Agreement and the documents related thereto and the consummation of the transaction contemplated by this Agreement. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

   SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the Merger and the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision are invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

   SECTION 10.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by merger, operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   SECTION 10.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

   SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

   SECTION 10.07. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 10.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 10.09. Entire Agreement. This Agreement, including the schedules and other agreements and documents delivered pursuant hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, including, without limitation, the Original Agreement. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                                   ARTICLE XI

                                  DEFINITIONS

   SECTION 11.01. Certain Definitions. For purposes of this Agreement, the term:

     (a) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

     (b) "business day" means any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in Minneapolis, Minnesota.

     (c) "Company Common Stock" means the Common Stock, $.01 par value per share, of the Company.

     (d) "Company Option(s)" means an option or warrant to purchase shares of Company Common Stock.

     (e) "Company Option Share(s)" means the share(s) of Company Common Stock issuable upon exercise of a Company Option.

     (f) "Company Outstanding Shares" means, collectively, as of the Effective Time, the outstanding shares of Company Common Stock, the outstanding shares of Company Preferred Stock and the Company Option Shares.

     (g) "Company Preferred Stock" means the Company Series A Stock and the Company Series B Stock.

     (h) "Company Series A Stock" means the Series A Convertible Preferred Stock, $.01 par value per share, of the Company.

     (i) "Company Series B Stock" means the Series B Convertible Preferred Stock, $.01 par value per share, of the Company.

     (j) "Company Shareholders" means the holders of Company Common Stock and Company Preferred Stock.

     (k) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     (l) "Environmental Laws" means any federal, state, local or foreign laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution or protection of the environment, health, safety or natural resources, all as in effect as of the date hereof.

     (m) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     (n) "Hazardous Substances" means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

     (o) "Intellectual Property" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

     (p) "knowledge" means, with respect to the Company, the actual knowledge of any executive officer of the Company after reasonable investigation and with respect to Parent or Merger Sub, the actual knowledge of any executive officer of Parent or Merger Sub after reasonable investigation, as the case may be.

     (q) "Material Adverse Effect" means, with respect to a party to this Agreement, any circumstance, event, occurrence, change or effect that is or is reasonably likely to be materially adverse to the business, operations, financial condition, assets or results of operations of such party taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) adverse changes arising from the announcement or pendency of the Merger (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees or any loss due to potential relocation of the Surviving Corporation); (ii) adverse changes generally affecting the industries in which such party participates, the economy of the United States as a whole or foreign economies in any locations where such party has material operations or sales, (iii) adverse changes arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (iv) adverse changes arising from or relating to the payment of amounts due to any officer or employee under employment agreements, employee benefit plans or other severance arrangements.

     (r) "Merger Consideration Per Common Share" means the amount equal to
  (i) the Total Merger Consideration plus the aggregate amount of the exercise price of the unexercised Company Options outstanding immediately prior to the Effective Time (excluding any Out-of-the-Money Company Options) less the Preferred Liquidation Amount, if any, divided by (ii) the total number of Company Outstanding Shares (including Dissenting Shares and excluding any outstanding shares of Company Preferred Stock and Out-of-the-Money Company Options), calculated on a fully-diluted basis, immediately prior to the Effective Time.


     (s) "Merger Consideration Per Option Share" means the Non-Stock Merger Consideration Per Option Share plus the Stock Merger Consideration Per Option Share.

     (t) "Merger Consideration Per Preferred Share" refers collectively to the Merger Consideration Per Series A Preferred Share and the Merger Consideration Per Series B Preferred Share.

     (u) "Merger Consideration Per Series A Preferred Share" means the amount equal to the greater of (i) $6.70, or (ii) the Merger Consideration Per Common Share multiplied by the number of Company Common Shares that such share of Series A Stock would be entitled to if such share of Series A Stock were converted into Company Common Shares immediately prior to the Effective Time.


     (v) "Merger Consideration Per Series B Preferred Share" means the amount equal to the greater of (i) $26.80, or (ii) the Merger Consideration Per Common Share multiplied by the number of Company Common Shares that such share of Series B Stock would be entitled to if such share of Series B Stock were converted into Company Common Shares immediately prior to the Effective Time.


     (w) "Merger Consideration Per Share" means, collectively, the Merger Consideration Per Common Share, the Merger Consideration Per Preferred Share and the Merger Consideration Per Option Share.

     (x) "Non-Stock Merger Consideration Per Common Share" means an amount equal to one-half the Merger Consideration Per Common Share, in cash and Parent Notes, allocated by percentage of dollar value as 28.926% to cash and 71.074% to Parent Notes. The Non-Stock Merger Consideration Per Common Share shall be subject to adjustment in the event of a Tax Free Reorganization Adjustment.


     (y) "Non-Stock Merger Consideration Per Option Share" means an amount equal to the Non-Stock Merger Consideration Per Common Share less (ii) one-half of the applicable exercise price per Company Option Share.

     (z) "Non-Stock Merger Consideration Per Preferred Share" means an amount equal to one-half of the Merger Consideration Per Preferred Share.

     (aa) "Non-Stock Merger Consideration Per Share" means, collectively, the Non-Stock Merger Consideration Per Common Share, the Non-Stock Merger Consideration Per Preferred Share and the Non-Stock Merger Consideration Per Option Share.

     (bb) "Out-of-the-Money Company Option(s)" means Company Option(s) that, because the exercise price of such Company Option is greater than the Merger Consideration Per Common Share, will not receive any portion of the Total Merger Consideration.


     (cc) "Parent Common Shares" means 18,150,000 of Parent Common Stock to be issued by Parent pursuant to this Agreement, which number shall be subject to adjustment in the event of a Tax Free Reorganization Adjustment.

     (dd) "Parent Common Stock" means the Parent's Common Stock, $0.001 par value per share.





       (B) "Parent Common Stock Price" means $2.00; provided however that, in the event that the average of the highest and lowest quoted trading price of Parent Common Stock on the Nasdaq National Market, as reported in the Wall Street Journal, on the date of the Effective Time is less than $2.00, the definitions for each of Non-Stock Merger Consideration, Stock Merger Consideration, Non-Stock Merger Consideration Per Common Share, Non-Stock Merger Consideration Per Option Share, Non-Stock Merger Consideration Per Preferred Share, Stock Merger Consideration Per Common Share, Stock Merger Consideration Per Option Share and Stock Merger Consideration Per Preferred Share shall be as set forth on
    Schedule 11.01 attached hereto (such an event is referred to herein as a "Tax Free Reorganization Adjustment.").



     (ff) "Parent Notes" shall mean senior secured promissory notes issued by Parent to the Company Shareholders (excluding holders of Dissenting Shares) as part of the Non-Stock Merger Consideration Per Share, each of which shall be in substantially the form attached hereto as Exhibit C.

     (gg) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     (hh) "Preferred Liquidation Amount" means the (i) the Merger Consideration Per Series A Preferred Share, multiplied by the number of shares of Series A Stock outstanding immediately prior to the Effective Time (specifically excluding any shares of Series A Stock converted into Company Common Stock in connection with the Merger), plus (ii) the Merger Consideration Per Series B Preferred Share, multiplied by the number of shares of Series B Stock outstanding immediately prior to the Effective Time (specifically excluding any shares of Series B Stock converted into Company Common Stock in connection with the Merger).


     (ii) "Stock Merger Consideration Per Common Share" means the number of shares of Parent Common Stock equal to (i) one-half of the Merger Consideration Per Common Share, divided by (ii) the Parent Common Stock Price.

     (jj) "Stock Merger Consideration Per Option Share" means [(i) the number of shares of Parent Common Stock equal to the Stock Merger Consideration Per Common Share less (ii) a number of shares of Parent Common Stock equal to one-half of the applicable exercise price per option share.]

     (kk) "Stock Merger Consideration Per Preferred Share" means the number of shares of Parent Common Stock equal to (i) one-half of the Merger Consideration Per Preferred Share, divided by (ii) the Parent Common Stock Price.

     (ll) "Total Merger Consideration" means $72,600,000.


                            (signature page follows)

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Second Amended and Restated Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                          CARDIAC SCIENCE, INC.

                                          By: /s/ Roderick De Greef

                                            -----------------------------------

                                          Name: Roderick De Greef

                                          Title: President

                                          CARDIAC SCIENCE ACQUISITION CORP.

                                          By: /s/ Roderick De Greef

                                            -----------------------------------

                                          Name: Roderick De Greef

                                          Title: President

                                          SURVIVALINK CORPORATION

                                          By: /s/ Mark Wagner
                                            -----------------------------------
                                          Name: Mark Wagner
                                          Title: Chief Executive Officer

                                                             SCHEDULE 11.01


                    TAX FREE REORGANIZATION ADJUSTMENT


1. In accordance with Section 11.01(dd), in the event that the average of the highest and lowest quoted trading price of Parent Common Stock on the Nasdaq National Market, as reported in the Wall Street Journal, on the date of the Effective Time (the "Closing Date Stock Price") is less than $2.00, the definitions for each of the Non-Stock Merger Consideration, the Stock Merger Consideration, the Non-Stock Merger Consideration Per Common Share, the Non-Stock Merger Consideration Per Option Share, the Non-Stock Merger Consideration Per Preferred Share, the Stock Merger Consideration Per Common Share, the Stock Merger Consideration Per Option Share and the Stock Merger Consideration Per Preferred Share shall be as set forth below and the definitions for the Cash Merger Consideration Per Common Share, the Notes Merger Consideration Per Common Share, the Cash Merger Consideration Per Option Share, the Notes Merger Consideration Per Option Share, the Cash Merger Consideration Per Preferred Share, the Notes Merger Consideration Per Preferred Share, the Applicable Cash Percentage and the Applicable Stock Percentage, as set forth below, shall be added to Section 11.01 of the Agreement.


  (a) "Non-Stock Merger Consideration" means the number equal to: (i) a fraction the numerator of which is: (A) Total Merger Consideration, and the denominator of which is: (B) one plus the ratio of $2.00 divided by the Closing Date Stock Price, less (ii) $2.00.


  (b) "Stock Merger Consideration" means the Total Merger Consideration less the Non-Stock Merger Consideration.


  (c) "Applicable Non-Stock Percentage" means the Non-Stock Merger Consideration divided by the Total Merger Consideration.


  (d) "Applicable Stock Percentage" means the Stock Merger Consideration divided by the Total Merger Consideration.


  (e) "Non-Stock Merger Consideration Per Common Share" means an amount equal to the Non-Stock Merger Consideration Per Common Share multiplied by the Applicable Non-Stock Percentage.


  (f) "Cash Merger Consideration Per Common Share" means an amount in cash equal to the Non-Stock Merger Consideration Per Common Share (as defined in the original agreement without the adjustment contained in this Schedule 11.01) multiplied by 0.28926.


  (g) "Notes Merger Consideration Per Common Share" means Non-Stock Merger Consideration Per Common Share (as adjusted herein) less the Cash Merger Consideration Per Common Share.


  (h) "Non-Stock Merger Consideration Per Option Share" means an amount equal to the Non-Stock Merger Consideration Per Common Share (as adjusted herein) less one-half of the applicable exercise price per share for such Company Option.


  (i) "Cash Merger Consideration Per Option Share" means an amount in cash equal to (i) the Cash Merger Consideration Per Common Share (as defined herein) less (ii) the applicable exercise price per share for such Company Option multiplied by 0.28926.


  (j) "Notes Merger Consideration Per Option Share" means Parent Notes with a principal amount equal to the Non-Stock Merger Consideration Per Option Share (as adjusted herein) less the Cash Merger Consideration Per Option Share.


  (k) "Non-Stock Merger Consideration Per Preferred Share" means an amount equal to the Non-Stock Merger Consideration Per Preferred Share multiplied by the Applicable Non-Stock Percentage.


  (l) "Cash Merger Consideration Per Preferred Share" means an amount in cash equal to the Non-Stock Merger Consideration Per Preferred Share (as defined in the original agreement without the adjustment contained in this Schedule 11.01) multiplied by 0.28926.

  (m) "Notes Merger Consideration Per Preferred Share" means Parent Notes with a principal amount equal to the Non-Stock Merger Consideration Per Preferred Share (as adjusted herein) less the Cash Merger Consideration Per Preferred Share.


  (n) "Stock Merger Consideration Per Common Share" means the number of Parent Common Shares equal to (i) the Merger Consideration Per Common Share multiplied by the Applicable Stock Percentage, divided by (ii) $2.00.


  (o) "Stock Merger Consideration Per Option Share" means the number of Parent Common Shares equal to (i) the Stock Merger Consideration Per Common Share less (ii) a number of Parent Common Shares equal to one-half of the applicable exercise price per share for such Company Option divided by $2.00.


  (p) "Stock Merger Consideration Per Preferred Share" means the number of Parent Common Shares equal to (i) the Merger Consideration Per Preferred Share multiplied by the Applicable Stock Percentage, divided by (ii) $2.00.


2. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that the Closing Date Stock Price is less than $2.00:


  (a) the total cash to be delivered by Parent under this Agreement shall equal $10,500,000;


  (b) the aggregate principal amount of the Parent Notes to be delivered by Parent under this Agreement shall equal the Non-Stock Merger Consideration less $10,500,000; and


  (c) the total number of Parent Common Shares to be delivered by Parent under this Agreement shall equal (i) the Stock Merger Consideration, divided by (ii) $2.00.


3. Example:


   Assumptions:


   Closing Date Stock Price = $1.75


   Calculations:


   Non-Stock Merger Consideration = (72,600,000/(1+(2.00/1.75))-2.00) =
$33,879,998.00


   Applicable Non-Stock Percentage = (33,879,998.00/72,600,000) = .4666667


   Stock Merger Consideration = $72,600,000-$33,879,998.00 = $38,720,002.00


   Applicable Stock Percentage = (38,720,002.00/72,600,000) = .5333333


   Total Parent Common Shares Issued = (38,720,002.00/2) = 19,360,001


4. Allocation at Certain Closing Date Stock Prices



     Stock Price at      No. of                                     Total
     Effective Time      Shares        Notes         Cash       Consideration
     --------------    ----------   -----------   -----------   -------------
      $1.75            19,360,001   $23,379,998   $10,500,000    $67,760,000
      $1.50            20,742,858   $20,614,284   $10,500,000    $62,228,571
      $1.25            22,338,463   $17,423,075   $10,500,000    $55,846,153
      $1.00            24,200,001   $13,699,998   $10,500,000    $48,399,999

                                                                         ANNEX B

                   OPINION OF WILLIAM BLAIR AND COMPANY, LLC

                    [LETTERHEAD OF WILLIAM BLAIR & COMPANY]



                                                             August 2, 2001


Board of Directors


Survivalink Corporation


5420 Feltl Road


Minnetonka, MN 55343


Ladies and Gentlemen:


   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common or preferred stock (collectively the "Stockholders") of Survivalink Corporation (the Company") of the $10.5 million in cash, $25.8 million in senior secured promissory notes and
18.15 million shares of CSI common stock (the "Merger Consideration") proposed to be paid to the Stockholders pursuant to the Second Amended and Restated Agreement and Plan of Merger dated as of August 3, 2001 (the "Merger Agreement") by and among Cardiac Science, Inc. ("CSI"), Cardiac Science Acquisition Corp., a wholly-owned subsidiary of CSI ("Merger Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Company will be merged into Merger Sub (the "Merger") and each share of preferred stock of the Company, common stock of the Company, and each option or warrant to purchase Company common stock will be converted into the right to receive a portion of the total Merger Consideration upon consummation of the Merger.


   In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the Merger Agreement; (b) certain audited historical financial statements of the Company for the six years ended December 31, 2000 and of CSI for the five years ended December 31, 2000; (c) the unaudited financial statements of the Company and of CSI for the 3 months ended March 31, 2001; (d) certain internal business, operating and financial information and forecasts of the Company and CSI (the "Forecasts"), prepared by the senior management of the Company and CSI, respectively; (e) information regarding the strategic, financial and operational benefits anticipated from the Merger prepared by the senior management of CSI; (f) the pro forma impact of the Merger on the earnings of CSI based on certain pro forma financial information prepared by the senior management of CSI; (g) information regarding the amount and timing of cost savings and related expenses and synergies which senior management of the Company and CSI expect will result from the Merger (the "Expected Synergies"); (h) information regarding publicly available financial terms of certain recently-completed transactions in the medical technology industry; (i) current and historical market prices and trading volumes of the common stock of CSI; and (j) certain other publicly available information on the Company and CSI. We have also held discussions with members of the senior management of the Company and CSI to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.


   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company or CSI. We have been advised by the senior management of the Company and CSI that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company and CSI, as the case may be. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have further assumed, with your consent, that the Merger will be accounted for as a tax-free reorganization for U.S. federal income tax purposes. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.


   William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of CSI for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.


   We are expressing no opinion herein as to the price at which the common stock of CSI will trade at any future time or as to the effect of the Merger on the trading price of the common or preferred stock of the Company or the common stock of CSI. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of CSI by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or of CSI or in the market, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.


   Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Company of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger.


   Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders.


                                          Very truly yours,


                                           /s/


                                          _________________________________


                                          WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX C

                       SECTIONS 302A.471 AND 302A.473 OF
                     THE MINNESOTA BUSINESS CORPORATION ACT
                          DISSENTERS' APPRAISAL RIGHTS

302A.471. Rights of dissenting shareholders

   Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not cancelled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

   Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

   Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

    (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

    (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph
  (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                         ANNEX D

         PROPOSED AMENDMENT TO SURVIVALINK'S ARTICLES OF INCORPORATION

   The first sentence of the Amended and Restated certificate of Designation of Series B Convertible Preferred Stock and Series A Convertible Preferred Stock is hereby replaced in its entirety with the following:

   There shall initially be two series of Preferred Stock of the Company. 3,780,099 shares shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") and 773,728 shares shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock" and collectively with the Series A Preferred Stock, the "Preferred Stock").

                                                                    ANNEX E


                [LETTERHEAD OF SUNTRUST ROBINSON HUMPHREY]


August 3, 2001


Mr. Roderick De Greef


Chief Financial Officer


Cardiac Science


16931 Millikan Avenue


Irvine, CA 92606


Dear Mr. De Greef:


   We understand that Cardiac Science, Inc. ("Cardiac" or the "Company") is considering a proposed acquisition of Survivalink Corporation ("Survivalink") by means of a forward triangular merger in which Survivalink will merge into a new wholly-owned subsidiary of the Company, Cardiac Science Acquisition Corp. We understand that pursuant to this merger (the "Proposed Transaction"), the Survivalink shareholders will receive total consideration of $72.6 million. The $72.6 million purchase price will be paid as $10.5 million in cash, $25.8 million in senior secured promissory notes issued by Cardiac, and $36.3 million worth of Cardiac common stock. Furthermore, we understand that the merger will be structured as a tax-free reorganization and accounted for as a purchase. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement dated as of August 3, 2001 (the "Agreement").


   We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's common stockholders of the aggregate purchase price to be paid to Survivalink.


   In arriving at our opinion, we have, among other things:


  1. Reviewed the Merger Agreement;


  2. Reviewed certain publicly available information concerning Cardiac and Survivalink which SunTrust Robinson Humphrey believed to be relevant to its analysis;


  3. Reviewed certain historical and projected financial and operating data concerning Cardiac furnished to SunTrust Robinson Humphrey by Cardiac and certain historical and projected financial and operating data concerning Survivalink furnished to SunTrust Robinson Humphrey by Cardiac and Survivalink;


  4. Conducted discussions with members of management of Cardiac and Survivalink concerning their respective businesses, operations, present conditions and prospects;


  5. Reviewed the trading histories of the common stock of Cardiac;


  6. Reviewed the historical market prices and trading activity for the common stock of Cardiac and compared them with those of selected publicly traded companies which SunTrust Robinson Humphrey deemed relevant;


  7. Compared the historical financial results and present financial condition of Cardiac and Survivalink with those of selected publicly traded companies which SunTrust Robinson Humphrey deemed relevant;


  8. Reviewed the financial terms, to the extent publicly available, of selected comparable merger and acquisition transactions which SunTrust Robinson Humphrey deemed relevant;


  9. Performed certain financial analyses with respect to Cardiac's and Survivalink's projected future operating performance;

  10. Considered the restrictions on the Cardiac common stock to be received by Survivalink shareholders as part of the merger consideration, as outlined in the Shareholders Agreement;


  11. Reviewed other financial statistics and undertook other analyses and investigations and took into account those other matters as SunTrust Robinson Humphrey deemed appropriate.


   We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts of the Company and Survivalink, including estimates of the cost savings and other potential synergies anticipated to result from the Proposed Transaction, we have assumed that such forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's and Survivalink's respective management as to future financial performance. In arriving at our opinion, we conducted only a limited physical inspection of the properties and facilities of the Company and Survivalink. We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Survivalink. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.


   The Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.


   Based upon and subject to the foregoing, we are of the opinion as of the date hereof, that the aggregate purchase price to be paid to Survivalink in the Proposed Transaction is fair from a financial point of view to the common stockholders of the Company.


   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.


                                 Very truly yours,


                                 SUNTRUST ROBINSON HUMPHREY CAPITAL MARKETS


                                 A DIVISION OF SUNTRUST CAPITAL MARKETS, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against the expenses, including attorneys' fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person's conduct was unlawful), except that, if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

   As permitted by Section 102 of the DGCL, the registrant's Restated Certificate of Incorporation provides that no director shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breaches of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

   Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or who was serving at the request of the corporation in such position at another entity) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL. All of the directors and officers of the registrant are covered by insurance policies maintained and held in effect by the registrant against liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

 Exhibit
 Number                               Description
 -------                              -----------

  2.1*   Agreement and Plan of Merger, dated June 22, 2000, between Cardiac
         Science, Inc., Cardiac Acquisition Corp., and Cadent Medical
         Corporation (incorporated by reference to Form 8-K dated July 1,
         2000).

  2.2* Press Release, dated January 10, 2001, announcing tender offer to acquire outstanding shares of Artema Medical AB (incorporated by reference to Form 8-K dated March 27, 2001).

  2.3* Agreement and Plan of Merger, dated as of February 14, 2001, by and among the registrant, Cardiac Science Acquisition Corp. and Survivalink Corporation incorporated by reference to registrants
         Current Report on Form 8-K dated March 23, 2001).

  2.4    First Amended and Restated Agreement and Plan of Merger dated as of
         June 5, 2001, by and among Cardiac Science, Inc., a Delaware
         Corporation, Cardiac Science Acquisition Corp., a Minnesota
         Corporation and a wholly-owned subsidiary of Cardiac Science, and Survivalink Corporation, a Minnesota Corporation (filed as Annex A to the proxy statement/prospectus forming a part of this Registration
         Statement on Form S-4).

 Exhibit
 Number                                Description
 -------                               -----------
  3.1*   Certificate of Incorporation, as amended (incorporated by reference to
         Exhibits 3.1 and 3.2 to the registrant's Application for Registration on Form 10 dated October 2, 1991).

  3.2* Bylaws (incorporated by reference to Exhibits 3.1 and 3.2 to the registrant's Application for Registration on Form 10 dated October 2,
         1991).

  4.1 Form of Indenture to be entered into by and between Cardiac Science, Inc. and BNY Western Trust Company.

  4.2    Form of Senior Secured Promissory Note.

  4.3*   Form of Common Stock Certificate (incorporated by reference to
         Exhibits 3.1 and 3.2 to the registrant's Application for Registration on Form 10 dated October 2, 1991).

  4.4*   Form of Warrant Certificates of A.R. Baron, Breslow & Walker, Howard
         K. Cooper, J. Donald Hill, Fran Daniels and Medstone, Inc.
         (incorporated by reference to Exhibit 4.1 to the registrant's Form 10-
         K405 for the year ended December 31, 1993).

  4.5*   Form of Warrant Certificate held by various foreign investors
         (incorporated by reference to Exhibit 4.2 to Form S-1 dated February
         4, 2000).

  5.1    Form of Legality Opinion.

  8.1    Tax Opinion of Dorsey & Whitney LLP

 10.1*   1997 Stock Option/Stock Issuance Plan (Incorporated by reference to
         Definitive Proxy Statement for the Annual Meeting of Stockholders held on May 12, 1998).

 10.2* Employment Agreement, dated December 31, 2000 between Cardiac Science and Raymond Cohen (incorporated by reference to Exhibit 10.2 to the registrant's Annual Report on Form 10-K405 for the period ended
         December 31, 2000).

 10.3* Employment Agreement, dated September 14, 1998 between Cardiac Science and Michael Gioffredi (incorporated by reference to Exhibit 10.5 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.4*   Employment Agreement, dated July 1, 1998 between Cardiac Science and
         Dongping Lin (incorporated by reference to Exhibit 10.7 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.5*   Employment Agreement, dated May 1, 1998 between Cardiac Science and
         Jeffery Blanton (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.6*   Employment Agreement, dated May 1, 1998 between Cardiac Science and
         Brett L. Scott (incorporated by reference to Exhibit 10.9 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.7*   Employment Agreement, dated April 27, 2000 between Cardiac Science and
         Prabodh Mathur (incorporated by reference to Exhibit 10.7 to the registrant's Annual Report on Form 10-K405 for the period ended
         December 31, 2000).

 10.8* Employment Agreement, dated November 15, 2000 between Cardiac Science and Guy Sohie (incorporated by reference to Exhibit 10.8 to the registrant's Annual Report on Form 10-K405 for the period ended
         December 31, 2000).

 10.9*   Development and Manufacturing Agreement with Zevex, Inc. dated August
         21, 1998 (incorporated by reference to Exhibit 10.11 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 Exhibit
 Number                                Description
 -------                               -----------

 10.10*  Agreement for Purchase and Sale of Assets between Innovative Physician
         Services, Inc. (DBA Diagnostic Monitoring), and Biosensor Corporation, dated December 31, (1998) (incorporated by reference to Exhibit 10.12 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1998).

 10.11*+ Distribution and License Agreement with Medtronic Physio-Control
         Corporation dated December 2, 1998 (incorporated by reference to
         Exhibit 10.13 to the registrant's Annual Report on Form 10-KSB for the period ended December 31, 1998).

 10.12* Addendum and Modification to the Distribution and License Agreement and License Agreement, dated the 2nd day of December, 1998 by and between Medtronic Physio-Control Corporation and Cardiac Science, Inc.
         (incorporated by reference to Exhibit 10.14 to the registrant's
         Quarterly Report on Form 10-QSB for the period ended June 30, 1999).

 10.13*  Facility lease dated September 9, 1999 for 16931 Millikan Avenue,
         Irvine, California (incorporated by reference to Exhibit 10.15 to the registrant's Quarterly Report on Form 10-QSB for the period ended
         September 30, 1999).

 10.14*+ Data Critical Corporation Technology Integration and Distribution
         Letter Agreement dated March 17, 2000 (incorporated by reference to
         Exhibit 4.3 to Form S-1 dated February 4, 2000).

 10.15*  Assignment of Patent dated July 1, 2000 by Lindell Bradley, M.D. and
         Thang-Quang Nguyen in favor of Cardiac Science, Inc. (incorporated by reference to Exhibit 10.1 to the registrant's Quarterly Report on Form
         10-Q for the period ended September 30, 2000).

 10.16*  Patent Acquisition agreement dated July 1, 2000 by and among Lindell
         Bradley, M.D. and Thang-Quang Nguyen together with Cardiac Science,
         Inc. (incorporated by reference to Exhibit 10.2 to the registrant's
         Quarterly Report on Form 10-Q for the period ended September 30,
         2000).

 10.17   Form of Shareholders' Agreement

 10.18   Form of Escrow Agreement

 12      Ratio of earnings to fixed charges.

 21* Subsidiaries of registrant (incorporated by reference to Exhibit 21 to the registrant's Annual Report on Form 10-K for the period ended
         December 31, 2000).

 23.1    Consent of William Blair and Company, LLC.

 23.2    Consent of SunTrust Robinson Humphrey.

 23.3    Consent of PricewaterhouseCoopers LLP regarding Cardiac Science, Inc.

 23.4    Consent of PricewaterhouseCoopers LLP regarding Cadent Medical
         Corporation.

 23.5    Consent of Ernst & Young LLP.

 23.6    Consent of KPMG Bohlins AB.

 23.7    Consent of Dorsey & Whitney LLP (Included in Exhibit 8.1).

 25.1*** Form of T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of BNY Western Trust Company

 99.1*   Development and License Agreement with HeartSine Technologies, Inc.
         dated December 6, 1999 (incorporated by reference to Exhibit 99.1 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1999).

 99.2* HeartSine Technologies, Inc. Promissory Note and Security Agreement dated October 1, 1999 (incorporated by reference to Exhibit 99.2 to the registrant's Annual Report on Form 10-KSB for the period ended
         December 31, 1999).

 99.3*   Bridge Financing Agreement, dated March 29, 2001, by and between
         Inovise Medical, Inc. and Cardiac Science, Inc. (incorporated by reference to Exhibit 99.3 to the Company's Form 10-K/A for the year ended December 31, 2000).

 Exhibit
 Number                                Description
 -------                               -----------
 99.4*   Secured Convertible Promissory Note, dated March 29, 2001, by and between Inovise Medical, Inc. and Cardiac Science, Inc. (incorporated by reference to Exhibit 99.4 to the Company's Form 10-K/A for the year ended December 31, 2000).

 99.5*   Security Agreement, dated March 29, 2001, by and between Inovise
         Medical Inc. and Cardiac Science, Inc. (incorporated by reference to
         Exhibit 99.5 to the Company's Form 10-K/A for the year ended December
         31, 2000).

 99.6    Form of Proxy Card of Survivalink.

--------
*    Incorporated herein by reference.
** The registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.
***  To be filed by pre-effective amendment.
+ Portions have been omitted pursuant to a request for confidential treatment.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

   (h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on August 3, 2001.


                                          Cardiac Science, Inc.

                                                  /s/ Raymond W. Cohen
                                          By: _________________________________
                                                      Raymond W. Cohen
                                                President & Chief Executive
                                                          Officer

                                                 /s/ Roderick de Greef
                                          By: _________________________________
                                                     Roderick de Greef
                                                 Chief Financial Officer &
                                                         Secretary
                                                  (Principal Financial and
                                                    Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                          Title                       Date
            ---------                          -----                       ----

    /s/ Raymond W. Cohen                     Director                 August 3, 2001
_________________________________
        Raymond W. Cohen

        /s/ Peter Crosby                     Director                 August 3, 2001
_________________________________
           Peter Crosby

        /s/ Howard Evers                     Director                 August 3, 2001
_________________________________
           Howard Evers

         /s/ Brian Dovey                     Director                 August 3, 2001
_________________________________
           Brian Dovey